EXHIBIT 99.1
Financial Statements and Supplementary Data.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Icahn Enterprises L.P.

We have audited the accompanying supplemental combined balance sheets of Icahn Enterprises L.P. (a Delaware limited partnership) and subsidiaries (collectively, the “Partnership”) as of December 31, 2012 and 2011, and the related supplemental combined statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of CVR Energy, Inc., a subsidiary, which statements reflect total assets of $3.6 billion of the total combined assets as of December 31, 2012, and total revenues of $5.7 billion for the period from May 5, 2012 to December 31, 2012, of the total combined revenues for the year ended December 31, 2012. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for CVR Energy, Inc., is based solely on the report of other auditors. We also did not audit the consolidated financial statements of Federal-Mogul Corporation, a subsidiary, which statements reflect total assets of $7.0 billion, of the total combined assets as of December 31, 2011, and total revenues of $6.9 billion and $6.2 billion, respectively, of combined total revenues for the years ended December 31, 2011 and 2010. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Federal-Mogul Corporation, is based solely on the report of the other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, based on our audits and the reports of the other auditors, the supplemental combined financial statements referred to above present fairly, in all material respects, the financial position of Icahn Enterprises L.P. and subsidiaries as of December 31, 2012 and 2011, and the supplemental combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, which insofar as it relates to CVR Energy Inc. and Federal-Mogul Corporation is based on the reports of other auditors, when considered in relation to the basic supplemental combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 1, the accompanying supplemental combined financial statements have been adjusted to reflect the acquisition of entities under common control, which have been accounted for in a manner similar to a pooling-of-interests.

/s/Grant Thornton LLP

New York, New York
September 25, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Icahn Enterprises Holdings L.P.

We have audited the accompanying supplemental combined balance sheets of Icahn Enterprises Holdings L.P. (a Delaware limited partnership) and subsidiaries (collectively, the “Partnership”) as of December 31, 2012 and 2011, and the related supplemental combined statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of CVR Energy, Inc., a subsidiary, which statements reflect total assets of $3.6 billion of the total combined assets as of December 31, 2012, and total revenues of $5.7 billion for the period from May 5, 2012 to December 31, 2012, of the total combined revenues for the year ended December 31, 2012. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for CVR Energy, Inc., is based solely on the report of other auditors. We also did not audit the consolidated financial statements of Federal-Mogul Corporation, a subsidiary, which statements reflect total assets of $7.0 billion, of the total combined assets as of December 31, 2011, and total revenues of $6.9 billion and $6.2 billion, respectively, of combined total revenues for the years ended December 31, 2011 and 2010. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Federal-Mogul Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the supplemental combined financial statements referred to above present fairly, in all material respects, the financial position of Icahn Enterprises Holdings L.P. and subsidiaries as of December 31, 2012 and 2011, and the supplemental combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, which insofar as it relates to CVR Energy Inc. and Federal-Mogul Corporation is based on the reports of other auditors, when considered in relation to the basic supplemental combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1, the accompanying supplemental combined financial statements have been adjusted to reflect the acquisition of entities under common control, which have been accounted for in a manner similar to a pooling-of-interests.

/s/Grant Thornton LLP

New York, New York
September 25, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CVR Energy, Inc.:

We have audited the consolidated balance sheet of CVR Energy, Inc. and subsidiaries (the Company) as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the period from May 5, 2012 to December 31, 2012 (not presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CVR Energy, Inc. and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the period from May 5, 2012 to December 31, 2012, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2013 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/KPMG LLP

Houston, Texas
March 14, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Federal-Mogul Corporation

We have audited the accompanying consolidated balance sheet of Federal-Mogul Corporation (the Company) as of December 31, 2011, and the related consolidated statements of operations, comprehensive (loss) income, shareholders' equity, and cash flows for the years ended December 31, 2011 and 2010 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal-Mogul Corporation at December 31, 2011, and the consolidated results of their operations and their cash flows for the years ended December 31, 2011 and 2010, in conformity with U.S. generally accepted accounting principles.

/s/Ernst & Young LLP

Detroit, Michigan
February 28, 2012
except for Notes 2, 3 and 10 as to which the date is February 27, 2013, Note 7 as to which the date is April 26, 2013 and Notes 4, 5, 20 and 23 as to which the date is July 22, 2013

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

  SUPPLEMENTAL COMBINED BALANCE SHEETS
 (In millions, except unit amounts)

	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$3,108	$2,328
Cash held at consolidated affiliated partnerships and restricted cash	1,436	4,999
Investments	5,491	8,938
Accounts receivable, net	1,854	1,437
Due from brokers	94	30
Inventories, net	1,955	1,344
Property, plant and equipment, net	7,661	4,657
Goodwill	2,082	1,127
Intangible assets, net	1,206	899
Other assets	1,045	780
Total Assets	$25,932	$26,539
LIABILITIES AND EQUITY
Accounts payable	$1,388	$974
Accrued expenses and other liabilities	1,499	1,320
Deferred tax liability	1,335	556
Securities sold, not yet purchased, at fair value	533	4,476
Due to brokers	—	2,171
Post-employment benefit liability	1,488	1,340
Debt	9,873	7,831
Total liabilities	16,116	18,668

Commitments and contingencies (Note 19)

Equity:
Limited partners: Depositary units: 104,850,813 units issued and outstanding at December 31, 2012 (including 621,064 units issued as a unit distribution on November 30, 2012, 627,651 units issued as a unit distribution on August 31, 2012, 532,190 units issued as a unit distribution on May 31, 2012 and 619,585 units issued as a unit distribution on March 30, 2012) and 86,708,914 units issued and 85,571,714 units outstanding at December 31, 2011	4,913	4,038
General partner	(244)	(271)
Treasury units at cost: 1,137,200 depositary units at December 31, 2011	—	(12)
Equity attributable to Icahn Enterprises	4,669	3,755
Equity attributable to non-controlling interests	5,147	4,116
Total equity	9,816	7,871
Total Liabilities and Equity	$25,932	$26,539

See notes to supplemental combined financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

  SUPPLEMENTAL COMBINED STATEMENTS OF OPERATIONS
 (In millions, except per unit amounts)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Net sales	$14,574	$9,127	$7,822
Other revenues from operations	951	933	394
Net gain from investment activities	343	1,905	814
Interest and dividend income	103	126	200
Other loss, net	(175)	(72)	(60)
	15,796	12,019	9,170
Expenses:
Cost of goods sold	12,606	7,871	6,683
Other expenses from operations	502	505	221
Selling, general and administrative	1,275	1,237	1,007
Restructuring	31	11	16
Impairment	129	71	12
Interest expense	572	490	445
	15,115	10,185	8,384
Income before income tax benefit (expense)	681	1,834	786
Income tax benefit (expense)	81	(34)	(10)
Income from continuing operations	762	1,800	776
Loss from discontinued operations	—	—	(1)
Net income	762	1,800	775
Less: net income attributable to non-controlling interests	(366)	(1,050)	(576)
Net income attributable to Icahn Enterprises	$396	$750	$199

Net income attributable to Icahn Enterprises allocable to:
Limited partners	$379	$735	$195
General partner	17	15	4
	$396	$750	$199
Basic income (loss) per LP unit:
Continuing operations	$3.75	$8.35	$2.28
Discontinued operations	0.00	0.00	(0.01)
	$3.75	$8.35	$2.27
Basic weighted average LP units outstanding	101	88	86
Diluted income (loss) per LP unit:
Continuing operations	$3.75	$8.15	$2.27
Discontinued operations	0.00	0.00	(0.01)
	$3.75	$8.15	$2.26
Diluted weighted average LP units outstanding	101	93	87
Cash distributions declared per LP unit	$0.40	$0.55	$1.00
See notes to supplemental combined financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

  SUPPLEMENTAL COMBINED STATEMENTS OF COMPREHENSIVE INCOME
 (In millions)

	Year Ended December 31,
	2012	2011	2010

Net income	$762	$1,800	$775
Other comprehensive (loss) income, net of tax:
Post-employment benefits	(224)	(132)	62
Hedge instruments	46	1	(13)
Translation adjustments and other	51	(127)	11
Other comprehensive (loss) income, net of tax	(127)	(258)	60
Comprehensive income	635	1,542	835
Less: Comprehensive income attributable to non-controlling interests	(337)	(983)	(590)
Comprehensive income attributable to Icahn Enterprises	$298	$559	$245

Comprehensive income attributable to Icahn Enterprises allocable to:
Limited partners	$283	$548	$240
General partner	15	11	5
	$298	$559	$245

Accumulated other comprehensive loss was $982 million and $855 million at December 31, 2012 and 2011, respectively.

See notes to supplemental combined financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
SUPPLEMENTAL COMBINED STATEMENT OF CHANGES IN EQUITY
(In millions, except units)

	Equity Attributable to Icahn Enterprises
			Held in Treasury
	General Partner's (Deficit) Equity	Limited Partners' Equity	Amount	Units	Total Partners' Equity	Non-controlling Interests	Total Equity
Balance, December 31, 2009	$18	$2,828	$(12)	$1,137,200	$2,834	$4,373	$7,207
Net income	4	195	—	—	199	576	775
Other comprehensive income	1	45	—	—	46	14	60
Partnership contributions	6	—	—	—	6	—	6
Partnership distributions	(2)	(83)	—	—	(85)	—	(85)
Tropicana acquisition	—	—	—	—	—	237	237
ARI and Viskase acquisitions	(310)	310	—	—	—	—	—
LP unit issuance to settle preferred LP unit redemptions	—	138	—	—	138	—	138
Investment segment distributions	—	—	—	—	—	(803)	(803)
Investment segment contributions	—	—	—	—	—	430	430
Dividends paid to non-controlling interests in subsidiary	—	—	—	—	—	(83)	(83)
Changes in subsidiary equity and other	1	44	—	—	45	4	49
Balance, December 31, 2010	(282)	3,477	(12)	1,137,200	3,183	4,748	7,931
Net income	15	735	—	—	750	1,050	1,800
Other comprehensive income	(4)	(187)	—	—	(191)	(67)	(258)
Partnership distributions	(1)	(47)	—	—	(48)	—	(48)
Investment segment distributions	—	—	—	—	—	(1,818)	(1,818)
Investment segment contributions	—	—	—	—	—	250	250
Dividends paid to non-controlling interests in subsidiary	—	—	—	—	—	(35)	(35)
Changes in subsidiary equity and other	1	60	—	—	61	(12)	49
Balance, December 31, 2011	(271)	4,038	(12)	1,137,200	3,755	4,116	7,871
Net income	17	379	—	—	396	366	762
Other comprehensive loss	(2)	(96)	—	—	(98)	(29)	(127)
Cancellation of treasury units	—	(12)	12	(1,137,200)	—	—	—
Partnership contributions	13	500	—	—	513	—	513
Partnership distributions	(1)	(40)	—	—	(41)	—	(41)
Investment segment distributions	—	—	—	—	—	(79)	(79)
Dividends paid to non-controlling interests in subsidiary	—	—	—	—	—	(30)	(30)
Acquisition of CVR	—	135	—	—	135	849	984
Changes in subsidiary equity and other	—	9	—	—	9	(46)	(37)
Balance, December 31, 2012	$(244)	$4,913	$—	$—	$4,669	$5,147	$9,816

See notes to supplemental combined financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$762	$1,800	$775
Adjustments to reconcile net income to net cash provided by operating activities:
Net gain from securities transactions	(1,488)	(1,927)	(814)
Purchases of securities	(2,592)	(4,931)	(4,043)
Proceeds from sales of securities	7,167	5,373	2,895
Purchases to cover securities sold, not yet purchased	(5,160)	(5,529)	(3,018)
Proceeds from securities sold, not yet purchased	1,307	8,934	1,810
Changes in receivables and payables relating to securities transactions	(2,238)	927	918
Depreciation and amortization	635	508	522
Impairment	129	71	12
Deferred taxes	(297)	(8)	(51)
Other, net	16	(26)	(16)
Changes in operating assets and liabilities:
Changes in cash held at consolidated affiliated partnerships and restricted cash	3,560	(2,805)	1,180
Accounts receivable, net	(193)	(148)	(184)
Inventories, net	32	(190)	(75)
Other assets	1	(47)	(52)
Accounts payable	(151)	122	141
Accrued expenses and other liabilities	117	(42)	131
Net cash provided by operating activities	1,607	2,082	131
Cash flows from investing activities:
Capital expenditures	(936)	(494)	(505)
Acquisitions of businesses, net of cash acquired	(1,361)	(142)	116
Proceeds from sale of investments	202	154	4
Purchases of investments	(250)	(150)	—
Decrease in notes due from affiliate	—	12	83
Other, net	23	13	27
Net cash used in investing activities	(2,322)	(607)	(275)
Cash flows from financing activities:
Investment segment distributions	(17)	(2,164)	(566)
Investment segment contributions	—	250	419
Partnership contributions	513	—	6
Partnership distributions	(41)	(48)	(85)
Distributions to non-controlling interests in subsidiaries	(68)	(55)	(83)
Proceeds from issuance of senior unsecured notes	1,030	—	2,499
Proceeds from other borrowings	1,076	636	132
Repayments of borrowings	(996)	(745)	(1,448)
Other, net	(17)	11	(9)
Net cash provided by (used in) financing activities	1,480	(2,115)	865
Effect of exchange rate changes on cash and cash equivalents	15	(22)	(6)
Net increase (decrease) in cash and cash equivalents	780	(662)	715
Net change in cash of assets held for sale	—	2	—
Cash and cash equivalents, beginning of period	2,328	2,988	2,273

Cash and cash equivalents, end of period	$3,108	$2,328	$2,988
Supplemental information:
Cash payments for interest, net of amounts capitalized	$501	$445	$347
Net cash payments for income taxes	$236	$59	$35
Net unrealized (loss) gain on available-for-sale securities	$(1)	$5	$—
Acquisition of non-controlling interest in CVR	$135	$—	$—
Investment in precious metals	$—	$150	$—
Redemptions payable to non-controlling interests	$—	$—	$346
Fair value investment in Tropicana prior to acquisition of controlling interest	$—	$—	$251
LP unit issuance to purchase majority interests in ARI and Viskase	$—	$—	$310
LP unit issuance to settle preferred LP unit redemptions	$—	$—	$138

See notes to supplemental combined financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

  SUPPLEMENTAL COMBINED BALANCE SHEETS
 (In millions)

	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$3,108	$2,328
Cash held at consolidated affiliated partnerships and restricted cash	1,436	4,999
Investments	5,491	8,938
Accounts receivable, net	1,854	1,437
Due from brokers	94	30
Inventories, net	1,955	1,344
Property, plant and equipment, net	7,661	4,657
Goodwill	2,082	1,127
Intangible assets, net	1,206	899
Other assets	1,059	791
Total Assets	$25,946	$26,550
LIABILITIES AND EQUITY
Accounts payable	$1,388	$974
Accrued expenses and other liabilities	1,499	1,320
Deferred tax liability	1,335	556
Securities sold, not yet purchased, at fair value	533	4,476
Due to brokers	—	2,171
Post-employment benefit liability	1,488	1,340
Debt	9,865	7,821
Total liabilities	16,108	18,658

Commitments and contingencies (Note 19)

Equity:
Limited partner	4,984	4,087
General partner	(293)	(311)
Equity attributable to Icahn Enterprises Holdings	4,691	3,776
Equity attributable to non-controlling interests	5,147	4,116
Total equity	9,838	7,892
Total Liabilities and Equity	$25,946	$26,550

See notes to supplemental combined financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

  SUPPLEMENTAL COMBINED STATEMENTS OF OPERATIONS
 (In millions)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Net sales	$14,574	$9,127	$7,822
Other revenues from operations	951	933	394
Net gain from investment activities	343	1,905	814
Interest and dividend income	103	126	200
Other loss, net	(175)	(72)	(59)
	15,796	12,019	9,171
Expenses:
Cost of goods sold	12,606	7,871	6,683
Other expenses from operations	502	505	221
Selling, general and administrative	1,275	1,237	1,007
Restructuring	31	11	16
Impairment	129	71	12
Interest expense	571	489	443
	15,114	10,184	8,382
Income before income tax benefit (expense)	682	1,835	789
Income tax benefit (expense)	81	(34)	(10)
Income from continuing operations	763	1,801	779
Loss from discontinued operations	—	—	(1)
Net income	763	1,801	778
Less: net income attributable to non-controlling interests	(366)	(1,050)	(576)
Net income attributable to Icahn Enterprises Holdings	$397	$751	$202

Net income attributable to Icahn Enterprises Holdings allocable to:
Limited partner	$384	$743	$200
General partner	13	8	2
	$397	$751	$202

See notes to supplemental combined financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

  SUPPLEMENTAL COMBINED STATEMENTS OF COMPREHENSIVE INCOME
 (In millions)

	Year Ended December 31,
	2012	2011	2010

Net income	$763	$1,801	$778
Other comprehensive (loss) income, net of tax:
Post-employment benefits	(224)	(132)	62
Hedge instruments	46	1	(13)
Translation adjustments and other	51	(127)	11
Other comprehensive (loss) income, net of tax	(127)	(258)	60
Comprehensive income	636	1,543	838
Less: Comprehensive income attributable to non-controlling interests	(337)	(983)	(590)
Comprehensive income attributable to Icahn Enterprises Holdings	$299	$560	$248

Comprehensive income attributable to Icahn Enterprises Holdings allocable to:
Limited partner	$287	$554	$246
General partner	12	6	2
	$299	$560	$248

Accumulated other comprehensive loss was $982 million and $855 million at December 31, 2012 and 2011, respectively.

See notes to supplemental combined financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES
  SUPPLEMENTAL COMBINED STATEMENT OF CHANGES IN EQUITY
(In millions)

	Equity Attributable to Icahn Enterprises Holdings
	General Partner's Equity (Deficit)	Limited Partner's Equity	Total Partners' Equity	Non-controlling Interests	Total Equity
Balance, December 31, 2009	$(12)	$3,001	$2,989	$4,373	$7,362
Net income	2	200	202	576	778
Other Comprehensive income	—	46	46	14	60
Partnership distributions	(1)	(84)	(85)	—	(85)
Partnership contributions	3	—	3	—	3
Tropicana acquisition	—	—	—	237	237
ARI and Viskase acquisitions	(310)	313	3	—	3
Investment segment distributions	—	—	—	(803)	(803)
Investment segment contributions	—	—	—	430	430
Dividends paid to non-controlling interests in subsidiary	—	—	—	(83)	(83)
Changes in subsidiary equity and other	—	45	45	4	49
Balance, December 31, 2010	(318)	3,521	3,203	4,748	7,951
Net income	8	743	751	1,050	1,801
Other Comprehensive income	(2)	(189)	(191)	(67)	(258)
Partnership distributions	—	(48)	(48)	—	(48)
Investment segment distributions	—	—	—	(1,818)	(1,818)
Investment segment contributions	—	—	—	250	250
Dividends paid to non-controlling interests in subsidiary	—	—	—	(35)	(35)
Changes in subsidiary equity and other	1	60	61	(12)	49
Balance, December 31, 2011	(311)	4,087	3,776	4,116	7,892
Net income	13	384	397	366	763
Other comprehensive loss	(1)	(97)	(98)	(29)	(127)
Partnership distributions	—	(41)	(41)	—	(41)
Partnership contributions	6	507	513	—	513
Investment segment distributions	—	—	—	(79)	(79)
Dividends paid to non-controlling interests in subsidiary	—	—	—	(30)	(30)
CVR Acquisition	—	135	135	849	984
Changes in subsidiary equity and other	—	9	9	(46)	(37)
Balance, December 31, 2012	$(293)	$4,984	$4,691	$5,147	$9,838

See notes to supplemental combined financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES
SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$763	$1,801	$778
Adjustments to reconcile net income to net cash provided by operating activities:
Net gain from securities transactions	(1,488)	(1,927)	(814)
Purchases of securities	(2,592)	(4,931)	(4,043)
Proceeds from sales of securities	7,167	5,373	2,895
Purchases to cover securities sold, not yet purchased	(5,160)	(5,529)	(3,018)
Proceeds from securities sold, not yet purchased	1,307	8,934	1,810
Changes in receivables and payables relating to securities transactions	(2,238)	927	918
Depreciation and amortization	634	507	520
Impairment	129	71	12
Deferred taxes	(297)	(8)	(51)
Other, net	16	(26)	(17)
Changes in operating assets and liabilities:
Changes in cash held at consolidated affiliated partnerships and restricted cash	3,560	(2,805)	1,180
Accounts receivable, net	(193)	(148)	(184)
Inventories, net	32	(190)	(75)
Other assets	1	(47)	(54)
Accounts payable	(151)	122	141
Accrued expenses and other liabilities	117	(42)	131
Net cash provided by operating activities	1,607	2,082	129
Cash flows from investing activities:
Capital expenditures	(936)	(494)	(505)
Acquisitions of businesses, net of cash acquired	(1,361)	(142)	116
Proceeds from sale of investments	202	154	4
Purchases of investments	(250)	(150)	—
Decrease in notes due from affiliate	—	12	83
Other, net	23	13	27
Net cash used in investing activities	(2,322)	(607)	(275)
Cash flows from financing activities:
Investment segment distributions	(17)	(2,164)	(566)
Investment segment contributions	—	250	419
Partnership contributions	513	—	6
Partnership distributions	(41)	(48)	(85)
Distributions to non-controlling interests in subsidiaries	(68)	(55)	(83)
Proceeds from issuance of senior unsecured notes	1,030	—	2,487
Proceeds from other borrowings	1,076	636	132
Repayments of borrowings	(996)	(745)	(1,448)
Other, net	(17)	11	5
Net cash provided by (used in) financing activities	1,480	(2,115)	867
Effect of exchange rate changes on cash and cash equivalents	15	(22)	(6)
Net increase (decrease) in cash and cash equivalents	780	(662)	715
Net change in cash of assets held for sale	—	2	—
Cash and cash equivalents, beginning of period	2,328	2,988	2,273
Cash and cash equivalents, end of period	$3,108	$2,328	$2,988

Supplemental information:
Cash payments for interest, net of amounts capitalized	$501	$445	$347
Net cash payments for income taxes	$236	$59	$35
Net unrealized (loss) gain on available-for-sale securities	$(1)	$5	$—
Acquisition of non-controlling interest in CVR	$135	$—	$—
Investment in precious metals	$—	$150	$—
Redemptions payable to non-controlling interests	$—	$—	$346
Fair value investment in Tropicana prior to acquisition of controlling interest	$—	$—	$251

See notes to supplemental combined financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

1.	Description of Business and Basis of Presentation.
General
Icahn Enterprises L.P. (“Icahn Enterprises”) is a master limited partnership formed in Delaware on February 17, 1987. Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”) is a limited partnership formed in Delaware on February 17, 1987. References to "we," "our" or "us" herein include both Icahn Enterprises and Icahn Enterprises Holdings and their subsidiaries, unless the context otherwise requires.
Icahn Enterprises owns a 99% limited partner interest in Icahn Enterprises Holdings. Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), which is owned and controlled by Mr. Carl C. Icahn, owns a 1% general partner interest in each of Icahn Enterprises and Icahn Enterprises Holdings. Icahn Enterprises Holdings and its subsidiaries own substantially all of our assets and liabilities and conduct substantially all of our operations. Therefore, the financial results of Icahn Enterprises and Icahn Enterprises Holdings are substantially the same, with differences relating primarily to debt, as discussed further in Note 11, "Debt," and the allocation of the general partner interest, which is reflected as an aggregate 1.99% general partner interest in the financial statements of Icahn Enterprises. In addition to the above, Mr. Icahn and his affiliates owned 97,764,251, or approximately 93.2%, of Icahn Enterprises' outstanding depositary units as of December 31, 2012.
We are a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Automotive, Energy, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion. We also report the results of our Holding Company, which includes the results of certain subsidiaries of Icahn Enterprises and Icahn Enterprises Holdings (unless otherwise noted), and investment activity and expenses associated with the Holding Company. Further information regarding our continuing reportable segments is contained in Note 4, “Operating Units,” and Note 15, “Segment and Geographic Reporting.”
We conduct and plan to continue to conduct our activities in such a manner as not to be deemed an investment company under the Investment Company Act of 1940, as amended (the “'40 Act”). Therefore, no more than 40% of our total assets can be invested in investment securities, as such term is defined in the '40 Act. In addition, we do not invest or intend to invest in securities as our primary business. We intend to structure our investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code, as amended (the “Code”).
Change in Reporting Entity
As discussed further in Note 3, "Acquisitions - ARL Joint Venture," pursuant to a contribution agreement (the "ARL Contribution Agreement") dated September 20, 2013 and with a closing date on October 2, 2013 among AEP Rail Corp. ("AEP"), IRL Holding LLC ("IRL"), American Railcar Leasing, LLC ("ARL") and IEP Energy Holding LLC, we will acquire a 75% economic interest in the newly capitalized ARL (the "ARL Joint Venture"). The ARL Joint Venture is considered an entity under common control. Accordingly, the accompanying supplemental combined financial statements and footnotes include the assets and operations of the ARL Joint Venture for all periods presented.

2.	Summary of Significant Accounting Policies.
As discussed in Note 1, “Description of Business and Basis of Presentation,” we operate in several diversified segments. The accounting policies related to the specific segments or industries are differentiated, as required, in the list of significant accounting policies set out below.
Principles of Consolidation
General
Our supplemental combined financial statements include the accounts of (i) Icahn Enterprises and (ii) the wholly and majority owned subsidiaries of Icahn Enterprises, in addition to those entities in which we have a controlling interest as a general partner interest or in which we may be the primary beneficiary of a variable interest entity (“VIE”). In evaluating whether we have a controlling financial interest in entities in which we would consolidate, we consider the following: (1) for voting interest entities, we consolidate these entities in which we own a majority of the voting interests; (2) for VIEs of which we may be considered the primary beneficiary of such entities (see Note 6, “Investments and Related Matters-Investment,” for

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

further discussion regarding the accounting and reporting of our VIEs); and (3) for limited partnership entities that are not considered VIEs, we consolidate these entities if we are the general partner of such entities and for which no substantive kick-out rights (the rights underlying the limited partners' ability to dissolve the limited partnership or otherwise remove the general partners are collectively referred to as “kick-out” rights) or participating rights exist. All material intercompany accounts and transactions have been eliminated in consolidation.
Except for our Investment segment, for those investments in which we own 50% or less but greater than 20%, we account for such investments using the equity method, while investments in affiliates of 20% or less are accounted for under the cost method.
Investment
As a result of returning fee-paying capital to its investors on March 31, 2011, as discussed elsewhere in this Report, each of the Investment Funds, as defined herein, no longer meets the criteria of an investment company as set forth in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Paragraph 946-10-15-2, Financial Services-Investment Companies, therefore, the application of FASB ASC Section 946-810-45, Financial Services-Investment Companies, is no longer applicable effective March 31, 2011. This change has no material effect on our supplemental combined financial statements as the Investment Funds would account for its investments as trading securities pursuant to FASB ASC Topic 320, Investments-Debt and Equity Securities, effective March 31, 2011. For those investments that fall outside the scope of FASB ASC Topic 320 or would otherwise have required the Investment Funds account for under the equity method, the Investment Funds apply the fair value option to such investments. See Note 6, "Investments and Related Matters-Investment," to the supplemental combined financial statements for further discussion regarding this reconsideration event and its consolidation impact.
Although the Investment Funds are not investment companies within the meaning of the '40 Act, each of the Investment Funds was, prior to the return of fee-paying capital on March 31, 2011, for purposes of U.S. GAAP, an investment company pursuant to FASB ASC Subtopic 946-10, Financial Services - Investment Companies. The General Partners adopted FASB ASC Section 946-810-45, Financial Services - Investment Companies - Consolidation - Other Presentation Matters (“FASB ASC Section 946-810-45”), as of January 1, 2007. FASB ASC Section 946-810-45 addresses whether the accounting principles of FASB ASC Section 946-810-45 may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Upon the adoption of FASB ASC Section 946-810-45, (i) Icahn Offshore LP (the “Offshore GP”) lost its ability to retain specialized accounting pursuant to FASB ASC Section 946-810-45 for either its equity method investment in Icahn Partners Master Fund LP ("Master Fund I") or for its consolidation of the Offshore Fund (as defined in Note 4, "Operating Units-Investment"), Icahn Partners Master Fund LP II ("Master Fund II") and Icahn Partners Master Fund III LP ("Master Fund III"), and (ii) Icahn Onshore LP (the “Onshore GP”) lost its ability to retain specialized accounting for its consolidation of Icahn Partners LP (the “Onshore Fund” or "Icahn Partners"), in each case, because both the Offshore GP and the Onshore GP do not meet the requirements for retention of specialized accounting under FASB ASC Section 946-810-45, as the Offshore GP and Onshore GP and their affiliates acquire interests for strategic operating purposes in the same companies in which their subsidiary investment companies invest.
However, prior to the return of fee-paying capital on March 31, 2011, upon losing their ability to retain specialized accounting, the General Partners accounted for their investments held by the consolidated Investment Funds in debt securities and in those equity securities with readily determinable fair values pursuant to the Investment - Debt and Equity Securities Topic of the FASB ASC and classified such investments as available-for-sale securities and then elected the fair value option and reclassified such securities as trading securities. For those equity securities that did not have readily determinable fair values, the General Partners elected the fair value option. For those investments in which the General Partners would otherwise account for such investments under the equity method, the General Partners, in accordance with their accounting policy, elected the fair value option. The election of the fair value option was deemed to most accurately reflect the nature of our business relating to investments.
The special profits interest allocations and incentive allocations earned from certain consolidated entities through March 31, 2011 are eliminated in consolidation; however, our allocated share of the net income from the Investment Funds (as defined in Note 4, “Operating Units-Investment”) includes the amount of these eliminated fees and allocations.
Reclassifications
Certain reclassifications from the prior year presentation have been made to conform to the current year presentation.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Use of Estimates in Preparation of Financial Statements
The preparation of the supplemental combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. The more significant estimates include: (1) the valuation allowances of accounts receivable and inventory; (2) the valuation of goodwill, indefinite-lived intangible assets and long-lived assets; (3) deferred tax assets; (4) environmental liabilities; (5) fair value of derivatives; and (6) post-employment benefit liabilities. Actual results may differ from the estimates and assumptions used in preparing the supplemental combined financial statements.
Cash and Cash Equivalents
We consider short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents.
Cash Held at Consolidated Affiliated Partnerships and Restricted Cash
Cash held at consolidated affiliated partnerships primarily consists of cash and cash equivalents held by the Onshore Fund and Offshore Master Funds (as defined herein) that, although not legally restricted, is not available to fund the general liquidity needs of the Investment segment or Icahn Enterprises. Restricted cash primarily relates to cash pledged and held for margin requirements on derivative transactions as well as cash related to securities sold short, not yet purchased. A portion of the cash at brokers is related to securities sold, not yet purchased; its use is therefore restricted until the securities are purchased. Securities sold, not yet purchased are collateralized by certain of the Investment Funds' investments in securities.
Our restricted cash balance was approximately $0.7 billion and $4.8 billion as of December 31, 2012 and 2011, respectively.
Investments and Related Transactions
Investment
Investment Transactions and Related Investment Income (Loss).   Investment transactions of the Investment Funds are recorded on a trade date basis. Realized gains or losses on sales of investments are based on the first-in, first-out or the specific identification method. Realized and unrealized gains or losses on investments are recorded in the consolidated statements of operations. Interest income and expenses are recorded on an accrual basis and dividends are recorded on the ex-dividend date. Premiums and discounts on fixed income securities are amortized using the effective yield method.
Valuation of Investments.   Securities of the Investment Funds that are listed on a securities exchange are valued at their last sales price on the primary securities exchange on which such securities are traded on such date. Securities that are not listed on any exchange but are traded over-the-counter are valued at the mean between the last “bid” and “ask” price for such security on such date. Securities and other instruments for which market quotes are not readily available are valued at fair value as determined in good faith by the applicable General Partner.
Foreign Currency Transactions.   The books and records of the Investment Funds are maintained in U.S. dollars. Assets and liabilities denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Transactions during the period denominated in currencies other than U.S. dollars are translated at the rate of exchange applicable on the date of the transaction. Foreign currency translation gains and losses are recorded in the consolidated statements of operations. The Investment Funds do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of securities. Such fluctuations are reflected in “Net gain (loss) from investment activities” in the consolidated statement of operations.
Fair Values of Financial Instruments.   The fair values of the Investment Funds' assets and liabilities that qualify as financial instruments under applicable U.S. GAAP approximate the carrying amounts presented in the consolidated balance sheets.
Securities Sold, Not Yet Purchased.   The Investment Funds may sell an investment they do not own in anticipation of a decline in the fair value of that investment. When the Investment Funds sell an investment short, they must borrow the investment sold short and deliver it to the broker-dealer through which they made the short sale. A gain, limited to the price at which the Investment Funds sold the investment short, or a loss, unlimited in amount, will be recognized upon the cover of the short sale.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Due From Brokers.   Due from brokers represents cash balances with the Investment Funds' clearing brokers as well as unrestricted balances with derivative counterparties.
Due To Brokers.   Due to brokers represents margin debit balances collateralized by certain of the Investment Funds' investments in securities.
Other Segments and Holding Company
Investments in equity and debt securities are classified as either trading or available-for-sale based upon whether we intend to hold the investment for the foreseeable future. Trading securities are valued at quoted market value at each balance sheet date with the unrealized gains or losses reflected in the consolidated statements of operations. Available-for-sale securities are carried at fair value on our balance sheet. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of partners' equity and when sold are reclassified out of partners' equity to the consolidated statements of operations. For purposes of determining gains and losses, the cost of securities is based on specific identification.
A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in an impairment that is charged to earnings and the establishment of a new cost basis for the investment. Dividend income is recorded when declared and interest income is recognized when earned.
Fair Value of Financial Instruments
The carrying values of cash and cash equivalents, cash held at consolidated affiliated partnerships and restricted cash, accounts receivable, due from brokers, accounts payable, accrued expenses and other liabilities and due to brokers are deemed to be reasonable estimates of their fair values because of their short-term nature.
See Note 6, “Investments and Related Matters,” and Note 7, “Fair Value Measurements,” for a detailed discussion of our investments.
The fair value of our long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. The carrying value and estimated fair value of our long-term debt as of December 31, 2012 was each approximately $9.9 billion. The carrying value and estimated fair value of our long-term debt as of December 31, 2011 was approximately $7.8 billion and $7.7 billion, respectively.
Fair Value Option for Financial Assets and Financial Liabilities
The fair value option gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value pursuant to the provisions of the FASB ASC. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. In estimating the fair value for financial instruments for which the fair value option has been elected, we use the valuation methodologies in accordance to where the financial instruments are classified within the fair value hierarchy as discussed in Note 6, “Investments and Related Matters.” Except for our Automotive, Railcar and Home Fashion segments, we apply the fair value option to our investments that would otherwise be accounted under the equity method.
Derivatives
From time to time, our subsidiaries enter into derivative contracts, including purchased and written option contracts, swap contracts, futures contracts and forward contracts entered into by our Investment and Automotive segments. U.S. GAAP requires recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. Gains and losses related to a hedge are either recognized in income immediately to offset the gain or loss on the hedged item or are deferred and reported as a component of accumulated other comprehensive loss and subsequently recognized in earnings when the hedged item affects earnings. The change in fair value of the ineffective portion of a financial instrument, determined using the hypothetical derivative method, is recognized in earnings immediately. The gain or loss related to financial instruments that are not designated as hedges are recognized immediately in earnings. Cash flows related to hedging activities are included in the operating section of the consolidated statements of cash flows.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

For further information regarding our derivative contracts, see Note 8, “Financial Instruments.”
Accounts Receivable, Net
An allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the supplemental combined financial statements, assessments of collectability based on an evaluation of historic and anticipated trends, the financial condition of our customers, and an evaluation of the impact of economic conditions. Our allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves based on historical experience.
Inventories, Net
Inventories, net consists of the following:

	December 31,
	2012	2011
	(in millions)
Raw materials	$495	$248
Work in process	248	202
Finished goods	1,212	894
	$1,955	$1,344
Automotive, Railcar, Food Packaging, and Home Fashion Segment Inventories. Our Automotive, Railcar, Food Packaging and Home Fashion segment inventories are stated at the lower of cost or market. Cost is determined by using the first-in, first-out basis method. The cost of manufactured goods includes the cost of materials, direct labor and manufacturing overhead. Our Automotive, Railcar, Food Packaging and Home Fashion segments reserve for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.
Energy Inventories. Our Energy segment inventories consist primarily of domestic and foreign crude oil, blending stock and components, work in progress, fertilizer products, and refined fuels and by-products. Inventories are valued at the lower of the first-in, first-out ("FIFO") cost, or market for fertilizer products, refined fuels and by-products for all periods presented. Refinery unfinished and finished products inventory values were determined using the ability-to-bear process, whereby raw materials and production costs are allocated to work-in-process and finished goods based on their relative fair values. Other inventories, including other raw materials, spare parts and supplies, are valued at the lower of moving-average cost, which approximates FIFO, or market. The cost of inventories includes inbound freight costs.
Metals Inventories.   Inventories at our Metals segment are stated at the lower of cost or market. Cost is determined using the average cost method. The production and accounting process utilized by the Metals segment to record recycled metals inventory quantities relies on significant estimates. Our Metals segment relies upon perpetual inventory records that utilize estimated recoveries and yields that are based upon historical trends and periodic tests for certain unprocessed metal commodities. Over time, these estimates are reasonably good indicators of what is ultimately produced; however, actual recoveries and yields can vary depending on product quality, moisture content and source of the unprocessed metal. To assist in validating the reasonableness of the estimates, our Metals segment performs periodic physical inventories which involve the use of estimation techniques. Physical inventories may detect significant variations in volume, but because of variations in product density and production processes utilized to manufacture the product, physical inventories will not generally detect smaller variations. To help mitigate this risk, our Metals segment adjusts its physical inventories when the volume of a commodity is low and a physical inventory can more accurately estimate the remaining volume.
Property, Plant and Equipment, Net
Land and construction in progress are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The interest capitalization rate is based on the interest rate on specific borrowings to fund the projects.
Buildings and improvements, and machinery, equipment and furniture are stated at cost less accumulated depreciation unless declines in the values of the fixed assets are considered other than temporary, at which time the property is written down to net realizable value. Depreciation is principally computed using the straight-line method over the estimated useful lives of

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

the particular property or equipment, as follows: buildings and improvements, four to 40 years; furniture, fixtures and equipment, one to 30 years. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter.
Maintenance and repairs are charged to expense as incurred. The cost of additions and improvements is capitalized and depreciated over the remaining useful lives of the assets. Railcars leased to others are stated at cost less accumulated depreciation unless declines in the values of the leased railcars are considered other than temporary, at which time they are written down to net realizable value. Railcars leased to others that were transferred from entities under common control are stated at net book value. Railcars are depreciated on a straight-line basis over 30 years from the original date placed in service.
Real estate properties held for use or investment purposes, other than those accounted for under the financing method, are carried at cost less accumulated depreciation. Where declines in the values of the properties are determined to be other than temporary, the cost basis of the property is written down to net realizable value. A property is classified as held for sale at the time management determines that certain criteria have been met. Properties held for sale are carried at the lower of cost or net realizable value and are no longer depreciated.
Planned Major Maintenance Costs - Energy
The direct-expense method of accounting is used for planned major maintenance activities for our Energy segment. Maintenance costs are recognized as expense when maintenance services are performed. During the year ended December 31, 2011, the Coffeyville refinery completed the first phase of a two-phase major scheduled turnaround; during the first quarter of 2012, the Coffeyville refinery completed the second phase of the two-phase major scheduled turnaround. Planned major maintenance costs are included in cost of goods sold in our supplemental combined financial statements when incurred. Planned major maintenance costs of $107 million were incurred for the period May 5, 2012 through December 31, 2012. Planned major maintenance activities for the nitrogen plant generally occur every two years. The required frequency of the maintenance varies by unit, for the refineries, but generally is every four to five years. The nitrogen fertilizer plants' and the Wynnewood refinery's major maintenance activities were both completed in the fourth quarter of 2012.
Goodwill and Intangible Assets, Net
Goodwill and indefinite lived intangible assets primarily include trademarks and trade names acquired in acquisitions. For a complete discussion of the impairment of goodwill and indefinite intangible-lived assets related to our various segments, see Note 4, “Operating Units,” and Note 9, “Goodwill and Intangible Assets, Net.”
Accounting for the Impairment of Goodwill
We evaluate the carrying value of goodwill annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. Goodwill impairment testing involves a two-step process. Step 1 compares the fair value of our reporting units to their carrying values. If the fair value of the reporting unit exceeds its carrying value, no further analysis is necessary. The reporting unit fair value is based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved. If the carrying amount of the reporting unit exceeds its fair value, Step 2 must be completed to quantify the amount of impairment. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss, equal to the difference, is recognized.
Accounting for the Impairment of Intangible Assets
We evaluate the recoverability of identifiable indefinite lived intangible assets annually or more frequently if impairment indicators exist. The impairment analysis compares the estimated fair value of these assets to the related carrying value, and impairment charge is recorded for any excess of carrying value over estimated fair value. The estimated fair value is based on consideration of various valuation methodologies, including guideline transaction multiples, multiples of earnings, and projected future cash flows discounted at rates commensurate with risk involved.
Accounting for the Impairment of Long-Lived Assets

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

We evaluate the realizability of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Inherent in the reviews of the carrying amounts of the above assets are various estimates, including the expected usage of the asset. Assets must be tested at the lowest level for which identifiable cash flows exist. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record impairment charges in future accounting periods to write the asset down to fair value. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the operating properties.
Accounting for Conditional Asset Retirement Obligations
We record conditional asset retirement obligations (“CARO”) in accordance with applicable U.S. GAAP. As defined in applicable U.S. GAAP, CARO refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. An entity is required to recognize a liability for the estimated fair value of a CARO when incurred if the fair value can be reasonably estimated. Our Automotive segment's primary asset retirement activities relate to the removal of hazardous building materials at its facilities. Our Automotive segment records the CARO liability when the amount can be reasonably estimated, typically upon the expectation that a facility may be closed or sold.
Pension and Other Post-Employment Benefit Obligations
Pension and other post-employment benefit costs are dependent upon assumptions used in calculating such costs. These assumptions include discount rates, health care cost trends, expected returns on plan assets and other factors. In accordance with U.S. GAAP, actual results that differ from the assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods.
Allocation of Net Profits and Losses in Consolidated Affiliated Partnerships
Investment
Net investment income and net realized and unrealized gains and losses on investments of the Investment Funds are allocated to the respective partners of the Investment Funds based on their percentage ownership in such Investment Funds on a monthly basis. Except for our limited partner interest, such allocations made to the limited partners of the Investment Funds are represented as non-controlling interests in our consolidated statements of operations. Generally, prior to March 31, 2011, at the end of each fiscal year (and, in the case of withdrawals made other than at the end of the fiscal year, as of such withdrawal date), the General Partners had re-allocated to their capital accounts, amounts, generally ranging from 1.5% to 2.5% of the capital appreciation (both realized and unrealized) allocated to the Investment Funds' limited partners (or lesser amounts for certain limited partners). Such reallocation was referred to as the special profits interest allocation. In addition, prior to March 31, 2011, the General Partners also generally had amounts allocated, ranging from 15% to 25% of the net capital appreciation (both realized and unrealized), such amounts being referred to as incentive allocations, provided, however, that an incentive allocation with respect to an Investment Fund was not made in any year to the extent that the special profits interest allocation relating to such Investment Fund equaled or exceeded the net capital appreciation for such Investment Fund for such year. Additionally, prior to March 31, 2011 incentive allocations were subject to a “high watermark” (whereby the General Partners did not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses for each investor in prior periods were recovered).
As a result of the return of fee-paying capital as in Note 4, "Operating Units-Investment," no further special profits interest allocation or incentive allocations were accrued or allocated to the General Partners in periods subsequent to March 31, 2011.
Partners' Capital
Investment
Icahn Capital and the General Partners are each organized as a limited partnership formed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act. Limited partner interests were granted in the General Partners in the past to allow certain employees and individuals to participate in a share of the special profits interest allocations and/or incentive allocations earned by the General Partners
Icahn Capital and the General Partners, individually, intend to be treated as partnerships for federal income tax purposes, and as such shall maintain a capital account for each of their partners. Until March 31, 2011, certain partners of the General Partners were allocated an amount of special profits interest allocation and each partner of the General Partners was allocated

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an amount of incentive allocations subject to, and as determined by, the provisions of the limited partnership agreements of each Investment Fund. Each of the General Partners' special profits interest allocations and incentive allocations not allocated to the limited partners per their respective agreements was generally allocated to the general partners. Other partnership profits and losses of Icahn Capital and each of the General Partners are generally allocated among the respective partners in Icahn Capital and each of the General Partners pro rata in accordance with their capital accounts.
Income allocations to all partners in each of the General Partners, except the general partner entity, are accounted for as compensation expense. All amounts allocated to these partners' capital accounts and their respective capital contributions are included in accounts payable and accrued expenses and other liabilities on the consolidated balance sheets until those amounts are paid out in accordance with the terms of each respective partner's agreement. Payments made to the respective general partner are treated as equity distributions.
Income Per LP Unit
Basic income per LP unit is based on net income attributable to Icahn Enterprises allocable to limited partners after deducting preferred pay-in-kind distributions to preferred unitholders. The resulting net income allocable to limited partners is divided by the weighted-average number of LP units outstanding. The preferred units are considered to be equivalent units for the purpose of calculating diluted income or loss per LP unit prior to their redemption on March 31, 2010.
For accounting purposes, earnings prior to dates of acquisitions or investments in joint ventures of entities under common control are excluded from the computation of basic and diluted income per LP unit as such earnings are allocated to our general partner or non-controlling interests. Accordingly, earnings from ARI and Viskase prior to their acquisition of a majority interest each on January 15, 2010 have been allocated to our general partner, and therefore are excluded from the computation of basic and diluted income per LP unit; earnings from ARL Joint Venture prior to investment in such venture on October 2, 2013 have been allocated to Mr. Icahn and his affiliates, non-controlling interests, and therefore are excluded from the computation of basic and diluted income per LP unit. In addition, on August 24, 2012, Mr. Icahn and his affiliates contributed his interest of IEP Energy to us in exchange for our depositary units. Net income allocable to the general partner for the period May 5, 2012 through August 23, 2012, the period in which Mr. Icahn and his affiliates' ownership in IEP Energy, other than Icahn Enterprises' ownership, were considered under common control and thus, were excluded from computation of basic and diluted income per LP unit. See Note 5, "Related Party Transactions-Energy," for further discussion regarding this transaction.
Accounting for the Acquisition, Investments and Disposition of Entities under Common Control
Acquisitions or investments of entities under common control are reflected in a manner similar to pooling of interests. The general partner's capital account or non-controlling interests, as applicable, are charged or credited for the difference between the consideration we pay for the entity and the related entity's basis prior to our acquisition or investment. Net gains or losses of an acquired entity prior to its acquisition or investment date are allocated to the general partner's capital account or non-controlling interests, as applicable. In allocating gains and losses upon the sale of a previously acquired common control entity, we allocate a gain or loss for financial reporting purposes by first restoring the general partner's capital account or non-controlling interests, as applicable, for the cumulative charges or credits relating to prior periods recorded at the time of our acquisition or investment and then allocating the remaining gain or loss ("Common Control Gains or Losses") among our general partner, limited partners and non-controlling interests, as applicable, in accordance with their respective ownership percentages. In the case of acquisitions of entities under common control, such Common Control Gains or Losses are allocated in accordance with their respective partnership percentages under the Amended and Restated Agreement of Limited Partnership dated as of May 12, 1987, as amended from time to time (together with the partnership agreement of Icahn Enterprises Holdings, the “Partnership Agreement”) (i.e., 98.01% to the limited partners and 1.99% to the general partner).
General Partnership Interest of Icahn Enterprises and Icahn Enterprises Holdings
The general partner's capital account generally consists of its cumulative share of our net income less cash distributions plus capital contributions. Additionally, in acquisitions of common control companies accounted for at historical cost similar to a pooling of interests, the general partner's capital account would be charged (or credited) in a manner similar to a distribution (or contribution) for the excess (or deficit) of the fair value of consideration paid over historical basis in the business acquired.
Capital Accounts, as defined under the Partnership Agreement, are maintained for our general partner and our limited partners. The capital account provisions of our Partnership Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under U.S. GAAP in our supplemental combined financial statements. Under our Partnership Agreement, the general partner is required to make additional capital contributions

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to us upon the issuance of any additional depositary units in order to maintain a capital account balance equal to 1.99% of the total capital accounts of all partners.
Generally, net earnings for U.S. federal income tax purposes are allocated 1.99% and 98.01% between the general partner and the limited partners, respectively, in the same proportion as aggregate cash distributions made to the general partner and the limited partners during the period. This is generally consistent with the manner of allocating net income under our Partnership Agreement; however, it is not comparable to the allocation of net income reflected in our supplemental combined financial statements.
Pursuant to the Partnership Agreement, in the event of our dissolution, after satisfying our liabilities, our remaining assets would be divided among our limited partners and the general partner in accordance with their respective percentage interests under the Partnership Agreement (i.e., 98.01% to the limited partners and 1.99% to the general partner). If a deficit balance still remains in the general partner's capital account after all allocations are made between the partners, the general partner would not be required to make whole any such deficit.
Income Taxes
Except as described below, no provision has been made for federal, state, local or foreign income taxes on the results of operations generated by partnership activities, as such taxes are the responsibility of the partners. Provision has been made for federal, state, local or foreign income taxes on the results of operations generated by our corporate subsidiaries and these are reflected within continuing and discontinued operations. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Deferred tax assets are limited to amounts considered to be realizable in future periods. A valuation allowance is recorded against deferred tax assets if management does not believe that we have met the “more likely than not” standard to allow recognition of such an asset.
U.S. GAAP provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50 percent likely to be recognized upon ultimate settlement with the taxing authority is recorded. See Note 16, “Income Taxes,” for additional information.
Compensation Arrangements
U.S. GAAP requires public entities to record non-cash compensation expense related to payment for employee services by an equity award, such as stock options, in their financial statements over the requisite service period and value such equity awards based on fair-value methods. See Note 12, “Compensation Arrangements,” for further discussion regarding compensation arrangements of our Automotive segment.
Revenue and Expense Recognition
Investment
Revenue Recognition:   Effective April 1, 2011, the results of our Investment segment are primarily driven by the performance of the Investment Funds and our interests therein; the General Partners will no longer receive special profits interest allocations or incentive allocations. Prior to March 31, 2011, income from our Investment segment was principally derived from three sources: (1) special profits interest allocations; (2) incentive allocations; and (3) gains and losses from our interests in the Investment Funds.
Prior to March 31, 2011, incentive allocations generally ranged from 15% to 25% of the net profits (both realized and unrealized) generated by the Investment Funds and were generally subject to a “high watermark” (whereby the General Partners did not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods were recovered). In general, these allocations had been calculated and distributed to the General Partners annually other than incentive allocations earned as a result of investor redemption events during interim periods. For the period

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January 1, 2008 through March 31, 2011, the Investment Fund Limited Partnership Agreements provided that the applicable General Partner was eligible to receive a special profits interest allocation at the end of each calendar year from each applicable fee-paying capital account maintained at the Investment Fund. Special profits interest allocations ranged from 1.5% to 2.5% per annum and were allocated to the General Partners to the extent the Investment Funds had sufficient profits to cover such amounts.
Prior to April 1, 2011, the General Partners waived the special profits interest allocations and incentive allocations for our interest in the Investment Funds and Mr. Icahn's direct and indirect holdings and, in certain cases, for other investors. All of the special profits interest allocations and incentive allocations, if any, from certain consolidated entities are eliminated in consolidation; however, our share of the net income from the Investment Funds includes the amount of these eliminated allocations.
Automotive
Revenue Recognition:   Federal-Mogul records sales when products are shipped and title has transferred to the customer, the sales price is fixed and determinable, and the collectability of revenue is reasonably assured. Accruals for sales returns and other allowances are provided at the time of shipment based upon past experience. Adjustments to such returns and allowances are made as new information becomes available.
Sales and Sales Related Taxes: Federal-Mogul collects and remits taxes assessed by various governmental authorities that are both imposed on and concurrent with revenue-producing transactions with its customers. These taxes may include, but are not limited to, sales, use, value-added, and some excise taxes. The collection of these taxes is reported on a net basis (excluded from revenues).
Rebates:   Federal-Mogul accrues for rebates pursuant to specific arrangements with certain of its customers, primarily in the aftermarket. Rebates generally provide for price reductions based upon the achievement of specified purchase volumes and are recorded as a reduction of sales as earned by such customers.
Shipping and Handling Costs:   Federal-Mogul recognizes shipping and handling costs as incurred as a component of cost of goods sold in the consolidated statements of operations.
Engineering and Tooling Costs:   Pre-production tooling and engineering costs that Federal-Mogul will not own and that will be used in producing products under long-term supply arrangements are expensed as incurred unless the supply arrangement provides Federal-Mogul with the noncancelable right to use the tools, or the reimbursement of such costs is agreed to by the customer. Pre-production tooling costs that are owned by Federal-Mogul are capitalized as part of machinery and equipment, and are depreciated over the shorter of the tools' expected life or the duration of the related program.
Research and Development:   Federal-Mogul expenses research and development (“R&D”) costs and costs associated with advertising and promotion as incurred. R&D expense, including product engineering and validation costs, was $179 million, $172 million and $156 million for 2012, 2011 and 2010, respectively.
Restructuring:   Federal-Mogul's restructuring costs are comprised of two types: employee costs (contractual termination benefits) and facility closure costs. Termination benefits are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current plan and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are recorded when the liability is incurred.
Energy
Revenue recognition: For our Energy segment, revenues for products sold are recorded upon delivery of the products to customers, which is the point at which title is transferred, the customer has the assumed risk of loss, and when payment has been received or collection is reasonably assumed. Deferred revenue represents customer prepayments under contracts to guarantee a price and supply of nitrogen fertilizer in quantities expected to be delivered in the next 12 months in the normal course of business. Excise and other taxes collected from customers and remitted to governmental authorities are not included in reported revenues.
Non-monetary product exchanges and certain buy/sell crude oil transactions which are entered into in the normal course of business are included on a net cost basis in cost of goods sold in the consolidated statement of operations.

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CVR also engages in trading activities, whereby it enters into agreements to purchase and sell refined products with third parties. CVR acts as a principal in these transactions, taking title to the products in purchases from counterparties, and accepting the risks and rewards of ownership. CVR records revenue for the gross amount of the sales transactions, and records cost of goods sold in our supplemental combined financial statements.
Shipping Costs:   For our Energy segment, pass-through finished goods delivery costs reimbursed by customers are reported in net sales, while an offsetting expense is included in cost of goods sold.
Gaming
Revenue Recognition and Promotional Allowances: Casino revenue represents the difference between wins and losses from gaming activities. Room, food and beverage and other operating revenues are recognized at the time the goods or services are provided. Tropicana collects taxes from customers at the point of sale on transactions subject to sales and other taxes. Revenues are recorded net of any taxes collected. The majority of our casino revenue is counted in the form of cash and chips and, therefore, is not subject to any significant or complex estimation. The retail value of rooms, food and beverage and other services provided to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances.
Railcar
Revenue recognition: Revenues from railcar sales are recognized following completion of manufacturing, inspection, customer acceptance and title transfer, which is when the risk for any damage or loss with respect to the railcars passes to the customer. Revenues from railcar leasing are recognized on a straight-line basis over the terms of the lease. Revenues from railcar and industrial components are recorded at the time of product shipment, in accordance with ARI's contractual terms. Revenue for railcar maintenance services is recognized upon completion and shipment of railcars from ARI's plants. ARI does not currently bundle railcar service contracts with new railcar sales. Revenue for fleet management services is recognized as performed.
Revenues related to consulting type contracts are accounted for under the proportional performance method. Profits expected to be realized on these contracts are based on the total contract revenues and costs based on the estimate of the percentage of project completion. Revenues recognized in excess of amounts billed are recorded to unbilled revenues and included in other assets on the consolidated balance sheets. Billings in excess of revenues recognized on in-progress contracts are recorded to unbilled costs and included in accrued expenses and other liabilities on the consolidated balance sheets. These estimates are reviewed and revised periodically throughout the term of the contracts and any adjustments are recorded on a cumulative basis in the period the revisions are made.
Our Railcar segment records amounts billed to customers for shipping and handling as part of sales and records related costs in cost of goods sold.
Food Packaging
Revenue Recognition: Revenues are recognized at the time products are shipped to the customer, under F.O.B shipping point or F.O.B port terms, which is the point at which title is transferred, the customer has the assumed risk of loss, and payment has been received or collection is reasonably assumed. Revenues are net of discounts, rebates and allowances. Viskase records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of costs of goods sold.
Metals
Revenue Recognition:   PSC Metals' primary source of revenue is from the sale of processed ferrous scrap metal, non-ferrous scrap metals, steel pipe and steel plate. PSC Metals also generates revenues from sales of secondary plate and pipe, the brokering of scrap metals and from services performed. All sales are recognized when title passes to the customer. Revenues from services are recognized as the service is performed. Sales adjustments related to price and weight differences are reflected as a reduction of revenues when settled.
Home Fashion
Revenue Recognition:   WPH records revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the price to the customer is fixed and determinable and collectability is reasonably assured. Unless otherwise agreed in writing, title and risk of loss pass from WPH to the customer when WPH delivers the merchandise

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to the designated point of delivery, to the designated point of destination or to the designated carrier, free on board. Provisions for certain rebates, sales incentives, product returns and discounts to customers are recorded in the same period the related revenue is recorded.
Sales Incentives:   Customer incentives are provided to major WPH customers. These incentives begin to accrue when a commitment has been made to the customer and are recorded as a reduction to sales.
Real Estate
Revenue Recognition:   Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. Substantially all of the property comprising our net lease portfolio is leased to others under long-term net leases and we account for these leases in accordance with applicable U.S. GAAP. We account for our leases as follows: (i) under the financing method, (x) minimum lease payments to be received plus the estimated value of the property at the end of the lease are considered the gross investment in the lease and (y) unearned income, representing the difference between gross investment and actual cost of the leased property, is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease; and (ii) under the operating method, revenue is recognized as rentals become due, and expenses (including depreciation) are charged to operations as incurred.
Environmental Liabilities
We recognize environmental liabilities when a loss is probable and reasonably estimable. Such accruals are estimated based on currently available information, existing technology and enacted laws and regulations. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties will be able to fulfill their commitments at the sites where we may be jointly and severally liable with such parties. We regularly evaluate and revise estimates for environmental obligations based on expenditures against established reserves and the availability of additional information.
Foreign Currency Translation
Exchange adjustments related to international currency transactions and translation adjustments for international subsidiaries whose functional currency is the U.S. dollar (principally those located in highly inflationary economies) are reflected in the consolidated statements of operations. Translation adjustments of international subsidiaries for which the local currency is the functional currency are reflected in the consolidated balance sheets as a component of accumulated other comprehensive income. Deferred taxes are not provided on translation adjustments as the earnings of the subsidiaries are considered to be permanently reinvested.
Adoption of New Accounting Standards
In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2011-04, which amends Accounting Standards Codification ("ASC") Topic 820, Fair Value Measurements and Disclosures. This ASU clarifies among other things, the intent about the application of existing fair value requirements, including those related to highest and best use concepts, and also expands the disclosure requirements for fair value measurements categorized within Level 3 of the fair value hierarchy. This ASU clarifies that a reporting entity should disclose quantitative information about significant unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. Additionally, this ASU expands the disclosures for fair value measurements categorized within Level 3 where a reporting entity is required to include a description of the valuation processes used and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, if any.  Additional disclosure is also required for any transfers between Level 1 and Level 2 of the fair value hierarchy of fair value measurements on a gross basis as well as additional disclosure of the level in the fair value hierarchy of assets and liabilities that are not recorded at fair value. For many of the requirements, the FASB does not intend for this ASU to result in a change in the application of the requirements in FASB ASC Topic 820.  This update is effective during interim and annual periods beginning after December 15, 2011. The adoption of this ASU effective on January 1, 2012 had no impact on our financial position, results of operations or cash flows.
In June 2011, the FASB issued ASU No. 2011-05, which amends FASB ASC Topic 220, Comprehensive Income. This ASU is intended to increase the prominence of items reported in other comprehensive income in the financial statements by presenting the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update is effective during interim and annual periods beginning after December 15, 2011.  The adoption of this ASU effective

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January 1, 2012 had no impact on our financial position, results of operations or cash flows. In December 2011, the FASB issued ASU No. 2011-12, which deferred certain provisions contained in ASU No. 2011-05, as discussed above, with respect to the requirement to present components of reclassifications of other comprehensive income on the face of the income statement or in the notes to the financial statements. However, this deferral does not impact the other requirements contained in the new standard on comprehensive income as described above. This update is effective during interim and annual periods beginning after December 15, 2011.  We complied with this deferral as we adopted ASU No. 2011-05 effective January 1, 2012.
In September 2011, the FASB issued ASU No. 2011-08, which amends FASB ASC Topic 350, Intangibles-Goodwill and Other. This ASU permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in FASB ASC Topic 350. Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. This update is effective during interim and annual periods beginning after December 15, 2011.  We adopted this ASU effective January 1, 2012.
In December 2011, the FASB issued ASU No. 2011-11, which amends FASB ASC Topic 210, Balance Sheet. This ASU requires companies to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210) - Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. This ASU limits the scope of the original guidance. These ASUs are effective retrospectively for interim and annual periods beginning on or after January 1, 2013. We anticipate that the adoption of this guidance will have minimal impact to our current disclosures.
In July 2012, the FASB issued ASU No. 2012-02, which amends FASB ASC Topic 350. This ASU permits an entity to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with FASB ASC Subtopic 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill. This update is effective for interim and annual impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity's financial statements for the most recent annual or interim period have not yet been issued. We adopted this ASU during the third quarter of 2012; the adoption of this ASU did not have a material impact on our financial position, results of operations or cash flows.
Recently Issued Accounting Standards
In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income. This ASU requires an entity to provide information about amounts reclassified out of accumulated other comprehensive income by component. The guidance is effective prospectively for interim and annual periods beginning after December 15, 2012. We adopted these additional disclosure requirements effective January 1, 2013.
In February 2013, the FASB issued ASU No. 2013-04, which amends FASB ASC Topic 405, Liabilities. This ASU requires the measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of (1) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and (2) any additional amount the reporting entity expects to pay on behalf of its co-obligors. This guidance also requires the disclosure of the nature and amount of the obligation as well as other information about those obligations. The guidance is effective for interim and annual periods beginning after December 15, 2013. We anticipate that the adoption of this guidance will not have a material impact on our supplemental combined financial position, results of operations and cash flows.
In March 2013, the FASB issued ASU No. 2013-05, which amends FASB ASC Topic 830, Foreign Currency Matters. This ASU resolves the accounting for certain foreign currency matters with respect to the release of cumulative translation adjustment into net income within a foreign entity under certain circumstances. This ASU is effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. This ASU should be applied prospectively to derecognition events occurring after the effective date. Early adoption is permitted provided that if the entity early adopts this guidance, it applies it as of the beginning of the entity's fiscal year of adoption. The adoption of this ASU will not have a material impact on our supplemental combined financial position, results of operations or cash flows.

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In June 2013, the FASB issued ASU No. 2013-08, which amends FASB ASC Topic 940, Financial Services - Investment Companies. This ASU clarifies the characteristics of an investment company, and provides comprehensive guidance for assessing whether an entity is an investment company. This ASU is effective for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. Earlier adoption is prohibited. The adoption of this ASU will not have any impact on our supplemental combined financial position, results of operations or cash flows.
In July 2013, the FASB issued ASU No. 2013-11, which amends FASB ASC Topic 740, Income Taxes. This ASU requires that unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operation loss carryforward, a similar tax loss, or a tax credit carryforward, except in certain cases. This ASU is effective for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. Earlier adoption is permitted. The adoption of this ASU will not have any impact on our supplemental combined financial position, results of operations or cash flows.
Filing Status of Subsidiaries
Federal-Mogul Corporation (“Federal-Mogul”), CVR, American Railcar Industries, Inc. (“ARI”) and Tropicana Entertainment Inc. (“Tropicana”) are each a public reporting entity under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly and current reports and proxy and information statements with the Securities and Exchange Commission ("SEC"). Each of these reports is publicly available at www.sec.gov.

3.	Acquisitions.
Acquisition of CVR Energy, Inc.
On April 18, 2012, IEP Energy LLC (“IEP Energy”), a majority owned subsidiary of Icahn Enterprises, and certain other affiliates of Icahn Enterprises (collectively, the “IEP Parties”), entered into a Transaction Agreement (the “Transaction Agreement”) with CVR, with respect to IEP Energy's tender offer (the “Offer”) to purchase all of the issued and outstanding shares of CVR's common stock for a price of $30 per share in cash, without interest, less any applicable withholding taxes, plus one non-transferable contingent cash payment right (the “CCP”) for each share of CVR common stock, which represents the contractual right to receive an additional cash payment per share if a definitive agreement for the sale of CVR is executed on or prior to August 18, 2013 and such transaction closes.
The Offer expired on May 4, 2012. On May 7, 2012, we announced the results of the Offer.  A total of 48,112,317 shares of CVR common stock were validly tendered for $30 per share plus one CCP. As all of the terms and conditions of the Offer had been satisfied, IEP Energy accepted for payment all of the tendered shares, which represented approximately 55% of the outstanding shares of CVR common stock. Following the purchase of these shares, the IEP Parties owned approximately 70% of the outstanding shares of CVR common stock. Subsequent to the expiration of the Offer on May 4, 2012, IEP Energy extended the Offer through May 18, 2012.  As a result of the extension of the Offer and subsequent additional purchases of CVR common stock by IEP Energy, the IEP Parties increased their ownership in CVR.  In May 2012, certain affiliates of Carl C. Icahn, excluding Icahn Enterprises, contributed their shares of CVR common stock for their proportionate share of IEP Energy. In August 2012, affiliates of Mr. Icahn contributed their interest in IEP Energy to Icahn Enterprises in exchange for our depositary units. See Note 5, "Related Party Transactions-Energy" for further discussion regarding this transaction. As of December 31, 2012, IEP Energy owned approximately 82.0% of the total outstanding common stock of CVR.
Pursuant to the Transaction Agreement, for a period of 60 days CVR solicited proposals or offers from third parties to acquire it. The 60-day period began on May 24, 2012 and ended on July 23, 2012 without any qualifying offers.
CVR is an independent petroleum refiner and marketer of high value transportation fuels in the mid-continental United States. CVR operates under two business units: petroleum and nitrogen fertilizer. See Note 4, "Operating Units-Energy," for further discussion regarding CVR.
For the year ended December 31, 2012, we recognized $1 million in transaction fees that are included in selling, general and administrative in our consolidated statements of operations. These costs primarily relate to legal, accounting and other professional fees incurred since the first quarter of 2012 when we announced our intention to acquire a controlling interest in CVR.
Purchase Price Allocation

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In accordance with FASB ASC Topic 805, Business Combinations, the application of purchase accounting requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date, with amounts exceeding the fair values recorded as goodwill. If the fair value of the assets acquired and liabilities assumed exceeds the fair value of the consideration given, a bargain purchase has occurred which is recorded as a gain on acquisition. The allocation process requires, among other things, an analysis of acquired fixed assets, contracts and contingencies to identify and record the fair value of all assets acquired and liabilities assumed. We utilized a third-party appraiser to assist us in allocating the purchase price to the fair value of the assets acquired and liabilities assumed.
Estimates of fair value are based on industry data and trends and by reference to relevant market rates and transactions, and discounted cash flow valuation methods, among other factors. The foregoing estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond our reasonable control. The preliminary allocation of the fair value of the assets acquired is subject to additional adjustment to provide us with adequate time to complete the valuation of CVR's assets and liabilities.
The acquisition-date fair value of the equity interest in CVR held by IEP Energy immediately before May 4, 2012, the acquisition date, was $378 million based on a stock price of $30.05 per share of CVR common stock. We recognized a loss of less than $1 million as a result of remeasuring to fair value the equity interest in CVR held by IEP Energy.
In measuring the fair value of the CCP, we analyzed varying scenarios in both a closed-form model as well as a Monte Carlo simulation. As noted above, pursuant to the Transaction Agreement, for a period of 60 days CVR solicited proposals or offers from third parties to acquire it. The 60-day period began on May 24, 2012 and ended on July 23, 2012 without any qualifying offers. Based on this, we concluded that it is highly unlikely that potential acquirers will be identified who will be able to consummate a transaction at a price per share high enough in the requisite time period in order to trigger payment of the CCP. Based on the foregoing considerations, the value of the CCP was deemed to be immaterial.
Prior to obtaining a controlling interest in CVR on May 4, 2012, we recorded net gains of approximately $102 million for the period January 1, 2012 through May 3, 2012 attributable to our ownership of CVR common stock. Such amounts are included in net gain from investment activities in our consolidated statements of operations.
The goodwill of $930 million arising from the acquisition is largely due to certain CVR factors, including CVR's location attributes, trained and assembled workforce, and a deferred tax liability offset adjustment, which arises from the nature of the stock transaction.  Specifically related to locational attributes, CVR is an inland refiner that buys the majority of its crude oil at prices linked to the West Texas Intermediate benchmark and then sells gasoline at prices based on global benchmarks like the North Sea Brent crude.  This is beneficial to CVR because oil production in the North American heartland is rising faster than the inland crude can be piped to available refiners; this oversupply has benefited the gross margins of Midwestern refiners such as CVR.  Based on the results of our preliminary purchase price allocation of CVR, goodwill of $472 million and $458 million was allocated to our Energy segment's petroleum and fertilizer reporting units, respectively. The allocation of goodwill to our Energy segment's reporting units will be subject to additional adjustments as we finalize our purchase price allocation.  None of the goodwill recognized is deductible for income tax purposes.
The fair value of the non-controlling interest in CVR Partners LP ("CVR Partners") was estimated by applying a form of the income approach.  Key assumptions include growth rates and discount rates that ultimately result in a terminal value of approximately 6.5 times terminal earnings before interest, taxes, depreciation and amortization ("EBITDA"), which is consistent with the financial multiples observed for entities deemed similar to CVR Partners.  We determined that adjustments to pro-rata value related to lack of control or lack of marketability attributes that market participants may consider when estimating the fair value of the non-controlling interest in CVR Partners are immaterial.  This is due to the fact that CVR Partners is a publicly traded entity that is operated in an efficient manner by an experienced management team and we do not believe that there is a material difference between controlling and non-controlling cash flows.
The following table summarizes the consideration paid for CVR and amounts of the estimated fair values of identifiable assets acquired and liabilities assumed, as well as the fair value of the non-controlling interest in CVR as of May 4, 2012:

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

May 4, 2012
(in millions)
Cash paid for acquisition	$1,754
IEP Parties equity interest in CVR prior to acquisition of controlling interest(1)	378
Total purchase price	$2,132

Preliminary purchase price allocation:
Property, plant and equipment	$2,587
Intangible assets	410
Debt	(912)
Deferred tax liabilities	(854)
Other assets and liabilities, net	820
Fair value of identifiable net assets acquired	2,051
Fair value of non-controlling interests	(849)
Goodwill	930
$2,132
(1) Based on the Offer price of $30 per share of CVR common stock.
Unaudited Pro Forma Financial Information
The summary unaudited pro forma financial information presented below for the years ended December 31, 2012 and 2011 give effect to the CVR acquisition as if it had occurred on January 1, 2011. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. On December 15, 2011, CVR completed the acquisition of all the issued and outstanding shares of the Gary-Williams Energy Corporation ("GWEC"), including its two wholly owned subsidiaries (the "Wynnewood Acquisition"). The Wynnewood Acquisition was accounted for under the purchase method of accounting and, as such, CVR's results of operations include GWEC's results from operations from the periods commencing December 16, 2011. The unaudited pro forma condensed financial information presented below include the historical results of operations of CVR for the year ended December 31, 2011 as adjusted for the pro forma effects of the acquisition of GWEC by CVR as if CVR had acquired GWEC on January 1, 2011. The unaudited pro forma financial information do not necessarily represent what would have occurred if the transaction had taken place in the respective periods and should not be taken as representative of our future consolidated results of operations. Icahn Enterprises' pro forma information relating to its acquisition of CVR Energy is presented in the following table:

	Year Ended December 31,
	2012	2011
	(in millions, except per unit data)
Revenues	$18,454	$19,733
Net income	701	2,280
Net income attributable to Icahn Enterprises	370	1,114
Net income per LP unit	3.59	12.41
Pro forma net income for Icahn Enterprises Holdings is $702 million and approximately $2.3 billion for the years ended December 31, 2012 and 2011, respectively. Pro forma net income attributable to Icahn Enterprises Holdings is $371 million and approximately $1.1 billion for the years ended December 31, 2012 and 2011, respectively.
In calculating the pro forma results for the year ended December 31, 2012, we excluded the impact of $102 million net gains from investment activities that we recorded for the period January 1, 2012 through May 4, 2012 attributable to our ownership of CVR common stock. This non-recurring pro forma adjustment represents gains from our investment in CVR prior to obtaining a controlling interest in CVR on May 4, 2012.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

ARL Joint Venture
On September 20, 2013, American Entertainment Properties Corporation, a wholly owned subsidiary of ours and the parent company of AEP, entered into a transaction with ARL, a company wholly owned and controlled by Carl C. Icahn. ARL is a wholly owned subsidiary of IRL. Prior to the closing of the transaction, which will take place on October 2, 2013, AEP will buy out the remainder of a management contract between AEP Leasing LLC ("AEP Leasing") and ARL for approximately $21 million, and ARL will distribute $71 million in cash and approximately $171 million in notes receivable (including interest accrued ) to its parent company, IRL. Pursuant to a contribution agreement dated September 20, 2013 by and among AEP, IRL, ARL and IEP Energy Holding LLC (the “Contribution Agreement”), at the closing of the transaction, AEP will contribute approximately $279 million in cash to ARL, and will, on January 1, 2014, contribute the fair market value of its 100% ownership interest in AEP Leasing to ARL, for aggregate consideration consisting of a 75% membership interest in the ARL Joint Venture, which is expected to incur additional debt of approximately $381 million. Pursuant to the Contribution Agreement, the ARL Joint Venture will distribute approximately $381 million in cash to IRL after such new debt is incurred.
The ARL Joint Venture is an entity under common control. Accordingly, the accompanying supplemental combined financial statements and footnotes include the assets and operations of the ARL Joint Venture for all periods presented. In addition, all earnings and capital transactions prior to our investment in the ARL Joint Venture are allocated to non-controlling interests.
The transaction was approved by a special committee of independent members of our board of directors. The special committee was advised by its own legal counsel and independent financial adviser with respect to the transaction. The special committee received an opinion from its financial adviser as to the fairness to us, from a financial point of view, of the consideration paid by us.
Other Acquisition
In June 2012, Federal-Mogul entered into a definitive agreement to purchase the BERU spark plug business from BorgWarner, Inc. These spark plugs are manufactured in France and Germany and are sold to European original equipment manufacturers. The purchase was finalized at the end of September 2012 for $52 million, net of acquired cash. Federal-Mogul has performed a preliminary allocation of the purchase price in accordance with the FASB ASC Topic 805, Business Combinations. Federal-Mogul is utilizing a third party to assist in the fair value determination of certain components of the purchase price allocation, namely fixed assets and intangible assets. Federal-Mogul has preliminarily recorded $22 million of definite-lived intangible assets and $1 million of indefinite-lived intangible assets associated with this acquisition.

4.	Operating Units.
Investment
The Onshore GP and the Offshore GP (and, together with the Onshore GP, the “General Partners”) act as general partner of the Onshore Fund and the Offshore Master Funds (as defined herein), respectively. The General Partners provide investment advisory and certain administrative and back office services to the Investment Funds (as defined below) but do not provide such services to any other entities, individuals or accounts. Interests in the Investment Funds had been previously offered only to certain sophisticated and qualified investors on the basis of exemptions from the registration requirements of the federal securities laws and were not (and still are not) publicly available. The “Offshore Master Funds” consist of (i) Master Fund I, (ii) Master Fund II and (iii) Master Fund III. The Onshore Fund and the Offshore Master Funds are collectively referred to herein as the “Investment Funds.” In addition, as discussed elsewhere in this Report, the “Offshore Funds” consist of (i) Icahn Fund Ltd., (ii) Icahn Fund II Ltd. and (iii) Icahn Fund III Ltd.
Prior to March 31, 2011, our Investment segment's revenues were affected by the combination of fee-paying assets under management (“AUM”) and the investment performance of the Investment Funds. The General Partners were entitled to receive an incentive allocation and special profits interest allocation from the Investment Funds which were accrued on a quarterly basis and were allocated to the General Partners at the end of the Investment Funds' fiscal year (or sooner on redemptions) assuming there were sufficient net profits to cover such amounts. As a result of the return of fee-paying capital as described below, no further incentive allocations or special profits interest allocations will accrue for periods subsequent to March 31, 2011.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

As more fully disclosed in a letter to investors in the Investment Funds filed with the SEC on Form 8-K on March 7, 2011, the Investment Funds returned all fee-paying capital to their investors during 2011. Payments were funded through cash on hand and borrowings under existing credit lines.
As a result of returning fee-paying capital to its investors on March 31, 2011, each of the Investment Funds no longer meets the criteria of an investment company as set forth in FASB ASC Paragraph 946-10-15-2, Financial Services-Investment Companies, and, therefore, the application of FASB ASC Section 946-810-45, Financial Services-Investment Companies-Consolidation, is no longer applicable effective March 31, 2011. This change has no material effect on our supplemental combined financial statements as the Investment Funds would account for their investments as trading securities pursuant to FASB ASC Topic 320, Investments-Debt and Equity Securities, effective March 31, 2011. For those investments that fall outside the scope of FASB ASC Topic 320, or for those investments in which the Investment Funds would otherwise have been required to account for under the equity method, the Investment Funds apply the fair value option to such investments. See Note 6, "Investments and Related Matters-Investment," for further discussion regarding this reconsideration event and its consolidation impact.
As a result of the return of fee-paying capital as described above, a special profits interest allocation of $9 million and an incentive allocation of $7 million were allocated to the General Partners at March 31, 2011. No further special profits interest allocation or incentive allocation will accrue in periods subsequent to March 31, 2011.
On July 1, 2012, we made an additional investment of $300 million in the Investment Funds. The fair value of our interest in the Investment Funds was approximately $2.4 billion and $3.1 billion as of December 31, 2012 and 2011, respectively.
Automotive
We conduct our Automotive segment through our majority ownership in Federal-Mogul. Federal-Mogul is a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, emissions reduction and safety systems. Federal-Mogul serves the world's foremost original equipment manufacturers (“OEM”) and servicers (“OES”) (collectively “OE”) of automotive, light, medium and heavy-duty commercial vehicles, off-road, agricultural, marine, rail, aerospace, power generation and industrial equipment, as well as the worldwide aftermarket.
Effective September 1, 2012, Federal-Mogul began operating with two end-customer focused business units. The Powertrain (“PT”) unit focuses on original equipment powertrain and systems protection products for automotive, heavy-duty and industrial applications. The Vehicle Components Solutions (“VCS”) unit sells and distributes a broad portfolio of products in the global vehicle aftermarket and OES market, while also serving OEMs with vehicle products including brake friction, chassis, wipers and other vehicle components. The new organizational model allows for a strong product line focus benefiting both original equipment and aftermarket customers and will enable the global Federal-Mogul teams to be responsive to customers' needs for superior products and to promote greater identification with Federal-Mogul premium brands. The division of the global Federal-Mogul business into two business units is expected to enhance management focus to capitalize on opportunities for organic or acquisition growth, profit improvement, resource utilization and business model optimization in line with the unique requirements of the two different customer bases.
As of December 31, 2012, we owned approximately 77.6% of the total outstanding common stock of Federal-Mogul.
Accounts Receivable, net
Federal-Mogul's subsidiaries in Brazil, France, Germany, Italy and the United States are party to accounts receivable factoring and securitization facilities. Gross accounts receivable transferred under these facilities were $217 million and $203 million as of December 31, 2012 and 2011, respectively. Of those gross amounts, $216 million and $202 million, respectively, qualify as sales as defined in FASB ASC Topic 860, Transfers and Servicing. The remaining transferred receivables were pledged as collateral and accounted for as secured borrowings and recorded in the consolidated balance sheets within accounts receivable, net and debt. Under the terms of these facilities, Federal-Mogul is not obligated to draw cash immediately upon the transfer of accounts receivable. As of both December 31, 2012 and 2011, Federal-Mogul had no outstanding transferred receivables for which cash had not yet been drawn. Proceeds from the transfers of accounts receivable qualifying as sales were approximately $1.5 billion, $1.7 billion and $1.3 billion for the years ended December 31, 2012, 2011 and 2010, respectively.
For the years ended December 31, 2012, 2011 and 2010, expenses associated with transfers of receivables were $7 million, $9 million and $6 million, respectively, and were recorded in the consolidated statements of operations within other (loss) income, net. Where Federal-Mogul receives a fee to service and monitor these transferred receivables, such fees are sufficient to offset the costs and as such, a servicing asset or liability is not incurred as a result of such activities.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Certain of the facilities contain terms that require Federal-Mogul to share in the credit risk of the sold receivables. The maximum exposures to Federal-Mogul associated with certain of these facilities' terms were $19 million and $23 million at December 31, 2012 and 2011, respectively. Based on Federal-Mogul's analysis of the creditworthiness of its customers on which such receivables were sold and outstanding as of December 31, 2012 and 2011, Federal-Mogul estimated the loss to be immaterial.
Restructuring
During the years ended December 31, 2012, 2011 and 2010, Federal-Mogul recorded $26 million, $5 million and $8 million in restructuring charges, respectively. The total restructuring charges for the year ended December 31, 2012 consists of employee costs and headcount reduction actions associated with the aftermarket and corporate unit.
In June 2012, Federal-Mogul announced a restructuring plan ("Restructuring 2012") to reduce or eliminate capacity at several high-cost VCS facilities and transfer production to lower-cost locations. Restructuring 2012 is anticipated to be completed within two years. In connection with the initial phase of Restructuring 2012, Federal-Mogul recorded $11 million in restructuring charges for the year ended December 31, 2012, all of which pertain to employee costs. Federal-Mogul expects to incur restructuring charges related to Restructuring 2012 totaling approximately $15 million, with $12 million related to employee costs and $3 million related to facility costs.
 Thailand Manufacturing Facility Flood
In October 2011, a flood occurred at one of Federal-Mogul's manufacturing facilities in Ayutthaya, Thailand. This facility was partially submerged in the flood waters for a period of approximately six weeks, resulting in extensive damage to the facility and the loss of substantially all of its related equipment and inventory. Operations at the facility are currently suspended.
In addition to other coverage, Federal-Mogul believes its insurance policies provide for replacement of damaged property, sales value of destroyed inventory, reimbursement for losses due to interruption of business operations and reimbursement of expenditures incurred to restore operations. Federal-Mogul had insurance recoverables of $21 million recorded as of December 31, 2011, which is included in other assets on our consolidated balance sheets. During 2012, Federal-Mogul incurred an additional $9 million to restore operations at the facility and received cash advances from the insurance carrier totaling $30 million. There was no insurance recoverable related to this incident as of December 31, 2012.
Energy
We conduct our Energy segment through our majority ownership in CVR. We acquired a controlling interest in CVR on May 4, 2012. Refer to Note 3, "Acquisition," for further details.
CVR is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in CVR Refining, LP (“CVR Refining” or the “Refining Partnership”) and CVR Partners, LP (“CVR Partners” or the “Nitrogen Fertilizer Partnership”). CVR operates under two business units as follows: the Refining Partnership, representing the petroleum business, is an independent petroleum refiner and marketer of high value transportation fuels. The Nitrogen Fertilizer Partnership, representing the fertilizer business, produces nitrogen fertilizers in the form of ammonia and urea ammonia nitrate ("UAN"). As of December 31, 2012, CVR owned the general partner and approximately 70% of the common units of CVR Partners.
On January 23, 2013, the Refining Partnership completed its initial public offering of its common units representing limited partner interests (the "Refining Partnership IPO"). As a result of the Refining Partnership IPO, CVR owns approximately 81% of the common units of the Refining Partnership. Note 20, "Subsequent Events-Energy," for additional information regarding this initial public offering.
As of December 31, 2012, we owned 82.0% of the total outstanding common stock of CVR.
The following CVR entities are referenced elsewhere in this Report: Coffeyville Resources, LLC ("CRLLC"); Coffeyville Resources Refining & Marketing, LLC ("CRRM") and Coffeyville Resources Nitrogen Fertilizers, LLC ("CRNF").
Petroleum business. CVR's petroleum business includes a 115,000 bpd complex full coking medium-sour crude oil refinery in Coffeyville, Kansas and a 70,000 bpd crude oil unit refinery in Wynnewood, Oklahoma. The combined production capacity represents approximately 22% of the region's refining capacity. The Coffeyville refinery is situated on approximately 440 acres in southeast Kansas, approximately 100 miles from Cushing, Oklahoma, a major crude oil trading and storage hub.

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The Wynnewood refinery is situated on approximately 400 acres located approximately 65 miles south of Oklahoma City, Oklahoma and approximately 130 miles from Cushing, Oklahoma.
In addition to the refineries, CVR's petroleum business owns and operates the following: (1) a crude oil gathering system with a gathering capacity of approximately 50,000 bpd serving Kansas, Oklahoma, Missouri, Nebraska and Texas, (2) a rack marketing division supplying product through tanker trucks directly to customers located in close geographic proximity to Coffeyville, Kansas and Wynnewood, Oklahoma and at throughput terminals on Magellan and NuStar Energy, LP's ("NuStar") refined products distribution systems, (3) a 145,000 bpd pipeline system (supported by approximately 350 miles of CVR's owned and leased pipeline) that transports crude oil to its Coffeyville refinery from its Broome Station tank farm and associated crude oil storage tanks with a capacity of 1.2 million barrels, (4) crude oil storage tanks with a capacity of 0.5 million barrels in Wynnewood, Oklahoma, (5) an additional 3.3 million barrels of leased storage capacity located in Cushing, Oklahoma and other locations and (6) 1.0 million barrels of company owned crude oil storage in Cushing, Oklahoma.
Nitrogen fertilizer business. The nitrogen fertilizer business consists of CVR's interest in CVR Partners. CVR owns the general partner of CVR Partners and approximately 70% of the common units of CVR Partners. The nitrogen fertilizer business consists of a nitrogen fertilizer manufacturing facility that is the only operation in North America that utilizes a petroleum coke, or pet coke, gasification process to produce nitrogen fertilizer. The facility includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day UAN unit and a gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen. The gasifier is a dual-train facility, with each gasifier able to function independently of the other, thereby providing redundancy and improving reliability. For the period May 5, 2012 through December 31, 2012, the nitrogen fertilizer business produced 257,725 tons of ammonia, of which approximately 67% was upgraded into 421,524 tons of UAN.
Planned Major Turnarounds
Wynnewood Refinery
The Wynnewood refinery completed a turnaround maintenance in the fourth quarter of 2012, incurring approximately $102 million of expenses for the period May 5, 2012 through December 31, 2012.
Nitrogen Fertilizer
During the fourth quarter of 2012, the nitrogen fertilizer facility's completed a previously scheduled major biennial turnaround, incurring approximately $5 million of expenses for the period May 5, 2012 through December 31, 2012.
Gaming
We conduct our Gaming segment through our majority ownership in Tropicana. Tropicana currently owns and operates a diversified, multi-jurisdictional collection of casino gaming properties. The eight casino facilities it operates feature approximately 381,000 square feet of gaming space with 7,121 slot machines, 231 table games and 6,046 hotel rooms with three casino facilities located in Nevada and one in each of Mississippi, Indiana, Louisiana, New Jersey and Aruba.
On March 8, 2010, (the ''Effective Date''), Tropicana completed the acquisition of certain assets of its predecessor, Tropicana Entertainment, LLC, and certain subsidiaries and affiliates thereof (together, the ''Predecessors'') and Tropicana Resort and Casino-Atlantic City (''Tropicana AC''). Such transactions, referred to as the ''Restructuring Transactions,'' were effected pursuant to the Joint Plan of Reorganization of Tropicana Entertainment, LLC (''Tropicana LLC'') and Certain of Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed with the United States Bankruptcy Court for the District of Delaware on January 8, 2009, as amended (the ''Plan''). As a result of the Restructuring Transactions pursuant to the Plan, the Investment Funds received shares of Tropicana common stock.
On November 15, 2010, the Investment Funds acquired 668,000 additional shares of Tropicana common stock. As a result of this purchase, the Investment Funds held, in the aggregate, 13,538,446 shares of Tropicana common stock, representing approximately 51.5% of the outstanding shares of Tropicana common stock. The additional purchase of shares of Tropicana common stock gave the Investment Funds a controlling interest and required us to consolidate Tropicana's financial results effective November 15, 2010.
On April 29, 2011, the Investment Funds made a distribution-in-kind of 13,538,446 shares of Tropicana common stock with a value of $216 million to us in redemption of $216 million of our limited and general partner interests in the Investment Funds. The distribution transferred the ownership of the Tropicana common stock held by the Investment Funds directly to us. As a result of this transaction, we directly owned 51.5% of Tropicana's outstanding common stock. This distribution increased

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

equity attributable to Icahn Enterprises by $27 million and decreased equity attributable to non-controlling interests by $27 million, representing the basis difference between the redemption value determined as of April 29, 2011.
In connection with Tropicana's completion of the Restructuring Transactions, Tropicana entered into a credit agreement, dated as of December 29, 2009 (the ''Exit Facility''). Each of the Investment Funds was a lender under the Exit Facility and, in the aggregate, collectively held over 50% of the loans thereunder. On June 30, 2011, the Investment Funds made a distribution-in-kind of the loans under the Exit Facility with a value of $71 million to us in redemption of $71 million of our general partner interests in the Investment Funds. The distribution transferred the ownership of the loans under the Exit Facility held by the Investment Funds directly to us. As a result of this transaction, we directly owned over 50% of the loans under the Exit Facility. In March 2012, Tropicana paid in full its Exit Facility and the Revolving Facility was canceled therewith. See Note 11, "Debt," for further discussion.
During the year ended December 31, 2012, we acquired additional shares of Tropicana common stock.  As of December 31, 2012, we owned approximately 67.9% of the total outstanding common stock of Tropicana.
Railcar
We conduct our Railcar segment through our majority ownership interests in ARI, the ARL Joint Venture and our indirect wholly-owned subsidiary AEP Leasing. ARI manufactures railcars, which are offered for sale or lease, custom designed railcar parts and other industrial products, primarily aluminum and special alloy steel castings. These products are sold to various types of companies including leasing companies, railroads, industrial companies and other non-rail companies. ARI leases railcars that it manufactures to certain markets. ARI provides railcar repair and maintenance services for railcar fleets. In addition, ARI provides fleet management, maintenance, engineering and field services for railcars owned by certain customers. Such services include maintenance planning, project management, tracking and tracing, regulatory compliance, mileage audit, rolling stock taxes and online service access.
On August 17, 2012, AEP Leasing was formed for the purpose of leasing railcars. AEP Leasing's business is managed by ARL, an entity controlled by Mr. Icahn and which also manages ARI's leasing business. AEP Leasing began purchasing railcars from ARI in the third quarter of 2012 with terms and pricing not less favorable to ARI than the terms and pricing available to unaffiliated third parties.
As further discussed in Note 3, "Acquisitions - ARL Joint Venture," pursuant to a contribution agreement dated September 20, 2013 and with a closing date on October 2, 2013, we will acquire a controlling interest in the ARL Joint Venture, an entity under common control. The ARL Joint Venture leases railcars.
Transactions among the ARL Joint Venture, AEP Leasing and ARI have been eliminated in consolidation.
During the years ended December 31, 2012, 2011 and 2010, our railcar segment had one external customer who accounted for approximately 45%, 26% and 6%, respectively, of its total consolidated net sales and other revenues from operations.
As of December 31, 2012, we owned approximately 55.6% of the total outstanding common stock of ARI.
Food Packaging
We conduct our Food Packaging segment through our majority ownership in Viskase Companies, Inc. ("Viskase"). Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry. Viskase currently operates eight manufacturing facilities and ten distribution centers throughout North America, Europe, South America and Asia and derives approximately 70% of its total net sales from customers located outside the United States. Viskase believes it is one of the two largest manufacturers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings.
As of December 31, 2012, we owned approximately 70.8% of the total outstanding common stock of Viskase.
Metals
We conduct our Metals segment through our indirect wholly owned subsidiary, PSC Metals, Inc. (“PSC Metals”). PSC Metals collects industrial and obsolete scrap metal, processes it into reusable forms and supplies the recycled metals to its customers including electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metals brokers. PSC Metals' ferrous products include busheling, plate and structural, shredded, sheared and bundled scrap metal and other purchased scrap metal such as turnings (steel machining fragments), cast furnace iron and broken furnace iron. PSC Metals

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

processes the scrap into a size, density and purity required by customers to meet their production needs. PSC Metals also processes non-ferrous metals including aluminum, copper, brass, stainless steel and nickel-bearing metals. Non-ferrous products are a significant raw material in the production of aluminum and copper alloys used in manufacturing. PSC Metals also operates a steel products business that includes the supply of secondary plate and structural grade pipe that is sold into niche markets for counterweights, piling and foundations, construction materials and infrastructure end-markets.
Real Estate
Our Real Estate segment consists of rental real estate, property development and resort activities.
As of December 31, 2012, we owned 29 rental real estate properties. Our property development operations are run primarily through Bayswater Development LLC, a real estate investment, management and development subsidiary that focuses primarily on the construction and sale of single-family and multi-family homes, lots in subdivisions and planned communities and raw land for residential development. Our New Seabury development property in Cape Cod, Massachusetts and our Grand Harbor and Oak Harbor development property in Vero Beach, Florida include land for future residential development of approximately 322 and 870 units of residential housing, respectively. Both developments operate golf and resort operations as well.
In addition, our Real Estate segment owns an unfinished development property and a partially developed casino, located on approximately 23 acres in Las Vegas, Nevada.
As of December 31, 2012 and 2011, $73 million and $77 million, respectively, of the net investment in financing leases and net real estate leased to others which is included in property, plant and equipment, net, were pledged to collateralize the payment of nonrecourse mortgages payable.
Home Fashion
We conduct our Home Fashion segment through our indirect wholly owned subsidiary, WestPoint Home LLC (“WPH”), a manufacturer and distributor of home fashion consumer products. WPH is engaged in the business of manufacturing, sourcing, designing, marketing, distributing and selling home fashion consumer products. WPH markets a broad range of manufactured and sourced bed, bath and basic bedding products, including sheets, pillowcases, bedspreads, quilts, comforters and duvet covers, featherbeds, bath and beach towels, bath accessories, bed skirts, bed pillows, flocked blankets, woven blankets and throws, and mattress pads. WPH recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPH receives a small portion of its revenues through the licensing of its trademarks.
WPH has transitioned the majority of its manufacturing to low-cost countries but continues to maintain its corporate offices and certain distributions operations in the United States.
Effective as of March 1, 2012, pursuant to an internal reorganization WestPoint Home, Inc. (a wholly owned indirect subsidiary of WestPoint International, LLC (“WPI”), a subsidiary through which we had previously conducted our Home Fashion business) merged into our newly created wholly owned indirect subsidiary (which was formed as a Delaware limited liability company solely for the purposes of such merger) and continued its business as a limited liability company under the name WestPoint Home LLC. In referencing WPH, we refer to WestPoint Home Inc. and WestPoint Home LLC interchangeably because the business profile of our Home Fashion segment's business did not change as a result of this reorganization.
A relatively small number of customers have historically accounted for a significant portion of WPH's net sales. WPH had five customers who accounted for approximately 63%, 51% and 58% of WPH's net sales for the years ended December 31, 2012, 2011 and 2010, respectively.
Consolidated Anticipated Future Receipts
The following is a summary of the anticipated future receipts of the minimum lease payments receivable under the financing and operating method on a consolidated basis at December 31, 2012:

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Year	Amount
(in millions)
2013	$264
2014	222
2015	178
2016	151
2017	118
Thereafter	235
$1,168

5.	Related Party Transactions.
Our amended and restated agreement of limited partnership expressly permits us to enter into transactions with our general partner or any of its affiliates, including, without limitation, buying or selling properties from or to our general partner and any of its affiliates and borrowing and lending money from or to our general partner and any of its affiliates, subject to limitations contained in our partnership agreement and the Delaware Revised Uniform Limited Partnership Act. The indentures governing our indebtedness contain certain covenants applicable to transactions with affiliates.
Investment
Until August 8, 2007, Icahn Management LP (“Icahn Management”) elected to defer most of the management fees from the Offshore Funds and such amounts remained invested in the Offshore Master Funds until April 30, 2012. Prior to March 31, 2011, the balance of the deferred management fees payable (included in accrued expenses and other liabilities) by Icahn Fund Ltd. to Icahn Management was included in our supplemental combined financial statements. As further discussed in Note 6, "Investments and Related Matters-Investment-Investment in Variable Interest Entities," because we are no longer considered the primary beneficiary of Icahn Fund Ltd. as of March 31, 2011, we deconsolidated the results and financial position of Icahn Fund Ltd. as of such date.  As a result of deconsolidating Icahn Fund Ltd., our supplemental combined financial statements no longer contain this deferred management fee payable effective March 31, 2011.
Effective January 1, 2008, Icahn Capital LP (“Icahn Capital”) paid for salaries and benefits of certain employees who may also perform various functions on behalf of certain other entities beneficially owned by Mr. Icahn (collectively, “Icahn Affiliates”), including administrative and investment services. Prior to January 1, 2008, Icahn & Co. LLC paid for such services.  Under a separate expense-sharing agreement, Icahn Capital charged Icahn Affiliates $2 million, $1 million and $2 million for the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, accrued expenses and other liabilities in our consolidated balance sheets included $1 million to be applied to Icahn Capital's charges to Icahn Affiliates for services to be provided to them. There was no balance as of December 31, 2011.
In addition, effective January 1, 2008, certain expenses borne by Icahn Capital are reimbursed by Icahn Affiliates, as appropriate, when such expenses are incurred. The expenses include investment-specific expenses for investments acquired by both the Investment Funds and Icahn Affiliates that are allocated based on the amounts invested by each party, as well as investment-related expenses that are allocated based on estimated usage agreed upon by Icahn Capital and Icahn Affiliates. For the years ended December 31, 2012, 2011 and 2010, these reimbursement amounts were $4 million, $2 million and $3 million, respectively.
Mr. Icahn, along with his affiliates (excluding Icahn Enterprises and Icahn Enterprises Holdings), makes investments in the Investment Funds. As of December 31, 2012 and 2011, the total fair market value of investments in the Investment Funds made by Mr. Icahn and his affiliates was approximately $3.5 billion and $3.2 billion, respectively. In addition, an affiliate of Mr. Icahn had a deferred management fee arrangement with certain feeder funds which was settled in the amount of $192 million during the second quarter of 2012. At December 31, 2011, the balance of the deferred management fee arrangement was $188 million which was invested in and received applicable returns thereon from the Investment Funds.
Effective April 1, 2011, based on an expense-sharing arrangement, certain expenses borne by Icahn Capital are reimbursed by the Investment Funds, generally when such expenses are paid. Such expenses relate to the operation, administration and investment activities of Icahn Capital for the benefit of the Investment Funds (including salaries, benefits and rent) and shall be allocated pro rata in accordance with each investor's capital accounts in the Investment Funds. For the years ended

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

December 31, 2012 and 2011, $23 million and $21 million respectively, was allocated to the Investment Funds based on this expense-sharing arrangement.
Energy
On May 7, 2012, affiliates of Mr. Icahn contributed 4,566,546 shares of CVR common stock to IEP Energy with an aggregate value of $137 million, resulting in a 6.4% non-controlling interest in IEP Energy. Pursuant to a contribution and exchange agreement dated August 24, 2012, affiliates of Mr. Icahn contributed their interest in IEP Energy to us for an aggregate consideration of 3,288,371 of our depositary units based on a 20 trading-day volume weighted average price of our depositary units. As a result of this transaction, we directly own 82.0% of the total outstanding common stock of CVR as of August 24, 2012. This transaction was approved by the Audit Committee of the board of directors of Icahn Enterprises GP. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.
Since March 2009, CVR Partners has leased 200 railcars from ARL. The agreement is scheduled to expire on March 31, 2014. For the period May 5, 2012 through December 31, 2012, $0.7 million of rent expense was recorded related to this agreement.
Railcar
In January 2013, ARI entered into a purchasing and engineering services agreement and license with ACF Industries LLC, a company controlled by Mr. Icahn. See Note 20, "Subsequent Events-Railcar," for further discussion.
ARL has a secured promissory note dated October 28, 2004 from Mr. Icahn for $165 million with a maturity date of December 15, 2010 which was extended to December 31, 2013, and bearing interest of prime plus 1.75%. At December 31, 2012, the prime rate was 3.25%, resulting in a 5.00% interest rate. As of both December 31, 2012 and 2011, the note receivable, including interest, was $165 million. Interest of $8 million was paid for each of the years ended December 31, 2012, 2011 and 2010.
On April 27, 2007, ARL secured a promissory note from Arnos Corporation (the "Arnos Note"), an entity controlled by Mr. Icahn, for $12 million with a maturity date April 27, 2010 and bearing interest of LIBOR plus 2.25%. The Arnos Note was extended until April 26, 2013. The Arnos Note was paid in full during 2011.
Administrative Services
For the years ended December 31, 2012, 2011 and 2010, we paid an affiliate $3 million, $2 million and $2 million for the non-exclusive use of office space.
For the years ended December 31, 2012, 2011 and 2010, we and certain of our subsidiaries paid an aggregate $1 million, $1 million and $1 million, respectively, to XO Holdings, Inc., an affiliate of Icahn Enterprises GP, our general partner, for telecommunications services.
The Holding Company provided certain professional services to an Icahn Affiliate for which it charged $3 million, $3 million and $2 million for the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012 and December 31, 2011, accrued expenses and other liabilities in our consolidated balance sheets included $1 million and $1 million, respectively, for charges to the affiliate for services provided to it.
Insight Portfolio Group LLC (formerly known as Icahn Sourcing, LLC)
Icahn Sourcing, LLC ("Icahn Sourcing") is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. Icahn Enterprises was a member of the buying group in 2012. Prior to December 31, 2012 Icahn Enterprises did not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement.
In December, 2012, Icahn Sourcing advised Icahn Enterprises that effective January 1, 2013 it would restructure its ownership and change its name to Insight Portfolio Group LLC (“Insight Portfolio Group”).  In connection with the restructuring, Icahn Enterprises Holdings acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group's operating expenses in 2013. In addition to the minority equity interest held by Icahn Enterprises Holdings, certain subsidiaries of Icahn Enterprises Holdings, including Federal-Mogul, CVR, Tropicana, ARI, Viskase, PSC Metals and WPH also acquired minority equity interests in Insight Portfolio Group and agreed to pay a portion of

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Insight Portfolio Group's operating expenses in 2013. A number of other entities with which Mr. Icahn has a relationship also acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group's operating expenses in 2013.

6.	Investments and Related Matters.
Investment
Investments, and securities sold, not yet purchased consist of equities, bonds, bank debt and other corporate obligations, and derivatives, all of which are reported at fair value in our consolidated balance sheets. See Note 7, "Fair Value Measurements-Investment," for details of the investments for our Investment segment.
The General Partners adopted FASB ASC Section 946-810-45, Financial Services-Investment Companies-Consolidation, as of January 1, 2007 which provides guidance on whether investment company accounting should be retained in the financial statements of a parent entity. Upon the adoption of FASB ASC Section 946-810-45, the General Partners lost their ability to retain specialized accounting. Prior to March 31, 2011, for those investments that (i) were deemed to be available-for-sale securities, (ii) fell outside the scope of FASB ASC Topic 320, Investments-Debt and Equity Securities, or (iii) the General Partners would otherwise have accounted for under the equity method, the General Partners applied the fair value option. The application of the fair value option is irrevocable.
As further discussed in Note 4, "Operating Units-Investment," as a result of returning fee-paying capital to its investors on March 31, 2011, each of the Investment Funds no longer meets the criteria of an investment company as set forth in FASB ASC Paragraph 946-10-15-2, Financial Services-Investment Companies, and, therefore, the application of FASB ASC Section 946-810-45 is no longer applicable effective March 31, 2011. This change has no material effect on our supplemental combined financial statements.
Our Investment segment assesses the applicability of equity method accounting with respect to their investments based on a combination of qualitative and quantitative factors, including overall stock ownership of the Investment Funds combined with those of our affiliates along with board of directors representation.
Our Investment segment applied the fair value option to certain of its investments that would have otherwise been subject to the equity method of accounting.  As of December 31, 2012, the fair value of these investments was $314 million. During the years ended December 31, 2012, 2011 and 2010, our Investment segment recorded gains of $310 million, gains of $49 million and losses of $23 million, respectively, associated with these investments. Such amounts are included in net gain from investment activities in our consolidated statements of operations. Included in these investment gains and losses is the Investment Funds' gains and losses in The Hain Celestial Group, Inc. (“Hain”) and Metro-Golden-Mayer Inc. ("MGM"). As of December 31, 2012, the Investment Funds, together with their affiliates held, in the aggregate, approximately 16% of the outstanding shares of Hain. As of December 31, 2012, the Investment Funds no longer held any shares of MGM. The General Partners have applied the fair value option to their investments in Hain and previously to MGM.
We believe that these investments to which we applied the fair value option are not material, individually or in the aggregate, to our supplemental combined financial statements. Hain is a registered SEC reporting companies whose financial statements are available at www.sec.gov.
Investments in Variable Interest Entities
In February 2010, the FASB issued guidance which amends the consolidation requirement of VIEs for certain entities meeting certain criteria. We determined that certain entities within our Investment segment previously met the criteria for the deferral of this new consolidation guidance. Accordingly, our Investment segment applied the overall guidance on the consolidation of VIEs with respect to applicable entities prior to the issuance of the standard. Effective March 31, 2011, we applied the consolidation guidance to certain entities within our Investment segment to determine whether such entities are considered VIEs, including the determination of who is deemed the primary beneficiary of such VIEs. The application of this consolidation guidance did not have an impact on our financial condition, results of operations and cash flows.
We consolidate certain VIEs when we are determined to be their primary beneficiary, either directly or indirectly through other consolidated subsidiaries. Prior to the 2011 Reconsideration Event (as discussed below), the assets of our consolidated VIEs were primarily classified within cash and cash equivalents and investments in our consolidated balance sheets. The

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

liabilities of our consolidated VIEs were primarily classified within securities sold, not yet purchased, at fair value, and accrued expenses and other liabilities in our consolidated balance sheets.
As discussed in Note 4, "Operating Units-Investment," on March 7, 2011, the Investment Funds determined to return fee-paying capital to its investors. We evaluated the impact of this reconsideration event (referred to as the "2011 Reconsideration Event") with respect to the VIE and primary beneficiary status of each of the Investment Funds and the Offshore Funds. We determined that the 2011 Reconsideration Event impacted Master Fund II, Master Fund III and Icahn Fund Ltd. Prior to the 2011 Reconsideration Event, Master Fund II, Master Fund III and Icahn Fund Ltd. were each considered VIEs for which we were determined to be their primary beneficiary and therefore we consolidated them. As a result of the 2011 Reconsideration Event, Master Fund II and Master Fund III are no longer considered VIEs. However, the VIE status change in Master Fund II and Master Fund III did not impact their consolidation status. Because we control Master Fund II and Master Fund III through our general partner interests, we continue to consolidate Master Fund II and Master Fund III. There are no substantive kick-out or participating rights in either Master Fund II or Master Fund III. In addition, previously Icahn Fund Ltd. was considered a VIE and we consolidated it because the Offshore GP was its primary beneficiary. As a result of the 2011 Reconsideration Event, we determined that, although Icahn Fund Ltd. is still considered a VIE, the Offshore GP is no longer the primary beneficiary. We deconsolidated Icahn Fund Ltd. as of March 31, 2011, the result of which decreased consolidated total liabilities by $146 million and increased equity attributable to non-controlling interests by the same amount.
Other Segments
The carrying value of investments held by our Automotive, Gaming, Railcar, Home Fashion segments and Holding Company consist of the following:

	December 31,
	2012	2011
	(in millions)
Equity method investments	$299	$286
Other investments	108	204
	$407	$490
With the exception of certain operating segments, it is our general policy to apply the fair value option to all of our investments that would be subject to the equity method of accounting. We record unrealized gains and losses for the change in fair value of such investments as a component of net gain from investment activities in the consolidated statements of operations. We believe that these investments, individually or in the aggregate, are not material to our supplemental combined financial statements.
Investments in Non-Consolidated Affiliates
Automotive
Federal-Mogul maintains investments in several non-consolidated affiliates, which are located in China, France, Germany, Italy, Korea, Turkey and the United States. Federal-Mogul's direct ownership in such affiliates ranges from approximately 2% to 50%. The aggregate investments in these affiliates were $240 million and $228 million at December 31, 2012 and December 31, 2011, respectively.
Equity earnings from non-consolidated affiliates were $34 million, $37 million and $32 million for the years ended December 31, 2012, 2011 and 2010, respectively, which are included in other (loss) income, net in our consolidated statements of operations. For the years ended December 31, 2012, 2011 and 2010, these entities generated sales of $682 million, $744 million and $605 million, respectively, and net income of $79 million, $88 million and $72 million, respectively. Distributed dividends to Federal-Mogul from non-consolidated affiliates were $31 million, $16 million and $43 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Federal-Mogul does not consolidate any entity for which it has a variable interest based solely on power to direct the activities and significant participation in the entity's expected results that would not otherwise be consolidated based on control through voting interests. Further, Federal-Mogul's joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Federal-Mogul holds a 50% non-controlling interest in a joint venture located in Turkey. The Turkey JV was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners to original equipment and aftermarket customers. Federal-Mogul purchases/sells inventory from/to the Turkey JV. Purchases from the Turkey JV for the years ended December 31, 2012, 2011 and 2010 were $150 million, $171 million and $127 million, respectively. Sales to the Turkey JV for the years ended December 31, 2012, 2011 and 2010 were $45 million, $46 million and $36 million, respectively. Federal-Mogul had net accounts payable balances with the Turkey JV of $5 million and $6 million as of December 31, 2012 and 2011, respectively.
Railcar
As of December 31, 2012, ARI was party to three joint ventures which are all accounted for using the equity method. ARI determined that, although these joint ventures are considered VIEs, it is not the primary beneficiary of such VIEs, does not have a controlling financial interest and does not have the ability to individually direct the activities of the VIEs that most significantly impact their economic performance. A significant factor in this determination was that ARI does not have the rights to a majority of returns, losses or votes.
The risk of loss to ARI is limited to its investment in these joint ventures, certain loans and related interest and fees due from these joint ventures to ARI. As of December 31, 2012, the carrying amount of these investments was $45 million and the maximum exposure to loss was $45 million. Maximum exposure to loss was determined based on ARI's carrying amounts in such investments, loans and accrued interest thereon due from applicable joint ventures.

7.	Fair Value Measurements.
U.S. GAAP requires enhanced disclosures about investments and non-recurring non-financial assets and non-financial liabilities that are measured and reported at fair value and has established a hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments or non-financial assets and liabilities at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
Investments and non-financial assets and/or liabilities measured and reported at fair value are classified and disclosed in one of the following categories:
Level 1 - Quoted prices are available in active markets for identical investments as of the reporting date. The types of investments included in Level 1 include listed equities and listed derivatives. We do not adjust the quoted price for these investments, even in situations where we hold a large position.
Level 2 - Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives. The inputs and assumptions of our Level 2 investments are derived from market observable sources including: reported trades, broker/dealer quotes and other pertinent data.
Level 3 - Pricing inputs are unobservable for the investment and non-financial asset and/or liability and include situations where there is little, if any, market activity for the investment or non-financial asset and/or liability. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment. Significant transfers, if any, between the levels within the fair value hierarchy are recognized at the beginning of the reporting period when changes in circumstances require such transfers.
Investment

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

The following table summarizes the valuation of the Investment Funds' investments and derivative contracts by the above fair value hierarchy levels as of December 31, 2012 and 2011:

	December 31, 2012				December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets	(in millions)
Investments:
Equity securities:
Basic materials	$144	$9	$—	$153	$128	$—	$—	$128
Communications	560	16	—	576	2,593	—	—	2,593
Consumer, non-cyclical	1,340	—	—	1,340	1,778	26	—	1,804
Consumer, cyclical	261	—	—	261	376	378	—	754
Energy	1,052	55	—	1,107	1,644	29	—	1,673
Financial	244	—	—	244	263	—	—	263
Funds	—	308	—	308	—	—	—	—
Industrial	—	—	—	—	—	32	—	32
Technology	325	—	—	325	254	—	—	254
Utilities	208	—	—	208	83	21	—	104
	4,134	388	—	4,522	7,119	486	—	7,605
Corporate debt:
Communications	—	—	—	—	—	84	—	84
Consumer, cyclical	—	—	288	288	—	150	289	439
Financial	—	50	—	50	—	109	—	109
Sovereign debt	—	5	—	5	—	10	—	10
Utilities	—	31	—	31	—	34	—	34
	—	86	288	374	—	387	289	676
Mortgage-backed securities:
Financial	—	188	—	188	—	167	—	167
	4,134	662	288	5,084	7,119	1,040	289	8,448
Derivative contracts, at fair value(1)	—	—	—	—	—	3	—	3
	$4,134	$662	$288	$5,084	$7,119	$1,043	$289	$8,451
Liabilities
Securities sold, not yet purchased, at fair value:
Equity securities:
Consumer, cyclical	$473	$—	$—	$473	$—	$—	$—	$—
Energy	—	—	—	—	—	—	—	—
Funds	—	60	—	60	4,466	10	—	4,476
	473	60	—	533	4,466	10	—	4,476
Derivative contracts, at fair value(2)	—	84	—	84	—	42	—	42
	$473	$144	$—	$617	$4,466	$52	$—	$4,518

(1)	Included in other assets in our consolidated balance sheets.

(2)	Included in accrued expenses and other liabilities in our consolidated balance sheets.
The changes in investments measured at fair value for which our Investment segment has used Level 3 input to determine fair value are as follows:

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	Year Ended December 31,
	2012	2011
	(in millions)
Balance at January 1	$289	$329
Gross realized and unrealized gains	4	8
Gross proceeds	(5)	(48)
Balance at December 31	$288	$289
Unrealized gains of $4 million are included in earnings related to Level 3 investments still held at December 31, 2012. Total realized and unrealized gains and losses recorded for Level 3 investments, if any, are reported in net gain from investment activities in our consolidated statements of operations.
The Investment Funds owned one Level 3 corporate debt investment at December 31, 2012.  Fair value was determined through yield analysis of comparable loans to which we applied a risk premium that we determined to be appropriate, which resulted in a lower valuation for our Level 3 investment.  Adjusting the risk premium by 1% in either direction would result in a 3% change in the fair value of the loan.
Other Segments and Holding Company
The following table summarizes the valuation of our Automotive and Energy segments and our Holding Company investments and derivative contracts by the above fair value hierarchy levels as of December 31, 2012 and 2011:

	December 31, 2012				December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets	(in millions)
Marketable equity and debt securities	$1	$—	$—	$1	$20	$—	$—	$20
Trading securities	—	—	60	60	—	—	—	—
Investments in precious metals	—	—	—	—	150	—	—	150
Derivative contracts, at fair value(1)	—	1	21	22	—	3	—	3
	$1	$1	$81	$83	$170	$3	$—	$173
Liabilities
Derivative contracts, at fair value(2)	$—	$89	$—	$89	$—	$57	$—	$57

(1)	Amounts are classified within other assets in our consolidated balance sheets.

(2)	Amounts are classified within accrued expenses and other liabilities in our consolidated balance sheets.

The changes in trading securities measured at fair value for which our Holding Company have used Level 3 input to determine fair value are as follows:

	Year Ended December 31,
	2012	2011
	(in millions)
Balance at January 1	$—	$—
Transfer in	81	—
Gross realized and unrealized gains	—	—
Balance at December 31	$81	$—

A certain security and a related derivative held by the Holding Company was transferred from Level 2 to Level 3 during the fourth quarter of 2012 because there was lack of observable market data due to a decrease in market activity for this

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

security. This security was valued based on trading EBITDA multiples and enterprise value to resource ratios of market comparables.
Assets measured at fair value on a nonrecurring basis during the years ended December 31, 2012 are set forth in the table below:

	December 31, 2012
	Level 3	Recognized
Category	Asset	Loss
	(in millions)
Property, plant and equipment	$109	$59
Intangible assets	232	52
Goodwill	—	14
Other assets	—	4
We determined the fair value of property, plant and equipment by applying probability weighted, expected present value techniques to the estimated future cash flows using assumptions a market participant would utilize and through the use of valuation specialists. The fair values of intangible assets, primarily related to certain trademarks and brand names, are based upon the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets. Refer to Note 9, "Goodwill and Intangible Assets, Net," for further discussion relating to our Metals segment's goodwill impairment analysis.
The following table presents our Automotive segment's defined benefit plan assets measured at fair value on a recurring basis as of December 31, 2012 and 2011:

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	December 31, 2012				December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(in millions)
U.S. Plans:
Cash	$34	$—	$—	$34	$—	$—	$—	$—
Amounts due from broker	—	—	—	—	669	—	—	669
Investments with registered investment companies:
Equity securities	257	—	—	257	1	—	—	1
Fixed income securities	143	—	—	143	—	—	—	—
Real estate and other	4	—	—	4	—	—	—	—
Equity securities	217	—	—	217	—	—	—	—
Fixed income collective trust	—	45	—	45	—	—	—	—
Debt securities:
Corporate and other	—	37	—	37	—	—	—	—
Government	—	27	—	27	—	—	—	—
Hedge funds	—	—	14	14	—	—	—	—
	$655	$109	$14	$778	$670	$—	$—	$670
Non-U.S. Plans:
Insurance contracts	$—	$—	$42	$42	$—	$—	$35	$35
Cash	—	—	—	—	1	—	—	1
Investments with registered investment companies:
Fixed income securities	10	—	—	10	9	—	—	9
Equity securities	1	—	—	1	1	—	—	1
Corporate bonds	—	2	—	2	—	2	—	2
	$11	$2	$42	$55	$11	$2	$35	$48

The changes in U.S. and Non-U.S. plan assets measured at fair value for which our Automotive segment has used Level 3 input to determine fair value are as follows:

	Year Ended December 31,
	2012	2011
	(in millions)
U.S. Plans:
Hedge funds:
Balance at January 1	$—	$—
Realized/unrealized gains (losses), net	2	—
Purchases and settlements, net	12	—
Balance at December 31	$14	$—

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	Year Ended December 31,
	2012	2011
	(in millions)
Non-U.S. Plans:
Insurance contracts:
Balance at January 1	$35	$33
Realized/unrealized gains (losses), net	1	2
Purchases and settlements, net	7	4
Sales, net	(2)	(3)
Foreign currency exchange rate movements	1	(1)
Balance at December 31	$42	$35
U.S. Plans
As of December 31, 2012, plan assets were comprised of 61% equity investments, 33% fixed income investments, and 6% in other investments which include hedge funds. Approximately 95% of the U.S. plan assets were invested in actively managed investment funds. Federal-Mogul's investment strategy includes a target asset allocation of 50% equity investments, 25% fixed income investments and 25% in other investment types including hedge funds.
Federal-Mogul changed investment managers for its U.S. pension plan assets near the end of 2011. The transition was implemented on December 31, 2011 and almost all of the plan assets were sold and the proceeds reinvested as funds became available on January 3, 2012. Accordingly, the plans assets were comprised almost entirely of amounts due from broker at December 31, 2011 and then immediately reinvested beginning January 3, 2012.
Investments with registered investment companies, common and preferred stocks, and government debt securities are valued at the closing price reported on the active market on which the funds are traded. Corporate debt securities are valued by third-party pricing sources. Hedge funds and collective trusts are valued at net asset value per share.
Non-U.S. Plans
The insurance contracts guarantee a minimum rate of return. Federal-Mogul has no input into the investment strategy of the assets underlying the contracts, but they are typically heavily invested in active bond markets and are highly regulated by local law.
The following table presents our Food Packaging and Railcar segment's defined benefit plan assets measured at fair value on a recurring basis as of December 31, 2012 and 2011:

	December 31, 2012				December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(in millions)
U.S. and Non-U.S. Plans:
Asset category:
Cash equivalents	$7	$—	$—	$7	$4	$—	$—	$4
Equity securities	23	29	—	52	18	33	—	51
Fixed income securities	14	15	—	29	18	14	—	32
Other	—	1	30	31	—	—	27	27
	$44	$45	$30	$119	$40	$47	$27	$114

The changes in U.S. and Non-U.S. plan assets measured at fair value for which our Food Packaging and Railcar segment's have used Level 3 input to determine fair value are as follows:

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	Year Ended December 31,
	2012	2011
	(in millions)
U.S. and Non-U.S. Plans:
Balance at January 1	$27	$28
Realized/unrealized gains (losses), net	3	(1)
Purchases and settlements, net	—	—
Balance at December 31	$30	$27

8.	Financial Instruments.
Certain derivative contracts executed by the Investment Funds with a single counterparty, by our Automotive segment with a single counterparty or by our Energy segment with a single counterparty or by our Holding Company with a single counterparty are reported on a net-by-counterparty basis where a legal right of offset exists under an enforceable netting agreement. Values for the derivative financial instruments, principally swaps, forwards, over-the-counter options and other conditional and exchange contracts are reported on a net-by-counterparty basis. As a result, the net exposure to counterparties is reported in either other assets or accrued expenses and other liabilities in our consolidated balance sheets.
Investment Segment and Holding Company
The Investment Funds currently maintain cash deposits and cash equivalents with financial institutions. Certain account balances may not be covered by the Federal Deposit Insurance Corporation, while other accounts may exceed federally insured limits. The Investment Funds have prime broker arrangements in place with multiple prime brokers as well as a custodian bank. The Investment Funds also have relationships with several financial institutions with which they trade derivative and other financial instruments.
In the normal course of business, the Investment Funds and the Holding Company may trade various financial instruments and enter into certain investment activities, which may give rise to off-balance-sheet risk, with the objective of capital appreciation or as economic hedges against other securities or the market as a whole. The Investment Funds and the Holding Company's investments may include futures, options, swaps and securities sold, not yet purchased. These financial instruments represent future commitments to purchase or sell other financial instruments or to exchange an amount of cash based on the change in an underlying instrument at specific terms at specified future dates. Risks arise with these financial instruments from potential counterparty non-performance and from changes in the market values of underlying instruments.
Securities sold, not yet purchased, at fair value represent obligations to deliver the specified security, thereby creating a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk, as the satisfaction of the obligations may exceed the amount recognized in our consolidated balance sheets. Our investments in securities and amounts due from brokers are partially restricted until we satisfy the obligation to deliver the securities sold, not yet purchased.
The Investment Funds and the Holding Company may enter into derivative contracts, including swap contracts, futures contracts and option contracts. The Investment Funds may also enter into foreign currency derivative contracts with the objective of capital appreciation or to economically hedge against foreign currency exchange rate risks on all or a portion of their non-U.S. dollar denominated investments.
The Investment Funds and the Holding Company have entered into various types of swap contracts with other counterparties. These agreements provide that they are entitled to receive or are obligated to pay in cash an amount equal to the increase or decrease, respectively, in the value of the underlying shares, debt and other instruments that are the subject of the contracts, during the period from inception of the applicable agreement to its expiration. In addition, pursuant to the terms of such agreements, they are entitled to receive other payments, including interest, dividends and other distributions made in respect of the underlying shares, debt and other instruments during the specified time frame. They are also required to pay to the counterparty a floating interest rate equal to the product of the notional amount multiplied by an agreed-upon rate, and they receive interest on any cash collateral that they post to the counterparty at the federal funds or LIBOR rate in effect for such period.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

The Investment Funds and the Holding Company may trade futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of a standardized amount of a deliverable grade commodity, security, currency or cash at a specified price and specified future date unless the contract is closed before the delivery date. Payments (or variation margin) are made or received by the Investment Funds and the Holding Company each day, depending on the daily fluctuations in the value of the contract, and the whole value change is recorded as an unrealized gain or loss by the Investment Funds and the Holding Company. When the contract is closed, the Investment Funds and the Holding Company record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.
The Investment Funds and the Holding Company may utilize forward contracts to seek to protect their assets denominated in foreign currencies and precious metals holdings from losses due to fluctuations in foreign exchange rates and spot rates. The Investment Funds' and the Holding Company's exposure to credit risk associated with non-performance of such forward contracts is limited to the unrealized gains or losses inherent in such contracts, which are recognized in unrealized gains or losses on derivative, futures and foreign currency contracts, at fair value in our consolidated balance sheets.
The Investment Funds may also enter into foreign currency contracts for purposes other than hedging denominated securities. When entering into a foreign currency forward contract, the Investment Funds agree to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date unless the contract is closed before such date. The Investment Funds record unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into such contracts and the forward rates at the reporting date.
The Investment Funds may also purchase and write option contracts. As a writer of option contracts, the Investment Funds receive a premium at the outset and then bear the market risk of unfavorable changes in the price of the underlying financial instrument. As a result of writing option contracts, the Investment Funds are obligated to purchase or sell, at the holder's option, the underlying financial instrument. Accordingly, these transactions result in off-balance-sheet risk, as the Investment Funds' satisfaction of the obligations may exceed the amount recognized in our consolidated balance sheets. At December 31, 2012, the maximum payout amounts relating to certain put options written by the Investment Funds were approximately $7.9 billion, of which approximately $6.8 billion related to covered put options on existing short positions on a certain stock index.  At December 31, 2011, the maximum payout amounts relating to certain put options written by the Investment Funds approximated $1.7 billion, of which approximately $1.4 billion related to covered put options on existing short positions on a certain stock index. As of December 31, 2012 and 2011, there were unrealized gains of $180 million and $24 million, respectively.
Certain terms of the Investment Funds' contracts with derivative counterparties, which are standard and customary to such contracts, contain certain triggering events that would give the counterparties the right to terminate the derivative instruments. In such events, the counterparties to the derivative instruments could request immediate payment on derivative instruments in net liability positions. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a liability position on December 31, 2012 and 2011 was $84 million and $42 million, respectively.
At December 31, 2012 and 2011, the Investment Funds had $148 million and $257 million, respectively, posted as collateral for derivative positions, including those derivative instruments with credit-risk-related contingent features; these amounts are included in cash held at consolidated affiliated partnerships and restricted cash in our consolidated balance sheets.
U.S. GAAP requires the disclosure of information about obligations under certain guarantee arrangements. Such guarantee arrangements requiring disclosure include contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity's failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.
From time to time, the Investment Funds enter into certain derivative contracts, in the form of credit default swaps, which meet the accounting definition of a guarantee, whereby the occurrence of a credit event with respect to the issuer of the underlying financial instrument may obligate the Investment Funds to make a payment to the swap counterparties. No such derivative contracts existed as of December 31, 2012. As of December 31, 2011, the Investment Funds had entered into such a credit default swap with a maximum notional amount of $8 million, with a term of one year. This credit default swap had a below investment grade risk profile. We estimate that our maximum exposure related to this credit default swap approximates 48.0% of such notional amounts as of December 31, 2011.
Each Investment Fund's assets may be held in one or more accounts maintained for the Investment Fund by its prime broker or at other brokers or custodian banks, which may be located in various jurisdictions. The prime broker and custodian banks are subject to various laws and regulations in the relevant jurisdictions in the event of their insolvency. Accordingly, the

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

practical effect of these laws and their application to the Investment Fund's assets may be subject to substantial variations, limitations and uncertainties. The insolvency of any of the prime brokers, custodian banks or clearing corporations may result in the loss of all or a substantial portion of the Investment Fund's assets or in a significant delay in the Investment Fund's having access to those assets.
Credit concentrations may arise from investment activities and may be impacted by changes in economic, industry or political factors. The Investment Funds and the Holding Company routinely execute transactions with counterparties in the financial services industry, resulting in credit concentration with respect to this industry. In the ordinary course of business, the Investment Funds and the Holding Company may also be subject to a concentration of credit risk to a particular counterparty.
The Investment Funds and the Holding Company seek to mitigate these risks by actively monitoring exposures, collateral requirements and the creditworthiness of our counterparties.
Automotive
Interest Rate Risk
During 2008, Federal-Mogul entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable-rate term loans. Through these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. As of December 31, 2012 and 2011, unrealized net losses of $10 million and $44 million, respectively, were recorded in accumulated other comprehensive loss as a result of these hedges. As of December 31, 2012, losses of $10 million are expected to be reclassified from accumulated other comprehensive loss to the consolidated statement of operations within the next 12 months.
These interest rate swaps reduce Federal-Mogul's overall interest rate risk. However, due to the remaining outstanding borrowings on Federal-Mogul's debt facilities and other borrowing facilities that continue to have variable interest rates, management believes that interest rate risk to Federal-Mogul could be material if there are significant adverse changes in interest rates. To the extent that interest rates change by 25 basis points, Federal-Mogul's annual interest expense would show a corresponding change of approximately $6 million, $7 million and $2 million for the years ending December 31, 2013, 2014 and 2015, respectively, representing the term of Federal-Mogul's variable-rate term loans.
Commodity Price Risk
Federal-Mogul's production processes are dependent upon the supply of certain raw materials that are exposed to price fluctuations on the open market. The primary purpose of Federal-Mogul's commodity price forward contract activity is to manage the volatility associated with forecasted purchases. Federal-Mogul monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal raw materials hedged include natural gas, copper, nickel, tin, zinc, high-grade aluminum and aluminum alloy. Forward contracts are used to mitigate commodity price risk associated with raw materials, generally related to purchases forecast for up to 15 months in the future.
Federal-Mogul had commodity price hedge contracts outstanding with combined notional values of $45 million and $117 million at December 31, 2012 and December 31, 2011, respectively, substantially all of which mature within one year in each of the respective periods and substantially all were designated as hedging instruments for accounting purposes. Unrealized net gains of $1 million and losses of $15 million were recorded in accumulated other comprehensive loss as of December 31, 2012 and 2011, respectively.
Exchange Rate Risk
Federal-Mogul manufactures and sells its products in North America, South America, Asia, Europe and Africa. As a result, Federal-Mogul's financial results can be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which Federal-Mogul manufactures and sells its products. Federal-Mogul's operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies.
Federal-Mogul generally tries to use natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, Federal-Mogul considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound and Polish zloty. Federal-Mogul had notional values of $160 million and $27 million of foreign currency hedge contracts outstanding at December 31, 2012 and December 31, 2011, respectively, of which $11 million and $27 million, respectively, were designated as cash flow

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

hedging instruments for accounting purposes. Unrealized net gains of less than $1 million and $3 million were recorded in accumulated other comprehensive loss as of December 31, 2012 and December 31, 2011, respectively, for the contracts designated as hedging instruments. The remaining outstanding contracts as of December 31, 2012 with combined notional value of approximately $149 million were entered into by Federal-Mogul in order to offset fluctuations in consolidated earnings caused by changes in currency rates used to translate earnings at foreign subsidiaries into U.S. dollars over the next 12 months. These contracts are not designated as hedging instruments for accounting purposes and are marked to market through the income statement. Unrealized losses of $10 million related to these contracts were recorded in other income, net for the years ended December 31, 2012.
Concentrations of Credit Risk
Financial instruments, which potentially subject Federal-Mogul to concentrations of credit risk, consist primarily of accounts receivable and cash investments. Federal-Mogul's customer base includes virtually every significant global light and commercial vehicle manufacturer and a large number of distributors, installers and retailers of automotive aftermarket parts. Federal-Mogul's credit evaluation process and the geographical dispersion of sales transactions help to mitigate credit risk concentration. No individual customer accounted for more than 6% of Federal-Mogul's direct sales during the years ended December 31, 2012. During 2011, Federal-Mogul granted terms extension with certain customers in the North American aftermarket. As a result, Federal-Mogul had one VCS customer that accounted for 19% of its net accounts receivable balance as of December 31, 2012. Federal-Mogul requires placement of cash in financial institutions evaluated as highly creditworthy.
Energy
CVR is subject to price fluctuations caused by supply conditions, weather, economic conditions, interest rate fluctuations and other factors. To manage price risk on crude oil and other inventories and to fix margins on certain future production, CVR from time to time enters into various commodity derivative transactions.
CVR has adopted accounting standards which impose extensive record-keeping requirements in order to designate a derivative financial instrument as a hedge. CVR holds derivative instruments, such as exchange-traded crude oil futures and certain over-the-counter forward swap agreements, which it believes provide an economic hedge on future transactions, but such instruments are not designated as hedges for GAAP purposes. Gains or losses related to the change in fair value and periodic settlements of these derivative instruments are included in other (loss) income, net in the consolidated statement of operations.
CVR maintains a margin account to facilitate other commodity derivative activities. A portion of this account may include funds available for withdrawal. These funds are included in cash and cash equivalents within the consolidated balance sheets. The maintenance margin balance is included within other assets within consolidated balance sheets. Depending upon the position of the open commodity derivatives as of the reporting date, the amounts are classified either as an asset or liability within the consolidated balance sheets. From time to time, CVR may be required to deposit additional funds into this margin account. The fair value of the open commodity positions as of December 31, 2012 was a net loss of less than a $1 million which is included in accrued expenses and other liabilities. For the period May 5, 2012 through December 31, 2012, CVR recognized a net realized and unrealized loss $4 million and is included in other (loss) income, net in the consolidated statement of operations.
Commodity Swap
In September 2011, CVR entered into several commodity swap contracts with effective periods beginning in January 2012. The physical volumes are not exchanged and these contracts are net settled with cash. The contract fair value of the commodity swaps is reflected on the consolidated balance sheets with changes in fair value currently recognized in the consolidated statement of operations. Quoted prices for similar assets or liabilities in active markets (Level 2) are considered to determine the fair values for the purpose of marking to market the hedging instruments at each period end. As of December 31, 2012, CVR had open commodity hedging instruments consisting of 23.3 million barrels of crack spreads primarily to fix the margin on a portion of its future gasoline and distillate production. The fair value of the outstanding contracts at December 31, 2012 was a net liability of $67 million. For the period May 5, 2012 through December 31, 2012, CVR recognized a net realized and unrealized loss of $176 million which is recorded in other (loss) income, net in the consolidated statements of operations.
Interest Rate Swap

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

On June 30 and July 1, 2011, CRNF entered into two floating-to-fixed interest rate swap agreements for the purpose of hedging the interest rate risk associated with a portion of its $125 million floating rate term debt which matures in April 2016. The aggregate notional amount covered under these agreements totals $63 million (split evenly between the two agreement dates) and commenced on August 12, 2011 and expires on February 12, 2016. Under the terms of the interest rate swap agreement entered into on June 30, 2011, CRNF will receive a floating rate based on three month LIBOR and pay a fixed rate of 1.94%. Under the terms of the interest rate swap agreement entered into on July 1, 2011, CRNF will receive a floating rate based on three month LIBOR and pay a fixed rate of 1.975%. Both swap agreements are settled every 90 days. The effect of these swap agreements is to lock in a fixed rate of interest of approximately 1.96% plus the applicable margin paid to lenders over three-month LIBOR as governed by the CRNF credit agreement. At December 31, 2012, the effective rate was approximately 4.6%. The agreements were designated as cash flow hedges at inception and accordingly, the effective portion of the gain or loss on the swap is reported as a component of accumulated other comprehensive income (loss) and will be reclassified into interest expense when the interest rate swap transaction affects earnings. The ineffective portion of the gain or loss will be recognized immediately in current interest expense in the consolidated statement of operations. The realized loss on the interest rate swap reclassified from accumulated other comprehensive income ("AOCI") into interest expense was $0.6 million for the period May 5, 2012 through December 31, 2012.
Consolidated Derivative Information
The following table presents the consolidated fair values of our derivatives that are not designated as hedging instruments:

	Asset Derivatives(1)		Liability Derivatives(2)
Derivatives Not Designated as Hedging Instruments	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)
Equity contracts	$21	$3	$35	$42
Foreign exchange contracts	—	3	59	—
Commodity contracts	1	—	68	—
Sub-total	22	6	162	42
Netting across contract types(3)	(1)	—	(1)	—
Total(3)	$21	$6	$161	$42

(1)	Net asset derivatives are located within other assets in our consolidated balance sheets.

(2)	Net liability derivatives are located within accrued expenses and other liabilities in our consolidated balance sheets.

(3)	Excludes netting of cash collateral received and posted. The total collateral posted at December 31, 2012 and 2011 was $148 million and $257 million, respectively, across all counterparties.
The following table presents the effects of our derivative instruments not designated as hedging instruments on the statements of operations for the years ended December 31, 2012, 2011 and 2010:

	Gain (Loss) Recognized in Income(1)
	Year Ended December 31,
Derivatives Not Designated as Hedging Instruments	2012	2011	2010
	(in millions)
Equity contracts	$(1,082)	$(39)	$2
Foreign exchange contracts	(78)	7	(12)
Credit contracts	1	18	38
Futures index spread	—	20	3
Commodity contracts	(180)	—	—
	$(1,339)	$6	$31

(1)
Gains (losses) recognized on derivatives are classified in net gain from investment activities in our consolidated statements of operations for our Investment segment and are included in other income (loss), net for all other segments.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

At December 31, 2012, the volume of our derivative activities based on their notional exposure, categorized by primary underlying risk, are as follows:

	Long Notional Exposure	Short Notional Exposure
Primary underlying risk:	(in millions)
Equity swaps	$2	$6,951
Foreign currency forwards	160	2,197
Interest rate swap contracts	1,253	—
Commodity contracts	52	21
The following table presents the fair values of our derivative instruments that are designated as cash flow hedging instruments:

	Asset Derivatives(1)		Liability Derivatives(2)
Derivatives Designated as Cash Flow Hedging Instruments	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(in millions)
Interest rate swap contracts	$—	$—	$13	$44
Commodity contracts	2	—	1	16
Foreign currency contracts	—	3	—	—
Sub-total	2	3	14	60
Netting across contract types	(2)	(3)	(2)	(3)
Total	$—	$—	$12	$57

(1)	Located within other assets in our consolidated balance sheets.

(2)	Located within accrued expenses and other liabilities in our consolidated balance sheets.

The following tables present the effect of our derivative instruments that are designated as cash flow hedging instruments on our supplemental combined financial statements for the years ended December 31, 2012, 2011 and 2010:

Year Ended December 31, 2012
Derivatives Designated as Hedging Instruments	Amount of (Loss) Gain Recognized in OCI on Derivatives (Effective Portion)	Amount of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Location of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Amount of Loss Recognized in Income on Derivatives (Ineffective Portion)	Location of Loss Recognized in Income on Derivatives (Ineffective Portion)
	(in millions)	(in millions)
Interest rate swap contracts	$(4)	$(38)	Interest expense	$—
Commodity contracts	7	(10)	Cost of goods sold	—
Foreign currency contracts	(2)	1	Cost of goods sold	—
	$1	$(47)		$—

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Year Ended December 31, 2011
Derivatives Designated as Hedging Instruments	Amount of (Loss) Gain Recognized in OCI on Derivatives (Effective Portion)	Amount of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Location of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Amount of Loss Recognized in Income on Derivatives (Ineffective Portion)	Location of Loss Recognized in Income on Derivatives (Ineffective Portion)
	(in millions)	(in millions)
Interest rate swap contracts	$(13)	$(39)	Interest expense	$—
Commodity contracts	(22)	5	Cost of goods sold	(1)	Other income, net
Foreign currency contracts	3	—		—
	$(32)	$(34)		$(1)

Year Ended December 31, 2010
Derivatives Designated as Hedging Instruments	Amount of (Loss) Gain Recognized in OCI on Derivatives (Effective Portion)	Amount of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Location of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Amount of Loss Recognized in Income on Derivatives (Ineffective Portion)	Location of Loss Recognized in Income on Derivatives (Ineffective Portion)
	(in millions)	(in millions)
Interest rate swap contracts	$(58)	$(38)	Interest expense	$—
Commodity contracts	16	9	Cost of goods sold	—
Foreign currency contracts	1	1	Cost of goods sold	—
	$(41)	$(28)		$—

9.	Goodwill and Intangible Assets, Net.
Goodwill consists of the following:

	December 31, 2012
	Automotive	Energy	Railcar	Food Packaging	Metals	Consolidated
	(in millions)
Gross carrying amount, January 1	$1,323	$—	$7	$3	$20	$1,353
Acquisitions	—	930	—	—	—	930
Adjustment to step-up value	44	—	—	—	(6)	38
Foreign exchange	1	—	—	—	—	1
Gross carrying amount, December 31	1,368	930	7	3	14	2,322

Accumulated impairment, January 1	(226)	—	—	—	—	(226)
Impairment	—	—	—	—	(14)	(14)
Accumulated impairment, December 31	(226)	—	—	—	(14)	(240)

Net carrying value, December 31	$1,142	$930	$7	$3	$—	$2,082

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	December 31, 2011
	Automotive	Energy	Railcar	Food Packaging	Metals	Consolidated
	(in millions)
Gross carrying amount, January 1	$1,343	$—	$7	$3	$2	$1,355
Acquisitions	—	—	—	—	19	19
Adjustment to step-up value	(19)	—	—	—	(1)	(20)
Foreign exchange	(1)	—	—	—	—	(1)
Gross carrying amount, December 31	1,323	—	7	3	20	1,353

Accumulated impairment, January 1	(226)	—	—	—	—	(226)
Impairment	—	—	—	—	—	—
Accumulated impairment, December 31	(226)	—	—	—	—	(226)

Net carrying value, December 31	$1,097	$—	$7	$3	$20	$1,127
Intangible assets, net consists of the following:

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
	(in millions)
Definite-lived intangible assets:
Customer relationships	$921	$(238)	$683	$559	$(187)	$372
Developed technology	121	(57)	64	119	(46)	73
In-place leases	121	(43)	78	121	(34)	87
Gasification technology license	60	(2)	58	—	—	—
Other	47	(15)	32	41	(12)	29
	$1,270	$(355)	915	$840	$(279)	561
Indefinite-lived intangible assets:
Trademarks and brand names			262			309
Gaming licenses			29			29
			291			338
Intangible assets, net			$1,206			$899
We recorded amortization expense associated with definite-lived intangible assets for the years ended December 31, 2012, 2011 and 2010 of $77 million, $65 million and $62 million, respectively. We utilize the straight-line method of amortization, recognized over the estimated useful lives of the assets.
The estimated future amortization expense for our definite-lived intangible assets is as follows:

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Year	Amount
(in millions)
2013	$81
2014	81
2015	81
2016	78
2017	78
Thereafter	516
$915
Automotive
Goodwill
During the year ended December 31, 2012, our Automotive segment increased goodwill and decreased property, plant and equipment by $8 million to correct for property, plant and equipment that were improperly valued in our initial purchase accounting. In addition, during the year ended December 31, 2012, our Automotive segment increased goodwill by $36 million related to our initial purchase accounting related to a liability associated with alleged defective products. This error resulted from the fact that our Automotive segment has not been properly accounting for alleged defective products as it has been recording an expense when a claim was made by the customer as opposed to at point of sale. Our Automotive segment performed an analysis and determined that it needed to increase to its alleged defective products liability by $37 million as of December 31, 2012. Our Automotive segment analyzed the impact of this error on our goodwill impairment analysis for the years ended December 2008 through 2012 and determined that this error did not impact the results of goodwill impairment for any of these years.
During the year ended December 31, 2011, our Automotive segment corrected $19 million of tax adjustments that were improperly recorded to goodwill in its stepped-up accounting.
In June 2012, Federal-Mogul entered into a definitive agreement to purchase the BERU spark plug business from BorgWarner, Inc. These spark plugs are manufactured in France and Germany and are sold to European original equipment manufacturers. The purchase was finalized at the end of September 2012 for $52 million, net of acquired cash. Federal-Mogul has performed a preliminary allocation of the purchase price in accordance with FASB ASC Topic 805, Business Combinations. Federal-Mogul is utilizing a third party to assist in the fair value determination of certain components of the purchase price allocation, namely fixed assets and intangible assets. Federal-Mogul has preliminarily recorded $22 million of definite-lived intangible assets and $1 million of indefinite-lived intangible assets associated with this acquisition.
During the first half of 2012, Federal-Mogul was organized into four business units (Powertrain Energy ("PTE"), Powertrain Sealing and Bearings ("PTSB"), Vehicle Safety and Protection ("VSP") and Global Aftermarket). These four business units represented our reporting units for our goodwill impairment analysis for our Automotive segment for the periods prior and during the second quarter of 2012. During the second quarter of 2012, Federal-Mogul's board of directors approved a restructuring plan to reduce or eliminate capacity at several high cost VSP facilities and transfer production to lower cost locations. As a result, we determined that this restructuring plan indicated that an impairment may have existed in one of our Automotive reporting units, VSP, which had a balance of $720 million of goodwill allocated to it as of June 30, 2012. In assessing whether we had an impairment in our VSP reporting unit, we considered certain trends of businesses comprising our VSP reporting unit, along with other quantitative and qualitative factors, and concluded that this restructuring event did not result in a goodwill impairment charge during the second quarter of 2012 for our VSP reporting unit.
During the third quarter of 2012, the board of directors of Federal-Mogul decided to segment Federal-Mogul's operating businesses into two business units, Powertrain and Vehicle Component Solutions ("VCS"). Powertrain will focus primarily on the manufacture and sale of powertrain products to original equipment manufacturers while VCS will consist of Federal-Mogul's global aftermarket as well as its brake, chassis and wipers businesses. Federal-Mogul has initiated several actions in connection with the creation of the two business units, including the hiring of a new Chief Executive Officer for the VCS group and the identification of facilities that will be managed by each business group.

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As a result of the reorganization of Federal-Mogul's operating businesses into two business units as of September 1, 2012, the reporting units for our Automotive segment have also been reorganized accordingly and now consist of Powertrain and VCS. As a result of this reorganization, we were required to reassign our Automotive segment's existing goodwill balances to the new reporting units utilizing a relative fair value allocation approach in accordance with FASB ASC Topic 350. With the assistance of a third-party appraiser, we allocated $504 million and $638 million of goodwill based on their fair values as of September 1, 2012 to the Powertrain and VCS reporting units, respectively. In addition, we evaluated the potential for goodwill impairment resulting from the reorganization of reporting units. In assessing whether we had an impairment in either of our Powertrain or VCS reporting units as a result of the reorganization, we considered certain trends of businesses comprising our Powertrain and VCS reporting units, along with other quantitative and qualitative factors, and concluded that the business reorganization did not result in a goodwill impairment charge during the third quarter of 2012.
Reporting unit fair values are based upon consideration of various valuation methodologies, one of which is projecting future cash flows discounted at rates commensurate with the risks involved (“Discounted Cash Flow” or “DCF”). Assumptions used in a DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans and for years beyond that plan, the estimates are based on assumed growth rates. We believe that our assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in a DCF are based on estimates of the weighted-average cost of capital (“WACC”) of a market participant. Such estimates are derived from our analysis of peer companies and consider the industry weighted average return on debt and equity from a market participant perspective.
In our annual goodwill impairment analysis for our Automotive segment as of October 1, 2012, we note that our Automotive segment's VCS reporting unit's fair value exceeded its carrying value by less than 1%, and accordingly is deemed to be at risk of failing “Step 1” of a goodwill impairment analysis. Because our Automotive segment's VCS reporting unit's fair value exceeded its carrying value by such a small margin, we believe that it was prudent to perform a "Step 2" goodwill impairment analysis for our Automotive segment's VCS reporting unit. "Step 2" calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in "Step 1". The implied fair value of goodwill determined in "Step 2" is compared to the carrying value of goodwill. The implied fair value of goodwill for "Step 2" for the VCS reporting unit exceeded its net book value by approximately 4% as of October 1, 2012. Given the complexity of the calculation, we have not yet finalized "Step 2" goodwill impairment assessment for the VCS reporting unit. To the extent that the finalization of our assessment of goodwill requires an adjustment to the preliminary impairment charge, such adjustment would be recorded in the first quarter of 2013.
Intangible Assets
Based upon certain impairment indicators related to our Automotive segment's friction business during the second quarter of 2012, including lower than expected profits and cash flows due to continued lower aftermarket volumes, further product mix shifts and pressure on margins, our Automotive segment performed a trademarks and brand names impairment analysis in accordance with the subsequent measurement provisions of FASB ASC Topic 350. As a result of this impairment analysis, we recorded an impairment charge of $13 million during the second quarter of 2012. In addition, in conjunction with our goodwill impairment test that was precipitated by the reorganization as of September 1, 2012, as discussed above, we also performed a trademarks and brand names impairment analysis in accordance with FASB ASC 350, Intangibles-Goodwill and other, as of September 1, 2012. Our impairment analyses compare the fair values of these assets to the related carrying values, and impairment charges are recorded for any excess of carrying values over fair values. These fair values are based upon the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets. Based upon these analyses, our Automotive segment recognized a $46 million impairment charge for year ended December 31, 2012.
Energy
As further discussed in Note 3, "Acquisition," we acquired a controlling interest in CVR on May 4, 2012. As a result, of the acquisition, based on preliminary valuations, we recorded goodwill of $930 million, of which $472 million and $458 million was allocated to our Energy segment's petroleum and fertilizer reporting units, respectively. We finalized the purchase price for our acquisition of a controlling interest in CVR during the second quarter of 2013. See Note 20, Subsequent Events - Energy," for further discussion. The goodwill arising from the acquisition was largely due to certain CVR factors, including CVR's location attributes, trained and assembled workforce, and a deferred tax liability offset adjustment, which arises from the nature of the stock transaction. Specifically related to locational attributes, CVR is an inland refiner that buys the majority of its

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crude oil at prices linked to the West Texas Intermediate benchmark and then sells gasoline at prices based on global benchmarks like the North Sea Brent crude.  This reduced feedstock cost has benefited the gross margins of mid-continent refiners such as CVR.  Oil production in the mid-continent, combined with availabilities from Canada, was expected to increase faster than the inland crude could be piped out of the region, causing an oversupply of crude in Cushing, Oklahoma.
We are currently performing the annual goodwill impairment test for our Energy segment which will be finalized during the third quarter of 2013. Any goodwill impairment charge that results from this annual impairment test for our Energy segment will be recorded in the third quarter of 2013.
In addition, we recorded definite-lived intangible assets aggregating $410 million, of which $60 million related to gasification technology license with a useful life of 25 years, $10 million related to permitting assets with a useful life of 25 years and $340 million related to customer relationships with a useful life of 20 years. The gasification technology license and customer relationships definite-lived intangibles were allocated solely to our Energy segment's fertilizer reporting unit and the permitting assets definite-lived intangible assets were allocated solely to our Energy segment's petroleum reporting unit. The purchase price allocation was finalized during the second quarter of 2013. See Note 20, "Subsequent Event - Energy," for further discussion. None of the goodwill recognized is deductible for income tax purposes.
  The fair value of the customer relationships acquired of $340 million was valued using the multi-period excess earnings method ("MPEEM"), a form of the income approach.  The MPEEM valuation methodology seeks to isolate the cash-flow stream attributable to a specific intangible asset being valued from the asset grouping's overall cash-flow stream.  Under the MPEEM, a capital charge (i.e., an economic rental charge) against the total cash-flow stream is made for the use of the contributory assets that contribute to the cash flow generating ability of the specific intangible asset under analysis, which leaves an excess-earnings (or residual) stream applicable to the intangible asset being valued.  Significant assumptions utilized in the MPEEM method included an assumed long-term revenue growth rate of 3%, an annual attrition rate of 5.0%, and a discount rate of 10.5%.  The attrition rate applied in the MPEEM is the product of an analysis of five years of sales data by customer (from 2007 to 2011, which was chosen as an appropriate historical period to analyze given the reliability of the underlying sales by customer data and the fact that it demonstrated attrition in both positive and negative economic cycles), where the revenue-based attrition rate ranged from approximately 5% to 7.5%. The selection of 5% was based on the observed attrition rate in 2011, which was deemed to be more representative of future attrition than that observed during the financial crisis (i.e., 7.7% in 2009). The discount rate is based on our Energy segment's fertilizer business unit's required rate of return on equity, which included a risk premium of 1.5% reflecting the inherent risks and uncertainties of customer relationships.  Our Energy segment's fertilizer business unit relies on recurring relationships with significant customers to generate a material portion of its total revenues and expects existing customers to generate significant growth in the future.  Our Energy segment's top ten customers accounted for approximately 60% of revenues in 2011 in every year and each, but for one, generated revenue from 2007 to 2011. Our Energy segment's management believes these customers to be recurring relationships.  Based on our analysis of the nature and extent of the customer relationships that our Energy segment's fertilizer business has had with its significant customers, including observed historical attrition and the historical length of such relationships, which for the top ten customers dates back to when the fertilizer business was formed in its current capacity in 2004, we estimated that the customer base would reasonably continue to produce cash flows for a period of 20 years.
The fair value of gasification technology license of $60 million was determined using the relief from royalty method, a form of both the market and income approach. Under the relief from royalty method, the value of the intangible asset is determined based on the present value of the royalties that a company is relieved from paying as a result of owning such assets. Thus, because our Energy segment's fertilizer business holds a paid-up, royalty-free license to use, we estimated the benefit of the relief from the royalty expense that would need to be incurred in the absence of a royalty-free license. Significant assumptions used in the relief from royalty method included a market royalty rate of 1.5% and a discount rate of 9%. The market royalty rate was determined based on analysis of prevailing royalty rates paid for the use of similar technologies in the marketplace, which ranged from 1.0% to 9.0%, with a median of 5.0% and a lower quartile of 2.0%. The discount rate is based on our Energy segment's fertilizer business unit's required rate of return on equity.
The fair value of permitting assets of $10 million, which is included in other in the table above, was determined using the discounted cash flow method, a form of income approach. The permitting assets pertain to our Energy segment's petroleum business' water usage rights. Because the permitting assets allow our Energy segment's petroleum business to save costs related to water usage, there is value to such rights. Significant assumptions in the discounted cash flow method included an annual cost savings growth rate of 2% and a discount rate of 11.5%. The savings rate was determined based on the long-term growth

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of our Energy segment's petroleum business. The discount rate is based on our Energy segment's petroleum business unit's required rate of return on equity.
Railcar
We perform the annual goodwill impairment test as of March 1 of each year for our Railcar segment. For purposes of goodwill impairment testing, our Railcar segment's manufacturing reporting unit is the only reporting unit with allocated goodwill. We assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is greater than its carrying amount. If, however, we had determined that it was more likely than not that the fair value of the reporting unit was less than its carrying amount, then we would perform the first step of the two-step goodwill impairment test. In evaluating whether it is more likely than not that the fair value of the reporting unit is greater than its carrying amount, we considered various qualitative and quantitative factors, including macroeconomic conditions, railcar industry trends and the fact that our railcar manufacturing reporting unit has historical positive operating cash flows that we anticipate will continue. After assessing these factors, we determined that it was more likely than not the fair value of our railcar manufacturing reporting unit was greater than its carrying amount, and therefore no further testing was necessary.
Gaming
During the second quarter of 2012, our Gaming segment corrected $5 million related to its stepped-up value of certain definite-lived intangibles that were overstated in its initial purchase accounting. In addition, during the second quarter of 2012, our Gaming segment recognized an impairment charge of $2 million related to certain intangible assets (favorable lease arrangements) related to certain original tenant leases being terminated early.
Food Packaging
As a result of our acquisition of a controlling interest in Viskase on January 15, 2010, certain long-term assets have been adjusted as a result of our required utilization of common control parties' underlying basis in such assets. As of December 31, 2012, the net balances of such assets included adjustments as follows: $3 million for goodwill and $9 million for intangible assets.
Metals
During the year ended December 31, 2012, our Metals segment reduced its goodwill by $6 million, which related to certain acquisitions made during 2011 and consisted of a $11 million increase in tangible and identifiable intangible assets due to finalization of purchase price allocations, offset by additional purchase price payments of $4 million and and increase in the environmental liability at acquisition of $1 million. our Metals segment performed its annual impairment review of indefinite-lived intangible assets in the fourth quarter of 2012. Because of the downturn in the scrap metals industry in 2012, along with continued challenging market conditions in the metals industry, our Metals segment determined that all of its goodwill and trade name intangible assets were impaired. As a result, our Metals segment recorded an impairment charge of $18 million in 2012.

10.	Property, Plant and Equipment, Net.
Property, plant and equipment, net consists of the following:

		December 31,
	Useful Life	2012	2011
	(in years)	(in millions)
Land		$465	$464
Buildings and improvements	4 - 40	2,065	1,041
Machinery, equipment and furniture	1 - 30	4,527	2,572
Assets leased to others	15 - 39	2,634	2,359
Construction in progress		649	410
		10,340	6,846
Less: Accumulated depreciation and amortization		(2,679)	(2,189)
Property, plant and equipment, net		$7,661	$4,657

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Depreciation and amortization expense related to property, plant and equipment for the years ended ended December 31, 2012, 2011 and 2010 was $529 million, $404 million and $423 million, respectively.

11.	Debt.
Debt consists of the following:

	Icahn Enterprises		Icahn Enterprises Holdings
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)		(in millions)
8% senior unsecured notes due 2018 - Icahn Enterprises/Icahn Enterprises Holdings	$2,476	$1,450	$2,471	$1,444
7.75% senior unsecured notes due 2016 - Icahn Enterprises/Icahn Enterprises Holdings	1,050	1,050	1,047	1,046
Senior unsecured variable rate convertible notes due 2013 - Icahn Enterprises/Icahn Enterprises Holdings	556	556	556	556
Debt facilities - Automotive	2,738	2,737	2,738	2,737
Debt facilities - Energy	749	—	749	—
Credit facilities - Energy	125	—	125	—
Debt facilities - Gaming	—	49	—	49
Credit facilities - Gaming	171	—	171	—
Debt and credit facilities - Railcar	1,600	1,633	1,600	1,633
Senior secured notes and revolving credit facility - Food Packaging	214	214	214	214
Mortgages payable - Real Estate	70	75	70	75
Other	124	67	124	67
	$9,873	$7,831	$9,865	$7,821
Senior Unsecured Notes - Icahn Enterprises and Icahn Enterprises Holdings
8% Senior Unsecured Notes Due 2018 and 7.75% Senior Unsecured Notes Due 2016
On January 15, 2010, we and Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance”) (collectively, the “Issuers”), issued $850 million aggregate principal amount of 7.75% Senior Unsecured Notes due 2016 (the “2016 Notes”) and $1,150 million aggregate principal amount of 8% Senior Unsecured Notes due 2018 (the “2018 Notes” and, together with the 2016 Notes, referred to as the “Initial Notes”) pursuant to the purchase agreement, dated January 12, 2010, by and among the Issuers, Icahn Enterprises Holdings, as guarantor (the “Guarantor”), and Jefferies & Company, Inc., as initial purchaser. The gross proceeds from the sale of the Initial Notes were $1,987 million, a portion of which was used to retire certain notes during 2010. Interest on the 2016 Notes and 2018 Notes are payable on January 15 and July 15 of each year, commencing July 15, 2010.
On November 12, 2010, the Issuers issued an additional $200 million aggregate principal amount of the 2016 Notes and $300 million aggregate principal amount of the 2018 Notes (such notes are collectively referred to as the “2010 Additional Notes”), pursuant to the purchase agreement, dated November 8, 2010, by and among the Issuers, Icahn Enterprises Holdings, as guarantor and Jefferies & Company, Inc., as initial purchaser. The 2010 Additional Notes constitute the same series of securities as the Initial Notes for purposes of the indenture governing the notes and vote together on all matters with such series. The 2010 Additional Notes have substantially identical terms as the Initial Notes. The gross proceeds from the sale of the 2010 Additional Notes were $512 million.
On January 17, 2012, February 6, 2012 and July 12, 2012, the Issuers issued an additional aggregate $1,000 million principal amount of the 2018 Notes (such notes are collectively referred to as the “2012 Additional Notes”), pursuant to their respective purchase agreements, by and among the Issuers, Icahn Enterprises Holdings, as guarantor and Jefferies & Company, Inc., as initial purchaser. These notes constitute the same series of securities as the Initial Notes for purposes of the indenture

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governing the notes and vote together on all matters with such series. These notes have substantially identical terms as the Initial Notes.
The Initial Notes, 2010 Additional Notes and 2012 Additional Notes (referred to collectively as the notes) were issued under and are governed by an indenture, dated January 15, 2010 (the “Indenture”), among the Issuers, the Guarantor and Wilmington Trust Company, as trustee. The Indenture contains customary events of defaults and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments. On or after January 15, 2013, the Issuers may redeem all of the 2016 Notes at a price equal to 103.875% of the principal amount of the 2016 Notes, plus accrued and unpaid interest, with such optional redemption prices decreasing to 101.938% on and after January 15, 2014 and 100% on and after January 15, 2015. On or after January 15, 2014, the Issuers may redeem all of the 2018 Notes at a price equal to 104.000% of the principal amount of the 2018 Notes, plus accrued and unpaid interest, with such option redemption prices decreasing to 102.000% on and after January 15, 2015 and 100% on and after January 15, 2016. Before January 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of each of the 2016 Notes and 2018 Notes with the net proceeds of certain equity offerings at a price equal to 107.750% and 108.000%, respectively, of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 2016 Notes or 2018 Notes, as the case may be, originally issued remains outstanding immediately after such redemption. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder's notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest.
The notes and the related guarantee are the senior unsecured obligations of the Issuers and rank equally with all of the Issuers' and the Guarantor's existing and future senior unsecured indebtedness and rank senior to all of the Issuers' and the Guarantor's existing and future subordinated indebtedness. The notes and the related guarantee are effectively subordinated to the Issuers' and the Guarantor's existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The notes and the related guarantee are also effectively subordinated to all indebtedness and other liabilities of the Issuers' subsidiaries other than the Guarantor.
In connection with the issuance of the 2012 Additional Notes, the Issuers and the Guarantor entered into Registration Rights Agreements, one of which was dated January 17, 2012, another of which was dated February 6, 2012 and the other dated July 12, 2012, with the Initial Purchaser. On January 20, 2012, we filed an initial registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the 2012 Additional Notes issued on January 17, 2012. The registration statement was subsequently amended in to include the 2012 Additional Notes issued on February 6, 2012. The SEC declared this exchange offer registration statement on Form S-4 effective on March 20, 2012. Pursuant to the Registration Rights Agreements dated January 17, 2012 and February 6, 2012, we subsequently commenced the exchange offer to exchange the unregistered 2012 Additional Notes issued on January 17, 2012 and February 6, 2012 for notes that are registered with the SEC ("Exchange Notes") and the exchange offer expired on April 18, 2012. All such notes were properly tendered in the exchange offer and accepted by us in exchange for registered Exchange Notes.
With respect to the 2012 Additional Notes issued on July 12, 2012, we filed an initial registration statement on Form S-4 under the Securities on September 5, 2012. The SEC declared this exchange offer registration statement on Form S-4 effective on October 12, 2012. Pursuant to the Registration Rights Agreement dated July 12, 2012, we subsequently commenced the exchange offer to exchange the unregistered 2012 Additional notes issued on July 12, 2012 for Exchange Notes. This exchange offer expired on November 9, 2012.
Senior Unsecured Variable Rate Convertible Notes Due 2013 - Icahn Enterprises and Icahn Enterprises Holdings
In April 2007, we issued an aggregate of $600 million of variable rate senior convertible notes due 2013 (the “variable rate notes”). The variable rate notes were sold in a private placement pursuant to Section 4(2) of the Securities Act, and issued pursuant to an indenture dated as of April 5, 2007, by and among us, as issuer, Icahn Enterprises Finance, as co-issuer, and Wilmington Trust Company, as trustee. Other than Icahn Enterprises Holdings, no other subsidiaries guarantee payment on the variable rate notes. The variable rate notes bear interest at a rate of three-month LIBOR minus 125 basis points, but the all-in-rate can be no less than 4.0% nor more than 5.5%, and are convertible into our depositary units at a conversion price of $132.595 per depositary unit per $1,000 principal amount, subject to adjustments in certain circumstances. Pursuant to the indenture governing the variable rate notes, on October 5, 2008, the conversion price was adjusted downward to $105.00 per depositary unit per $1,000 principal amount. As a result of the unit distributions on May 31, 2011, March 30, 2012, May 31, 2012, August 31, 2012 and November 30, 2012, the conversion price was adjusted further downward to $101.50 per depositary unit per $1,000 principal amount. As of December 31, 2012, the interest rate was 4.0%. The interest on the variable rate notes

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is payable quarterly on each January 15, April 15, July 15 and October 15. The variable rate notes mature on August 15, 2013, assuming they have not been converted to depositary units before their maturity date.
In the event that we declare a cash dividend or similar cash distribution in any calendar quarter with respect to our depositary units in an amount in excess of $0.10 per depositary unit (as adjusted for splits, reverse splits and/or stock dividends), the indenture governing the variable rate notes requires that we simultaneously make such distribution to holders of the variable rate notes in accordance with a formula set forth in the indenture. We paid aggregate cash distributions of $3 million for each of the years ended December 31, 2011 and 2010 to holders of our variable rate notes in respect to our distribution payments to our depositary unitholders. There were no distributions during the year ended December 31, 2012. Such amounts have been classified as interest expense in our consolidated statements of operations.
On January 25, 2013, Icahn Enterprises and Icahn Enterprises Holdings delivered a notice of satisfaction and discharge to the registered holders of our outstanding variable rate notes. See Note 20, "Subsequent Events," for further discussion.
Senior Unsecured Notes Restrictions and Covenants
The indenture governing the variable rate notes, and the indenture governing both the 2016 Notes and the 2018 Notes (including the 2010 Additional Notes and the 2012 Additional Notes), restrict the payment of cash distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the senior unsecured notes. The indentures also restrict the incurrence of debt or the issuance of disqualified stock, as defined in the applicable indenture, with certain exceptions. In addition, the indentures require that on each quarterly determination date we and the guarantor of the notes (currently only Icahn Enterprises Holdings) maintain certain minimum financial ratios, as defined therein. The indentures also restrict the creation of liens, mergers, consolidations and sales of substantially all of our assets, and transactions with affiliates.
As of December 31, 2012 and 2011, we were in compliance with all covenants, including maintaining certain minimum financial ratios, as defined in the applicable indentures. Additionally, as of December 31, 2012, based on covenants in the applicable indenture governing our senior unsecured notes, we are permitted to incur approximately $1.3 billion in additional indebtedness.
Debt Facilities - Automotive
On December 27, 2007, Federal-Mogul entered into a Term Loan and Revolving Credit Agreement (the “Debt Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Debt Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan.
The obligations under the revolving credit facility mature December 27, 2013 and bear interest in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans mature December 27, 2014 and the tranche C term loans mature December 27, 2015. All Debt Facilities term loans bear interest at LIBOR plus 1.9375% or at ABR plus 0.9375% at Federal-Mogul's election.
During 2008, Federal-Mogul entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable rate term loans under the Debt Facilities. Through use of these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment. To the extent that interest rates change by 25 basis points, Federal-Mogul's annual interest expense would show a corresponding change of approximately $6 million, $7 million and $2 million for the years ending December 31, 2013, 2014 and 2015, respectively, representing the term of Federal-Mogul's variable-rate term loans.
As of December 31, 2012 and December 31, 2011, the borrowing availability under the revolving credit facility was $451 million and $496 million, respectively. Federal-Mogul had $37 million and $38 million of letters of credit outstanding as of December 31, 2012 and December 31, 2011, respectively, pertaining to the term loan credit facility. To the extent letters of credit associated with the revolving credit facility are issued, there is a corresponding decrease in borrowings available under this facility.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

The obligations of Federal-Mogul under the Debt Facilities are guaranteed by substantially all of its domestic subsidiaries and certain foreign subsidiaries, and are secured by substantially all personal property and certain real property of Federal-Mogul and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority.
The Debt Facilities contain certain affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on (i) investments; (ii) certain acquisitions, mergers or consolidations; (iii) sale and leaseback transactions; (iv) certain transactions with affiliates and (v) dividends and other payments in respect of capital stock. At December 31, 2012 and , 2011, Federal-Mogul was in compliance with all debt covenants under the Debt Facilities.
The weighted average cash interest rates for debt were approximately 2.6% and 3.7% as of December 31, 2012 and 2011, respectively.
Debt and Credit Facilities - Energy
Senior Secured Notes
On April 6, 2010, CRLLC and its then wholly owned subsidiary, Coffeyville Finance Inc. (together the "CVR Issuers"), completed a private offering of $275 million aggregate principal amount of 9.0% First Lien Senior Secured Notes due 2015 (the "CVR First Lien Notes") and $225 million aggregate principal amount of 10.875% Second Lien Senior Secured Notes due 2017 (the "CVR Second Lien Notes" and, together with the CVR First Lien Notes, the "CVR Notes").  On December 15, 2011, the CVR Issuers sold an additional $200 million aggregate principal amount of 9.0% First Lien Senior Secured Notes due 2015 ("New CVR Notes"). The New CVR Notes were issued as "Additional CVR Notes" pursuant to the indenture dated April 6, 2010 (the "CVR Indenture") and, together with the existing CVR First Lien Notes, are treated as a single class for all purposes under the CVR Indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase. Unless otherwise indicated, the New CVR Notes and the existing first lien notes are collectively referred to herein as the "CVR First Lien Notes."
The CVR First Lien Notes were scheduled to mature on April 1, 2015, unless earlier redeemed or repurchased by the CVR Issuers. See further discussion below related to the tender and redemption of all the outstanding CVR First Lien Notes in the fourth quarter of 2012. The CVR Second Lien Notes mature on April 1, 2017, unless earlier redeemed or repurchased by the CVR Issuers. All of the outstanding CVR Second Lien Notes were redeemed on January 23, 2013. See Note 20, "Subsequent Events-Energy," for further discussion regarding the CVR Second Lien Notes. Interest was payable on the Notes semi-annually on April 1 and October 1 of each year. The CVR Notes were fully and unconditionally guaranteed by each of CRLLC's subsidiaries other than CVR Partners and CRNF.
As further described in Note 3, "Acquisition," we acquired a controlling interest in CVR on May 4, 2012. As a result of the acquisition, we revalued the CVR Notes to its acquisition date fair values, resulting in the recognition of premiums aggregating $54 million which will be amortized to interest expense on a straight line basis over the remaining life of the CVR Notes. In addition our acquisition of a controlling interest in CVR constituted a change of control requiring the CVR Issuers to make an offer to repurchase all of its outstanding CVR Notes at 101.0% of the principal amount of notes tendered.  On June 4, 2012, the CVR Issuers offered to purchase all or any part of the CVR Notes, at a cash purchase price of 101% of the aggregate principal amount of the CVR Notes, plus accrued and unpaid interest, if any.  The offer expired on July 5, 2012 with none of the outstanding CVR Notes tendered.
On October 23, 2012, CVR Refining LLC (“Refining LLC”) and its wholly-owned subsidiary, Coffeyville Finance Inc., completed a private offering of $500 million in aggregate principal amount of 6.50% Second Lien Secured Notes due 2022 (the "2022 Notes"). The 2022 Notes were issued at par. Refining LLC received approximately $493 million of cash proceeds, net of the underwriting fees, but before deducting other third-party fees and expenses associated with the offering. The 2022 Notes were secured by substantially the same assets that secured the outstanding CVR Second Lien Notes, subject to exceptions, until such time that the outstanding Second Lien Notes were discharged in full, which occurred on January 23, 2013. Approximately $348 million of the net proceeds from the offering was used to fund a completed and settled tender offer resulting in the purchase of approximately $323 million of the 9.0% First Lien Notes due April 1, 2015 and to settle accrued interest of approximately $2 million through October 23, 2012 and to pay related fees and expenses. A premium of approximately $23 million was incurred associated with the tender.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

The 2022 Notes mature on November 1, 2022, unless earlier redeemed or repurchased by the issuers. Interest is payable on the 2022 Notes semi-annually on May 1 and November 1 of each year, commencing on May 1, 2013.
Asset Backed (ABL) Credit Facility
On February 22, 2011, CRLLC entered into a $250 million asset-backed revolving credit agreement ("ABL Credit Facility") with a group of lenders including Deutsche Bank Trust Company Americas as collateral and administrative agent. The ABL Credit Facility is scheduled to mature in August 2015 and replaced the $150 million first priority credit facility which was terminated. The ABL Credit Facility was used to finance ongoing working capital, capital expenditures, letters of credit issuance and general needs of CVR and includes among other things, a letter of credit sublimit equal to 90% of the total facility commitment and a feature which permits an increase in borrowings of up to $250 million (in the aggregate), subject to additional lender commitments. On December 15, 2011, CRLLC entered into an incremental commitment agreement to increase the borrowings under the ABL Credit Facility to $400 million in the aggregate in connection with the New CVR Notes issuance as discussed above. Terms of the ABL Credit Facility did not change as a result of the additional availability. On December 20, 2012, the ABL Credit Facility was amended and restated as discussed further below.
In connection with the closing of CVR Partners's initial public offering in April 2011, CVR Partners and CRNF were released as guarantors of the ABL Credit Facility.
Borrowings under the facility bore interest based on a pricing grid determined by the previous quarter's excess availability. The pricing for borrowings under the ABL Credit Facility ranged from LIBOR plus a margin of 2.75% to LIBOR plus 3.0% or the prime rate plus 1.75% to prime rate plus 2.0% for Base Rate Loans. Availability under the ABL Credit Facility was determined by a borrowing base formula supported primarily by cash and cash equivalents, certain accounts receivable and inventory.
In connection with our acquisition of a controlling interest in CVR on May 4, 2012, CRLLC, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, the lenders and the other parties thereto, entered into a First Amendment to Credit Agreement effective as of May 7, 2012 (the "ABL First Amendment"), pursuant to which the parties agreed to exclude our acquisition of CVR's common stock from the definition of change of control as provided in the ABL Credit Agreement, dated as of February 22, 2011, by and among the parties thereto (the "ABL Credit Agreement"). Absent the ABL First Amendment, the change in control of CVR described above would have triggered an event of default pursuant to the ABL Credit Agreement.
Amended and Restated Asset Backed (ABL) Credit Facility
On December 20, 2012, CRLLC, CVR Refining, and Refining LLC and each of the operating subsidiaries of Refining LLC (collectively, the “Credit Parties”) entered into the “Amended and Restated ABL Credit Facility with a group of lenders and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and collateral agent. The Amended and Restated ABL Credit Facility replaced the ABL Credit Facility described above and is scheduled to mature on December 20, 2017.
Under the amended and restated facility, the Refining Partnership assumed CVR's position as borrower and CVR's obligations under the facility upon the closing of the Refining Partnership's IPO on January 23, 2013.
The Amended and Restated ABL Credit Facility is a senior secured asset based revolving credit facility in an aggregate principal amount of up to $400 million with an incremental facility, which permits an increase in borrowings of up to $200 million subject to additional lender commitments and certain other conditions. The proceeds of the loans may be used for capital expenditures and working capital and general corporate purposes of the Credit Parties and their subsidiaries. The Amended and Restated ABL Credit Facility provides for loans and letters of credit in an amount up to the aggregate availability under the facility, subject to meeting certain borrowing base conditions, with sub-limits of 10% of the total facility commitment for swingline loans and 90% of the total facility commitment for letters of credit.
Borrowings under the Amended and Restated ABL Credit Facility bear interest at either a base rate or LIBOR plus an applicable margin. The applicable margin is (i) (a) 1.75% for LIBOR borrowings and (b) 0.75% for prime rate borrowings, in each case if quarterly average excess availability exceeds 50% of the lesser of the borrowing base and the total commitments and (ii) (a) 2.00% for LIBOR borrowings and (b) 1.00% for prime rate borrowings, in each case if quarterly average excess availability is less than or equal to 50% of the lesser of the borrowing base and the total commitments. The Amended and Restated ABL Credit Facility also requires the payment of customary fees, including an unused line fee of (i) 0.40% if the daily average amount of loans and letters of credit outstanding is less than 50% of the lesser of the borrowing base and the total

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

commitments and (ii) 0.30% if the daily average amount of loans and letters of credit outstanding is equal to or greater than 50% of the lesser of the borrowing base and the total commitments. The Refining Partnership will also be required to pay customary letter of credit fees equal to, for standby letters of credit, the applicable margin on LIBOR loans on the maximum amount available to be drawn under and, for commercial letters of credit, the applicable margin on LIBOR loans less 0.50% on the maximum amount available to be drawn under, and customary facing fees equal to 0.125% of the face amount of, each letter of credit.
The Amended and Restated ABL Credit Facility also contains customary covenants for a financing of this type that limit the ability of the Credit Parties and their respective subsidiaries to, among other things, incur liens, engage in a consolidation, merger, purchase or sale of assets, pay dividends, incur indebtedness, make advances, investment and loans, enter into affiliate transactions, issue equity interests, or create subsidiaries and unrestricted subsidiaries. The amended and restated facility also contains a fixed charge coverage ratio financial covenant, as defined under the facility. The Credit Parties were in compliance with the covenants of the Amended and Restated ABL Credit Facility as of December 31, 2012.
As of December 31, 2012, CRLLC had availability under the Amended and Restated ABL Credit Facility of $372 million and had letters of credit outstanding of approximately $28 million. There were no borrowings outstanding under the ABL Credit Facility as of December 31, 2012.
CVR Partners Credit Facility
On April 13, 2011, CRNF, as borrower, and CVR Partners, as guarantor, entered into a new credit facility with a group of lenders including Goldman Sachs Lending Partners LLC, as administrative and collateral agent. The credit facility includes a term loan facility of $125 million and a revolving credit facility of $25 million, which was undrawn as of December 31, 2012, with an uncommitted incremental facility of up to $50 million. No amounts were outstanding under the revolving credit facility at December 31, 2012.
Borrowings under the credit facility bear interest based on a pricing grid determined by the trailing four quarter leverage ratio. The initial pricing for Eurodollar rate loans under the credit facility is the Eurodollar rate plus a margin of 3.50% or, for base rate loans, the prime rate plus 2.50%. Under its terms, the lenders under the credit facility were granted a first priority security interest (subject to certain customary exceptions) in substantially all of the assets of CRNF and CVR Partners.
The credit facility requires CVR Partners to maintain a minimum interest coverage ratio and a maximum leverage ratio and contains customary covenants for a financing of this type that limit, subject to certain exceptions, the incurrence of additional indebtedness or guarantees, the creation of liens on assets and the ability of CVR Partners to dispose of assets, to make restricted payments, investments and acquisitions, or enter into sale-leaseback transactions and affiliate transactions. The credit facility provides that CVR Partners can make distributions to holders of its common units provided, among other things, it is in compliance with the leverage ratio and interest coverage ratio on a pro forma basis after giving effect to any distribution and there is no default or event of default under the credit facility. As of December 31, 2012, CRNF was in compliance with the covenants contained in the credit facility.
Credit Facilities - Gaming
New Credit Facilities
In March 2012, Tropicana entered into credit facilities (the "Credit Facilities"), which consist of (i) a senior secured first lien term loan facility in an aggregate principal amount of $175 million, issued at a discount of 2% (the "New Term Loan Facility") and (ii) a cash collateralized letter of credit facility in a maximum aggregate amount of $15 million (the "Letter of Credit Facility"). Commencing on June 30, 2012, the New Term Loan Facility requires quarterly principal payments of 0.25% of the original principal amount with any remaining outstanding amounts due on the maturity date, March 16, 2018. The New Term Loan Facility is secured by substantially all of Tropicana's assets and is guaranteed by all of its domestic subsidiaries. A portion of the net proceeds from the New Term Loan Facility was used to repay in full the amounts outstanding under the Exit Facility, as discussed below, which totaled $108 million in repaid principal, accrued and unpaid interest and the applicable prepayment penalty, of which $58 million was eliminated in consolidation due to the fact that we had owned a portion of the Exit Facility. In addition, the Revolving Facility was terminated when the Exit Facility was repaid in full. Our Gaming segment recognized a $2 million loss on extinguishment of debt which includes a $1 million prepayment penalty and a $1 million write-off of unamortized debt issuance costs and discounts for 2012. Such amounts have been included in other income, net in our consolidated statements of operations.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

At the election of Tropicana and subject to certain conditions, the amount available under the New Term Loan Facility may be increased by up to $75 million, which increased amount may be comprised of additional term loans and up to $20 million of revolving loans. The Letter of Credit Facility provides for the issuance of letters of credit with an aggregate stated amount of up to $15 million, through a termination date of March 16, 2017. The letters of credit issued under the Letter of Credit Facility will be secured by cash collateral in an amount no less than 103% of the face amounts of such letters of credit.
The obligations under the New Term Loan Facility bear interest, at Tropicana's election, at an annual rate equal to either: (i) the sum of (a) the Adjusted LIBOR Rate (as defined in the New Term Loan Facility) (subject to a 1.50% floor); plus (b) a margin of 6.00%; or (ii) the sum of: (a) the alternate base rate, which is equal to the greatest of: (1) the corporate base rate of UBS AG, Stamford Branch; (2) the Federal Funds Effective Rate (as defined in the New Term Loan Facility) plus 0.50%; or (3) the Adjusted LIBOR Rate (as defined in the New Term Loan Facility) for one month plus 1.00% (all subject to a 2.50% floor); plus (b) a margin of 5.00%; such that, in either case, the applicable interest rate shall not be less than 7.50%.  An additional 2% default rate also applies in certain instances described in the New Term Loan Facility. As of December 31, 2012, the interest rate was 7.5%.
The New Term Loan Facility may be prepaid at the option of Tropicana at any time without penalty (other than customary breakage fees), except that a 1% premium will apply in certain circumstances if prepaid prior to March 16, 2013. The New Term Loan Facility contains mandatory prepayment provisions from proceeds received by Tropicana and its subsidiaries as a result of asset sales, the incurrence of indebtedness and issuance of equity, casualty events and excess cash flow (subject in each case to certain exceptions). Key covenants binding Tropicana and its subsidiaries include (i) limitations on indebtedness, liens, investments, acquisitions, asset sales, dividends and other restricted payments, and affiliate and extraordinary transactions, (ii) compliance with a first lien net leverage ratio, measured quarterly on a trailing twelve-month basis (commencing at 3.50:1.00 for the quarter ended June 30, 2012, and reducing over time to 2.50:1.00 beginning as of the quarter ending March 31, 2016), and (iii) compliance with a total net leverage ratio, measured quarterly on a trailing twelve-month basis, of 5.00:1.00.  Tropicana was in compliance with the covenants of the New Term Loan Facility at December 31, 2012.
Prior Credit Facilities
In connection with Tropicana's completion of the Restructuring Transactions (see Note 4, “Operating Units-Gaming”), Tropicana entered into a credit facility (the "Exit Facility") which consisted of a (i) $130 million senior secured term loan credit facility issued at a discount of 7%, which was funded on March 8, 2010, the Effective Date and (ii) a $20 million senior secured revolving credit facility. Each of the Investment Funds was a lender under the Exit Facility and, in the aggregate, held over 50% of the loans under the Term Loan Facility and was obligated to provide 100% of any amounts borrowed by Tropicana under the Revolving Facility. The Exit Facility would have matured on March 8, 2013 and was secured by substantially all of Tropicana's assets. On June 30, 2011, the Investment Funds made a dividend-in-kind distribution of their investment in the loans under the Exit Facility to us and as a result we are now the direct lenders under Exit Facility. (See Note 4, "Operating Units-Gaming," for additional discussion regarding this distribution-in-kind.) All amounts outstanding under the Exit Facility accrued interest at a rate per annum of 15% so long as no default or event of default has occurred and, or at a rate per annum of 17% in the event that a default or event of default has occurred. In addition, Tropicana was required to pay an annual administrative fee of $100,000 and an unused line fee equal to 0.75% of the daily average undrawn portion of the Revolving Facility. The Exit Facility was guaranteed by substantially all the existing and future subsidiaries of Tropicana. As discussed above, in March 2012, Tropicana paid in full the remaining amounts outstanding under the Exit Facility and terminated its Revolving Facility.
Debt and Credit Facilities- Railcar
ARI
In February 2007, ARI issued $275 million senior unsecured fixed rate notes that were subsequently exchanged for registered notes in March 2007 (the “ARI Notes”).
In September 2012, ARI redeemed $100 million of its ARI Notes utilizing cash on hand. In conjunction with the redemption, ARI recorded a loss on extinguishment of debt of $2 million, which is reflected in other income, net in our consolidated statements of operations.
Subsequent to December 31, 2012, ARI redeemed the remaining $175 million of its ARI Notes outstanding. See Note 20, "Subsequent Events," for further discussion.
The ARI Notes bore a fixed interest rate of 7.5% and were due in 2014. On or after March 1, 2013, the ARI Notes can be redeemed at par value plus any accrued and unpaid interest. Interest on the ARI Notes was payable semi-annually in arrears on

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

March 1 and September 1. The indenture governing the ARI Notes (the “ARI Notes Indenture”) contained restrictive covenants that limited ARI's ability to, among other things, incur additional debt, issue disqualified or preferred stock, make certain restricted payments and enter into certain significant transactions with stockholders and affiliates. Certain covenants, including those that restricted ARI's ability to incur additional indebtedness and issue disqualified or preferred stock, become more restrictive if ARI's fixed charge coverage ratio, as defined, is less than 2.0 to 1.0 as measured on a rolling four-quarter basis. ARI was in compliance with all of its covenants under the ARI Notes Indenture as of December 31, 2012.
In December 2012, ARI, through its wholly-owned subsidiary, entered into a senior secured delayed draw term loan facility ("ARI Term Loan") that is secured by a portfolio of railcars, the receivables associated with those railcars and certain other assets. The ARI Term Loan provides for an initial draw at closing ("Initial Draw") and allows for up to two additional draws. The first additional draw ("First Draw") must occur on or before February 28, 2013 with the second additional draw to occur in March, April or May of 2013. The capacity of the ARI Term Loan is limited to the lesser of $199.8 million or 75% of the Net Aggregate Equipment Value, as defined in the credit agreement and matures at the earlier of the fifth anniversary of the First Draw and February 28, 2018.
Upon closing, the Initial Draw was $98.1 million, net of fees and expenses. The fair value of the ARI Term Loan was $100 million as of December 31, 2012 and is based upon estimates by various banks determined by trading levels on the date of measurement using a level 2 fair value measurement as defined by U.S. GAAP under the fair value hierarchy. For definition and discussion of a Level 2 input for fair value measurement, refer to Note 7, "Fair Value Measurements." As of December 31, 2012, the outstanding principal balance on the ARI Term Loan was $100 million.
During February 2013, ARI made the First Draw in the amount of $50 million. See Note 20, "Subsequent Events," for further discussion.
The ARI Term Loan bears interest at one-month LIBOR plus 2.5%, subject to an alternative fee as set forth in the credit agreement, and is payable on the 15th of each month ("Payment Date"), commencing on the earlier of the Payment Date following the First Draw and (b) the Payment Date in March 2013. The interest rate increases by 2.0% following certain defaults. ARI is required to pay 3.33% of principal annually via monthly payments that are due on the Payment Date, with any remaining balance payable on the final scheduled maturity. The ARI Term Loan may be prepaid at any time without premium or penalty, other than customary LIBOR breakage fees. The ARI Term Loan contains restrictive covenants that limit a subsidiary of ARI's ability to, among other things, incur additional debt, issue additional equity, sell certain assets, make certain restricted payments and enter into certain significant transactions with stockholders and affiliates. Certain covenants, including those that restrict a subsidiary of ARI's ability to incur additional indebtedness and issue equity, become more restrictive if a subsidiary of ARI's debt service coverage ratio, as defined, is less than 1.05 to 1.0 as measured on a rolling three-quarter basis. ARI was in compliance with all of its covenants under the ARI Term Loan as of December 31, 2012. As of December 31, 2012, the net book value of the railcars that were pledged as part of the ARI Term Loan were $112 million.
ARL Joint Venture
Revolving Credit Facilities
On October 9, 2009, ARL closed on a revolving credit agreement ("DVD Revolver") with DVD Bank SE as the administrative agent, along with a participant bank. The available capacity of the DVD Revolver is up to approximately $43 million. On April 4, 2012, ARL entered into an amendment to the DVD Revolver which extended the maturity date to April 6, 2013 and restricted any additional drawings after April 6, 2012. On April 4, 2013, ARL entered into an extension amendment to the DVD Revolver, which extended the maturity date to October 6, 2013.
On January 14, 2011 ARL closed on the refinancing of a revolving credit agreement ("Sovereign Revolver") with Sovereign Bank as the administrative agent, along with several other participating banks. The available capacity of the original Sovereign Revolver was $40 million. The refinanced facility increased the Sovereign Revolver's availability to $110 million. On June 8, 2011 ARL entered into an Amendment No. 1 to the revolving credit agreement whereby an additional bank participated, increasing the available capacity of the Sovereign Revolver to $130 million. On July 12, 2013 ARL entered into an Amendment No. 2 where the availability capacity was reduced to $120 million and by the maturity date was extended to July 14, 2014.
The obligations under both the DVD Revolver and Sovereign Revolver bear interest at a variable rate based on LIBOR plus an applicable margin and are secured by railcars and related leases and lease receivables and are subject to certain covenants, including maintenance of certain financial ratios related to net worth, utilization and loan to value. As of December

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

31, 2012, ARL was in compliance with all debt covenants with respect to the DVD Revolver and Sovereign Revolver.
As of December 31, 2012 and 2011, ARL had availability under both the DVD Revolver and Sovereign Revolver of $115 million and $60 million, respectively, and had outstanding borrowings of $58 million and $113 million, respectively.
Term Notes
ARL and its wholly owned subsidiaries have various term loans, all of which are non-recourse to us, some of which bear interest at variable rates based on LIBOR and have maturities between April 1, 2014 and July 16, 2019, and the rest bear interest at rates between 5.84% and 6.95% and have maturities between July 28, 2014 and April 1, 2018 . Substantially all of the term loans are secured by railcars and related leases and lease receivables and are subject to certain covenants, including maintenance of certain financial ratios related to net worth, utilization and loan to value.
As of both December 31, 2012 and 2011, ARL and its wholly owned subsidiaries were in compliance with all debt covenants with respect to all of the term loans.
Bond Securitizations
On December 12, 2012, a subsidiary of ARL entered into a bond securitization transaction with RBS Securities, Inc. as the initial purchaser of the $110 million principal amount of the Floating Secured Railcar Equipment Notes, Class A-1 ("Class A-1 Notes"), and the $106 million principal amount of the Fixed Rate Secured Railcar Equipment Notes, Class A-2 ("Class A-2 Notes" and, together with the Class A-1 Notes, collectively referred to herein as the "Bond Securitization Notes") . The Class A-1 Notes bear interest of LIBOR plus 1.75%; the Class A-2 Notes bear a fixed interest rate of 3.81%. Interest on each of the Bond Securitization Notes are payable on the fifteenth (15th) calendar day of each month starting on January 15, 2013. The expected principal repayment date for the Bond Securitization Notes is December 15, 2022 and the legal final maturity date for the Bond Securitization Notes is December 15, 2042.
Each of the Bond Securitization Notes is subject to certain covenants, including the maintenance of certain financial ratios related to net worth, utilization and lease rates. As of both December 31, 2012 and 2011, ARL was in compliance with all debt covenants with respect to the Bond Securitization Notes.
The LIBOR rate was 0.21% a and 0.26% at December 31, 2012 and 2011, respectively. ARL's weighted average interest rate on all borrowings was 3.78% and 3.94% for 2012 and 2011, respectively.
Senior secured Notes and Revolving Credit Facility - Food Packaging
In December 2009, Viskase issued $175 million of 9.875% Senior Secured Notes due 2018 (the “Viskase 9.875% Notes”). The Viskase 9.875% Notes bear interest at a rate of 9.875% per annum, payable semi-annually in cash on January 15 and July 15, commencing on July 15, 2010. The Viskase 9.875% Notes have a maturity date of January 15, 2018.
In May 2010, Viskase issued an additional $40 million aggregate principal amount of Viskase 9.875% Notes under the indenture governing the Viskase 9.875% Notes Indenture (the “Viskase 9.875% Notes Indenture”).  The additional notes constitute the same series of securities as the initial Viskase 9.875% Notes. Holders of the initial and additional Viskase 9.875% Notes will vote together on all matters and the initial and additional Viskase 9.875% Notes will be equally and ratably secured by all collateral.
The notes and related guarantees by any of Viskase's future domestic restricted subsidiaries are secured by substantially all of Viskase's and such domestic restricted subsidiaries' current and future tangible and intangible assets. The Viskase 9.875% Notes Indenture permits Viskase to incur other senior secured indebtedness and to grant liens on its assets under certain circumstances.
Prior to January 15, 2014, Viskase may redeem, at its option, up to 35% of the aggregate principal amount of the Viskase 9.875% Notes issued under the Viskase 9.875% Notes Indenture with the net proceeds of any equity offering at 109.875% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Viskase 9.875% Notes issued under the Viskase 9.875% Notes Indenture dated December 21, 2009 remains outstanding immediately following the redemption.
In November 2007, Viskase entered into a $25 million secured revolving credit facility (the “Viskase Revolving Credit Facility”) with Arnos Corporation, an affiliate of Mr. Icahn. In connection with our majority acquisition of Viskase on January 15, 2010, we assumed the Viskase Revolving Credit Facility from Arnos Corporation. On April 28, 2011, we entered into an agreement with Viskase, extending the maturity date of the Viskase Revolving Credit Facility from January 31, 2012 to January

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

31, 2013. On March 14, 2012, the maturity date was extended further to January 31, 2014. Borrowings under the loan and security agreement governing the Viskase Revolving Credit Facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Viskase Revolving Credit Facility, the interest rate is LIBOR plus a margin of 2.00% currently (which margin will be subject to performance based increases up to 2.50%); provided that the minimum interest rate shall be at least equal to 3.00%. The Viskase Revolving Credit facility also provides for an unused line fee of 0.375% per annum. There were no borrowings under the Viskase Revolving Credit Facility as of each of December 31, 2012 and December 31, 2011.
Indebtedness under the Viskase Revolving Credit Facility is secured by liens on substantially all of Viskase's domestic and Mexican assets, with liens on certain assets that are contractually senior to the Viskase 9.875% Notes and the related guarantees pursuant to an intercreditor agreement and the Viskase 9.875% Notes.
The Viskase Revolving Credit Facility contains various covenants which restrict Viskase's ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Viskase Revolving Credit Facility also requires that Viskase complies with various financial covenants. Viskase is in compliance with these requirements as of December 31, 2012 and December 31, 2011.
In its foreign operations, Viskase has unsecured lines of credit with various banks providing approximately $8 million of availability. There were no borrowings under the lines of credit at December 31, 2012 and 2011.
Letters of credit in the amount of $1 million were outstanding under facilities with a commercial bank, and were cash collateralized at each of December 31, 2012 and 2011.
Mortgages Payable - Real Estate
Mortgages payable, all of which are non-recourse to us, bear interest at rates between 4.97% and 7.99% and have maturities between May 31, 2013 and October 31, 2028.
Other
Secured Revolving Credit Agreement - Home Fashion
On June 15, 2011, WPH executed an amended and restated senior secured revolving credit facility, or WPH Revolving Credit Facility, with Bank of America, NA, or BOA. This one-year senior credit facility was for $50 million with a maximum borrowing availability of $45 million, subject to monthly borrowing base calculations. Borrowings under the agreement bear interest, at the election of WPH, either at base rate (prime plus 1.00%) adjusted by an applicable margin ranging from 2.00% to 2.50% or LIBOR adjusted by a applicable margin ranging from plus 3.0% to 3.5%. WPH pays an unused line fee of 0.50% to 0.625%. Obligations under the agreement were secured by WPH's receivables, inventory and certain machinery and equipment. On January 1, 2012, WPH sent notice to BOA to reduce the face amount and maximum borrowing availability of this credit facility to $15 million effective January 1, 2012. WPH signed several extensions of this facility during 2012, extending the agreement expiration date to October 15, 2012.
On October 15, 2012, upon the expiration of a certain senior secured revolving credit facility of WPH, WPH entered into a new letter of credit facility (or the "LC Facility"), with a nationally recognized bank ("LC Issuer").  This one-year LC Facility has a $10 million credit line. Issuance of letters of credit under the LC Facility is subject to 0.50% annual fee on the outstanding face amount of the letters of credit issued under the LC Facility, which face amount as of December 31, 2012 was approximately $6 million.  Obligations under the LC Facility are secured by a cash collateral account pledged by WPH to LC Issuer.  The LC Facility does not contain any financial covenants.  WPH has determined that its liquidity needs are sufficiently covered by existing and projected cash resources for the foreseeable future. In the future, WPH may explore other financing options as circumstances warrant.
Consolidated Maturities
The following is a summary of the maturities of our debt and capital lease obligations as of December 31, 2012:

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Year	Debt	Capital Leases
	(in millions)
2013	$815	$2
2014	2,635	2
2015	1,024	1
2016	1,456	2
2017	254	2
Thereafter	3,686	45
	$9,870	$54

12.	Compensation Arrangements.
Automotive
Effective March 31, 2012, Jose Maria Alapont retired as President and Chief Executive Officer of Federal-Mogul. Mr. Alapont's retirement had no accounting impact on either the stock options or deferred compensation agreement as discussed below.
On March 23, 2010, Federal-Mogul entered into the Second Amended and Restated Employment Agreement, which extended Mr. Alapont's employment with Federal-Mogul for three years. Also on March 23, 2010, Federal-Mogul amended and restated the Stock Option Agreement by and between Federal-Mogul and Mr. Alapont dated as of February 15, 2008 (the “Restated Stock Option Agreement”). The Restated Stock Option Agreement removed Mr. Alapont's put option to sell stock received from a stock option exercise to Federal-Mogul for cash. The Restated Stock Option Agreement provides for payout of any exercise of Mr. Alapont's stock options in stock or, at the election of Federal-Mogul, in cash. The awards were previously accounted for as liability awards based on the optional cash exercise feature; however, the accounting impact associated with this modification is that the stock options are now considered an equity award as of March 23, 2010. Federal-Mogul revalued the four million stock options granted to Mr. Alapont at March 23, 2010, resulting in a revised fair value of $27 million. This amount was reclassified from accounts payable, accrued expenses and other liabilities to equity due to their equity award status. As these stock options were fully vested as of March 23, 2010, no further expense related to these stock options was recognized subsequent to that date. These options had no intrinsic value as of December 31, 2011. These options expired on June 29, 2012.
Mr. Alapont's deferred compensation agreement was also amended and restated on March 23, 2010. The amended and restated agreement included no changes that impacted the accounting for this agreement. Since the revised and restated agreement continues to provide for net cash settlement at the option of Mr. Alapont, it continued to be treated as a liability award as of December 31, 2012. The amount of the payout, which occurred on October 3, 2012, was approximately $10 million (500,000 shares of Federal-Mogul's common stock multiplied by the March 23, 2010 stock price of $19.46). During the years ended December 31, 2012, 2011 and 2010, Federal-Mogul recognized $1 million, $1 million and $2 million, respectively, in expense associated with Mr. Alapont's deferred compensation agreement. The deferred compensation agreement had intrinsic value of $10 million as of December 31, 2011.
The deferred compensation agreement values were estimated using the Monte Carlo valuation model with the following assumptions:

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	December 31,
	2011	2010
Exercise price	$19.50	$19.50
Options outstanding (in millions)	2	2
Expected volatility	60%	58%
Expected dividend yield	—%	—%
Risk-free rate over the estimated expected life	0.17%	0.59%
Expected option life (in years)	1.5	2
Fair value of options (in millions)	$8	$7
Fair value of vested portion of options (in millions)	$8	$7
For all noted valuations, expected volatility is based on the average of five-year historical volatility and implied volatility for a group of comparable auto industry companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected option lives. Expected dividend yield is zero as Federal-Mogul has not paid dividends to holders of its common stock in the recent past nor does it expect to do so in the future. Expected option lives are primarily equal to one-half of the time between the measurement date and the end of the option term.
Energy
CVR has a long-term incentive plan (“LTIP”), which permits the grant of options, stock appreciation rights, non-vested shares, non-vested share units, dividend equivalent rights, share awards and performance awards (including performance share units, performance units and performance-based restricted stock). As of December 31, 2012, only restricted shares of CVR common stock and stock options had been granted under the LTIP. Individuals who are eligible to receive awards and grants under the LTIP include CVR's employees, officers, consultants, advisors and directors.
Our acquisition of a controlling interest in CVR on May 4, 2012 constituted a change of control that, along with the Transaction Agreement, triggered a modification to outstanding awards under the LTIP.  Pursuant to the Transaction Agreement, all restricted stock awards scheduled to vest in 2012 were converted to restricted stock units whereby the recipient received cash settlement of the offer price of $30 per share in cash plus one CCP upon vesting. Restricted shares scheduled to vest in the years ending December 31, 2013, 2014 and 2015 were converted to restricted stock units whereby holders will receive a cash payment upon vesting equal to the lesser of the offer price or the fair market value as determined at the most recent valuation date of December 31 of each year. As a result of the modification, additional share-based compensation of $12 million was incurred to revalue the awards to the fair value upon the date of modification. For awards vesting subsequent to 2012, the awards will be remeasured at each subsequent reporting date until they vest. In addition, the classification changed from an equity award to a liability award due to the required cash settlement feature of the awards.
As of December 31, 2012, there was $20 million of total unrecognized compensation cost related to restricted shares to be recognized over a weighted-average period of approximately one years. The aggregate fair value at the grant date of the shares that vested for the period from May 5, 2012 to December 31, 2012 was approximately $10 million. As of December 31, 2012, unvested restricted shares outstanding had an aggregate fair value at grant date of approximately $27 million. Compensation expense associated with these restricted shares recorded for the period May 5, 2012 through December 31, 2012 was $33 million.
As of December 31, 2012, CVR had a liability of approximately $20 million for unvested restricted share awards, which is included in accrued expenses and other liabilities on the balance sheet. For the period from May 5, 2012 to December 31, 2012, CVR paid cash of $22 million to settle liability-classified awards upon vesting.

13.	Pension, Other Post-employment Benefits and Employee Benefit Plans.
Federal-Mogul, ARI and Viskase each sponsor several defined benefit pension plans (the ''Pension Benefits'') (and, in the case of Viskase, its pension plans include defined contribution plans). Additionally, Federal-Mogul, ARI and Viskase each sponsors health care and life insurance benefits (''Other Post-Employment Benefits'') for certain employees and retirees around the world. The Pension Benefits are funded based on the funding requirements of federal and international laws and regulations, as applicable, in advance of benefit payments and the Other Benefits as benefits are provided to participating employees. As prescribed by applicable U.S. GAAP, Federal-Mogul, ARI and Viskase each uses, as applicable, appropriate

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

actuarial methods and assumptions in accounting for its defined benefit pension plans, non-pension post-employment benefits, and disability, early retirement and other post-employment benefits. The measurement date for all defined benefit plans is December 31 of each year.
Components of net periodic benefit cost (gain) for the years ended December 31, 2012, 2011 and 2010 are as follows:

	Pension Benefits			Other Post-Employment Benefits
	Year Ended December 31,			Year Ended December 31,
	2012	2011	2010	2012	2011	2010
	(in millions)
Service cost	$30	$29	$30	$1	$1	$1
Interest cost	77	83	85	14	18	21
Expected return on plan assets	(62)	(67)	(60)	—	—	—
Amortization of actuarial losses	39	26	27	2	1	—
Amortization of prior service credit	1	—	—	(14)	(16)	(12)
Settlement gain	(1)	—	—	—	—	—
Curtailment gain	(1)	—	(1)	(51)	(1)	(29)
	$83	$71	$81	$(48)	$3	$(19)

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Automotive
The following provides disclosures for our Automotive segment's benefit obligations, plan assets, funded status, recognition in the consolidated balance sheets and inputs and valuation assumptions:

	Pension Benefits				Other Post-Employment Benefits
	United States Plans		Non-U.S. Plans
	2012	2011	2012	2011	2012	2011
	(in millions)
Change in benefit obligation:
Benefit obligation, beginning of year	$1,227	$1,151	$362	$352	$350	$366
Service cost	21	19	9	9	1	1
Interest cost	53	58	16	17	14	18
Employee contributions	—	—	—	—	—	—
Benefits paid	(62)	(60)	(21)	(22)	(29)	(30)
Medicare subsidies received	—	—	—	—	3	3
Plan amendments	—	—	1	—	(16)	(4)
Curtailments	(16)	—	—	—	—	—
Settlements	(4)	—	—	—	—	—
Contractual termination benefit	6	—	—	—	—	—
Actuarial losses and changes in actuarial assumptions	98	59	94	21	75	(3)
Net transfers (out) in	(25)	—	3	1	(3)	—
Currency translation	—	—	10	(16)	—	(1)
Benefit obligation, end of year	1,298	1,227	474	362	395	350

Change in plan assets:
Fair value of plan assets, beginning of year	670	662	48	48	—	—
Actual return on plan assets	82	9	3	2	—	—
Company contributions	93	64	24	23	26	27
Benefits paid	(62)	(60)	(21)	(22)	(29)	(30)
Expenses	(5)	(5)	—	—	—	—
Medicare subsidies received	—	—	—	—	3	3
Employee contributions	—	—	—	—	—	—
Currency translation	—	—	1	(3)	—	—
Fair value of plan assets, end of year	778	670	55	48	—	—
Funded status of the plan	$(520)	$(557)	$(419)	$(314)	$(395)	$(350)

Amounts recognized in the consolidated balance sheets:
Net liability recognized	$(520)	$(557)	$(419)	$(314)	$(395)	$(350)

Amounts recognized in accumulated other comprehensive loss, inclusive of tax impacts:
Net actuarial loss	$435	$415	$107	$36	$113	$41
Prior service cost (credit)	—	—	4	3	(75)	(124)
Total	$435	$415	$111	$39	$38	$(83)

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

U. S. Pension Plan
In the fourth quarter of 2012, Federal-Mogul froze contributions credits under its U.S. qualified pension plan for salaried and non-union hourly employees. The elimination of benefit accruals related to participants' future service is treated as a curtailment and is shown as a $16 million reduction to the benefit obligation.
U.S. Welfare Benefit Plan
In July 2012, as a result of contract negotiations with a union at one of Federal-Mogul's U.S. manufacturing locations, the benefits under the U.S. Welfare Benefit Plan were eliminated for the location's active participants. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $13 million prior service credit in accumulated other comprehensive income (“AOCI”). The corresponding reduction in the average remaining future service period to the full eligibility date also triggered the recognition of a $51 million OPEB curtailment gain which was recognized in the consolidated statements of operations during the third quarter of 2012. It should be noted that the calculation of the curtailment excluded the newly created prior service credit.
In December 2011, Federal-Mogul ceased operations at one of its U.S. manufacturing locations. The resulting reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants in Federal-Mogul's U.S. Welfare Benefit Plan triggered the recognition of a $1 million curtailment gain which was recognized in the consolidated statements of operations during the fourth quarter of 2011.
On May 6, 2010, Federal-Mogul approved an amendment to its U.S. Welfare Benefit Plan which eliminated OPEB for certain salaried and non-union hourly employees and retirees effective July 1, 2010. Given that this event eliminated the accrual of defined benefits for a significant number of active participants, Federal-Mogul re-measured its OPEB obligation. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $162 million prior service credit in accumulated other comprehensive income. The corresponding reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants also triggered the recognition of a $4 million curtailment gain which was recognized in the consolidated statements of operations during the second quarter of 2010. The calculation of the curtailment excluded the newly created prior service credit.
On July 23, 2010, as a result of contract negotiations with a union at one of Federal-Mogul's U.S. manufacturing locations, the benefits under the U.S. Welfare Benefit Plan were eliminated. Since this event reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $2 million prior service credit in accumulated other comprehensive income. The corresponding reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants also triggered the recognition of a $24 million curtailment gain which was recognized in the consolidated statements of operations during the third quarter of 2010.
Subsequent to December 31, 2012, Federal-Mogul ceased operations at one of its U.S. manufacturing locations. See Note 20, "Subsequent Events - Automotive," for further discussion regarding the recognition of OPEB curtailment gain as a result of this event.
Weighted-average assumptions used to determine the benefit obligation as of December 31, 2012 and 2011:

	Pension Benefits				Other Post-Employment Benefits
	United States Plans		Non-U.S. Plans
	December 31,				December 31,
	2012	2011	2012	2011	2012	2011
	(in millions)
Discount rate	3.70%	4.50%	2.99%	4.69%	3.60%	4.45%
Rate of compensation increase	—%	3.50%	3.13%	3.16%	—%	—%

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Weighted-average assumptions used to determine net periodic benefit cost (credit) for the years ended December 31, 2012 and 2011:

	Pension Benefits				Other Post-Employment Benefits
	United States Plans		Non-U.S. Plans
	Year Ended December 31,				Year Ended December 31,
	2012	2011	2012	2011	2012	2011
	(in millions)
Discount rate	4.50%	5.15%	4.69%	4.92%	4.45%	5.10%
Expected return on plan assets	7.60%	8.50%	5.27%	5.34%	—%	—%
Rate of compensation increase	3.50%	3.50%	3.16%	3.18%	—%	—%

Federal-Mogul evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans based upon the yield of high quality, fixed-income debt instruments, the maturities of which correspond to expected benefit payment dates.
Federal-Mogul's expected return on assets is established annually through analysis of anticipated future long-term investment performance for the plan based upon the asset allocation strategy. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.
The U.S. investment strategy mitigates risk by incorporating diversification across appropriate asset classes to meet the plan's objectives. It is intended to reduce risk, provide long-term financial stability for the plan and maintain funded levels that meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments. Risk assumed is considered appropriate for the return anticipated and consistent with the total diversification of plan assets.
The U.S. investment strategy mitigates risk by incorporating diversification across appropriate asset classes to meet the plan's objectives. It is intended to reduce risk, provide long-term financial stability for the plan and maintain funded levels that meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments. Risk assumed is considered appropriate for the return anticipated and consistent with the total diversification of plan assets.
Federal-Mogul's investment strategy, which includes a target asset allocation of 50% equity investments, 25% fixed income investments and 25% in other investment types including hedge funds. Approximately 87% of the U.S. plan assets will be invested in actively managed investment funds.
The majority of the assets of the non-U.S. plans are invested through insurance contracts. The insurance contracts guarantee a minimum rate of return. Federal-Mogul has no input into the investment strategy of the assets underlying the contracts, but they are typically heavily invested in active bond markets and are highly regulated by local law. The target asset allocation for the non-U.S. pension plans is 70% insurance contracts, 25% debt investments and 5% equity investments.
Refer to Note 7, “Fair Value Measurements,” for discussion of the fair value of each major category of plan assets, including the inputs and valuation techniques used to develop the fair value measurements of the plans' assets, at December 31, 2012 and 2011.
Information for defined benefit plans with projected benefit obligations in excess of plan assets:

	Pension Benefits				Other Post-Employment Benefits
	United States Plans		Non-U.S. Plans
	December 31,				December 31,
	2012	2011	2012	2011	2012	2011
	(in millions)
Projected benefit obligation	$1,298	$1,227	$472	$359	$395	$350
Fair value of plan assets	778	670	51	44	—	—

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Information for pension plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits
	United States Plans		Non-U.S. Plans
	December 31,
	2012	2011	2012	2011
	(in millions)
Projected benefit obligation	$1,298	$1,227	$471	$359
Accumulated benefit obligation	1,298	1,213	436	338
Fair value of plan assets	778	670	50	44

The accumulated benefit obligation for all pension plans was $1,735 million and $1,554 million as of December 31, 2012 and 2011, respectively.
Amounts in accumulated other comprehensive loss expected to be recognized as components of net periodic benefit cost over 2013:

	Pension Benefits		Other Post-Employment Benefits
	United States	Non-U.S.
	(in millions)
Amortization of actuarial losses	$14	$8	$6
Amortization of prior service credit	—	—	(11)
	$14	$8	$(5)

The assumed health care and drug cost trend rates used to measure next year's post-employment healthcare benefits are as follows:

	Other Post-Employment Benefits
	2012	2011
Health care cost trend rate	7.25%	7.63%
Ultimate health care cost trend rate	5.00%	5.00%
Year ultimate health care cost trend rate reached	2018	2018

Drug cost trend rate	8.38%	8.94%
Ultimate drug cost trend rate	5.00%	5.00%
Year ultimate drug cost trend rate reached	2018	2018

The assumed health care cost trend rate has a significant impact on the amounts reported for OPEB plans. The following table illustrates the sensitivity to a change in the assumed health care cost trend rate:

	Total Service and Interest Cost	APBO
	(in millions)
100 basis point (“bp”) increase in health care cost trend rate	$1	$27
100 bp decrease in health care cost trend rate	(1)	(23)

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

The following table illustrates the sensitivity to a change in certain assumptions for projected benefit obligations (“PBO”), associated expense and other comprehensive loss (“OCL”). The changes in these assumptions have no impact on Federal-Mogul's 2013 funding requirements.

	Pension Benefits						Other Post-Employment Benefits
	United States Plans			Non-U.S. Plans
	Change in 2013 expense	Change in PBO	Change in accumulated OCL	Change in 2013 expense	Change in PBO	Change in accumulated OCL	Change in 2013 expense	Change in PBO
	(in millions)
25 bp decrease in discount rate	$—	$35	$(35)	$1	$15	$(15)	—	$9
25 bp increase in discount rate	—	(34)	34	(1)	(14)	14	—	(9)
25 bp decrease in return on assets rate	2	—	—	—	—	—	—	—
25 bp increase in return on assets rate	(2)	—	—	—	—	—	—	—

Federal-Mogul's projected benefit payments from the plans are estimated as follows:

	Pension Benefits		Other Post-Employment Benefits
Years	United States Plans	Non-U.S. Plans
	(in millions)
2013	$81	$27	$30
2014	80	24	30
2015	81	25	30
2016	83	24	29
2017	78	25	29
2018-2022	413	134	128

Federal-Mogul expects to contribute approximately $82 million to its pension plans in fiscal 2013.
Federal-Mogul also maintains certain defined contribution pension plans for eligible employees. The total expenses attributable to Federal-Mogul's defined contribution savings plan were $25 million, $25 million and $23 million for the years ended December 31, 2012, 2011 and 2010, respectively. The amounts contributed to defined contribution pension plans include contributions to multi-employer plans of $1 million for each of the years ended December 31, 2012, 2011 and 2010.
Other Benefits
Federal-Mogul accounts for benefits to former or inactive employees paid after employment but before retirement pursuant to FASB ASC Topic 712, Compensation - Nonretirement Post-employment Benefits. The liabilities for such U.S. and European post-employment benefits were $34 million and $36 million at December 31, 2012 and 2011, respectively.
Railcar and Food Packaging
ARI is the sponsor of two defined benefit pension plans that cover certain employees at designated repair facilities. One plan, which covers certain salaried and hourly employees, is frozen and no additional benefits are accruing thereunder. The second plan, which covers only certain of ARI's union employees, was frozen effective January 1, 2012 and no benefits will

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

accrue thereunder. Viskase and its subsidiaries have defined contribution and defined benefit plans varying by country and subsidiary. Viskase's operations in the United States, France, Germany and Canada have historically offered defined benefit retirement plans and post-retirement health care and life insurance benefits to their employees. Most of these benefits have been terminated, resulting in reductions in various liabilities.
The following provides disclosures for ARI's and Viskase's benefit obligations, plan assets, funded status, and recognition in the consolidated balance sheets. As pension costs for ARI and Viskase are not material to our supplemental combined financial position and results of operations, we do not provide information regarding their inputs and valuation assumptions.

	Pension Benefits		Other Post-Employment Benefits
	2012	2011	2012	2011
	(in millions)
Change in benefit obligation:
Benefit obligation, beginning of year	$178	$165	$—	$—
Service cost	—	1	—	—
Interest cost	8	8	—	—
Benefits paid	(9)	(9)	—	—
Actuarial losses	21	13	—	—
Adjustments to benefits	—	—	—	—
Benefit obligation, end of year	198	178	—	—
Change in plan assets:
Fair value of plan assets, beginning of year	114	116	—	—
Actual return on plan assets	13	(1)	—	—
Company contributions	6	8	—	—
Benefits paid	(9)	(9)	—	—
Fair value of plan assets, end of year	124	114	—	—
Funded status of the plan	$(74)	$(64)	$—	$—
Amounts recognized in the consolidated balance sheets:
Net liability recognized	$(74)	$(64)	$—	$—
Amounts recognized in accumulated other comprehensive loss, inclusive of tax impacts:
Net actuarial (loss) gain	$(66)	$(55)	$—	$1
Prior service credit	—	—	—	2
Total	$(66)	$(55)	$—	$3

14.	Net Income Per LP Unit.
For Icahn Enterprises, basic income (loss) per LP unit is based on net income or loss attributable to Icahn Enterprises allocable to limited partners. Net income or loss allocable to limited partners is divided by the weighted-average number of LP units outstanding. Diluted income (loss) per LP unit is based on basic income (loss) adjusted for interest charges applicable to the variable rate notes and preferred LP units as well as the weighted-average number of units and equivalent units outstanding.
The following table sets forth the allocation of net income attributable to Icahn Enterprises allocable to limited partners and the computation of basic and diluted income per LP unit of Icahn Enterprises for the periods indicated:

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	Year Ended December 31,
	2012	2011	2010
	(in millions, except per unit data)
Net income (loss) from continuing operations attributable to Icahn Enterprises	$396	$750	$200
Less: Net income from continuing operations attributable to Icahn Enterprises allocable to general partner(1)	(9)	—	—
Net income (loss) from continuing operations attributable to Icahn Enterprises net of portion allocable 100% to general partner	387	750	200

Income (loss) from continuing operations attributable to Icahn Enterprises allocable to limited partners (98.01% allocation)	$379	$735	$196
Income (loss) from discontinued operations attributable to Icahn Enterprises allocable to limited partners (98.01% allocation)	$—	$—	$(1)

Basic income (loss) per LP unit:
Continuing operations	$3.75	$8.35	$2.28
Discontinued operations	0.00	0.00	(0.01)
	$3.75	$8.35	$2.27
Basic weighted average LP units outstanding	101	88	86

Dilutive effect of variable rate convertible notes:
Income	$—	$23	$—
Units	—	5	—

Dilutive effect of preferred LP units:
Income	$—	$—	$2
Units	—	—	1

Diluted income (loss) per LP unit:
Continuing operations	$3.75	$8.15	$2.27
Discontinued operations	0.00	0.00	(0.01)
	$3.75	$8.15	$2.26
Diluted weighted average LP units outstanding	101	93	87
(1) Amount represents net income allocable to the general partner for the period May 5, 2012 through August 23, 2012, the period in which Mr. Icahn and his affiliates' ownership in IEP Energy, other than Icahn Enterprises' ownership, were considered under common control. On August 24, 2012, Mr. Icahn and his affiliates contributed this interest to us in exchange for our depositary units. See Note 5, "Related Party Transactions-Energy," for further discussion regarding this transaction.
Because their effect would have been anti-dilutive, 5 million equivalent units relating to our variable rate notes have been excluded from diluted weighted average LP units outstanding for the years ended December 31, 2012 and 2010.
Unit Distributions
On November 2, 2012, the board of directors declared a quarterly distribution of $0.35 per depositary unit, comprised of a combination of $0.10 payable in cash and $0.25 payable in depositary units. The distribution was paid on November 30, 2012 to depositary unitholders of record at the close of business on November 15, 2012. We calculated the depositary units to be distributed based on the 20 trading-day volume weighted-average price of our depositary units ended on October 31, 2012, resulting in 0.005978 of a unit to be distributed per depositary unit.  To the extent that the aggregate units distributed to any

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

holder include a fraction of a unit, that fractional unit was settled in cash. As a result, we distributed 621,064 depositary units on November 30, 2012 in connection with this distribution.
On July 31, 2012, the board of directors declared a quarterly distribution of $0.35 per depositary unit, comprised of a combination of $0.10 payable in cash and $0.25 payable in depositary units. The distribution was paid on August 31, 2012 to depositary unitholders of record at the close of business on August 16, 2012. We calculated the depositary units to be distributed based on the 20 trading-day volume weighted-average price of our depositary units ended on July 31, 2012, resulting in 0.006277 of a unit to be distributed per depositary unit.  To the extent that the aggregate units distributed to any holder included a fraction of a unit, that fractional unit was settled in cash. As a result, we distributed 627,651 depositary units on August 31, 2012 in connection with this distribution.
On April 30, 2012, the board of directors declared a quarterly distribution of $0.35 per depositary unit, comprised of a combination of $0.10 payable in cash and $0.25 payable in depositary units. The distribution was paid on May 31, 2012 to depositary unitholders of record at the close of business on May 16, 2012. We calculated the depositary units to be distributed based on the 20 trading-day volume weighted-average price of our depositary units ended on April 27, 2012, resulting in 0.005357 of a unit being distributed per depositary unit.  To the extent that the aggregate units distributed to any holder included a fraction of a unit, that fractional unit was settled in cash. As a result, we distributed 532,190 depositary units on May 31, 2012 in connection with this distribution.
On February 28, 2012, the board of directors declared a quarterly distribution of $0.35 per depositary unit, comprised of a combination of $0.10 payable in cash and $0.25 payable in depositary units. The distribution was paid on March 30, 2012 to depositary unitholders of record at the close of business on March 15, 2012. We calculated the depositary units to be distributed based on the 20 trading-day volume weighted-average price of our depositary units ended on February 27, 2012, resulting in 0.006269 of a unit being distributed per depositary unit.  To the extent that the aggregate units distributed to any holder included a fraction of a unit, that fractional unit was settled in cash. As a result, we distributed 619,585 depositary units on March 30, 2012 in connection with this distribution.
As a result of our unit distributions on March 30, 2012, May 31, 2012, August 31, 2012 and November 30, 2012, we restated prior period income per LP unit to reflect the increase in weighted average LP units outstanding for all comparative periods. The effect on basic income per LP unit was a reduction of $0.20 and 0.05 per depositary unit for the years ended December 31, 2011 and 2010, respectively, compared to basic income per LP unit originally reported in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 12, 2012. The effect on diluted income per LP unit was a reduction of $0.18 and $0.06 per depositary unit for the years ended December 31, 2011 and 2010, respectively, compared to diluted income per LP unit originally reported in our Annual Report on Form 10-K for the year ended December 31, 2011.
Rights Offering
On December 1, 2011, we announced our intention to launch a rights offering to raise proceeds of approximately $500 million. The purposes of the rights offering were to: (i) enhance our depositary unit holder equity; (ii) endeavor to improve our credit ratings and (iii) raise equity capital to be used for potential investments and acquisitions.
We filed a registration statement on Form S-3 with the SEC that registered the rights and the new depositary units. The registration statement was declared effective on December 27, 2011.
Pursuant to the rights offering, we distributed transferable subscription rights pro rata to the holders of record of its depositary units as of the close of business on December 27, 2011, the record date. Our depositary unitholders received 0.15881 rights for each depositary unit held as of the record date. Each whole right entitled the holder to acquire one of our newly issued depositary units at a subscription price of $36.7933. The subscription price for the depositary units offered in the rights offering was equal to the volume-weighted average price per depositary unit for the ten consecutive trading days commencing 11 trading days prior to December 27, 2011, the record date. In addition, holders of rights were entitled to subscribe for additional depositary units that remained unsubscribed as a result of any unexercised subscription rights. Icahn Enterprises distributed the rights to the record date unitholders on January 3, 2012. The rights traded on the NASDAQ Global Select Market ("NASDAQ") under the ticker symbol "IEPRR" from January 3, 2012 until the close of NASDAQ on January 20, 2012, the expiration date of the rights offering. No fractional depositary units were issued in the rights offering. The number of depositary units issued upon exercise by all unitholders of its rights were rounded to the nearest whole depositary unit to eliminate fractional depositary units. In connection with this rights offering, we distributed and aggregate 13,590,238 additional depositary units to unitholders that subscribed to the basic subscription rights and the over-subscription rights and we received

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

proceeds of $500 million. Of these additional depositary units distributed pursuant to the rights offering, Mr. Icahn and his affiliates received 12,995,584 additional depositary units.
Cancellation of Treasury Units
On January 20, 2012, we canceled all 1,137,200 of our treasury units outstanding.

15.	Segment and Geographic Reporting.
As of December 31, 2012, our nine operating segments, which also constitute our reporting segments, are: (1) Investment; (2) Automotive; (3) Energy; (4) Gaming; (5) Railcar; (6) Food Packaging; (7) Metals; (8) Real Estate and (9) Home Fashion. Our determination of what constitutes an operating segment is based on the various industries in which our businesses operate and how we manage those businesses in accordance with our investment strategy. We assess and measure segment operating results based on net income from continuing operations attributable to Icahn Enterprises and Icahn Enterprises Holdings, as disclosed below. Certain terms of financings for certain of our segments impose restrictions on the segments' ability to transfer funds to us, including restrictions on dividends, distributions, loans and other transactions.
In addition to our nine reporting segments, we present the results of the Holding Company which includes the unconsolidated results of Icahn Enterprises and Icahn Enterprises Holdings, and investment activity and expenses associated with the activities of the Holding Company. See Note 4, “Operating Units,” for a detailed description of each of our reporting segments.
As described in Note 4, "Operating Units-Gaming," our Investment segment acquired a controlling interest in Tropicana on November 15, 2010 and, therefore, we consolidated the results of Tropicana effective November 15, 2010. As further described in Note 4, through a distribution-in-kind transaction from our Investment segment directly to us, we directly own the investment in Tropicana's common stock effective April 29, 2011. Our management evaluates the aggregate performance of the Investment segment with all of its investments stated on a fair value basis, including its investment in Tropicana. Accordingly, although we are required to consolidate the results of Tropicana effective November 15, 2010 and separately report their results as part of our Gaming segment, the column representing our Investment segment's results include the investment in Tropicana on a fair value basis for the periods November 15, 2010 through April 29, 2011. For such period, we eliminate the fair value effects of Tropicana in the column labeled “Eliminations.”
Icahn Enterprises' condensed statements of operations by reporting segment for the years ended December 31, 2012, 2011 and 2010 are presented below:

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	Year Ended December 31, 2012
	Investment	Automotive	Energy(1)	Gaming	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Holding Company	Eliminations	Consolidated
	(in millions)
Revenues:
Net sales	$—	$6,664	$5,703	$—	$530	$343	$1,102	$4	$228	$—	$—	$14,574
Other revenues from operations	—	—	—	613	256	—	—	82	—	—	—	951
Net gain from investment activities	314	—	—	—	2	—	—	—	—	27	—	343
Interest and dividend income	85	5	1	1	11	—	—	—	—	—	—	103
Other (loss) income, net	(1)	8	(185)	(3)	—	(2)	1	2	3	2	—	(175)
	398	6,677	5,519	611	799	341	1,103	88	231	29	—	15,796
Expenses:
Cost of goods sold	—	5,753	4,848	—	419	263	1,116	1	206	—	—	12,606
Other expenses from operations	—	—	—	312	141	—	—	49	—	—	—	502
Selling, general and administrative	24	710	112	250	37	45	28	14	37	18	—	1,275
Restructuring	—	26	—	—	—	1	—	—	4	—	—	31
Impairment	—	98	—	2	—	—	18	—	11	—	—	129
Interest expense	2	141	39	13	68	21	—	5	—	283	—	572
	26	6,728	4,999	577	665	330	1,162	69	258	301	—	15,115
Income (loss) before income tax benefit (expense)	372	(51)	520	34	134	11	(59)	19	(27)	(272)	—	681
Income tax benefit (expense)	—	29	(182)	(4)	(42)	(5)	1	—	—	284	—	81
Income (loss) from continuing operations	372	(22)	338	30	92	6	(58)	19	(27)	12	—	762
Less: net income from continuing operations attributable to non-controlling interests	(215)	(2)	(75)	(9)	(63)	(2)	—	—	—	—	—	(366)
Net income (loss) from continuing operations attributable to Icahn Enterprises	$157	$(24)	$263	$21	$29	$4	$(58)	$19	$(27)	$12	$—	$396

Supplemental information:
Capital expenditures	$—	$387	$138	$44	$302	$39	$24	$2	$—	$—	$—	$936
Depreciation and amortization(3)	$—	$289	$128	$32	$83	$18	$26	$23	$8	$—	$—	$607

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	Year Ended December 31, 2011
	Investment	Automotive	Gaming	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Holding Company	Eliminations	Consolidated
	(in millions)
Revenues:
Net sales	$—	$6,910	$—	$453	$339	$1,095	$8	$322	$—	$—	$9,127
Other revenues from operations	—	—	624	228	—	—	81	—	—	—	933
Net gain from investment activities	1,887	—	—	—	—	—	—	—	27	(9)	1,905
Interest and dividend income	110	6	1	12	—	—	—	—	2	(5)	126
Other (loss) income, net	(101)	21	(1)	(2)	(1)	1	1	3	7	—	(72)
	1,896	6,937	624	691	338	1,096	90	325	36	(14)	12,019
Expenses:
Cost of goods sold	—	5,822	—	410	263	1,068	3	305	—	—	7,871
Other expenses from operations	—	—	329	129	—	—	47	—	—	—	505
Selling, general and administrative	37	736	254	34	43	25	16	61	31	—	1,237
Restructuring	—	5	—	—	—	—	—	6	—	—	11
Impairment	—	48	5	—	—	—	—	18	—	—	71
Interest expense	15	141	9	74	21	—	6	1	223	—	490
	52	6,752	597	647	327	1,093	72	391	254	—	10,185
Income (loss) before income tax (expense) benefit	1,844	185	27	44	11	3	18	(66)	(218)	(14)	1,834
Income tax (expense) benefit	—	(17)	(3)	(4)	(5)	3	—	—	(8)	—	(34)
Income (loss) from continuing operations	1,844	168	24	40	6	6	18	(66)	(226)	(14)	1,800
Less: net (income) loss from continuing operations attributable to non-controlling interests	(971)	(47)	(11)	(38)	(2)	—	—	10	—	9	(1,050)
Net income (loss) from continuing operations attributable to Icahn Enterprises	$873	$121	$13	$2	$4	$6	$18	$(56)	$(226)	$(5)	$750

Supplemental information:
Capital expenditures	$—	$348	$34	$49	$37	$25	$1	$—	$—	$—	$494
Depreciation and amortization(3)	$—	$284	$32	$81	$16	$23	$23	$10	$—	$—	$469

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	Year Ended December 31, 2010
	Investment	Automotive	Gaming(2)	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Holding Company	Eliminations	Consolidated
	(in millions)
Revenues:
Net sales	$—	$6,219	$—	$124	$316	$725	$9	$429	$—	$—	$7,822
Other revenues from operations	—	—	78	235	—	—	81	—	—	—	394
Net gain from investment activities	756	—	—	—	—	—	—	—	79	(21)	814
Interest and dividend income	178	5	—	13	—	—	—	—	5	(1)	200
Other (loss) income, net	(47)	15	—	(4)	1	—	—	2	(27)	—	(60)
	887	6,239	78	368	317	725	90	431	57	(22)	9,170
Expenses:
Cost of goods sold	—	5,212	—	134	234	697	6	400	—	—	6,683
Other expenses from operations	—	—	41	132	—	—	48	—	—	—	221
Selling, general and administrative	41	704	37	34	46	23	19	75	28	—	1,007
Restructuring	—	8	—	—	—	—	—	8	—	—	16
Impairment	—	2	—	—	—	—	1	9	—	—	12
Interest expense	4	141	1	77	21	—	8	1	192	—	445
	45	6,067	79	377	301	720	82	493	220	—	8,384
Income (loss) before income tax expense)	842	172	(1)	(9)	16	5	8	(62)	(163)	(22)	786
Income tax (expense) benefit	(2)	(12)	—	14	(2)	(1)	—	—	(7)	—	(10)
Income (loss) from continuing operations	840	160	(1)	5	14	4	8	(62)	(170)	(22)	776
Less: net (income) loss from continuing operations attributable to non-controlling interests	(492)	(44)	2	(20)	(4)	—	—	20	(52)	14	(576)
Net income (loss) from continuing operations attributable to Icahn Enterprises	$348	$116	$1	$(15)	$10	$4	$8	$(42)	$(222)	$(8)	$200

Supplemental information:
Capital expenditures	$—	$251	$6	$89	$20	$21	$1	$2	$115	$—	$505
Depreciation and amortization(3)	$—	$333	$5	$81	$14	$18	$23	$11	$—	$—	$485

(1)	We consolidated CVR effective May 4, 2012.

(2)	We consolidated Tropicana effective November 15, 2010.

(3)
Excludes amounts related to the amortization of debt discounts and premiums included in interest expense in the amounts of $28 million, $39 million and $37 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Icahn Enterprises' condensed balance sheets by reporting segment as of December 31, 2012 and December 31, 2011 are presented below:

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	December 31, 2012
	Investment	Automotive	Energy	Gaming	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Holding Company	Consolidated
	(in millions)
ASSETS
Cash and cash equivalents	$14	$467	$896	$243	$244	$31	$14	$87	$67	$1,045	$3,108
Cash held at consolidated affiliated partnerships and restricted cash	1,386	—	—	15	20	1	4	2	6	2	1,436
Investments	5,084	240	—	35	57	—	—	—	14	61	5,491
Accounts receivable, net	—	1,375	211	13	50	62	102	5	36	—	1,854
Inventories, net	—	1,074	528	—	110	61	122	—	60	—	1,955
Property, plant and equipment, net	—	1,971	2,648	431	1,564	154	142	665	83	3	7,661
Goodwill and intangible assets, net	—	1,782	1,327	68	7	12	11	78	3	—	3,288
Other assets	109	373	133	47	186	34	22	15	22	198	1,139
Total assets	$6,593	$7,282	$5,743	$852	$2,238	$355	$417	$852	$291	$1,309	$25,932
LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other liabilities	$152	$1,859	$1,535	$134	$164	$74	$73	$18	$35	$178	$4,222
Securities sold, not yet purchased, at fair value	533	—	—	—	—	—	—	—	—	—	533
Due to brokers	—	—	—	—	—	—	—	—	—	—	—
Post-employment benefit liability	—	1,409	—	—	10	66	3	—	—	—	1,488
Debt	—	2,805	926	171	1,600	215	3	71	—	4,082	9,873
Total liabilities	685	6,073	2,461	305	1,774	355	79	89	35	4,260	16,116

Equity attributable to Icahn Enterprises	2,387	860	2,383	379	257	(3)	338	763	256	(2,951)	4,669
Equity attributable to non-controlling interests	3,521	349	899	168	207	3	—	—	—	—	5,147
Total equity	5,908	1,209	3,282	547	464	—	338	763	256	(2,951)	9,816
Total liabilities and equity	$6,593	$7,282	$5,743	$852	$2,238	$355	$417	$852	$291	$1,309	$25,932

	December 31, 2011
	Investment	Automotive	Gaming	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Holding Company	Consolidated
	(in millions)
ASSETS
Cash and cash equivalents	$7	$953	$150	$357	$66	$7	$216	$55	$517	$2,328
Cash held at consolidated affiliated partnerships and restricted cash	4,941	—	16	20	2	2	2	—	16	4,999
Investments	8,448	228	34	45	—	—	—	13	170	8,938
Accounts receivable, net	—	1,169	19	47	53	98	5	46	—	1,437
Inventories, net	—	956	—	96	53	163	—	76	—	1,344
Property, plant and equipment, net	—	1,855	416	1,346	131	134	679	93	3	4,657
Goodwill and intangible assets, net	—	1,808	77	7	14	30	87	3	—	2,026
Other assets	81	319	58	189	31	42	15	33	42	810
Total assets	$13,477	$7,288	$770	$2,107	$350	$476	$1,004	$319	$748	$26,539
LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other liabilities	$162	$1,875	$145	$117	$75	$85	$23	$36	$332	$2,850
Securities sold, not yet purchased, at fair value	4,476	—	—	—	—	—	—	—	—	4,476
Due to brokers	2,171	—	—	—	—	—	—	—	—	2,171
Post-employment benefit liability	—	1,272	—	9	56	3	—	—	—	1,340
Debt	—	2,798	49	1,633	216	4	75	—	3,056	7,831
Total liabilities	6,809	5,945	194	1,759	347	92	98	36	3,388	18,668

Equity attributable to Icahn Enterprises	3,282	967	402	172	(1)	384	906	283	(2,640)	3,755
Equity attributable to non-controlling interests	3,386	376	174	176	4	—	—	—	—	4,116
Total equity	6,668	1,343	576	348	3	384	906	283	(2,640)	7,871
Total liabilities and equity	$13,477	$7,288	$770	$2,107	$350	$476	$1,004	$319	$748	$26,539

The following table presents our segments' geographic net sales from external customers, other revenues from operations and property, plant and equipment, net for the periods indicated:

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	Net Sales			Other Revenues From Operations			Property, Plant and Equipment, Net
	Year Ended December 31,			Year Ended December 31,			December 31,
	2012	2011	2010	2012	2011	2010	2012	2011
	(in millions)
United States	$10,202	$4,459	$3,768	$914	$900	$368	$5,959	$3,086
Germany	1,175	1,302	1,068	—	—	—	403	388
Other	3,197	3,366	2,986	37	33	26	1,299	1,183
	$14,574	$9,127	$7,822	$951	$933	$394	$7,661	$4,657
(1) Geographic location is based on location of the customer and location of the asset.
Icahn Enterprises Holdings
Due to the structure of our business, the consolidated results of operations for Icahn Enterprises and Icahn Enterprises Holdings are substantially the same. Differences primarily relate to non-cash portions of interest expense, and are only reflected in the results of operations for our Holding Company. See Note 11, "Debt," for additional information. Segment information for Icahn Enterprises Holdings is presented below for significant financial statement line items affected by these differences.

	Year Ended December 31,									December 31,
	2012			2011			2010			2012	2011
	Interest Expense	Net Income (Loss) From Continuing Operations	Net Income (Loss) From Continuing Operations Attributable to Icahn Enterprises Holdings	Interest Expense	Net Income (Loss) From Continuing Operations	Net Income (Loss) From Continuing Operations Attributable to Icahn Enterprises Holdings	Interest Expense	Net Income (Loss) From Continuing Operations	Net Income (Loss) From Continuing Operations Attributable to Icahn Enterprises Holdings	Total Assets	Total Assets
	(in millions)									(in millions)
Investment	$2	$372	$157	$15	$1,844	$873	$4	$840	$348	$6,593	$13,477
Automotive	141	(22)	(24)	141	168	121	141	160	116	7,282	7,288
Energy	39	338	263	—	—	—	—	—	—	5,743	—
Gaming	13	30	21	9	24	13	1	(1)	1	852	770
Railcar	68	92	29	74	40	2	77	5	(15)	2,238	2,107
Food Packaging	21	6	4	21	6	4	21	14	10	355	350
Metals	—	(58)	(58)	—	6	6	—	4	4	417	476
Real Estate	5	19	19	6	18	18	8	8	8	852	1,004
Home Fashion	—	(27)	(27)	1	(66)	(56)	1	(62)	(42)	291	319
Holding Company	282	13	13	222	(225)	(225)	190	(167)	(219)	1,323	759
Eliminations	—	—	—	—	(14)	(5)	—	(22)	(8)	—	—
Consolidated	$571	$763	$397	$489	$1,801	$751	$443	$779	$203	$25,946	$26,550
Amounts related to the amortization of debt discounts and premiums included in interest expense for the consolidated results of Icahn Enterprises Holdings were $27 million, $38 million and $35 million for the years ended December 31, 2012, 2011 and 2010, respectively.

16.	Income Taxes.
The difference between the book basis and the tax basis of our net assets, not directly subject to income taxes, is as follows:

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	Icahn Enterprises		Icahn Enterprises Holdings
	Year Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in millions)		(in millions)
Book basis of net assets	$4,669	$3,755	$4,691	$3,776
Book/tax basis difference	(1,840)	(1,553)	(1,840)	(1,553)
Tax basis of net assets	$2,829	$2,202	$2,851	$2,223
Our corporate subsidiaries recorded the following income tax benefit (expense) attributable to continuing operations for our taxable subsidiaries:

	Year Ended December 31,
	2012	2011	2010
Continuing Operations	(in millions)
Current:
Domestic	$(104)	$(1)	$16
International	(53)	(45)	(54)
Total current	(157)	(46)	(38)
Deferred:
Domestic	191	4	(15)
International	47	8	43
Total deferred	238	12	28
	$81	$(34)	$(10)
The tax effect of significant differences representing deferred tax assets (liabilities) (the difference between financial statement carrying value and the tax basis of assets and liabilities) is as follows:

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

	Year Ended December 31,
	2012	2011
	(in millions)
Deferred tax assets:
Property, plant and equipment	$146	$180
Net operating loss	1,163	873
Tax credits	134	120
Post-employment benefits, including pensions	441	412
Reorganization costs	51	78
Other	311	167
Total deferred tax assets	2,246	1,830
Less: Valuation allowance	(1,550)	(1,403)
Net deferred tax assets	$696	$427

Deferred tax liabilities:
Property, plant and equipment	$(644)	$(115)
Intangible assets	(377)	(263)
Investment in partnerships	(303)	(103)
Investment in U.S. subsidiaries	(307)	(366)
Other	(27)	(14)
Total deferred tax liabilities	(1,658)	(861)
	$(962)	$(434)

We recorded deferred tax assets and deferred tax liabilities of $373 million and $1,335 million, respectively, as of December 31, 2012 and $122 million and $556 million, respectively, as of December 31, 2011. Deferred tax assets are included in other assets in our consolidated balance sheets.
We analyze all positive and negative evidence to consider whether it is more likely than not that all of the deferred tax assets will be realized.  Projected future income, tax planning strategies and the expected reversal of deferred tax liabilities are considered in making this assessment.  As of December 31, 2012 we had a valuation allowance of approximately $1.6 billion primarily related to tax loss and credit carryforwards, post-retirement benefits and other deferred tax assets.  The current and future provisions for income taxes may be significantly impacted by changes to valuation allowances.  These allowances will be maintained until it is more likely than not that the deferred tax assets will be realized. For 2012, the valuation allowance on deferred tax assets increased by $147 million. The increase is primarily attributable to a $399 million increase recorded by Federal Mogul, a $221 million decrease recorded by American Entertainment Properties Corp. ("AEP"), an indirect wholly owned subsidiary of ours, and decreases in the valuation allowance of $31 million recorded by other segments.  For 2011, the valuation allowance on deferred tax assets increased by $1 million. The increase is primarily attributable to a $47 million decrease recorded by Federal-Mogul, increases in valuation allowance of $23 million and $30 million recorded by WPH and Viskase, respectively.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

A reconciliation of the effective tax rate on continuing operations as shown in the consolidated statements of operations to the federal statutory rate is as follows:

	Years Ended December 31,
	2012	2011	2010
Federal statutory rate	35.0%	35.0%	35.0%
Foreign Operations	0.7	0.8	3.0
Valuation allowance	14.8	(0.6)	(5.7)
Gain on settlement of liabilities subject to compromise	(51.7)	(1.4)	—
Income not subject to taxation	(12.6)	(31.4)	(30.0)
Other	1.3	(0.5)	(1.1)
	(12.5)%	1.9%	1.2%
Automotive
Federal-Mogul did not record taxes on its undistributed earnings from foreign subsidiaries of $719 million at December 31, 2012 since these earnings are considered to be permanently reinvested. If at some future date, these earnings cease to be permanently reinvested, Federal-Mogul may be subject to U.S. income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.
As of December 31, 2012, Federal-Mogul had $467 million of cash and cash equivalents, of which $219 million was held by foreign subsidiaries. In accordance with FASB ASC 740-30-25-17 through 19, Federal-Mogul asserts that these funds are indefinitely reinvested due to operational and investing needs of the foreign locations. Furthermore, Federal-Mogul will accrue any applicable taxes in the period when it no longer intends to indefinitely reinvest these funds. Federal-Mogul expects that the impact on cash taxes would be immaterial due to: the availability of net operation loss carryforwards and related valuation allowances; earnings considered previously taxed; and applicable tax treaties.
Federal-Mogul continues to maintain a valuation allowance related to its net deferred tax assets in multiple jurisdictions. As of December 31, 2012, Federal-Mogul had valuation allowances of $849 million related to tax loss and credit carryforwards. The current and future provisions for income taxes may be significantly impacted by changes to valuation allowances in certain countries. These allowances will be maintained until it is more likely than not that the deferred tax assets will be realized. The future provision for income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated.
At December 31, 2012, Federal-Mogul had a deferred tax asset before valuation allowance of $903 million for tax loss carryforwards and tax credits, including approximately $507 million in the United States with expiration dates from fiscal 2013 through fiscal 2032; $199 million in the United Kingdom with no expiration date; and $197 million in other jurisdictions with various expiration dates.
Energy

On May 19, 2012, CVR became a member of the consolidated federal tax group of AEP. At December 31, 2012, CVR has Kansas state income tax credits of approximately $10 million, which are available to reduce future Kansas state regular income taxes. These credits, if not used, will expire in 2027 to 2028. Additionally, CVR has Oklahoma state income tax credits of approximately $4 million which are available to reduce future Oklahoma state regular income taxes. These credits have an indefinite life.
Gaming, Home Fashion, Food Packaging and Other
At December 31, 2012, AEP, which includes CVR, Metals, Home Fashion and Real Estate segments, among others, had $727 million of net operating loss carryforwards with expiration dates from years 2025 through 2031. During 2012, WPH merged into a newly formed single member limited liability company owned by AEP. The merger constituted a tax free reorganization. In addition, AEP acquired a controlling interest in CVR during 2012. CVR has a history of significant earnings and projections of future earnings. Pursuant to these transactions, AEP evaluated all positive and negative evidence associated with its deferred tax assets and, primarily as a result of the merger of WPH and the change in estimated future earnings from

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

the acquisition of CVR, AEP concluded it was more likely than not that all of the federal net operating loss carryforward related to our Home Fashion segment would be realized. Accordingly, during 2012, AEP reversed $221 million of valuation allowance related to our Home Fashion segment's deferred tax assets. Due to separate company net operating loss limitations, AEP could not determine that it was more likely than not to realize some of the state net operating loss carryforwards and the federal net operating loss carryforward from other segments. The valuation allowance on these deferred tax assets is approximately $48 million as of December 31, 2012.
At December 31, 2012, Atlantic Coast had a federal net operating loss carryforward of $11 million, which will begin expiring in the year 2025 and forward.
At December 31, 2012, Viskase had U.S. federal and state net operating loss carryforwards of $107 million which will begin expiring in the year 2024 and forward, and foreign net operating loss carryforwards of $927 million with $325 million that begins expiring in 2015 and the remainder has an unlimited carryforward period. A U.S. based valuation allowance of $55 million has been recorded at December 31, 2012, as Viskase believes it is more likely than not that all deferred tax assets will not be fully realized based on the expectation of taxable income in future years.
Viskase did not record taxes on its undistributed earnings from foreign subsidiaries of $62 million at December 31, 2012 since these earnings are considered to be permanently reinvested. Viskase may be subject to U.S. income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.
At December 31, 2012, ARI had state net operating losses of $6 million, which expires between 2014 and 2031. ARI considers its Canadian earnings to be permanently reinvested, and therefore has not recorded a provision for U.S. income tax or foreign withholding taxes on the cumulative earnings of its Canadian subsidiary. Such undistributed earnings from ARI's Canadian subsidiary have been included in consolidated retained earnings of approximately $2 million for both December 31, 2012 and 2011. If ARI were to change its intentions and such earnings were remitted to the U.S., these earnings would be subject to U.S. income taxes. However, as of December 31, 2012 and 2011 foreign tax credits would be available to offset these taxes such that the U.S. tax impact would be insignificant.
Tropicana has federal NOL carryforwards pursuant to the purchase of Adamar of New Jersey, Inc. (“Adamar”). Internal Revenue Code Section 382 (“Code 382”) places certain limitations on the annual amount of NOL carryforwards that can be utilized when a change of ownership occurs. Tropicana believes its purchase of Adamar was a change in ownership pursuant to Code 382. As a result of the annual limitation, the NOL carryforward amount available to be used in future periods is approximately $174 million and will begin to expire in the year 2028 and forward. As of December 31, 2012, Tropicana could not determine that it was more likely than not that it would utilize its NOL carryforwards before expiration and accordingly has established a full valuation allowance.
Accounting for Uncertainty in Income Taxes
A summary of the changes in the gross amounts of unrecognized tax benefits for the fiscal years ended December 31, 2012, 2011 and 2010 are as follows:

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Balance at January 1	$388	$407	$430
Addition based on tax positions related to the current year	23	7	7
Acquisition of CVR	18	—	—
Increase for tax positions of prior years	15	27	7
Decrease for tax positions of prior years	(15)	(20)	(9)
Decrease for statute of limitation expiration	(14)	(9)	(21)
Settlements	(301)	(21)	—
Impact of currency translation and other	(1)	(3)	(7)
Balance at December 31	$113	$388	$407

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

At December 31, 2012, 2011 and 2010, we had unrecognized tax benefits of $113 million, $388 million and $407 million, respectively. Of these totals, $54 million, $71 million and $81 million represents the amount of unrecognized tax benefits that if recognized, would affect the annual effective tax rate in the respective periods. The total unrecognized tax benefits differ from the amount which would affect the effective tax rate primarily due to the impact of valuation allowances.
During the next 12 months, Federal-Mogul believes that it is reasonably possible that unrecognized tax benefits of Federal-Mogul may decrease by approximately $22 million due to audit settlements or statute expirations, of which approximately $5 million, if recognized, could impact the effective tax rate. We do not anticipate any significant changes to the amount of our unrecognized tax benefits in our other business segments during the next 12 months.
We recognize interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. We recorded $17 million, $14 million and $18 million as of December 31, 2012, 2011 and 2010, respectively, in liabilities for tax related net interest and penalties in our consolidated balance sheets. Income tax expense related to interest and penalties were $3 million for each of 2012, 2011 and 2010. We or certain of our subsidiaries file income tax returns in the U.S. federal jurisdiction, various state jurisdictions and various non-U.S. jurisdictions. We and our subsidiaries are no longer subject to U.S. federal tax examinations for years before 2009 or state and local examinations for years before 2008, with limited exceptions. We, or our subsidiaries, are currently under various income tax examinations in several states and foreign jurisdictions, but are no longer subject to income tax examinations in major foreign jurisdictions for years prior to 2004.

17.	Accumulated Other Comprehensive Loss.
Accumulated other comprehensive loss consists of the following:

	December 31,
	2012	2011
	(in millions)
Post-employment benefits, net of tax	$(639)	$(415)
Hedge instruments, net of tax	(34)	(80)
Translation adjustments and other, net of tax	(309)	(360)
	$(982)	$(855)

18.	Other (Loss) Income, Net.
Other (loss) income, net consists of the following:

	Icahn Enterprises			Icahn Enterprises Holdings
	Year Ended December 31,			Year Ended December 31,
	2012	2011	2010	2012	2011	2010
	(in millions)			(in millions)
Gain on acquisition	$—	$—	$16	$—	$—	$16
Loss on extinguishment of debt	(10)	—	(40)	(10)	—	(39)
Realized and unrealized loss on derivatives, net	(190)	—	—	(190)	—	—
Dividend expense related to securities sold, not yet purchased	(4)	(86)	(29)	(4)	(86)	(29)
Gain (loss) on disposition of assets	5	1	5	5	1	5
Appreciation on deferred management fee	—	(13)	(18)	—	(13)	(18)
Equity earnings from non-consolidated affiliates	35	30	25	35	30	25
Foreign currency translation loss	(9)	(9)	(26)	(9)	(9)	(26)
Other	(2)	5	7	(2)	5	7
	$(175)	$(72)	$(60)	$(175)	$(72)	$(59)

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

19.	Commitments and Contingencies.
Investment
Exit Facility
In connection with Tropicana's completion of the Restructuring Transactions (see Note 4, “Operating Units-Gaming”), Tropicana entered into the Exit Facility, as amended, which consists of a (i) $130 million Term Loan Facility issued at a discount of 7%, which was funded on March 8, 2010, the Effective Date and (ii) $20 million Revolving Facility. Each of the Investment Funds was a lender under the Exit Facility and, in the aggregate, held over 50% of the loans under the Term Loan Facility and was obligated to provide 100% of any amounts borrowed by Tropicana under the Revolving Facility. As described in Note 4, on June 30, 2011, the Investment Funds made a distribution-in-kind of their investment in the Exit Facility to us and as a result we became the lenders under the Exit Facility. As further discussed in Note 11, "Debt," in March 2012, Tropicana paid in full the remaining amounts outstanding under the Exit Facility and the Revolving Facility was canceled therewith.
Dynegy Inc.
On November 4, 2011, Resources Capital Management Corp., Roseton OL, LLC, and Danskammer OL, LLC, filed an action in Supreme Court of New York, New York County, against Dynegy Inc. ("Dynegy"), various affiliates of Dynegy, certain members of the Board of Directors of Dynegy, and various other defendants, including Icahn Capital.  The plaintiffs were seeking an unspecified amount of damages for alleged breaches of fiduciary obligation, as well as declaratory and other equitable relief regarding certain notes and related contracts.  Icahn Capital was named as a defendant and was sued for allegedly aiding and abetting Dynegy and its directors in the alleged breaches of fiduciary obligation, tortious interference, and unjust enrichment. On June 5, 2012, the Complaint was discontinued and dismissed with prejudice.
 On March 28, 2012 an action was filed in the U.S. District Court, Southern District of New York, entitled Silsby v. Icahn et. al.  Defendants include Carl C. Icahn and two officers of Dynegy Inc and certain of its directors. As initially filed, the action purports to be brought as a class action on behalf of Dynegy shareholders who acquired their shares between September 2011 and March 2012.  The Complaint alleges violations of the federal securities laws by defendants' allegedly making false and misleading statements in securities filings that artificially inflated the price of Dynegy stock. The individual defendants are alleged to have been controlling persons of Dynegy. Plaintiff is seeking damages in an unspecified amount. Subsequent to the filing of this action, Dynegy filed for bankruptcy, and a U.S. bankruptcy court has approved a Plan of Reorganization. Plaintiff is proceeding with the action and has filed an amended complaint which purports to be a class action on behalf of Dynegy shareholders who acquired their securities between July 10, 2011 through March 9, 2012.  However, we believe that we have meritorious defenses to the claims and intend to file a motion to dismiss. At present, the case is being held in temporary abeyance pending a decision by the federal court as to the scope of plaintiff's right to proceed with this action.
Dell Inc.

On August 1, 2013, High River Limited Partnership and each of the Investment Funds (collectively, the “Icahn Parties”), filed an action in the Court of Chancery of the State of Delaware ("Court") against Dell Inc., (“Dell”), and the members of its board of directors, including Michael Dell (the “Dell Board”).  The complaint challenges certain actions taken by the Dell Board in relation to a going-private merger (the “Merger”) and an alternative recapitalization of Dell proposed by the Icahn Parties and others.  In particular the complaint challenges actions taken by the Dell Board in relation to a special meeting to vote on the Merger and the failure of the Dell Board to hold an annual meeting of stockholders at which the Icahn Parties and others intend to seek the stockholders of Dell to vote for new directors who would support the recapitalization proposal.  The complaint seeks both injunctive and declaratory relief. On August 16, 2013, the Court held a conference on the Icahn Parties' motion for expedition.  It denied that motion, finding that the complaint did not establish a sufficiently colorable claim to require expedition.  The Court thereafter entered a stipulated order setting the date for Dell's 2013 annual meeting. Following the Court conference the parties entered a stipulation extending defendants time to respond to the complaint and the Icahn Parties will make a decision on whether to continue to pursue this litigation depending on future events. The Icahn Parties expect defendants to vigorously defend against the complaint and there can be no assurances as to the ultimate outcome of the matter.

Automotive

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Environmental Matters
Federal-Mogul is a defendant in lawsuits filed, or the recipient of administrative orders issued or demand letters received, in various jurisdictions pursuant to the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”) or other similar national, provincial or state environmental remedial laws. These laws provide that responsible parties may be liable to pay for remediating contamination resulting from hazardous substances that were discharged into the environment by them, by prior owners or occupants of property they currently own or operate, or by others to whom they sent such substances for treatment or other disposition at third party locations. Federal-Mogul has been notified by the United States Environmental Protection Agency, other national environmental agencies, and various provincial and state agencies that it may be a potentially responsible party (“PRP”) under such laws for the cost of remediating hazardous substances pursuant to CERCLA and other national and state or provincial environmental laws. PRP designation often results in the funding of site investigations and subsequent remedial activities.
Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the potential joint and several liability which might be imposed on Federal-Mogul under CERCLA and some of the other laws pertaining to these sites, its share of the total waste sent to these sites has generally been small. Federal-Mogul believes its exposure for liability at these sites is limited.
Federal-Mogul has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments and/or federal or state environmental laws. Federal-Mogul is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, Federal-Mogul has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of available information from site investigations and best professional judgment of consultants.
Total environmental liabilities, determined on an undiscounted basis, were $15 million and $16 million at December 31, 2012 and December 31, 2011, respectively, and are included in accrued expenses and other liabilities in our consolidated balance sheets.
Federal-Mogul believes that recorded environmental liabilities will be adequate to cover its estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly exceed the amounts recorded by Federal-Mogul, our Automotive segment's results of operations could be materially affected. At December 31, 2012, Federal-Mogul estimates reasonably possible material additional losses, above and beyond its best estimate of required remediation costs as recorded, to approximate $43 million.
Asset Retirement Obligations
Federal-Mogul has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold. In connection with these sites, Federal-Mogul has accrued $29 million and $22 million at December 31, 2012 and 2011, respectively, for ARO's, primarily related to anticipated costs of removing hazardous building materials at its facilities, and has considered impairment issues that may result from capitalization of these ARO amounts.
Federal-Mogul has conditional asset retirement obligations ("CARO"), primarily related to removal costs of hazardous materials in buildings, for which it believes reasonable cost estimates cannot be made at this time because it does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, Federal-Mogul is currently unable to determine amounts to accrue for CARO at such sites.
Energy
Unconditional Purchase Obligations
The minimum required payments for CVR's unconditional purchase obligations are as follows:

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Unconditional Purchase Obligations(1)
(in millions)
2013	$123
2014	110
2015	99
2016	92
2017	91
Thereafter	931
$1,446
(1)This amount includes $1,008 million payable ratably over nine years pursuant to petroleum transportation service agreements between CRRM and TransCanada Keystone Pipeline, LP ("TransCanada"). Under the agreements, CRRM receives transportation for at least 25,000 barrels per day of crude oil with a delivery point at Cushing, Oklahoma for a term of 20 years on TransCanada's Keystone pipeline system. CRRM began receiving crude oil under the agreements in the first quarter of 2011.
CVR leases various equipment, including rail cars, and real properties under long-term operating leases expiring at various dates. For the period May 5, 2012 through December 31, 2012, lease expense approximated $6 million. The lease agreements have various remaining terms. Some agreements are renewable, at CVR's option, for additional periods. It is expected, in the ordinary course of business, that leases will be renewed or replaced as they expire. Additionally, in the normal course of business, CVR has long-term commitments to purchase oxygen, nitrogen, electricity, storage capacity and pipeline transportation services.
Crude Oil Supply Agreement
On August 31, 2012, CRRM and Vitol Inc. (“Vitol”), entered into an Amended and Restated Crude Oil Supply Agreement (the “Vitol Agreement”). The Vitol Agreement amends and restates the Crude Oil Supply Agreement between CRRM and Vitol dated March 30, 2011, as amended (the “Previous Supply Agreement”). Under the agreement, Vitol supplies the petroleum business with crude oil and intermediation logistics, which helps to reduce the Refining Partnership's inventory position and mitigate crude oil pricing risk.
Litigation
From time to time, CVR is involved in various lawsuits arising in the normal course of business, including matters such as those described below under, "Environmental, Health and Safety Matters." Liabilities related to such litigation are recognized when the related costs are probable and can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. It is possible that CVR's management estimates of the outcomes will change within the next year due to uncertainties inherent in litigation and settlement negotiations. In the opinion of CVR management, the ultimate resolution of any other litigation matters is not expected to have a material adverse effect on the supplemental combined financial statements. There can be no assurance that CVR management's beliefs or opinions with respect to liability for potential litigation matters are accurate.
Samson Resources Company, Samson Lone Star, LLC and Samson Contour Energy E&P, LLC (together, "Samson") filed fifteen lawsuits in federal and state courts in Oklahoma and two lawsuits in state courts in New Mexico against CRRM and other defendants between March 2009 and July 2009. In addition, in May 2010, separate groups of plaintiffs (the "Anstine and Arrow cases") filed two lawsuits against CRRM and other defendants in state court in Oklahoma and Kansas. All of the lawsuits filed in state court were removed to federal court. All of the lawsuits (except for the New Mexico suits, which remained in federal court in New Mexico) were then transferred to the Bankruptcy Court for the United States District Court for the District of Delaware, where the SemGroup bankruptcy resides. In March 2011, CRRM was dismissed without prejudice from the New Mexico suits. All of the lawsuits allege that Samson or other respective plaintiffs sold crude oil to a group of companies, which generally are known as SemCrude or SemGroup (collectively, "Sem"), which later declared bankruptcy and that Sem has not paid such plaintiffs for all of the crude oil purchased from Sem. The Samson lawsuits further allege that Sem sold some of the crude oil purchased from Samson to J. Aron & Company ("J. Aron") and that J. Aron sold some of this crude oil to CRRM. All of the lawsuits seek the same remedy, the imposition of a trust, an accounting and the return of crude oil or

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

the proceeds therefrom. The amount of the plaintiffs' alleged claims is unknown since the price and amount of crude oil sold by the plaintiffs and eventually received by CRRM through Sem and J. Aron, if any, is unknown. CRRM timely paid for all crude oil purchased from J. Aron. On January 26, 2011, CRRM and J. Aron entered into an agreement whereby J. Aron agreed to indemnify and defend CRRM from any damage, out-of-pocket expense or loss in connection with any crude oil involved in the lawsuits which CRRM purchased through J. Aron, and J. Aron agreed to reimburse CRRM's prior attorney fees and out-of-pocket expenses in connection with the lawsuits. The indemnification agreement does not provide reimbursement for any damages that CRRM may be liable for in connection with any purchases it made directly from Sem. Samson and CRRM entered a stipulation of dismissal with respect to all of the Samson cases and the Samson cases were dismissed with prejudice on February 8, 2012. The dismissal does not pertain to the Anstine and Arrow cases. In February 2013, CRRM reached a settlement in the Anstine and Arrow cases. The settlement did not have a material adverse effect on our supplemental combined financial statements.
On June 21, 2012, Goldman, Sachs & Co. (“GS”) filed suit against CVR in state court in New York, alleging that CVR failed to pay GS approximately $18.5 million in fees allegedly due to GS by CVR pursuant to an engagement letter dated March 21, 2012, which according to the allegations set forth in the complaint, provided that GS was engaged by CVR to assist CVR and the CVR board of directors in connection with a tender offer for CVR's common stock made by Carl C. Icahn and certain of his affiliates. CVR believes it has meritorious defenses and intends to vigorously defend against the suit. This amount has been fully accrued as of December 31, 2012.
On August 10, 2012, Deutsche Bank (“DB”) filed suit against CVR in state court in New York, alleging that CVR failed to pay DB $18.5 million in fees allegedly due to DB by CVR pursuant to an engagement letter dated March 23, 2012, which according to the allegations set forth in the complaint, provided that DB was engaged by CVR to assist CVR and the CVR board of directors in connection with a tender offer for CVR's stock made by Carl C. Icahn and certain of his affiliates. CVR believes it has meritorious defenses and intends to vigorously defend against the suit. This amount has been fully accrued as of December 31, 2012.
On December 17, 2012, Gary Community Investment Company, f/k/a The Gary-Williams Company and GWEC Holding Company, Inc. (referred to herein collectively as “Gary-Williams”) filed a lawsuit in the Supreme Court of New York, New York County (Gary Community Investment Co. v. CVR Energy, Inc., No. 654401/12) against CVR and CRLLC (referred to collectively for purposes of this paragraph as “CVR”). The action arises out of claims relating to CVR's purchase of the Wynnewood, Oklahoma refinery pursuant to the Purchase and Sale Agreement entered into by the parties on November 2, 2011 (the “Purchase Agreement”). Specifically, CVR provided notice to Gary-Williams that it sought indemnification for various breaches of the Purchase Agreement and subsequently made a claim notice for payment of the entire escrow property pursuant to the Escrow Agreement by and among Gary-Williams, CRLLC, and the escrow agent, dated as of December 15, 2011. Gary-Williams, in its lawsuit, alleges that CVR breached the Purchase Agreement and the Escrow Agreement, and is seeking a declaratory judgment that CVR's claims are without any legal basis, damages in an unspecified amount, and release of the full amount of the escrow property to Gary-Williams.
CRNF received a ten-year property tax abatement from Montgomery County, Kansas in connection with the construction of the nitrogen fertilizer plant that expired on December 31, 2007. In connection with the expiration of the abatement, the county reassessed CRNF's nitrogen fertilizer plant and classified the nitrogen fertilizer plant as almost entirely real property instead of almost entirely personal property. The reassessment resulted in an increase in CRNF's annual property tax expense by an average of $11 million per year for each of the years ended December 31, 2008 and 2009, $12 million for the year ended December 31, 2010 and $11 million for each of the years ended December 31, 2011 and 2012. CRNF did not agree with the county's classification of its nitrogen fertilizer plant and protested the classification and resulting valuation for each of those years to the Kansas Court of Tax Appeals, or COTA. However, CRNF has fully accrued and paid the property taxes the county claims are owed for the years ended December 31, 2011, 2010, 2009 and 2008 and has estimated and accrued for property tax for the year ended December 31, 2012. The first payment in respect to CRNF's 2012 property taxes was paid in December 2012 and the second payment will be made in May 2013. This property tax expense is reflected as a cost of good sold in the supplemental combined financial statements. In February, 2011, CRNF tried the 2008 case to COTA and in January 2012, COTA issued its decision holding that CRNF's fertilizer plant was almost entirely real property instead of almost entirely personal property. CRNF disagreed with the ruling and filed a petition for reconsideration with COTA (which was denied) and then filed an appeal to the Kansas Court of Appeals. CRNF also protested the valuation of the CRNF fertilizer plant for tax years 2009 through 2012, which cases remained pending before COTA. On February 25, 2013, Montgomery County and CRNF agreed to a settlement for tax years 2009 through 2012 which generally provides that the nitrogen fertilizer plant will be appraised at a total value of $35 million for tax years 2013 through 2016 which will lower CRNF's property taxes by

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approximately $11 million per year based on current mill levy rates. In addition, the settlement provides that Montgomery County will not challenge or contest CRNF's application for a ten year tax exemption pursuant to Kansas law for the UAN expansion and will support the approval of such application by COTA, the reviewing body for such exemption application.  Finally, the settlement provides that CRNF will continue its appeal of the 2008 case and that Montgomery County will make a payment to CRNF for the 2008 tax year upon the final conclusion of the appeal, with the amount of the payment to depend on the appeal's outcome.
In addition, on February 25, 2013, CRRM also agreed to a settlement with Montgomery County that generally provides the Coffeyville refinery will be appraised at a total value of $160 million for tax years 2013 through 2016. This is a continuation of the settlement CRRM has had with Montgomery County for tax years 2007 through 2012.
On July 25, 2011, Mid-America Pipeline Company, LLC (“MAPL”) filed an application with the Kansas Corporation Commission (“KCC”) for the purpose of establishing rates (“New Rates”) effective October 1, 2011 for pipeline transportation service on MAPL's liquids pipelines running between Conway, Kansas and Coffeyville, Kansas (“Inbound Line”) and between Coffeyville, Kansas and El Dorado, Kansas (“Outbound Line”). CRRM ships refined fuels on the Outbound Line and CRRM ships natural gas liquids on the Inbound Line. On April 3, 2012, the parties entered into a Settlement Agreement which resolved the rate dispute both at the KCC and at the U.S. Federal Energy Regulatory Commission ("FERC"). Among other provisions, the Settlement Agreement provides for pipeage contracts to be entered into between the parties with rates ("Settlement Rates") to be established for an initial one year period. The Settlement Rates consist of two components, a base rate and a pipeline integrity cost recovery rate along with an annual take or pay minimum transportation quantity. The Settlement Rate on the Inbound Line was effective April 1, 2012 and the Settlement Rate on the Outbound Line was effective June 1, 2012. Prior to the end of the initial one year term of the pipeage contracts, and prior to the end of each annual period thereafter until the tenth anniversary of each of the two pipeage contracts, MAPL will provide its estimate of pipeline integrity costs for the upcoming annual period and CRRM may either agree to pay a rate for such upcoming annual period which includes a recovery rate component sufficient to collect such pipeline integrity costs for such upcoming annual period subject to true-up to actual costs at the end of the annual period. FERC rates will be the same as the KCC rates.
Flood, Crude Oil Discharge and Insurance
Crude oil was discharged from CVR's Coffeyville refinery on July 1, 2007, due to the short amount of time available to shut down and secure the refinery in preparation for the flood that occurred on June 30, 2007. In connection with the discharge, CVR received in May 2008 notices of claims from 16 private claimants under the Oil Pollution Act ("OPA") in an aggregate amount of approximately $4 million (plus punitive damages). In August 2008, those claimants filed suit against CVR in the United States District Court for the District of Kansas in Wichita (the "Angleton Case"). In October 2009 and June 2010, companion cases to the Angleton Case were filed in the United States District Court for the District of Kansas in Wichita, seeking a total of approximately $3 million (plus punitive damages) for three additional plaintiffs as a result of the July 1, 2007 crude oil discharge. CVR has settled all of the claims with the plaintiffs from the Angleton Case and has settled all of the claims except for one of the plaintiffs from the companion cases. CVR believes that the resolution of the remaining claim will not have a material adverse effect on our Energy segment's financial results.
As a result of the crude oil discharge that occurred on July 1, 2007, CVR entered into an administrative order on consent (the "Consent Order") with the U.S. Environmental Protection Agency (the "EPA") on July 10, 2007. As set forth in the Consent Order, the EPA concluded that the discharge of crude oil from CVR's Coffeyville refinery caused an imminent and substantial threat to the public health and welfare. Pursuant to the Consent Order, CVR agreed to perform specified remedial actions to respond to the discharge of crude oil from CVR's refinery. The substantial majority of all required remedial actions were completed by January 31, 2009. CVR prepared and provided its final report to the EPA in January 2011 to satisfy the final requirement of the Consent Order. In April 2011, the EPA provided CVR with a notice of completion indicating that CVR has no continuing obligations under the Consent Order, while reserving its rights to recover oversight costs and penalties.
On October 25, 2010, CVR received a letter from the United States Coast Guard on behalf of the EPA seeking $2 million in oversight cost reimbursement. CVR responded by asserting defenses to the Coast Guard's claim for oversight costs. On September 23, 2011, the United States Department of Justice ("DOJ"), acting on behalf of the EPA and the United States Coast Guard, filed suit against CRRM in the United States District Court for the District of Kansasseeking recovery from CRRM related to alleged non-compliance with the Clean Air Act's Risk Management Program (“RMP”), the Clean Water Act (“CWA”) and the OPA. (See "Environmental, Health and Safety Matters" below.) CRRM has reached an agreement with the DOJ resolving its claims under CWA and OPA. The agreement is memorialized in a Consent Decree, that was filed with the court on February 12, 2013 with the Court (the “2013 Consent Decree”). Under the terms of the 2013 Consent Decree, CRRM has

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agreed to pay a civil penalty in the amount of $0.6 million for CWA violations and reimburse the Coast Guard for oversight costs under OPA in the amount of $1.7 million. The 2013 Consent Decree also requires CRRM to make upgrades to the Coffeyville refinery, including flood control measures, the installation of river modeling and monitoring procedures, the implementation of a wet weather plan, and training employees on proper shutdown procedures during a flood. The parties also reached an agreement to settle DOJ's RMP claims, but DOJ has re-opened the negotiations. Any liability to DOJ related to the RMP claims is not expected to be material.
CVR is seeking insurance coverage for this release and for the ultimate costs for remediation and third-party property damage claims. On July 10, 2008, CVR filed a lawsuit in the United States District Court for the District of Kansas against certain of CVR's environmental insurance carriers requesting insurance coverage indemnification for the June/July 2007 flood and crude oil discharge losses. Each insurer reserved its rights under various policy exclusions and limitations and cited potential coverage defenses. Although the Court has now issued summary judgment opinions that eliminate the majority of the insurance defendants' reservations and defenses, CVR cannot be certain of the ultimate amount or timing of such recovery because of the difficulty inherent in projecting the ultimate resolution of CVR's claims. CVR has received $25 million of insurance proceeds under its primary environmental liability insurance policy which constitutes full payment to CVR of the primary pollution liability policy limit.
The lawsuit with the insurance carriers under the environmental policies remains the only unsettled lawsuit with the insurance carriers related to these events.
Environmental, Health and Safety Matters
CRRM, Coffeyville Resources Crude Transportation, LLC ("CRCT"), Coffeyville Resources Terminal, LLC ("CRT"), and Wynnewood Refining Company, LLC ("WRC"), all of which are wholly owned subsidiaries of CVR, and CRNF are subject to various stringent federal, state, and local Environmental, Health and Safety ("EHS") rules and regulations. Liabilities related to EHS matters are recognized when the related costs are probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, site-specific costs, and currently enacted laws and regulations. In reporting EHS liabilities, no offset is made for potential recoveries.
CRRM, CRNF, CRCT, WRC and CRT own and/or operate manufacturing and ancillary operations at various locations directly related to petroleum refining and distribution and nitrogen fertilizer manufacturing. Therefore, CRRM, CRNF, CRCT, WRC and CRT have exposure to potential EHS liabilities related to past and present EHS conditions at these locations. Under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act (“RCRA”), and related state laws, certain persons may be liable for the release or threatened release of hazardous substances. These persons include the current owner or operator of property where a release or threatened release occurred, any persons who owned or operated the property when the release occurred, and any persons who disposed of, or arranged for the transportation or disposal of, hazardous substances at a contaminated property. Liability under CERCLA is strict, and under certain circumstances, joint and several, so that any responsible party may be held liable for the entire cost of investigating and remediating the release of hazardous substances. Similarly, the OPA generally subjects owners and operators of facilities to strict, joint and several liability for all containment and cleanup costs, natural resource damages, and potential governmental oversight costs arising from oil spills into the waters of the United States.
CRRM and CRT have agreed to perform corrective actions at the Coffeyville, Kansas refinery and the now-closed Phillipsburg, Kansas terminal facility, pursuant to Administrative Orders on Consent issued under RCRA to address historical contamination by the prior owners (RCRA Docket No. VII-94-H-0020 and Docket No. VII-95-H-011, respectively). As of December 31, 2012, environmental accruals of $2 million were reflected in the consolidated balance sheets for probable and estimated costs for remediation of environmental contamination under the RCRA Administrative Orders. Accruals were determined based on an estimate of payment costs through 2031, for which the scope of remediation was arranged with the EPA, and were discounted at the appropriate risk free rates at December 31, 2012. The accruals include estimated closure and post-closure costs of $1 million for the two landfills at December 31, 2012.
CVR's management periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, CVR's management believes that the accruals established for environmental expenditures are adequate.
CRRM, CRNF, CRCT, WRC and CRT are subject to extensive and frequently changing federal, state and local, environmental and health and safety laws and regulations governing the emission and release of hazardous substances into the environment, the treatment and discharge of waste water, the storage, handling, use and transportation of petroleum and

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nitrogen products, and the characteristics and composition of gasoline and diesel fuels. The ultimate impact on CVR's business of complying with evolving laws and regulations is not always clearly known or determinable due in part to the fact that our operations may change over time and certain implementing regulations for laws, such as the federal Clean Air Act, have not yet been finalized, are under governmental or judicial review or are being revised. These laws and regulations could result in increased capital, operating and compliance costs.
In 2007, the EPA promulgated the Mobile Source Air Toxic II (“MSAT II”) rule that requires the reduction of benzene in gasoline by 2011. CRRM and WRC are considered to be small refiners under the MSAT II rule and compliance with the rule is extended until 2015 for small refiners. As a result of our purchase of a controlling interest in CVR on May 4, 2012, CVR's MSATII projects have been accelerated by three months due to the loss of small refiner status. Capital expenditures to comply with the rule are expected to be approximately $59 million for CRRM and $94 million for WRC.
The Coffeyville refinery is subject to the Renewable Fuel Standard (“RFS”) which requires refiners to blend “renewable fuels” in with their transportation fuels or purchase renewable energy credits in lieu of blending. The EPA is required to determine and publish the applicable annual renewable fuel percentage standards for each compliance year by November 30 for the forthcoming year. The percentage standards represent the ratio of renewable fuel volume to gasoline and diesel volume. In 2012, about 9% of all fuel used was required to be “renewable fuel.” About 9.6% of all transportation fuel is required to be “renewable fuel” in 2013. Due to mandates in the RFS requiring increasing volumes of renewable fuels to replace petroleum products in the U.S. motor fuel market, there may be a decrease in demand for petroleum products. The petroleum business currently purchases RINs for some fuel categories on the open market as well as waiver credits for cellulosic biofuels from the EPA, in order to comply with RFS. Beginning in 2011, the Coffeyville refinery was required to blend renewable fuels into its gasoline and diesel fuel or purchase RINs in lieu of blending. The Wynnewood refinery is required to comply beginning in 2013. In the future, the petroleum business likely will be required to purchase additional RINs on the open market or waiver credits from the EPA to comply with RFS. The petroleum business cannot predict the future prices of RINs or waiver credits, but the costs to obtain the necessary number of RINs and waiver credits could likely be material. Additionally, the Coffeyville and Wynnewood refineries may be impacted by increased operating expenses and production costs to meet the mandated renewable fuel volumes to the extent that these increased costs cannot be passed on to the consumers.
The EPA is expected to propose "Tier 3" gasoline sulfur standards in 2013. If the EPA were to propose a standard at the level currently being discussed in the pre-proposal phase by the EPA, CRRM will need to make capital expenditures and install controls in order to meet the anticipated new standard. It is not anticipated that the Wynnewood refinery would require additional controls or capital expenditures to meet the anticipated new standard. The Company does not believe that costs associated with the EPA's proposed Tier 3 rule will be material.
In March 2004, CRRM and CRT entered into a Consent Decree (the "2004 Consent Decree") with the EPA and the Kansas Department of Health and Environment (the "KDHE") to resolve air compliance concerns raised by the EPA and KDHE related to Farmland Industries Inc.'s prior ownership and operation of the Coffeyville crude oil refinery and the now-closed Phillipsburg terminal facilities. Under the 2004 Consent Decree, CRRM agreed to install controls to reduce emissions of sulfur dioxide, nitrogen oxides and particulate matter from its FCCU by January 1, 2011. In addition, pursuant to the 2004 Consent Decree, CRRM and CRT assumed clean-up obligations at the Coffeyville refinery and the now-closed Phillipsburg terminal facilities.
In March 2012, CRRM entered into a "Second Consent Decree" with the EPA, which replaces the 2004 Consent Decree, as amended (other than certain financial assurance provisions associated with corrective action at the refinery and terminal under RCRA). The Second Consent Decree gives CRRM more time to install the FCCU controls from the 2004 Consent Decree and expands the scope of the settlement so that it is now considered a "global settlement" under the EPA's "National Petroleum Refining Initiative." Under the National Petroleum Refining Initiative, the EPA identified industry-wide noncompliance with four "marquee" issues under the Clean Air Act: New Source Review, Flaring, Leak Detection and Repair, and Benzene Waste Operations NESHAP. The National Petroleum Refining Initiative has resulted in most U.S. refineries (representing more than 90% of the US refining capacity) entering into consent decrees imposing civil penalties and requiring the installation of pollution control equipment and enhanced operating procedures. Under the Second Consent Decree, CVR was required to pay a civil penalty of less than $1 million and complete the installation of FCCU controls required under the 2004 Consent Decree, add controls to certain heaters and boilers and enhance certain work practices relating to wastewater and fugitive emissions. The costs of complying with the Second Consent Decree are expected to be approximately $49 million, of which approximately $47 million is expected to be capital expenditures. CRRM also agreed to complete a voluntary environmental project that will reduce air emissions and conserve water at an estimated cost of $1 million. The incremental

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capital expenditures associated with the Second Consent Decree will not be material and will be limited primarily to the retrofit and replacement of heaters and boilers over a five to seven year time-frame. The Second Consent Decree was entered by the U.S. District Court for the District of Kansas on April 19, 2012.
WRC's refinery has not entered into a global settlement with the EPA and the Oklahoma Department of Environmental Quality (the "ODEQ") under the National Petroleum Refining Initiative, although it had discussions with the EPA and the ODEQ about doing so. Instead, WRC entered into a Consent Order with the ODEQ in August 2011 (the "Wynnewood Consent Order"). The Wynnewood Consent Order addresses some, but not all, of the traditional marquee issues under the National Petroleum Refining Initiative and addresses certain historic Clean Air Act compliance issues that are generally beyond the scope of a traditional global settlement. Under the Wynnewood Consent Order, WRC paid a civil penalty of $950,000 and agreed to install certain controls, enhance certain compliance programs, and undertake additional testing and auditing. A substantial portion of the costs of complying with the Wynnewood Consent Order were expended during the last turnaround. The remaining costs are expected to be $2 million. In consideration for entering into the Wynnewood Consent Order, WRC received a release from liability from ODEQ for matters described in the ODEQ order.
The EPA has investigated CRRM's operation for compliance with the RMP. On September 23, 2011, the DOJ, acting on behalf of the EPA and the United States Coast Guard, filed suit against CRRM in the United States District Court for the District of Kansas (in addition to the matters described above, see “Flood, Crude Oil Discharge and Insurance”) seeking recovery from CRRM related to alleged non-compliance with the RMP. The Company has reached an agreement with DOJ to settle the RMP claims, but the DOJ re-opened the negotiations. Any liability to DOJ related to the RMP claims is not expected to be material. The lawsuit is stayed while the parties attempt to finalize and file the consent decree.
From time to time, the EPA has conducted inspections and issued information requests to CRNF with respect to CVR's compliance with the RMP and the release reporting requirements under CERCLA and the EPCRA. These previous investigations have resulted in the issuance of preliminary findings regarding CRNF's compliance status. In the fourth quarter of 2010, following CRNF's reported release of ammonia from its cooling water system and the rupture of its UAN vessel (which released ammonia and other regulated substances), the EPA conducted its most recent inspection and issued an additional request for information to CRNF. The EPA has not made any formal claims against CVR and CVR has not accrued for any liability associated with the investigations or releases.
WRC has entered into a series of Clean Water Act consent orders with ODEQ. The latest Consent Order (the "CWA Consent Order"), which supersedes other consent orders, became effective in September 2011. The CWA Consent Order addresses alleged noncompliance by WRC with its Oklahoma Pollutant Discharge Elimination System permit limits. The CWA Consent Order requires WRC to take corrective action steps, including undertaking studies to determine whether the Wynnewood refinery's wastewater treatment plant capacity is sufficient. The Wynnewood refinery may need to install additional controls or make operational changes to satisfy the requirements of the CWA Consent Order. The cost of additional controls, if any, cannot be predicted at this time. However, based on CVR's experience with wastewater treatment and controls, CVR does not anticipate that the costs of any required additional controls or operational changes would be material.
Environmental expenditures are capitalized when such expenditures are expected to result in future economic benefits. For the period May 5, 2012 through December 31, 2012, capital expenditures were $21 million and were incurred to improve the environmental compliance and efficiency of the operations.
CRRM, CRNF, CRCT, WRC and CRT each believes it is in substantial compliance with existing EHS rules and regulations. There can be no assurance that the EHS matters described above or other EHS matters which may develop in the future will not have a material adverse effect on CVR's business, financial condition, or results of operations.
On September 28, 2012, the Wynnewood refinery experienced an explosion in a boiler unit during startup after a short outage as part of the turnaround process. Two employees were fatally injured. Damage at the refinery was limited to the boiler. Additionally, there was no environmental impact. The refinery was in the final stages of shutdown for turnaround maintenance at the time of the incident. The petroleum business completed an internal investigation of the incident and continues to cooperate with OSHA and Oklahoma Department of Labor investigations. OSHA also conducted a general inspection of the facility during the boiler incident investigation. In March 2013, OSHA completed its investigation and communicated its citations to WRC. OSHA also placed WRC in its Severe Violators Enforcement Program (the “SVEP”). WRC has filed its notice of contest against the citations, and will vigorously defend against the citations and OSHA's placement of WRC in the SVEP. WRC is in the process of reviewing the citations and no settlement has been reached. Any penalties associated with

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OSHA's citations are not expected to have a material adverse effect on the condensed supplemental combined financial statements.
Gaming
Aztar v. Marsh
Aztar filed a broker malpractice and breach of contract action in the Superior Court of New Jersey, Atlantic County, Law Division (the “Court”) on August 12, 2010, against Marsh & McLennan Companies, Marsh, Inc., Marsh USA, Inc. and various fictitious Marsh entities (together, the "Marsh Defendants"). The claim seeks $100 million or more in compensatory damages against the Marsh Defendants, Aztar's risk management and insurance brokers at the time of a 2002 expansion of Tropicana AC by Aztar, including, but not limited to, lost profits, expenses arising from the interruption of operations, attorneys' fees, loss of the use of the insurance proceeds at issue, and litigation expenses resulting from the Marsh Defendants' failure to secure for Aztar business interruption and property damage coverage covering losses sustained by Aztar from the collapse of a parking garage that occurred at Tropicana AC on October 30, 2003.
The Marsh Defendants filed an answer on October 20, 2010 denying the material allegations of the complaint and subsequently filed a Motion to Dismiss for Forum Non Conveniens in December 2010, which motion was denied by the Court on April 12, 2011. On August 18, 2011 the Marsh Defendants filed a Motion for Summary Judgment arguing that the Court should apply the Arizona Statue of Limitations to the action. Aztar filed an objection to the Marsh Defendants' motion on September 23, 2011 arguing, inter alia, that the New Jersey Statute of Limitations applies to the action. The Marsh Defendants filed its Reply on October 3, 2011. The motion was argued in January 2012. In April 2012, the Court granted the Marsh Defendants' motion for Summary Judgment dismissing Aztar's complaint with prejudice. Subsequently, Aztar filed a Motion for Reconsideration with the Court, which motion was denied. In September 2012, Aztar appealed the Court's decision to dismiss the case with the Superior Court of New Jersey, Appellate Division, which appeal is currently pending. A hearing on the appeal was held in May 2013. Any recovery obtained by Aztar in this action will be recoverable by Tropicana as the current owner of Tropicana AC.
Railcar
Environmental Matters
ARI is subject to comprehensive federal, state, local and international environmental laws and regulations relating to the release or discharge of materials into the environment, the management, use, processing, handling, storage, transport or disposal of hazardous materials and wastes, or otherwise relating to the protection of human health and the environment. These laws and regulations not only expose ARI to liability for the environmental condition of its current or formerly owned or operated facilities, and its own negligent acts, but also may expose ARI to liability for the conduct of others or for ARI's actions that were in compliance with all applicable laws at the time these actions were taken. In addition, these laws may require significant expenditures to achieve compliance, and are frequently modified or revised to impose new obligations. Civil and criminal fines and penalties and other sanctions may be imposed for non-compliance with these environmental laws and regulations. ARI's operations that involve hazardous materials also raise potential risks of liability under common law. Management believes that there are no current environmental issues identified that would have a material adverse effect on ARI. Certain real property ARI acquired from ACF Industries LLC ("ACF") in 1994 has been involved in investigation and remediation activities to address contamination. Substantially all of the issues identified relate to the use of these properties prior to its transfer to ARI by ACF and for which ACF has retained liability for environmental contamination that may have existed at the time of transfer to ARI. ACF has also agreed to indemnify ARI for any cost that might be incurred with those existing issues. As of December 31, 2012, ARI does not believe it will incur material costs in connection with any investigation or remediation activities relating to these properties, but it cannot assure that this will be the case. If ACF fails to honor its obligations to ARI, ARI could be responsible for the cost of such remediation. ARI believes that its operations and facilities are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on its operations or financial condition.
Other Matters
One of ARI's joint ventures entered into a credit agreement in December 2007. Effective August 5, 2009, ARI and the other initial partner acquired this loan from the lenders party thereto, with each party acquiring a 50% interest in the loan. The total commitment under the term loan is $60 million with an additional $10 million commitment under the revolving loan. ARI is responsible to fund 50% of the loan commitments. The balance outstanding on these loans, due to ARI, was $36 million of

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principal and accrued interest as of December 31, 2012. ARI has no remaining commitment on these loans as of December 31, 2012.
On September 2, 2009, a complaint was filed by George Tedder (the "Plaintiff") against ARI in the U.S. District Court, Eastern District of Arkansas. The Plaintiff alleged that ARI was liable for an injury that resulted during the Plaintiff's break on April 24, 2008. At trial on April 9, 2012, the jury ruled in favor of the Plaintiff, thus ARI recorded a related charge that was included in the supplemental combined financial results in the first quarter of 2012. After ARI appealed the initial ruling, the judge reduced the amount awarded to the Plaintiff. In the first quarter of 2013, ARI filed an appeal of the revised ruling.
Metals
Environmental Matters
Certain of PSC Metals' facilities are environmentally impaired in part as a result of operating practices at the sites prior to their acquisition by PSC Metals and as a result of PSC Metals' operations. PSC Metals has established procedures to periodically evaluate these sites, giving consideration to the nature and extent of the contamination. PSC Metals has provided for the remediation of these sites based upon management's judgment and prior experience. PSC Metals has estimated the liability to remediate these sites to be $29 million and $30 million at December 31, 2012 and December 31, 2011, respectively. Management believes, based on past experience, that the vast majority of these environmental liabilities and costs will be assessed and paid over an extended period of time. PSC Metals believes that it will be able to fund such costs in the ordinary course of business.
Estimates of PSC Metals' liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions that are inherently difficult to make, and the ultimate outcome may be materially different from current estimates. Moreover, because PSC Metals has disposed of waste materials at numerous third-party disposal facilities, it is possible that PSC Metals will be identified as a PRP at additional sites. The impact of such future events cannot be estimated at the current time.
PSC Metals has been designated as a PRP under U.S. federal and state superfund laws with respect to certain sites with which PSC Metals may have had a direct or indirect involvement. It is alleged that PSC Metals and its subsidiaries or their predecessors transported waste to the sites, disposed of waste at the sites or operated the sites in question.  PSC Metals has negotiated a settlement with the EPA that resolves PSC Metals and its predecessors' liability associated with the Port Refinery superfund site in the Village of Rye Brook, NY. PSC Metals made a one-time payment of $225,000 to resolve the matter. With respect to all other matters in which PSC Metals has been designated as a PRP under U.S. federal and state superfund laws, PSC Metals has reviewed the nature and extent of the allegations, the number, connection and financial ability of other named and unnamed PRPs and the nature and estimated cost of the likely remedy. Based on reviewing the nature and extent of the allegations, PSC Metals has estimated its liability to remediate these sites to be immaterial at each of December 31, 2012 and December 31, 2011. If it is determined that PSC Metals has liability to remediate those sites and that more expensive remediation approaches are required in the future, PSC Metals could incur additional obligations, which could be material.
In November and December of  2011, PSC Metals received three notices of violation from the Missouri Department of Natural Resources, or MDNR, for hazardous waste and water violations related to its Festus, Missouri location. PSC Metals has responded to the notices of violation and is cooperating with MDNR. PSC Metals is in the process of negotiating a settlement with MDNR that will resolve the three notices of violation referenced above.  PSC Metals cannot estimate the cost of any settlement with MDNR at this time.  PSC Metals believes that it has a claim for indemnification against the prior owner of the facility associated with the above-referenced notices of violation.
MDNR has undertaken sampling for lead at residences near PSC Metals' Festus yard.  MDNR has indicated to PSC Metals that this sampling was initiated in response to citizen complaints regarding its Festus yard. MDNR has received the results of this sampling.  PSC Metals has been provided with the MDNR sampling results and is undertaking a technical review with its environmental experts.  PSC Metals has been informed by MDNR that of the approximately 50 residences that were sampled and tested, 15 tested above residential standards for lead contamination and may require some amount of limited soil remediation. Neither MDNR nor PSC Metals has undertaken a lead isotope or similar analysis that would tie the lead contamination that was discovered to a specific location or source.  MDNR has requested that PSC Metals sample 17 additional residential properties to assess whether those sites are above residential standards for lead contamination. PSC Metals and MDNR are discussing the scope and extent of any future sampling and the potential for limited soil remediation. At this time, PSC Metals believes that it has adequately reserved for the cost of remediation associated with its Festus yard and the residential areas near the yard, should such remediation be required. However, as negotiations with MDNR are on-going and

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additional sampling could be required, PSC Metals cannot assess its liability with certainty at this time. To the extent that MDNR does seek to hold PSC Metals liable for off-site contamination, PSC Metals believes that such liability was retained by the prior owner of the Festus yard and it would have a claim for indemnification against the prior owner.
In 2011, PSC Metals entered into a consent decree with the EPA  regarding PSC Metals' scrap processing facility located in Cleveland, Ohio. The EPA alleged that PSC Metals violated the requirements of Section 608 of the Clean Air Act, 42 USC Section 761, which requires scrap processors to either recover refrigerants from appliances in accordance with the procedures described in the applicable federal regulations or verify through certifications that refrigerants have previously been evacuated. The consent decree includes injunctive relief that, among other things, will require PSC Metals to offer refrigerant extraction services at 11 of its scrap processing facilities for the next three years.  PSC Metals estimates that the cost associated with the required injunctive relief will range from $0.8 million to $1.7 million, exclusive of a civil penalty of $199,000 assessed in connection with the consent decree which PSC Metals paid in 2011.
Home Fashion
Environmental Matters
WPH is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and nonhazardous substances and wastes used in or resulting from its operations and potential remediation obligations. WPH's operations are also governed by U.S. federal, state, local and foreign laws, rules and regulations relating to employee safety and health which, among other things, establish exposure limitation for cotton dust, formaldehyde, asbestos and noise, and which regulate chemical, physical and ergonomic hazards in the workplace. WPH estimated its environmental accruals to be $1 million at both December 31, 2012 and December 31, 2011.
Other Matters
Mr. Icahn, through certain affiliates, owns 100% of Icahn Enterprises GP and approximately 93.2% of Icahn Enterprises' outstanding depositary units as of December 31, 2012. Applicable pension and tax laws make each member of a “controlled group” of entities, generally defined as entities in which there is at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation ("PBGC") against the assets of each member of the controlled group.
As a result of the more than 80% ownership interest in us by Mr. Icahn’s affiliates, we and our subsidiaries are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity, ACF, is the sponsor of several pension plans. All the minimum funding requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended by the Pension Protection Act of 2006, for these plans have been met as of December 31, 2012 and 2011. If the plans were voluntarily terminated, they would be underfunded by approximately $130 million and $112 million as of December 31, 2012 and 2011, respectively. These results are based on the most recent information provided by the plans’ actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in benefits, investment returns, and the assumptions used to calculate the liability. As members of the controlled group, we would be liable for any failure of ACF to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the pension plans of ACF. In addition, other entities now or in the future within the controlled group in which we are included may have pension plan obligations that are, or may become, underfunded and we would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon termination of such plans. See Note 20, "Subsequent Events - Other" for further discussion regarding the status change in the responsibility of the unfunded termination liability of Federal-Mogul as a result of the increase in our ownership of Federal-Mogul subsequent to December 31, 2012.
The current underfunded status of the pension plans of ACF requires it to notify the PBGC of certain “reportable events,” such as if we cease to be a member of the ACF controlled group, or if we make certain extraordinary dividends or stock redemptions. The obligation to report could cause us to seek to delay or reconsider the occurrence of such reportable events.
Starfire Holding Corporation ("Starfire") which is 99.4% owned by Mr. Icahn, has undertaken to indemnify us and our subsidiaries from losses resulting from any imposition of certain pension funding or termination liabilities that may be imposed on us and our subsidiaries or our assets as a result of being a member of the Icahn controlled group. The Starfire indemnity (which does not extend to pension liabilities of our subsidiaries that would be imposed on us as a result of our interest in these

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subsidiaries and not as a result of Mr. Icahn and his affiliates holding more than an 80% ownership interest in us. Thus, as a Starfire would not indemnify us for the unfunded pension termination liability for Federal-Mogul subsequent to December, 2012, as a result of the increase in our ownership of Federal-Mogul as discussed in Note 18, "Subsequent Events") provides, among other things, that so long as such contingent liabilities exist and could be imposed on us, Starfire will not make any distributions to its stockholders that would reduce its net worth to below $250 million. Nonetheless, Starfire may not be able to fund its indemnification obligations to us.
Consolidated Leases
Consolidated future minimum lease payments under operating leases with initial terms of one or more years consist of the following at December 31, 2012:

Year	Amount
(in millions)
2013	$75
2014	64
2015	50
2016	44
2017	31
Thereafter	122
$386

20.	Subsequent Events.
Icahn Enterprises
Distributions
On February 11, 2013, we announced that the Board of Directors of its general partner approved a modification to our distribution policy to provide for an increase in the annual distribution from $1.40, comprised of $0.40 in cash and $1.00 in depositary units, to $4.00 per depositary unit, payable in either cash or additional depositary units, at the election of each depositary unit holder. Further, on May 29, 2013, the Board of Directors of our general partner further modified our distribution policy to increase our annual distribution from $4.00 per depositary unit to $5.00 per depositary unit.
On April 29, 2013, Icahn Enterprises declared a quarterly distribution in the amount of $1.00 per depositary unit in which each depositary unit holder had the option to make an election to receive either cash or additional depositary units. As a result, on July 5, 2013, Icahn Enterprises distributed an aggregate 1,237,191 depositary units to unit holders electing to receive depositary units in connection with this distribution.
On February 10, 2013, Icahn Enterprises declared a quarterly distribution in the amount of $1.00 per depositary unit in which each depositary unit holder had the option to make an election to receive either cash or additional depositary units. As a result, on April 15, 2013, Icahn Enterprises distributed an aggregate 1,521,946 depositary units to unit holders electing to receive depositary units in connection with this distribution.
Mr. Icahn and his affiliates elected to receive a majority of their proportionate share of these distributions in depositary units. As of August 5, 2013, Mr. Icahn and his affiliates owned 89.4% of Icahn Enterprises outstanding depositary units. Mr. Icahn and his affiliate have indicated that it is their present intention to elect to receive the increase in Icahn Enterprises’ cash distribution in additional depositary units for the foreseeable future.
On August 6, 2013, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $1.25 per depositary unit, which will be paid on or about October 9, 2013 to depositary unit holders of record at the close of business on August 16, 2013. Depositary unit holders had until September 6, 2013 to make an election to receive either cash or additional depositary units; if a holder did not make an election, it was automatically deemed to have been elected to receive the dividend in cash. Depositary unit holders who elected to receive additional depositary units will receive units valued at the volume weighted average trading price of the units on NASDAQ during the 20 consecutive trading days ending October 4, 2013. No fractional depositary units will be issued pursuant to the dividend payment. Icahn Enterprises will

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

make a cash payment in lieu of issuing fractional depositary units to any holders electing to receive depositary units. Any holders that would only be eligible to receive a fraction of a depositary unit based on the above calculation will receive a cash payment.
Equity Offerings
On February 28, 2013, Icahn Enterprises entered into an underwriting agreement (the “February 2013 Underwriting Agreement”) with Jefferies & Company, Inc., providing for the issuance and purchase of an aggregate of 3,174,604 depositary units representing limited partner interests in Icahn Enterprises at a price to the public of $63.00 per depositary unit. The depositary units were delivered to the unitholders on March 6, 2013. Pursuant to the February 2013 Underwriting Agreement, Icahn Enterprises also granted Jefferies & Company, Inc. a 30-day option to purchase up to 476,191 additional depositary units at the same public offering price, which expired unexercised.
On June 12, 2013, Icahn Enterprises entered into an underwriting agreement (the “June 2013 Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, UBS Securities LLC, Jefferies LLC, Citigroup Global Markets Inc., Oppenheimer & Co. Inc., Keefe, Bruyette & Woods, Inc., Wunderlich Securities, Inc. and KeyBanc Capital Markets Inc. (the “Underwriters”), providing for the issuance and purchase of an aggregate of 1,600,000 depositary units representing limited partner interests in Icahn Enterprises at a price to the public of $75.54 per depositary unit. The depositary units were delivered to the unitholders on June 17, 2013. Pursuant to the June 2013 Underwriting Agreement, Icahn Enterprises also granted the Underwriters a 30-day option to purchase up to an additional aggregate 240,000 additional depositary units at the same public offering price, which expired unexercised.
Aggregate net proceeds from these equity offerings was $311 million during the six months ended June 30, 2013 after deducting underwriting discounts, commissions and other offering related fees and expenses. Additionally, in connection with these equity offerings, our general partner made aggregate contributions of $6 million to Icahn Enterprises and Icahn Enterprises Holdings during the six months ended June 30, 2013 in order to maintain its 1% general partner interest in each of Icahn Enterprises and Icahn Enterprises Holdings.
The issuance and sale of the depositary units in connection with the equity offerings are registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3 (File No. 333-158705) filed with the SEC by Icahn Enterprises on April 22, 2009 and declared effective by the SEC on May 17, 2010.
Debt Offering
On August 1, 2013, we issued $500 million aggregate principal amount of Senior Notes due 2020 in a private placement not registered under the Securities Act of 1933, as amended.
Investment
During the second quarter of 2013, an affiliate of Mr. Icahn invested $45 million in the Investment Funds.
Icahn Partners and Master Fund I are parties to swap agreements (“Swaps”) with respect to shares of the S&P 500 exchange traded fund (“SPDR”).  On August 19, 2013, Icahn Partners and Master Fund I assigned their rights and obligations under certain of the Swaps to IEH Investments I LLC (“Investments”), a wholly owned subsidiary of ours, and Koala Holding LP and its subsidiary (collectively, “Koala”), an entity that is wholly owned by Mr. Icahn.   Icahn Partners assigned Swaps with respect to (1) 4.3 million SPDR shares to Investments and (2) 4.1 million SPDR shares to Koala.  In addition, Icahn Partners distributed in cash (1) $103 million to Investments and (2) $99 million to Koala, amounts equal to the underlying obligations under the assigned Swaps.  Master Fund I assigned Swaps with respect to (1) 5.4 million SPDR shares to Investments and (2) 3.6 million SPDR shares to Koala.  In addition, Master Fund I distributed cash in an amount equal to (1) $131 million to Investments and (2) $86 million to Koala, amounts equal to the underlying obligations under the assigned Swaps.  The assignments were made in proportion to the value of Mr. Icahn's and our investments in Icahn Partners and Master Fund I.
Automotive
Restructuring
In February 2013, Federal-Mogul's Board of Directors approved the evaluation of restructuring opportunities in order to improve operating performance. Federal-Mogul obtained its Board of Director's approval to commence a restructuring plan ("Restructuring 2013"). Restructuring 2013 is intended to take place between 2013 and 2015 with an expected total cost of $79 million, of which $62 million and $17 million pertains to employee costs and facility costs, respectively.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

Rights Offering
On July 11, 2013, Federal-Mogul received $500 million in connection with its previously announced common stock registered rights offering (the “Federal-Mogul Rights Offering”). In connection with the Federal-Mogul Rights Offering, we fully exercised our subscription rights under our basic and over subscription privileges to purchase additional shares of Federal-Mogul common stock for an aggregate of $434 million, which will be eliminated in our consolidated statement of cash flows. As a result of the exercise of our subscription rights, we indirectly owned approximately 80.7% of the outstanding common stock of Federal-Mogul as of July 11, 2013.
Energy
As of June 30, 2013, following various equity offerings as discussed below, CVR owned the general partner and approximately 71% of the common units of CVR Refining (including 100% of CVR Refining GP, LLC, its general partner) and approximately 53% of the common units of CVR Partners (including 100% of CVR GP, LLC, its general partner).
As of June 30, 2013, we owned approximately 82.0% of the total outstanding common stock of CVR. In addition, as of June 30, 2013, as a result of purchasing common units of CVR Refining, Icahn Enterprises and Icahn Enterprises Holdings owned approximately 4.0% of the total outstanding common units of CVR Refining directly.
Equity Offerings
On January 23, 2013, CVR Refining completed its initial public offering ("CVR Refining IPO") of its common units representing limited partner interests, resulting in gross proceeds of $600 million, before giving effect to underwriting discounts and other offering expenses. Included in these proceeds is $100 million paid by us for the purchase of common units of CVR Refining in connection with the CVR Refining IPO. Additionally, on January 30, 2013, additional common units of CVR Refining were issued pursuant to the underwriters' exercise of their overallotment option, resulting in gross proceeds of $90 million, before giving effect to underwriting discounts and other offering costs.

On May 20, 2013, CVR Refining completed an underwritten offering of its common units representing limited partner interests, and on June 10, 2013 issued additional common units pursuant to the underwriters' exercise of their overallotment option, resulting in gross proceeds of $406 million before giving effect to underwriting discounts and offering expenses. In addition, we purchased approximately $62 million of common units of CVR Refining in a privately negotiated transaction with CVR. CVR Refining did not receive any of the proceeds from the sale of common units of CVR Refining to us.

On May 28, 2013, Coffeyville Resources, LLC (“CRLLC”), a wholly owned subsidiary of CVR, completed a secondary offering of common units of CVR Partners. Additionally, the underwriters were granted an option to purchase additional units at the public offering price, which expired unexercised at the end of the option period. The gross proceeds to CRLLC from this secondary offering were $302 million. CVR Partners did not receive any of the proceeds from the sale of common units by CRLLC.
CVR Second Lien Senior Secured Notes Repurchase
On January 23, 2013, $253 million of the proceeds from the CVR Refining IPO were utilized to satisfy and discharge the indenture governing the Second Lien Notes. The amounts were used to (i) repay the face amount of all $223 million aggregate principal amount of CVR Second Lien Notes then outstanding, (ii) pay the redemption premium of approximately $21 million and (iii) settle accrued interest with respect thereto in an amount of approximately $10 million. The repurchase of the CVR Second Lien Notes resulted in a gain on extinguishment of debt of approximately $5 million for our Energy segment in the first quarter of 2013.
Dividends
On January 24, 2013, the board of directors of CVR adopted a quarterly cash dividend policy. Subject to declaration by its board of directors, CVR's quarterly dividend is expected to be $0.75 per share, or $3.00 per share on an annualized basis, which CVR began paying in the second quarter of 2013. Additionally, CVR declared and paid two special cash dividends during the six months during ended June 30, 2013 of an aggregate $12.75 per share. The total amount of the special dividend payments were approximately $1.1 billion, of which $908 million was paid to us.
Purchase Price Allocation

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

We finalized the purchase price allocation of CVR during the second quarter of 2013. As a result of finalizing the purchase price allocation, we increased the allocation of goodwill for our petroleum reporting unit by $102 million and decreased the allocation of goodwill related to our fertilizer reporting unit by $102 million. As a result, the goodwill balances as of June 30, 2013 for our petroleum and fertilizer reporting units were $574 million $356 million, respectively, In addition, we decreased the equity attributable to non-controlling interests by $25 million and increased equity attributable to us by $25 million, which is included in changes in subsidiary equity and other in our consolidated statements of changes in equity for the six months ended June 30, 2013.
Metals
On April 3, 2013, two citizens groups filed a citizen suit under the Clean Water Act (the “CWA”) for alleged storm water and process water discharges at PSC Metals' Nashville, Tennessee facility that the citizens groups allege violate the CWA and PSC Metals' storm water discharge permit.  The CWA requires that in order to maintain a citizen suit, the citizen plaintiff must be able to show that the violations are on-going or are reasonably likely to reoccur.  PSC Metals believes, based on its investigation to date, that the citizen plaintiffs cannot meet this burden.  Based on reviewing the nature and extent of the allegations, PSC Metals currently cannot reasonably provide an estimate of range of loss. PSC Metals received a subpoena from the Department of Justice regarding information for a criminal investigation. PSC Metals is not the subject of any criminal investigation from the Department of Justice.
Railcar
In January 2013, ARI entered into a purchasing and engineering services agreement and license with ACF. Under this agreement, ARI will provide purchasing support and engineering services to ACF in connection with ACF's manufacture and sale of certain tank railcars at its facility. Additionally, ARI will provide certain other intellectual property related to certain tank railcars required to manufacture and sell those tank railcars. ARI will receive a license fee for any railcars shipped from ACF's facility and will receive a share of the net profits (as defined in the agreement), if any, but will not absorb any losses incurred by ACF. Under the agreement, given ARI's strong backlog for tank railcars through early 2014, ACF will have the exclusive right to manufacture and sell specified tank railcars for any new orders scheduled for delivery to customers on or before January 31, 2014. ARI shall have the exclusive right to any sales opportunities for such tank railcars for any new orders scheduled for delivery after that date and through December 31, 2014. ARI also has the right to assign any sales opportunity to ACF, and ACF has the right, but not the obligation, to accept such sales opportunity. Any sales opportunity accepted by ACF will not be reflected in ARI's orders or backlog. Subject to certain early termination events, the agreement shall terminate on December 31, 2014.
During the first half of 2013, ARI made two additional draws under its lease fleet financing, which resulted in aggregate net proceeds of $100 million, fully utilizing the capacity of the ARI Term Loan.
On March 1, 2013, ARI completed a voluntary redemption of the remaining $175 million of ARI Notes outstanding at a redemption rate of 100.0% of the principal amount of the ARI Notes to be redeemed, plus any accrued and unpaid interest.
In April 2013, AEP Leasing entered into an agreement ("ACF Agreement") with ACF whereby AEP Leasing will purchase 1,050 railcars from ACF in 2013 and 2014 for an aggregate purchase price of approximately $150 million. Additionally, AEP Leasing has an option to purchase an additional 500 railcars in 2013 and 2014 for an aggregate additional purchase price of approximately $70 million. The ACF Agreement was unanimously approved by Icahn Enterprises' audit committee consisting of independent directors who were advised by independent counsel and an independent financial advisor on the basis that the terms were no less favorable than those terms that could have been obtained in a comparable transaction with an unaffiliated third party.
As discussed further in Note 3, "Acquisitions - ARL Joint Venture," pursuant to the ARL Contribution Agreement dated September 20, 2013 and with a closing date of October 2, 2013 among AEP, IRL, ARL and IEP Energy Holding LLC, we will acquire a 75% economic interest in the ARL Joint Venture. The ARL Joint Venture is considered an entity under common control. Accordingly, the accompanying supplemental combined financial statements and footnotes include the assets and operations of the ARL Joint Venture for all periods presented.
Gaming
Tropicana AC Tax Appeal Settlement

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

In January 2013 we settled outstanding real estate tax appeals involving our Tropicana AC property with the City of Atlantic City. The settlement involves the tax years 2008 through 2012 and also covers negotiated real estate assessments for 2013 and 2014. Under the terms of the settlement, Tropicana AC will receive a refund of approximately $50 million in the form of credits against future year real estate tax bills beginning in 2013 and ending in 2017. The credits are front-loaded in 2013 and 2014 with the remainder of the credits spread over the remaining three years, 2015 through 2017. Tropicana will recognize these credits as a reduction to operating expenses in the periods they are utilized.
Acquisition
On August 16, 2013, Tropicana St. Louis LLC (the “Buyer”), a Delaware limited liability company and a wholly owned subsidiary of Tropicana, entered into an Equity Interest Purchase Agreement (the “Purchase Agreement”) with Pinnacle Entertainment, Inc. (“Pinnacle”), Casino Magic, LLC(“Casino Magic” and together with Pinnacle, the “Sellers”), Casino One Corporation (the “Target”), PNK (ES),LLC (“ES”), PNK (ST. LOUIS RE), LLC (“RE”), and PNK (STLH), LLC (“STLH” and together with ES, RE and the Target, the “Companies”). Casino Magic is the beneficial and record owner of all of the issued and outstanding stock of the Target (the “Target Stock”). Pinnacle is the beneficial and record owner of all of the issued and outstanding membership interests of ES, RE and STLH (the “Membership Interests” and together with the Target Stock, the “Equity Interests”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Buyer has agreed to purchase all of the Equity Interests in exchange for $260.0 million in cash, subject to adjustment (the “Transactions”). If the Transactions are consummated, the Buyer would acquire the Lumiére Place Casino, Hote Lumiére, the Four Seasons Hotel St. Louis and related excess land parcels in St. Louis,Missouri.
The Purchase Agreement contains customary representations, warranties and covenants by the Buyer and the Sellers, including an agreement by each of the parties to use commercially reasonable efforts to consummate the Transactions. Completion of the Transactions is subject to various conditions, including, among others, regulatory approvals from the Missouri Gaming Commission and the U.S. Federal Trade Commission (the “FTC”). Tropicana can make no assurances that the conditions will be satisfied and that the sale will be consummated in a timely manner or at all.
Food Packaging
Tax Matter
During 2005, Viskase Brasil Embalagens Ltda. (“Viskase Brazil”) received three tax assessments by São Paulo tax authorities with respect to Viskase Brazil's alleged failure to pay value added and sales and services tax (“ICMS”) levied on the importation of raw materials, and sales of goods in and out of the State of São Paulo, and alleged improper credits taken, from 2000 through 2005. In late December 2012, São Paulo issued a decree announcing a special settlement program (“Settlement Program”) for eligible companies that wish to settle alleged ICMS liabilities arising prior to July 31, 2012. The Settlement Program offers significant reductions in interest and penalties to companies that choose to participate.
On May 29, 2013, after consulting with its legal and tax advisors and considering the inherent uncertainty surrounding the outcome of the ongoing litigation, Viskase Brazil accepted participation in the Settlement Program, which allowed it to satisfy all of its remaining ICMS liabilities and related costs for $23 million.
Holding Company
Discharge of Senior Unsecured Variable Rate Convertible Notes Due 2013 - Icahn Enterprises and Icahn Enterprises Holdings
We delivered a notice of satisfaction and discharge (the "Notice") with respect to the variable rate notes on January 25, 2013. As a result of our, the holders of the variable rate notes will continue to have the right to receive payment of principal and interest on the variable notes through maturity, but no longer have the right to convert variable rate notes into Icahn Enterprises' depositary units.
Prior to our delivery of Notice, in the event that we declared a cash dividend or similar cash distribution in any calendar quarter with respect to our depositary units in an amount in excess of $0.10 per depositary unit (as adjusted for splits, reverse splits and/or stock dividends) ("Excess Dividends"), the indenture governing the variable rate notes required that we simultaneously make such distribution to holders of the variable rate notes in accordance with a formula set forth in the indenture. As discussed below, this provision was satisfied and discharged on the Discharge Date (as hereinafter defined). Accordingly, no distributions in respect of Excess Dividends will be paid to holders of the variable rate notes during the year ending December 31, 2013. In addition, because there were no Excess Dividends during the year ended December 31, 2012, no such distributions were paid to holders of the variable rate notes for that period.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

On January 25, 2013, Icahn Enterprises and Icahn Enterprises Holdings delivered the Notice to the registered holders of our outstanding variable rate notes in accordance with the terms of the indenture dated as of April 5, 2007, among Icahn Enterprises, as issuer, Icahn Enterprises Finance Corp., as co-issuer, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee, governing the variable rate notes. The aggregate outstanding principal amount of the variable rate notes prior to the satisfaction and discharge was $600 million, of which $44 million was held directly by Icahn Enterprises Holdings.
 As set forth in the Notice, on January 29, 2013 (the “Discharge Date”), Icahn Enterprises deposited with Wilmington Trust Company, to be held in trust by it in accordance with the provisions of the variable rate notes and the indenture dated as of April 5, 2007, cash in the amount sufficient to pay and discharge all indebtedness on the outstanding variable rate notes consisting of: (a) all accrued and unpaid interest payable on the quarterly interest payment dates on April 15 and July 15, 2013, and (b) all principal and accrued and unpaid interest payable upon maturity of the variable rate notes on August 15, 2013. On and after the Discharge Date, (a) the indenture dated as of April 5, 2007 was satisfied and discharged and ceased to be of further effect as to all variable rate notes and Note Guarantees (as defined in such indenture) issued thereunder and (b) holders will continue to have the right to receive payment of principal and interest on the variable rate notes through maturity, but will no longer have the right to convert variable rate notes into our depositary units. In addition, the holders of the variable rate notes will no longer receive the right to receive Excess Dividends in respect to our declaration of dividends.
Other
Subsequent to December 31, 2012, as discussed above, as a result of obtaining approximately 80.7% of the outstanding common stock of Federal-Mogul, we and our subsidiaries are subject to the pension liabilities of Federal-Mogul and as members of the controlled group, we would be liable for any failure of Federal-Mogul to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of its pension plans. If the plans of Federal-Mogul were voluntarily terminated, based on the most recent information provided the plans' actuaries, they would be underfunded by approximately $639 million as of June 30, 2013. These liabilities could increase or decrease, depending on a number of factors, including future changes in benefits, investment returns, and the assumptions used to calculate the liability.

21.	Quarterly Financial Data (Unaudited).

	For the Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2012	2011	2012	2011	2012	2011	2012	2011
	(in millions, except per unit data)
Net sales	$2,399	$2,250	$3,696	$2,357	$4,486	$2,279	$3,993	$2,241
Gross margin on net sales	327	326	453	348	812	304	376	278
Total revenues	2,729	3,120	4,260	3,187	4,516	2,485	4,291	3,227
Net income (loss)	109	605	469	593	103	(45)	81	647
Net (income) loss attributable to non-controlling interests	(60)	(365)	(212)	(304)	(19)	6	(75)	(387)
Net income (loss) attributable to Icahn Enterprises	49	240	257	289	84	(39)	6	260
Basic income (loss) per LP unit	$0.47	$2.67	$2.44	$3.22	$0.73	$(0.43)	$0.06	$2.90
Diluted income (loss) per LP unit	$0.47	$2.59	$2.37	$3.12	$0.73	$(0.43)	$0.06	$2.81

(1)	Basic and diluted income (loss) per LP unit is computed separately for each quarter and therefore, the sum of such quarterly per LP unit amounts may differ from the total for the year.

(2)	We consolidated the results of CVR effective May 5, 2012.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

(3)
As a result of unit distributions made on March 30, 2012, May 31, 2012, August 31, 2012 and November 30, 2012, basic and diluted income (loss) per LP unit presented above reflects a restatement of the respective amounts previously reported on each of Icahn Enterprises' Form 10-Q's filed in 2012 to the extent such unit distributions occurred subsequent to the period of the report covered by each respective Form 10-Q.

(4)
Our second quarter 2012 results were restated due to (i) a purchase price allocation adjustment of $23 million related to an inventory step-up made during the fourth quarter 2012 related to the CVR acquisition and the common control impact of Mr. Icahn's transfer of his interest in IEP Energy to us made in the third quarter of 2012 and (ii) an adjustment of $21 million for a derivative related to a certain investment held by the Holding Company.

Management's Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion is intended to assist you in understanding our present business and the results of operations together with our present financial condition. This section should be read in conjunction with our Supplemental Combined Financial Statements and the accompanying notes contained in this Current Report on Form 8-K for the year ended December 31, 2012 (this "Report").
Overview
Introduction
Icahn Enterprises L.P. (“Icahn Enterprises”) is a master limited partnership formed in Delaware on February 17, 1987. Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”) is a limited partnership formed in Delaware on February 17, 1987. References to "we," "our" or "us" herein include both Icahn Enterprises and Icahn Enterprises Holdings and their subsidiaries, unless the context otherwise requires.
Icahn Enterprises owns a 99% limited partner interest in Icahn Enterprises Holdings. Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), which is owned and controlled by Mr. Carl C. Icahn, owns a 1% general partner interest in each of Icahn Enterprises and Icahn Enterprises Holdings. Icahn Enterprises Holdings and its subsidiaries own substantially all of our assets and liabilities and conduct substantially all of our operations. Therefore, the financial results of Icahn Enterprises and Icahn Enterprises Holdings are substantially the same, with differences relating primarily to debt, as discussed further in Note 11, "Debt," to the supplemental combined financial statements, and to the allocation of the general partner interest, which is reflected as an aggregate 1.99% general partner interest in the financial statements of Icahn Enterprises. In addition to the above, Mr. Icahn and his affiliates owned 97,764,251, or approximately 93.2%, of Icahn Enterprises' outstanding depositary units as of December 31, 2012.
We are a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Automotive, Energy, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion. We also report the results of our Holding Company, which includes the results of certain subsidiaries of Icahn Enterprises and Icahn Enterprises Holdings (unless otherwise noted), and investment activity and expenses associated with the Holding Company.
Equity Offerings
In connection with a certain rights offering consummated during the first quarter of the year ending December 31, 2012, Icahn Enterprises distributed an aggregate 13,590,238 additional depositary units to unitholders that subscribed to the basic subscription rights and the over-subscription rights and we received proceeds of $500 million. Of these additional depositary units distributed pursuant to the rights offering, Mr. Icahn and his affiliates received 12,995,584 additional depositary units.
See Note 14, "Net Income Per LP Unit-Rights Offering," to the supplemental combined financial statements for additional information regarding the rights offering.
On February 28, 2013, Icahn Enterprises entered into an underwriting agreement (the “February 2013 Underwriting Agreement”) with Jefferies & Company, Inc., providing for the issuance and purchase of an aggregate of 3,174,604 depositary units representing limited partner interests in Icahn Enterprises at a price to the public of $63.00 per depositary unit. The depositary units were delivered to the unitholders on March 6, 2013. Pursuant to the February 2013 Underwriting Agreement, Icahn Enterprises also granted Jefferies & Company, Inc. a 30-day option to purchase up to 476,191 additional depositary units at the same public offering price, which expired unexercised.
On June 12, 2013, Icahn Enterprises entered into an underwriting agreement (the “June 2013 Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, UBS Securities LLC, Jefferies LLC, Citigroup Global Markets Inc., Oppenheimer & Co. Inc., Keefe, Bruyette & Woods, Inc., Wunderlich Securities, Inc. and KeyBanc Capital Markets Inc. (the “Underwriters”), providing for the issuance and purchase of an aggregate of 1,600,000 depositary units representing limited partner interests in Icahn Enterprises at a price to the public of $75.54 per depositary unit. The depositary units were delivered to the unitholders on June 17, 2013. Pursuant to the June 2013 Underwriting Agreement, Icahn Enterprises also granted the Underwriters a 30-day option to purchase up to an additional aggregate 240,000 additional depositary units at the same public offering price, which expired unexercised.
Aggregate net proceeds from the equity offerings made on January 28, 2013 and June 12, 2013 were $311 million during the six months ended June 30, 2013 after deducting underwriting discounts, commissions and other offering related fees and expenses. Additionally, in connection with these equity offerings, our general partner made aggregate contributions of $6 million to Icahn Enterprises and Icahn Enterprises Holdings during the six months ended June 30, 2013 in order to maintain its 1% general partner interest in each of Icahn Enterprises and Icahn Enterprises Holdings.
Debt Offerings
On January 17, 2012, February 6, 2012 and July 12, 2012, we issued an aggregate $1,000 million principal amount of the 8% Senior Unsecured Notes due 2018 (such notes are collectively referred to as the “2012 Additional Notes”). The 2012 Additional Notes constitute the same series of securities as the 8% Senior Unsecured Notes due 2018 for purposes of the indenture governing the notes and will vote together on all matters with such series. The 2012 Additional Notes have substantially identical terms as the 8% Senior Unsecured Notes due 2018. (The 8% Senior Unsecured Notes due 2018 together with the Senior Unsecured Notes due 2016 are collectively referred to as the "Initial Notes".) See Note 11, "Debt," for further discussion.
On August 1, 2013, we issued $500 million aggregate principal amount of Senior Notes due 2020 (the “2020 Notes”) in a private placement not registered under the Securities Act of 1933, as amended.
Energy
Acquisition of CVR Energy, Inc.
On April 18, 2012, IEP Energy LLC ("IEP Energy") a majority owned subsidiary of Icahn Enterprises, and certain other affiliates of Icahn Enterprises (or collectively, the IEP Parties), entered into a Transaction Agreement ("Transaction Agreement") with CVR Energy, Inc. ("CVR"), with respect to IEP Energy's tender offer (the "Offer") to purchase all of the issued and outstanding shares of CVR's common stock for a price of $30 per share in cash, without interest, less any applicable withholding taxes, plus one non-transferable contingent cash payment right for each share of CVR common stock (the "CCP"), which represents the contractual right to receive an additional cash payment per share if a definitive agreement for the sale of CVR is executed on or prior to August 18, 2013 and such transaction closes.
The Offer expired on May 4, 2012. On May 7, 2012, we announced the results of the Offer.  A total of 48,112,317 shares of CVR common stock were validly tendered for $30 per share plus a contingent value right. As all of the terms and conditions of the Offer had been satisfied, IEP Energy accepted for payment all of the tendered shares, which represented approximately 55% of the outstanding shares of CVR common stock. Following the purchase of these shares, the IEP Parties owned approximately 70% of the outstanding shares of CVR common stock. Subsequent to the expiration of the Offer on May 4, 2012, IEP Energy extended the Offer through May 18, 2012.  As a result of the extension of the Offer and subsequent additional purchases of CVR common stock by IEP Energy, the IEP Parties increased their ownership in CVR.
On May 7, 2012, affiliates of Mr. Icahn contributed 4,566,546 shares of CVR common stock to IEP Energy with an aggregate value of $137 million, resulting in a 6.4% non-controlling interest in IEP Energy. Pursuant to a contribution and exchange agreement dated August 24, 2012, affiliates of Mr. Icahn contributed their their interest in IEP Energy to us for an aggregate consideration of 3,288,371 of Icahn Enterprises' depositary units based on a 20 trading-day volume weighted average price of Icahn Enterprises' depositary units. This transaction was approved by the Audit Committee of the board of directors of Icahn Enterprises GP. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.
Equity Offerings
As of June 30, 2013, following various equity offerings as discussed below, CVR owned the general partner and approximately 71% of the common units of CVR Refining (including 100% of CVR Refining GP, LLC, its general partner) and approximately 53% of the common units of CVR Partners (including 100% of CVR GP, LLC, its general partner).
As of June 30, 2013, we owned approximately 82.0% of the total outstanding common stock of CVR. In addition, as of June 30, 2013, as a result of purchasing common units of CVR Refining, Icahn Enterprises and Icahn Enterprises Holdings owned approximately 4.0% of the total outstanding common units of CVR Refining directly.
On January 23, 2013, CVR Refining completed its initial public offering ("CVR Refining IPO") of its common units representing limited partner interests, resulting in gross proceeds of $600 million, before giving effect to underwriting discounts and other offering expenses. Included in these proceeds is $100 million paid by us for the purchase of common units of CVR Refining in connection with the CVR Refining IPO. Additionally, on January 30, 2013, additional common units of CVR Refining were issued pursuant to the underwriters' exercise of their overallotment option, resulting in gross proceeds of $90 million, before giving effect to underwriting discounts and other offering costs.

On May 20, 2013, CVR Refining completed an underwritten offering of its common units representing limited partner interests, and on June 10, 2013 issued additional common units pursuant to the underwriters' exercise of their overallotment option, resulting in gross proceeds of $406 million before giving effect to underwriting discounts and offering expenses. In addition, we purchased approximately $62 million of common units of CVR Refining in a privately negotiated transaction with CVR. CVR Refining did not receive any of the proceeds from the sale of common units of CVR Refining to us.
On May 28, 2013, Coffeyville Resources, LLC (“CRLLC”), a wholly owned subsidiary of CVR, completed a secondary offering of common units of CVR Partners. Additionally, the underwriters were granted an option to purchase additional units at the public offering price, which expired unexercised at the end of the option period. The gross proceeds to CRLLC from this secondary offering were $302 million. CVR Partners did not receive any of the proceeds from the sale of common units by CRLLC.
Automotive
Restructuring
In February 2013, Federal-Mogul's Board of Directors approved the evaluation of restructuring opportunities in order to improve operating performance. Federal-Mogul obtained its Board of Director's approval to commence a restructuring plan ("Restructuring 2013"). Restructuring 2013 is intended to take place between 2013 and 2015 with an expected total cost of $79 million, of which $62 million and $17 million pertains to employee costs and facility costs, respectively.
Rights Offering
On July 11, 2013, Federal-Mogul received $500 million in connection with its previously announced common stock registered rights offering (the “Federal-Mogul Rights Offering”). In connection with the Federal-Mogul Rights Offering, we fully exercised our subscription rights under our basic and over subscription privileges to purchase additional shares of Federal-Mogul common stock for an aggregate of $434 million, which will be eliminated in our consolidated statement of cash flows. As a result of the exercise of our subscription rights, we indirectly owned approximately 80.7% of the outstanding common stock of Federal-Mogul as of July 11, 2013.
Railcar
On September 20, 2013, American Entertainment Properties Corporation, a wholly owned subsidiary of ours and the parent company of AEP Rail Corp. ("AEP"), entered into a transaction with American Railcar Leasing LLC ("ARL"), a company wholly owned and controlled by Carl C. Icahn. ARL is a wholly owned subsidiary of IRL Holding LLC ("IRL"). Prior to the closing of the transaction, which will take place on October 2, 2013, AEP will buy out the remainder of a management contract between AEP Leasing and ARL for approximately $21 million, and ARL will distribute $71 million in cash and approximately $171 million in notes receivable (including interest accrued ) to its parent company, IRL. Pursuant to a contribution agreement dated September 20, 2013 by and among AEP, IRL, ARL and IEP Energy Holding LLC (the “Contribution Agreement”), at the closing of the transaction, AEP will contribute approximately $279 million in cash to ARL, and will, on January 1, 2014, contribute the fair market value of its 100% ownership interest in AEP Leasing to ARL, for aggregate consideration consisting of a 75% membership interest in the newly capitalized ARL ("ARL Joint Venture"), which is expected to incur additional debt of approximately $381 million. Pursuant to the Contribution Agreement, the ARL Joint Venture will distribute approximately $381 million in cash to IRL after such new debt is incurred.
The ARL Joint Venture is considered an entity under common control. Accordingly, the accompanying supplemental combined financial statements and footnotes include the assets and operations of the ARL Joint Venture for all periods presented.
Results of Operations
Supplemental Combined Financial Results
The following table summarizes total revenues, net income (loss) from continuing operations and net income (loss) from continuing operations attributable to Icahn Enterprises for each of our reporting segments and our Holding Company for the years ended December 31, 2012, 2011 and 2010. Eliminations relate to the unrealized gains recorded by our Investment segment for its investment in Tropicana from the date of its acquisition of a controlling interest in Tropicana through the date that its investment in Tropicana was transferred to us. Refer to Note 4, “Operating Units,” to the supplemental combined financial statements for further discussion.

	Revenues			Net Income (Loss) From Continuing Operations			Net Income (Loss) From Continuing Operations Attributable to Icahn Enterprises
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2012	2011	2010	2012	2011	2010	2012	2011	2010
	(in millions)
Investment	$398	$1,896	$887	$372	$1,844	$840	$157	$873	$348
Automotive	6,677	6,937	6,239	(22)	168	160	(24)	121	116
Energy(1)	5,519	—	—	338	—	—	263	—	—
Gaming(2)	611	624	78	30	24	(1)	21	13	1
Railcar	799	691	368	92	40	5	29	2	(15)
Food Packaging	341	338	317	6	6	14	4	4	10
Metals	1,103	1,096	725	(58)	6	4	(58)	6	4
Real Estate	88	90	90	19	18	8	19	18	8
Home Fashion	231	325	431	(27)	(66)	(62)	(27)	(56)	(42)
Holding Company	29	36	57	12	(226)	(170)	12	(226)	(222)
Eliminations	—	(14)	(22)	—	(14)	(22)	—	(5)	(8)
	$15,796	$12,019	$9,170	$762	$1,800	$776	$396	$750	$200

(1)	We consolidated CVR effective May 4, 2012.

(2)	We consolidated Tropicana effective November 15, 2010.

Icahn Enterprises Holdings
Due to the structure of our business, the consolidated results of operations for Icahn Enterprises and Icahn Enterprises Holding are substantially the same. Differences primarily relate to non-cash portions of interest expense, and are only reflected in the results of operations for our Holding Company. The following table summarizes total revenues, net income (loss) from continuing operations and net income (loss) from continuing operations attributable to Icahn Enterprises Holdings for our Holding Company and the consolidated totals with respect to Icahn Enterprises Holdings for the years ended December 31, 2012, 2011 and 2010.

	Revenues			Net Income (Loss) From Continuing Operations			Net Income (Loss) From Continuing Operations Attributable to Icahn Enterprises Holdings
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2012	2011	2010	2012	2011	2010	2012	2011	2010
	(in millions)
Holding Company	$29	$36	$58	$13	$(225)	$(167)	$13	$(225)	$(219)
Consolidated	$15,796	$12,019	$9,171	$763	$1,801	$779	$397	$751	$203
Overview
Our operating businesses are managed on a decentralized basis. Due to the structure of our business, we discuss the results of operations below by individual reportable segments. Refer to Note 4, “Operating Units,” to the supplemental combined financial statements for a description of each of our reporting segments and Note 15, "Segment and Geographic Reporting," for a reconciliation of each of our reporting segment's results of operations to our consolidated results.

Investment
The Onshore GP and the Offshore GP (and, together with the Onshore GP, the “General Partners”) act as general partner of the Onshore Fund and the Offshore Master Funds (as defined herein), respectively. The General Partners provide investment advisory and certain administrative and back office services to the Investment Funds (as defined below) but do not provide such services to any other entities, individuals or accounts. Interests in the Investment Funds had been previously offered only to certain sophisticated and qualified investors on the basis of exemptions from the registration requirements of the federal securities laws and were not (and still are not) publicly available. The “Offshore Master Funds” consist of (i) Master Fund I, (ii) Master Fund II and (iii) Master Fund III. The Onshore Fund and the Offshore Master Funds are collectively referred to herein as the “Investment Funds.” In addition, as discussed elsewhere in this Report, the “Offshore Funds” consist of (i) Icahn Fund Ltd., (ii) Icahn Fund II Ltd. and (iii) Icahn Fund III Ltd.
Mr. Icahn, along with his affiliates (excluding Icahn Enterprises and Icahn Enterprises Holdings), makes investments in the Investment Funds. As of December 31, 2012 and 2011, the total fair market value of investments in the Investment Funds made by Mr. Icahn and his affiliates was approximately $3.5 billion and $3.2 billion, respectively.
Incentive Allocations and Special Profits Interest Allocations
Historically, our Investment segment's revenues were affected by the combination of fee-paying assets under management, or AUM, and the investment performance of the Investment Funds. The General Partners' incentive allocations and special profits interest allocations earned from the Investment Funds were accrued on a quarterly basis and were allocated to the General Partners at the end of the Investment Funds' fiscal year (or sooner on redemptions) assuming there were sufficient net profits to cover such amounts. As more fully disclosed in a letter to investors in the Investment Funds filed with the SEC on Form 8-K on March 7, 2011, the Investment Funds returned all fee-paying capital to their investors during 2011. Payments were funded through cash on hand and borrowings under existing credit lines. As a result, no further incentive allocations or special profits interest allocations will accrue for periods subsequent to March 31, 2011.
The General Partners waived the special profits interest allocations and incentive allocations for our interests in the Investment Funds and Mr. Icahn's direct and indirect holdings.
We consolidate certain entities within our Investment segment. As a result, in accordance with U.S. GAAP, any special profits interest allocations, incentive allocations and earnings on investments in the Investment Funds are eliminated in consolidation. These eliminations have no impact on our net income; however, our allocated share of the net income from the Investment Funds includes the amount of these allocations and earnings.
As a result of the return of fee-paying capital as described above, a special profits interest allocation of $9 million was allocated to the General Partners at March 31, 2011. No further special profits interest allocation accrued in periods subsequent to March 31, 2011. A special profits interest allocation of $45 million was made for the year ended December 31, 2010.
As a result of the return of fee-paying capital as described above, an incentive allocation of $7 million was allocated to the General Partners at March 31, 2011. No further incentive allocation will accrue in periods subsequent to March 31, 2011. Incentive Allocations for the year ended December 31, 2010 was $5 million.
Our Interests in the Investment Funds
As of December 31, 2012 and 2011, we had investments with a fair market value of approximately $2.4 billion and $3.1 billion, respectively, in the Investment Funds.
Our share of the Investment Funds' net profit through our interests in the Investment Funds, excluding incentive allocations and special profits interest allocations earned, was $157 million, $871 million and $328 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Results of operations for our Investment segment for the years ended December 31, 2012, 2011 and 2010, prior to eliminations relating to its investment in Tropicana, are presented below:

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Net gain from investment activities	$314	$1,887	$756
Interest and dividend income	85	110	178
	399	1,997	934

Selling, general and administrative	24	37	41
Income before other income, net, interest expense and income taxes	$375	$1,960	$893
Returns
The following table sets forth performance information for the Investment Funds for the comparative periods presented. These returns represent a weighted-average composite of the average returns, net of expenses for the Investment Funds.

	Returns(1)
	Year Ended December 31,
	2012(2)	2011	2010
Investment Funds	6.6%	34.5%	15.2%
(1) Returns for the years ended December 31, 2011 and 2010 were gross of special profits interest allocations and incentive allocations, but net of expenses for the Investment Funds.
(2) The Investments Funds' aggregate gross return would have been 20.2% if the Investment Funds had elected not to distribute shares of CVR to our subsidiary IEP Energy in 2012 and if additional purchases had been made by the Investment Funds instead of by Icahn Enterprises.
The Investment Funds' aggregate gross return was 6.6% for 2012. During 2012, gains were primarily due to our long exposure to the equity markets that were primarily driven by certain core holdings, partially offset by losses due to defensive short positions.
The Investment Funds' aggregate gross return was 34.5% for 2011. During 2011, gains were primarily due to the Investment Funds' long exposure to the equity markets that were primarily driven by certain core holdings.
The Investment Funds' aggregate gross return was 15.2% for 2010. During 2010, profits were primarily due to the Investment Funds’ long exposure in their core equity positions and, to a lesser extent, their long exposure to the credit markets, including fixed income, bank debt and derivative instruments, in the first half of 2010. The Investment Funds' short exposure to both the equity and credit markets was a negative contributor to performance in the third quarter of 2010. During 2010 short exposure to credit was a positive contributor while short exposure to equity was a negative contributor.
Since inception in November 2004, the Investment Funds' gross return is 173%, representing an annualized rate of return of 13% through December 31, 2012.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Net Gain From Investment Activities
Net realized and unrealized losses on the investment activities of the Investment Funds decreased by approximately $1.6 billion (83%) for the year ended December 31, 2012 as compared to the prior year due to lower rates of return in the Investment Funds.
Interest and Dividend Income
Interest and dividend income decreased by $25 million (23%) for the year ended December 31, 2012 compared to the prior year. The decrease was primarily due to a decrease in interest income resulting from a reduction in fixed-income investments.
Selling, General and Administrative
Selling, general and administrative ("SG&A") decreased by $13 million (35%) for the year ended December 31, 2012 compared to the prior year due to a decrease in compensation expense as a result of certain fund performance as well as certain expenses associated with shareholder actions and the elimination of expenses attributable to outsourced fund administration during 2011.
Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010
Net Gain From Investment Activities
Net realized and unrealized gains on the investment activities of the Investment Funds were $1,887 million for 2011 as compared to $756 million prior year. The increase relates to a higher rate of return in the Investment Funds during 2011 as compared to the prior year.
Interest and Dividend Income
Interest and dividend income was $110 million for 2011 as compared to $178 million for the prior year. The decrease was primarily due to a decrease in interest income resulting from a reduction in fixed-income investments in our Investment segment during 2011 as compared to the prior year.
Selling, General and Administrative
SG&A for 2011 decreased by $4 million (10%) as compared to the prior year. The decrease was primarily due lower investment administrative expenses, including shareholder actions, offset in part by higher compensation expense as a result of certain fund performance during 2011 as compared to the prior year.

Automotive

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Net sales	$6,664	$6,910	$6,219
Cost of goods sold	5,753	5,822	5,212
Gross margin	911	1,088	1,007

Selling, general and administrative	710	736	704
Restructuring	26	5	8
Impairment	98	48	2
	834	789	714
Income before other income, net, interest expense and income taxes	$77	$299	$293
Federal-Mogul's Annual Report on Form 10-K contains a detailed description of its business, products, industry, operating strategy and associated risks. Federal-Mogul's filings with the SEC are available on the SEC's website at www.sec.gov.
Federal-Mogul is a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, emissions reduction, alternative energies, environment and safety systems. Federal-Mogul serves the world's foremost original equipment manufacturers (“OEM”) and servicers (“OES”) (collectively, “OE”) of automotive, light, medium and heavy-duty commercial vehicles, off-road, agricultural, marine, rail, aerospace, power generation and industrial equipment, as well as the worldwide aftermarket. Federal-Mogul participates in both of these markets by leveraging its original equipment product engineering and development capability, manufacturing know-how, and expertise in managing a broad and deep range of replacement parts to service the aftermarket. Federal-Mogul believes that it is uniquely positioned to effectively manage the life cycle of a broad range of products to a diverse customer base.
Geographically, Federal-Mogul derived 39% of its sales in the United States and 61% internationally during 2012. Federal-Mogul has operations in established markets including Canada, France, Germany, Italy, Japan, Spain, Sweden, the United Kingdom and the United States, and developing markets including Argentina, Brazil, China, Czech Republic, Hungary, India, Korea, Mexico, Poland, Russia, South Africa, Thailand, Turkey and Venezuela. The attendant risks of Federal-Mogul's international operations are primarily related to currency fluctuations, changes in local economic and political conditions, and changes in laws and regulations.
Federal-Mogul operates in an extremely competitive industry, driven by global vehicle production volumes and part replacement trends. Business is typically awarded to the supplier offering the most favorable combination of cost, quality, technology and service. Customers continue to require periodic cost reductions that require Federal-Mogul to continually assess, redefine and improve its operations, products, and manufacturing capabilities to maintain and improve profitability. Management continues to develop and execute initiatives to meet the challenges of the industry and to achieve its strategy for sustainable global profitable growth.
Effective September 1, 2012, Federal-Mogul began operating as two end-customer focused business units. The Powertrain (“PT”) business unit focuses on original equipment products for automotive, heavy duty and industrial applications. The Vehicle Components Solutions (“VCS”) business unit sells and distributes a broad portfolio of products in the global aftermarket, while also serving original equipment manufacturers with products including braking, chassis, wipers and other vehicle components. The new organizational model is designed to allow for a strong product line focus benefiting both original equipment and aftermarket customers and enable the global Federal-Mogul teams to be responsive to customers' needs for superior products and to promote greater identification with Federal-Mogul premium brands. The division of the global Federal-Mogul business into two operating business units is expected to enhance management focus to capitalize on opportunities for organic or acquisition growth, profit improvement, resource utilization and business model optimization in line with the unique requirements of the two different customer bases.
In February 2013, Federal-Mogul's Board of Directors approved the evaluation of restructuring opportunities in order to improve operating performance. Federal-Mogul obtained its Board of Director's approval to commence a restructuring plan ("Restructuring 2013"). Restructuring 2013 is intended to take place between 2013 and 2015 with an expected total cost of $79 million, of which $62 million and $17 million pertains to employee costs and facility costs, respectively.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Net sales for 2012 decreased by $246 million (4%) compared to 2011. Over 60% of Automotive segment's sales originate outside the United States; therefore the impact of the U.S. dollar strengthening, primarily against the euro, decreased reported sales by $288 million. This decrease was partially offset by increases of $28 million directly related to acquisitions' sales activities, $12 million of increased sales volumes and $2 million of net favorable customer pricing.
Cost of goods sold for 2012 decreased by $69 million (1%) compared to 2011. The impact of the relative strength of the U.S. dollar decreased cost of products sold by $237 million. Our Automotive segment noted materials and services sourcing savings of $104 million. These decreases were partially offset by $129 million of increases in material, labor and overheads related to the regional changes in sales, plus a further $26 million of such costs directly related to the acquisitions. The unfavorable productivity of $89 million is largely the result of reductions in direct labor lagging behind the reductions in manufacturing output in Europe, but also includes a $10 million expense associated with a commercial agreement with a customer, along with unabsorbed fixed costs on inter-segment sales volumes of $19 million.
Gross margin for 2012 decreased by $177 million (8%) compared to 2011. The favorable impact on margin of new program launches was more than offset by the impact of the production volume declines in Europe, and a shift in mix towards lower margin products, resulting in a net $117 million decrease in gross margin. Other factors contributing to the decreased margin were unfavorable productivity of $89 million, inclusive of $10 million expense associated with a commercial agreement with a customer, currency movements of $51 million and unabsorbed fixed costs on inter-segment sales volumes of $19 million. These decreases were partially offset by materials and services sourcing savings of $104 million.
SG&A for 2012 decreased by $26 million (4%) compared to 2011. The decrease was due to a pension curtailment gain of $51 million recorded in the third quarter of 2012 (as further discussed below) compared to a pension curtailment gain of $1 million in 2011, currency movements of $21 million, materials and services sourcing savings of $6 million and decreased stock-based compensation of $2 million, offset in part by an increase in costs in excess of labor and benefits inflation increased by $36 million, acquisition-related expenses of $6 million, $10 million of other expenses and a $1 million increase in amortization of intangible assets. In July 2012, as a result of contract negotiations with a union at one of Federal-Mogul's U.S. manufacturing locations, the retiree medical benefits were modified for the location's active participants. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $13 million prior service credit in AOCI. The corresponding reduction in the average remaining future service period to the full eligibility date also triggered the recognition of a $51 million curtailment gain which was recognized in the consolidated statements of operations during 2012. See Note 13, "Pension, Other Post-employment Benefits and Employee Benefit Plans-Automotive," to the supplemental combined financial statements for further discussion regarding these curtailment gains.
Federal-Mogul maintains technical centers throughout the world designed to integrate its leading technologies into advanced products and processes, to provide engineering support for all of its manufacturing sites and to provide technological expertise in engineering and design development providing solutions for customers and bringing new, innovative products to market. Included in SG&A were research and development costs ("R&D") including product and validation costs, of $179 million and $172 million for 2012 and 2011, respectively.
During 2012 and 2011, Federal-Mogul recorded $26 million and $5 million in restructuring charges, respectively. The restructuring charges for 2012 consist of employee costs related to a restructuring plan announced in June 2012 ("Restructuring 2012") headcount reduction actions associated with the aftermarket and corporate unit. In June 2012, Federal-Mogul announced Restructuring 2012 to reduce or eliminate capacity at several high-cost VCS facilities and transfer production to lower-cost locations. Restructuring 2012 is anticipated to be completed within two years. In connection with the initial phase of Restructuring 2012, Federal-Mogul recorded $11 million in restructuring charges for 2012, all of which pertain to employee costs. Federal-Mogul expects to incur restructuring charges related to Restructuring 2012 totaling approximately $15 million, of which $12 million relate to employee costs and $3 million relate to facility costs. In addition, Federal-Mogul recorded $14 million in other restructuring activities during 2012.
Our Automotive segment recorded $98 million and $48 million of impairment charge for 2012 and 2011, respectively. The impairment charge for 2012 consisted of $50 million related to the identification of machinery and equipment that were no longer in use by Federal-Mogul, $46 million for the impairment of certain trademarks and brand names and $2 million for investments in non-consolidated affiliates. The impairment charge for 2012 related to certain trademarks and brand names were recorded as a result of our trademarks and brand names impairment analysis in accordance with FASB ASC 350, as of September 1, 2012, in conjunction with our goodwill impairment test that was precipitated by Federal-Mogul's reorganization as of September 1, 2012 (as further discussed below). In determining the impairment charge for machinery and equipment, we applied the probability weighted, expected present value techniques to the estimated future cash flows using assumptions a market participant would utilize and through the use of valuation specialists. In determining the impairment charge for trademarks and brand names, we used the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets.
During the first half of 2012, Federal-Mogul was organized into four business units (Powertrain Energy ("PTE"), Powertrain Sealing and Bearings ("PTSB"), Vehicle Safety and Protection ("VSP") and Global Aftermarket). These four business units represented our reporting units for our goodwill impairment analysis for our Automotive segment for the periods prior and during the second quarter of 2012. During the second quarter of 2012, Federal-Mogul's board of directors approved a restructuring plan to reduce or eliminate capacity at several high cost VSP facilities and transfer production to lower cost locations. As a result, we determined that this restructuring plan indicated that an impairment may have existed in one of our Automotive reporting units, VSP, which had a balance of $720 million of goodwill allocated to it as of June 30, 2012. In assessing whether we had an impairment in our VSP reporting unit, we considered certain trends of businesses comprising our VSP reporting unit, along with other quantitative and qualitative factors, and concluded that this restructuring event did not result in a goodwill impairment charge during the second quarter of 2012 for our VSP reporting unit.
During the third quarter of 2012, the board of directors of Federal-Mogul decided to segment Federal-Mogul's operating businesses into two business units, Powertrain and VCS. Powertrain will focus primarily on the manufacture and sale of powertrain products to original equipment manufacturers while VCS will consist of Federal-Mogul's global aftermarket as well as its brake, chassis and wipers businesses. Federal-Mogul has initiated several actions in connection with the creation of the two business units, including the hiring of a new Chief Executive Officer for the VCS group and the identification of facilities that will be managed by each business group.
As a result of the reorganization of Federal-Mogul's operating businesses into two business units as of September 1, 2012, the reporting units for our Automotive segment have also been reorganized accordingly and now consist of Powertrain and VCS. As a result of this reorganization, we were required to reassign our Automotive segment's existing goodwill balances to the new reporting units utilizing a relative fair value allocation approach in accordance with FASB ASC Topic 350. With the assistance of a third-party appraiser, we allocated $504 million and $638 million of goodwill based on their fair values as of September 1, 2012 to the Powertrain and VCS reporting units, respectively. In addition, we evaluated the potential for goodwill impairment resulting from the reorganization of reporting units. In assessing whether we had an impairment in either of our Powertrain or VCS reporting units as a result of the reorganization, we considered certain trends of businesses comprising our Powertrain and VCS reporting units, along with other quantitative and qualitative factors, and concluded that the business reorganization did not result in a goodwill impairment charge during the third quarter of 2012.
In our annual goodwill impairment analysis for our Automotive segment as of October 1, 2012, we noted that our Automotive segment's VCS reporting unit's fair value exceeded its carrying value by less than 1%, and accordingly is deemed to be at risk of failing “Step 1” of a goodwill impairment analysis. Because our Automotive segment's VCS reporting unit's fair value exceeded its carrying value by such a small margin, we believed that it was prudent to perform a "Step 2" goodwill impairment analysis for our Automotive segment's VCS reporting unit. "Step 2" calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in "Step 1". The implied fair value of goodwill determined in "Step 2" is compared to the carrying value of goodwill. The implied fair value of goodwill for "Step 2" for the VCS reporting unit exceeded its net book value by approximately 4% as of October 1, 2012. We finalized "Step 2" goodwill impairment assessment for the VCS reporting unit during the first quarter of 2013 and concluded that no goodwill impairment existed.
Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010
Net sales for 2011 increased by $691 million (11%) as compared to 2010. Over 60% of Federal-Mogul's sales originate outside the United states; therefore, the impact of the U.S. dollar weakening, primarily against the euro, increased reported sales by $157 million. Other increases included $509 million of increased sales volumes, inclusive of $17 million due to acquisitions, and $25 million of net favorable customer pricing.
Cost of goods sold for 2011 increased by $610 million (12%) as compared to 2010. The impact of the relative weakness of the U.S. dollar for 2011 increased cost of products sold by $130 million as compared to the prior year. Manufacturing, labor and variable overhead costs for 2011 increased by $468 million as compared to 2010 as a direct consequence of the higher production volumes, inclusive of $13 million of such costs associated with acquisitions. Additional increases for 2011 as compared to the prior year were unfavorable productivity, net of labor and benefits inflation, of $36 million and increased materials and services sourcing costs of $28 million. These increases for 2011 as compared to the prior year were partially offset by decreased depreciation of $51 million and reduced pension expense of $1 million.
Gross margin for 2011 increased by $81 million (8%) as compared to 2010. As a percent of net sales, gross margin was 16% for both 2011 and 2010. This increase for 2011 as compared to the prior year was due to decreased depreciation of $51 million, sales volume increases, which increased gross margin by $37 million, currency movements of $27 million, customer price increases of $25 million, $4 million directly related to acquisitions and decreased pension expense of $1 million, partially offset by unfavorable productivity, net of benefits and labor inflation, of $36 million, and increased materials and services sourcing costs of $28 million.
SG&A for 2011 increased by $32 million (5%) as compared to 2010. This increase was due to a pension curtailment gain of $1 million in 2011 compared to a pension curtailment gain of $29 million in 2010, increased costs, net of labor and benefits inflation, of $18 million and currency movements of $14 million, partially offset by lower pension and other post-employment benefits expense of $14 million, lower stock-based compensation expense of $4 million, materials and services sourcing savings of $4 million, reduced depreciation and amortization expense of $5 million and other reductions of $1 million. SG&A was also impacted by the inclusion of other post-employment benefit curtailment gains as discussed below.
Included in SG&A were R&D costs, including product and validation costs, of $172 million and $156 million for 2011 and 2010, respectively.
Our Automotive segment recorded $48 million of impairment charges for 2011 as compared to $2 million for 2010. The impairment charge for 2011 relates to the impairment of certain indefinite-lived intangible assets of $37 million, which is further discussed in detail in Note 9, "Goodwill and Intangible Assets, Net," to the supplemental combined financial statements, and $11 million of impairment charges primarily related to the identification of machinery and equipment that were no longer in use by Federal-Mogul and the establishment of asset retirement obligations related to facilities that are closed.

Energy

	May 5, 2012 through December 31, 2012
	Petroleum	Fertilizer	Corporate	Total
	(in millions, except for barrel metrics)
Net sales	$5,512	$191	$—	$5,703
Cost of goods sold	4,734	114	—	4,848
Selling, general and administrative	63	16	33	112
Income (loss) before other income, net, interest expense and income taxes	$715	$61	$(33)	$743

The following table provides a reconciliation of our Energy segment's petroleum business' gross margin to refining margin and refining margin adjusted for FIFO impacts for the period May 5, 2012 through December 31, 2012:

May 5, 2012 through December 31, 2012
(in millions, except barrels metrics)
Net sales	$5,512
Cost of goods sold	4,734
Gross margin	778
Add back:
Direct operating expenses and major turnaround expenses	309
Depreciation and amortization	116
Refining margin	1,203
FIFO impacts (favorable), unfavorable	71
Refining margin adjusted for FIFO impacts	$1,274

Gross margin per barrel	$18.37
Refining margin per barrel	28.40
Refining margin per barrel adjusted for FIFO impacts	30.08

Total crude oil throughput (barrels per day)	175,735

CVR's Annual Report on Form 10-K contains a detailed description of its business, products, industry, operating strategy and associated risks. CVR's filings with the SEC are available on the SEC's website at www.sec.gov.
We acquired a controlling interest in CVR on May 4, 2012. CVR is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in CVR Refining, LP (“CVR Refining”) and CVR Partners, LP (“CVR Partners”), respectively. CVR Refining is an independent petroleum refiner and marketer of high value transportation fuels. CVR Partners produces nitrogen fertilizers in the form of ammonia and urea ammonium nitrate ("UAN"). Subsequent to December 31, 2012, following various equity offerings as discussed below, as of June 30, 2013, CVR owned the general partner and approximately 71% of the common units of CVR Refining (including 100% of CVR Refining GP, LLC, its general partner) and approximately 53% of the common units of CVR Partners (including 100% of CVR GP, LLC, its general partner).
As of June 30, 2013, we owned 82% of the total outstanding common stock of CVR. In addition, as of June 30, 2013, as a result of purchasing common units of CVR Refining, we owned approximately 4% of the total outstanding common stock of CVR Refining.
Major Influences on Results of Operations
Our Energy segment's earnings and cash flows from its petroleum operations are primarily affected by the relationship between refined product prices and the prices for crude oil and other feedstocks. In the nitrogen fertilizer business, earnings and cash flows from operations are primarily affected by the relationship among nitrogen fertilizer product prices, on-stream factors and direct operating expenses.
The prices of crude oil and other feedstocks and refined product prices are also affected by other factors, such as product pipeline capacity, local market conditions and the operating levels of competing refineries. Crude oil costs and the prices of refined products have historically been subject to wide fluctuations. Widespread expansion or upgrades of competitors' facilities, price volatility, international political and economic developments and other factors are likely to continue to play an important role in refining industry economics. These factors can impact, among other things, the level of inventories in the market, resulting in price volatility and a reduction in product margins. Moreover, the refining industry typically experiences seasonal fluctuations in demand for refined products, such as increases in the demand for gasoline during the summer driving season and for home heating oil during the winter, primarily in the Northeast. In addition to current market conditions, there are long-term factors that may impact the demand for refined products. These factors include mandated renewable fuels standards, proposed climate change laws and regulations, and increased mileage standards for vehicles. The petroleum refining industry is also subject to the EPA's Renewable Fuel Standard (“RFS”), which requires it to blend “renewable fuels” with its transportation fuels or purchase renewable energy credits, known as renewable identification numbers ("RINs"), in lieu of blending.

The EPA is required to determine and publish the applicable annual renewable fuel percentage standards for each compliance year by November 30 for the forthcoming year. The percentage standards represent the ratio of renewable fuel volume to gasoline and diesel volume. The EPA has not yet finalized the 2013 renewable fuel percentage standard, but has proposed to raise it to approximately 9.6%. In 2013, the Wynnewood refinery became subject to the RFS for the first time, and the cost of RINs became extremely volatile and significantly higher than the corresponding prior year period. The cost of RINs for the period May 5, 2012 through December 31, 2012 was approximately $14 million and the costs of RINs during the three and six months ended June 30, 2013 was approximately $66 million and $96 million, respectively. The petroleum business expects that the cost of RINs will continue to be substantially higher in 2013 as compared to the corresponding prior year period. The ultimate cost of RINs for the petroleum business in 2013 is difficult to estimate. In particular, the cost of RINs is dependent upon a variety of factors, which include the price at which RINs can be purchased, transportation fuel production levels, the mix of the petroleum business' petroleum products, as well as the fuel blending performed at its refineries, all of which can vary significantly from quarter to quarter. Based upon recent market prices of RINs and our current estimates related to the other variable factors, the petroleum business estimates that the total cost of RINs will be approximately $200 million to $240 million for the year ending December 31, 2013.
When the 2013 volume mandate is finalized by the EPA, if sufficient RINs are unavailable for purchase at times when the petroleum business seeks to purchase RINs, or if the petroleum business has to pay a significantly higher price for RINs or if the petroleum business is subject to penalties as a result of delays in its ability to timely deliver RINs to the EPA, our Energy segment could be materially adversely affected. Many petroleum refiners blend renewable fuel into their transportation fuels and do not have to pass on the costs of compliance through the purchase of RINs to their customers. Therefore, it may be significantly harder for the petroleum business to pass on the costs of compliance with RFS to its customers.
Because the cost of purchasing RINs has been extremely volatile and has significantly increased over the last year, the Wynnewood refinery will be petitioning the EPA as a “small refinery” for hardship relief from the RFS2 requirements in 2013 and 2014.
Refining margin per crude oil throughput barrel is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization) and refining margin per crude oil throughput barrel adjusted for FIFO impact is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization) adjusted for FIFO impacts. Refining margin and refining margin adjusted for FIFO impact are non-GAAP measures that we believe are important to investors in evaluating our Energy segment refineries' performance as a general indication of the amount above our Energy segment's cost of product sold (taking into account the impact of utilization of FIFO) they are able to sell refined products. We believe that refining margin and refining margin per crude oil throughput barrel is important to enable investors to better understand and evaluate our Energy segment's ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance. In addition, we believe that presenting refining margin per crude oil throughput barrel adjusted for FIFO impact is useful to investors because this measure more accurately reflects the current operating environment.
In order to derive the refining margin per crude oil throughput barrel, our Energy segment utilizes the total dollar figures for refining margin, as derived above, and divides that by the applicable number of crude oil throughput barrels for the period. Our Energy segment's calculation of refining margin and refining margin adjusted for FIFO impact may differ from calculations of other companies in the industry, thereby limiting its usefulness as a comparative measure. Under our Energy segment's FIFO accounting method, changes in crude oil prices can cause fluctuations in the inventory valuation of our Energy segment's crude oil, work in process and finished goods, thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease.
In assessing the operating performance of the nitrogen fertilizer business, CVR calculates plant gate price to determine its operating margin. Plant gate price refers to the unit price of nitrogen fertilizer, in dollars per ton, offered on a delivered basis, excluding shipment costs.
Period May 5, 2012 through December 31, 2012
Net sales for the petroleum business for the period May 5, 2012 through December 31, 2012 was approximately $5.5 billion. For the period May 5, 2012 through December 31, 2012, CVR's petroleum business sold 1.0 billion and 787 million gallons of gasoline and distillate, respectively, with an average sales price per gallon for gasoline and distillate of $2.83 and $3.05, respectively.
Net sales for the fertilizer business for the period May 5, 2012 through December 31, 2012 was $191 million, of which $53 million and $138 million were attributable to ammonia and UAN, respectively. For the period May 5, 2012 through December 31, 2012, CVR sold 82,475 and 416,873 tons of ammonia and UAN, respectively, with an average plant gate price of $621 and $298, respectively. Plant gate prices are prices at the designated delivery point less any freight cost we absorb to deliver the product. CVR believes plant gate price is meaningful because it sells products both at its plant gate (sold plant) and delivered to the customer's designated delivery site (sold delivered) and the percentage of sold plant versus sold delivered can change month-to-month or quarter-to-quarter. Ammonia sales for the period May 5, 2012 through December 31, 2012 benefited from milder weather allowing for an earlier planting season in 2012. On-stream factors (total number of hours operated divided by total hours in the reporting period) for the gasification, ammonia and UAN units continue to demonstrate their reliability with the units reporting 91.3%, 89.7% and 85.9%, respectively, on-stream for the period May 5, 2012 through December 31, 2012.
Cost of goods sold for the petroleum business for the period May 5, 2012 through December 31, 2012 was approximately $4.7 billion.  Cost of goods sold for the petroleum business includes cost of crude oil, other feedstocks and blendstocks, purchased products for resale, transportation distribution costs, costs associated with the actual operations of CVR's refineries (such costs are collectively referred to as "direct operating expenses") such as energy and utility costs, property taxes, catalyst and chemical costs, repairs and maintenance and labor and environmental compliance costs. In addition, cost of goods sold includes depreciation and amortization. The petroleum business' average cost per barrel of crude oil consumed for the period May 5, 2012 through December 31, 2012 was $87.21. Sales volume of refined fuels for the petroleum business for the period May 5, 2012 through December 31, 2012 was 46 million barrels. The impact of FIFO accounting also impacted cost of product sold the period May 5, 2012 through December 31, 2012. Under our FIFO accounting method, changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods, thereby resulting in a favorable FIFO inventory impact when crude oil prices increase and an unfavorable FIFO inventory impact when crude oil prices decrease. For the period May 5, 2012 through December 31, 2012, the petroleum business had an unfavorable FIFO inventory impact of $71 million.
Refining margin per barrel of crude oil throughput for the petroleum business was 28.40 for the period May 5, 2012 through December 31, 2012. Refining margin adjusted for FIFO impact for CVR's petroleum business was 30.08 per crude oil throughput barrel for the period May 5, 2012 through December 31, 2012. Gross margin per barrel for the petroleum business was $18.37 for the period May 5, 2012 through December 31, 2012.
The fertilizer business' cost of goods sold for the period May 5, 2012 through December 31, 2012 was $114 million. Cost of goods sold for the fertilizer business is primarily comprised of pet coke expense, freight expense, distribution expense, direct operating expenses and depreciation and amortization.
SG&A for the period May 5, 2012 through December 31, 2012 was $112 million. Included in SG&A are staffing and integration costs related to the acquisition of Garry-Williams Energy Company, LLC in December 2011.

Gaming
As a result of our acquisition of additional shares of Tropicana Entertainment Inc. ("Tropicana") common stock on November 15, 2010, we are required to consolidate the results of Tropicana as of such date. Therefore, our consolidated results from operations for 2010 include the results of our Gaming segment from the period November 15, 2010 through December 31, 2010.
Gaming revenues and expenses are classified in other revenues from operations and other expenses from operations, respectively, in our supplemental combined financial statements. Gaming revenues and expenses for our Gaming segment for 2012, 2011 and for the period November 15, 2010 through December 31, 2010 are summarized as follows:

	Year Ended December 31,		November 15, 2010 through December 31, 2010
	2012	2011
	(in millions)
Other Revenues From Operations:
Casino	$493	$507	$73
Room	95	106	11
Food and Beverage	84	88	11
Other	24	24	4
Gross revenues	696	725	99
Less promotional allowances	(83)	(101)	(21)
Net revenues	613	624	78

Other Expenses From Operations:
Casino	222	246	31
Room	35	32	4
Food and Beverage	38	38	5
Other	17	13	1
Total other expenses from operations	312	329	41

Selling, general and administrative	250	254	37
Income before other income, net, interest expense and income taxes	$51	$41	$—
Tropicana's Annual Report on Form 10-K contains a detailed description of its business, products, industry, operating strategy and associated risks. Tropicana's filings with the SEC are available on the SEC's website at www.sec.gov.
Current economic conditions continue to adversely impact Tropicana and the gaming industry as a whole. While general economic conditions have modestly improved, we cannot assure that they will continue to improve or will not worsen in the future. Net revenues from Tropicana AC comprise approximately 43% and 45% of our Gaming segment's net revenues for the years ended December 31, 2012 and 2011, respectively.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Casino revenues are one of Tropicana's main performance indicators and account for a significant portion of its net revenues. The decrease in casino revenues for the year ended December 31, 2012 as compared to the prior year was primarily due to a 16.1% decrease in consolidated table volumes. Tropicana's consolidated table hold percentage was 14.3% and 15.2% for the year ended December 31, 2012 and 2011, respectively, primarily due to a decrease in table hold percentage for Tropicana AC over the respective period. Table hold percentage for Tropicana AC was 12.1% and 13.6% for the year ended December 31, 2012 and 2011, respectively.  Consolidated gaming volumes for the year ended December 31, 2012 as compared to the prior year decreased by 3.4% primarily due to lower table volumes at Tropicana AC, offset in part by higher slot volumes in Baton Rouge.
Based on market data, the Atlantic City market experienced year over year declines in casino win of 8% in the year. Tropicana AC casino win percentage decrease exceeded the Atlantic City market as a whole primarily due to additional gaming supply from the new competitor in our market in April 2012 and lower table games and slot volumes. In addition, the current year results include the effects of Hurricane Sandy which caused a city mandated five-day closure of all Atlantic City casinos in late October 2012. Although Tropicana AC did not suffer any significant damage, it encountered significant business interruption and its customer visitation has yet to return to normalized levels. Tropicana also believes that the Atlantic City market has been adversely affected by increased competition from new and expanded casinos and other permitted gambling in surrounding states.
Revenues from rooms for the year ended December 31, 2012 decreased by $11 million (10%) compared to the prior year. The average daily room rate and occupancy across all of Tropicana's gaming properties were $69 and 61%, respectively, for the year ended December 31, 2012 compared to $72 and 66%, respectively, for the prior year.
Other expenses from operations for the year ended December 31, 2012 decreased by $17 million (5%) as compared to the prior year primarily due to certain cost-cutting measures, particularly in respect of payroll and related benefits.

SG&A decreased by $4 million (2%) for the year ended December 31, 2012 compared to the prior year. This decrease is primarily due to decreases in payroll and related benefits, legal expenses and energy costs, offset in part by increased marketing spend at Tropicana AC.

Railcar

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Manufacturing Operations:
Net sales	$530	$453	$124
Cost of goods sold	419	410	134
Gross margin	111	43	(10)

Leasing and Services Operations:
Other revenues from operations	256	228	235
Other expenses from operations	141	129	132
Gross margin	115	99	103

Selling, general and administrative	37	34	34
Income (loss) before other income, net, interest expense and income taxes	$189	$108	$59
We conduct our Railcar segment through our majority ownership interests in American Railcar Industries, Inc ("ARI") and the ARL Joint Venture and our indirect wholly-owned subsidiary AEP Leasing LLC ("AEP Leasing").
ARI's Annual Report on Form 10-K contains a detailed description of its business, products, industry, operating strategy and associated risks. ARI's filings with the SEC are available on the SEC's website at www.sec.gov.
The North American railcar market has been, and we expect it to continue to be highly cyclical. We have seen significant improvements in the railcar manufacturing market over the past two years. We cannot assure you that the railcar market will continue to improve or that railcar orders and shipments will continue to increase.
Railcar shipments for the year ended December 31, 2012 were approximately 7,880 railcars, including approximately 2,950 railcars to leasing customers, as compared to 5,230 railcars for the prior year, of which approximately 360 railcars were to leasing customers. (Shipments of railcars for lease are excluded from manufacturing operations' net sales as they represent shipments to ARI's leasing business, AEP Leasing and the ARL Joint Venture).
As of December 31, 2012, our Railcar segment had a backlog of approximately 7,060 railcars, including approximately 3,640 railcars for lease customers as compared to a backlog of approximately 6,530 railcars as of December 31, 2011, including approximately 2,200 railcars for lease customers. In response to changes in customer demand, our Railcar segment continues to adjust production rates at its railcar manufacturing facilities.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Total manufacturing revenues for the year ended December 31, 2012 increased by $77 million (17%) compared to the prior year. (Manufacturing revenues are included in net sales in our consolidated statements of operations.) The increase over the prior year was due to an increase in mix of tank railcars sold, which generally sell at higher prices due to more material and labor content, improved market conditions, an increase in railcar shipments and higher revenues from certain material cost changes passed through to customers. During 2012, our Railcar segment shipped approximately 4,930 railcars (excluding railcars built for our lease fleet) to third parties compared to approximately 4,870 railcars shipped in 2011.
Combined leasing and services revenues for the year ended December 31, 2012 increased by $28 million (12%) compared to the prior year. The increase over the prior year was primarily attributable an increase in the number of railcars held on lease with third parties, and higher lease rates compared to prior year. During 2012, we added approximately 2,500 railcars to our lease fleet. Total railcars on lease at the end of 2012 were approximately 30,000, compared to approximately 27,500 at the end of 2011.

Gross margin from manufacturing operations for the year ended December 31, 2012 was $111 million compared to $43 million for the prior year. Gross margin from manufacturing operations as a percentage of manufacturing operations revenues was 21% for the year ended December 31, 2012 compared to 9% for the prior year. The improvement over the prior year was primarily due to improved sales mix and pricing, and operating leverages and efficiencies as a result of higher production volumes.
Gross margin from leasing and services operations for the year ended December 31, 2012 was $115 million compared to $99 million for the prior year. Gross margin from leasing and services operations as a percentage of leasing and services operations revenues was 45% for the year ended December 31, 2012 compared to 43% for the prior year. The improvement over the prior year was due to increased railcars on lease with third parties.
SG&A for the year ended December 31, 2012 increased by $3 million (9%), as compared to the prior year. The increase over the respective periods was primarily due to an increase compensation costs related to an increase in headcount, coupled with an increase in incentive compensation and stock-based compensation, which fluctuates with ARI's stock price.
Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010
Total manufacturing revenues for 2011 increased by $329 million (265%) as compared to the prior year. The primary reason for the increase in revenues from manufacturing operations was an increase in railcar shipments. Railcar shipments for 2011 were approximately 4,870 railcars as compared to approximately 2,090 railcars for 2010. The increase was due to an increase in customer demand and higher production rates at ARI's manufacturing plants.
Combined leasing and services revenues decreased by $7 million (3%) for 2011 as compared to the prior year. The decrease was primarily attributable to the decreased number of railcar repair projects performed at the manufacturing facilities, as this capacity was returned to new railcar manufacturing and a decrease in revenues to external third parties at railcar repair facilities, partially offset by an increase in leasing revenues.
Gross margin from manufacturing operations for 2011 was $43 million as compared to a loss of $10 million for the prior year. Gross margin for manufacturing operations as a percentage of manufacturing operations revenues was 9% for 2011 as compared to loss of 8% for 2010. The improvement for 2011 as compared to the prior year was primarily due to an increase in railcar shipments, improved pricing and leverage created by larger production volumes.
Gross margin for leasing and services operations for 2011 was $99 million as compared to gross margin of $103 million for the prior year. Gross margin for leasing and services operations as a percentage of gross margin for leasing and services operations revenues was 43% for 2011 as compared to 44% for the prior year. The decrease for 2011 as compared to 2010 was primarily attributable to the decreased number of railcar repair projects performed at the manufacturing facilities, offset in part by an increase in volumes and efficiencies at railcar repair facilities.
SG&A for 2011 was flat at $34 million as compared to the prior year.
Food Packaging

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Net sales	$343	$339	$316
Cost of goods sold	263	263	234
Gross margin	80	76	82

Selling, general and administrative	45	43	46
Restructuring	1	—	—
Income before other income, net, interest expense and income taxes	$34	$33	$36
Viskase Companies, Inc. ("Viskase") currently operates eight manufacturing facilities and ten distribution centers throughout North America, Europe, South America and Asia and derives approximately 70% of total net sales from customers located outside the United States. Viskase has completed the construction of a shirring plant in the Philippines to serve the Asian market. The plant is operating on a limited basis and will be scaled up over several years in accordance with our growth expectations for the Asian market. The 2012 capital investment, including machinery, was $7 million for the Philippines project, with a total capital investment to date of $14 million on the project. We anticipate that an additional $2 million of equipment will be added through the year ending December 31, 2016.

During 2012, Viskase relocated the finishing operations in Guarulhos, Brazil into a larger facility in Atibaia, Brazil.  The larger manufacturing facility will allow Viskase to support growth in this emerging region.
Our Food Packaging segment is affected by changes in foreign exchange rates. In addition to those markets in which Viskase prices its products in U.S. dollars, it prices its products in certain of its foreign operations in euros and Brazilian reals. As a result, a decline in the value of the U.S. dollar relative to local currencies of profitable foreign subsidiaries can have a favorable effect on Viskase's profitability. Conversely, an increase in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on the profitability of our Food Packaging segment.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Net sales for the year ended December 31, 2012 increased by $4 million (1%) compared to the prior year. The increase was due to an increase of $8 million attributable to volume and $13 million attributable to price and product mix, offset in part by $17 million attributable to foreign currency translation.
Cost of goods sold for the year ended December 31, 2012 remained flat at $263 million as compared to the prior year. While cost of goods sold remained flat year over year, gross margin as a percent of net sales was 23% for 2012 as compared to 22% for 2011, primarily due to higher sales volume, offset in part by higher raw material costs.
SG&A for the year ended December 31, 2012 increased by $2 million (5%) compared to the prior year. The increase was primarily due to higher one-time employee costs, infrastructure spending for developing markets and pension expense, partially offset by a decrease in legal expenses and by foreign currency translation.
Restructuring for the year ended December 31, 2012 was $1 million and was due to the scale down of Viskase's German subsidiary.
Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010
Net sales for 2011 increased by $23 million (7%) compared to 2010. The increase was primarily due to an increase in sales volume of $19 million, foreign currency translation of $8 million, partially offset by a decrease of $4 million due to product mix.
Cost of goods sold for 2010 increased by $29 million (12%) as compared to 2010. The increase was primarily due to growth in unit volume, higher material costs and foreign currency translation.  Gross margin as a percent of net sales was 22% and 26% for 2011 and 2010, respectively.   Gross margin for 2011 decreased by $6 million (7%) as compared to 2010 and was primarily due to higher material costs while selling prices were relatively flat over the comparative periods.
SG&A for 2011 decreased by $3 million (7%) as compared to 2010 and was primarily due to a decrease in legal expenses related to a patent litigation matter.

Metals

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Net sales	$1,102	$1,095	$725
Cost of goods sold	1,116	1,068	697
Gross margin	(14)	27	28

Selling, general and administrative	28	25	23
(Loss) income before other income, net, interest expense and income taxes	$(42)	$2	$5
Summarized ferrous tons and non-ferrous pounds sold for 2012, 2011 and 2010 are as follows:

	Year Ended December 31,
	2012	2011	2010
	(in 000s)
Ferrous tons sold	1,592	1,576	1,265
Non-ferrous pounds sold	241,332	175,521	115,742

The scrap metals business is highly cyclical and is substantially dependent upon the overall economic conditions in the U.S. and other global markets. Ferrous and non-ferrous scrap has been historically vulnerable to significant declines in consumption and product pricing during prolonged periods of economic downturn or stagnation.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Net sales for the year ended December 31, 2012 increased by $7 million (1%) compared to the prior year. The increase was primarily driven by acquisitions made during 2011, an increase in brokerage transactions and an increase in comparable non-ferrous shipment volumes, offset in part by lower comparable ferrous and secondary shipment volumes and by lower selling prices in all product lines.
Ferrous shipments increased by 16,000 gross tons (1%) and average pricing was $40 per gross ton (9%) lower during the year ended December 31, 2012 compared to the prior. The decrease in average pricing for 2012 compared to 2011 was largely driven by lower market prices for ferrous scrap. Non-ferrous shipment volumes increased by 65,811,000 pounds (37%), primarily driven by acquisitions and increased shipments of shredded aluminum material. Average selling prices for non-ferrous decreased $0.14 per pound (12%) due to lower market pricing and a shift to a higher proportion of lower priced aluminum shipments made during 2012 compared to the prior year.
Cost of goods sold for the year ended December 31, 2012 increased by $48 million (4%) compared to the prior year. The increase was primarily due to additional volume from acquisitions made during 2011, an increase in comparable non-ferrous shipment volume and increased brokerage transactions as compared to the corresponding prior year period. This was partly offset by lower comparable ferrous shipment volumes and by lower material purchase costs attributable to lower market prices over the respective periods. Gross margin as a percentage of net sales was a loss of 1% for the year ended December 31, 2012 compared to income of 2% for the prior year. The compressed margins compared to the prior year were primarily driven by lower selling prices and continuing material supply constraints that drove scrap acquisition prices and inventory costs higher in relation to selling prices.
SG&A expense for the year ended December 31, 2012 increased by $3 million (12%) compared to the prior year primarily due to higher manpower costs associated with acquisitions made during 2011.
Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010
Net sales for 2011 increased by $370 million (51%) as compared to sales in 2010. The increase was primarily due to higher ferrous revenues attributed to higher prices and stronger volumes driven by improvement in steel mill operating rates. Acquisitions made in 2011 also contributed to shipment volume and revenue growth. Increased ferrous demand and higher market pricing resulted in ferrous average pricing of approximately $78 per gross ton higher (22%) and ferrous shipments of 311,000 gross tons higher (25%) in 2011 as compared to 2010. A strong non-ferrous market early in 2011 drove prices and demand higher in 2011 compared to 2010 and combined with a more favorable mix of copper and aluminum shipments in 2011 as compared to 2010, resulted in higher non-ferrous average pricing of $0.16 per pound (16%) and higher non-ferrous shipments of 59,779,000 pounds (52%) in 2011 as compared to 2010.
Cost of goods sold for 2011 increased by $371 million (53%) as compared to 2010. The increases were primarily due to higher sales volume and material purchase prices as compared to the corresponding prior year period. Contributing to the higher cost of sales were newly opened and acquired recycling yards and the start-up of a new shredder, in addition to increased processing volumes at existing facilities. Material prices increased due to higher market prices and continued constraints on material flows into the yards. Gross margin as a percentage of net sales was approximately 2% in 2011 and approximately 4% in 2010. Gross margins decreased in 2011 due to significantly higher material prices despite an increase in sales volume as compared to 2010.
SG&A for 2011 increased by $2 million (9%) as compared to 2010. The increase was primarily due to higher manpower costs which were primarily related to acquisitions and an increase in business development activities, along with costs associated with the implementation of a new enterprise software system.

Real Estate

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Real Estate revenues	$86	$89	$90
Real Estate expenses	50	50	54
	36	39	36

Selling, general and administrative	14	16	19
Income before other income, net, interest expense and income taxes	$22	$23	$17
Real Estate revenues and expenses include results from resort operations, sales of residential units, and rental income and expenses, including income from financing leases. Sales of residential units are included in net sales in our supplemental combined financial statements. Results from resort and rental operations, including financing lease income, are included in other revenues from operations in our supplemental combined financial statements.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Revenues from our real estate operations for each of the years ended December 31, 2012 and 2011 are substantially derived from our resort and rental operations. Revenues from sales of residential units in our real estate development operations represent less than 10% of total Real Estate revenues for each of the years ended December 31, 2012 and 2011.
SG&A for the year ended December 31, 2012 decreased by $2 million (13%) compared to the prior year. The decrease was primarily due to lower operating expenses associated with certain property located in Las Vegas, Nevada.
Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010
Revenues from our real estate operations for 2011 and 2010 are substantially derived from our resort and rental operations. Revenues from sales of residential units in our real estate development operations represent approximately 9% and 10% of total Real Estate revenues for 2011 and 2010, respectively.
SG&A for 2011 decreased by $3 million (16%) as compared to 2010. The decrease was primarily due to lower operating expenses associated with our former Fontainebleau property and reduced compensation related costs.

Home Fashion

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Net sales	$228	$322	$429
Cost of goods sold	206	305	400
Gross margin	22	17	29

Selling, general and administrative	37	61	75
Restructuring	4	6	8
Impairment	11	18	9
	52	85	92
Loss before other income, net, interest expense and income taxes	$(30)	$(68)	$(63)
The business of WestPoint Home LLC ("WPH") is significantly influenced by the overall economic environment, including consumer spending, at the retail level, for home textile products. Many of the larger retailers are customers of WPH.  WPH will continue to realign its manufacturing operations and streamline its merchandising, sales and customer service divisions to improve its cost structure and better serve its customers. Given the uncertainty and volatility in the macroeconomic conditions, we cannot predict if WPH's financial performance will continue to improve.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Net sales for 2012 decreased by $94 million (29%) compared to 2011. The decrease was primarily due to the effects of exiting certain unprofitable programs and customers. Cost of goods sold for 2012 decreased by $99 million (32%) compared to 2011. The decrease was primarily due to lower sales volume and lower commodity costs. Gross margin for 2012 increased by $5 million (29%) compared to 2011. Gross margin as a percentage of net sales was 10% for 2012 as compared to 5% for 2011. The improvement was primarily due to the effects of exiting certain unprofitable programs and customers and lower commodity costs.
SG&A for 2012 decreased by $24 million (39%) compared to 2011. The decrease was primarily due to cost-cutting initiatives and lower fulfillment costs due to lower sales volumes. WPH will continue to explore ways to lower its SG&A expenditures by ongoing review and investigation of the potential for further consolidation of its locations, reduction of headcount, and where appropriate by applying, as necessary, more stringent oversight of expense areas where potential savings have been identified.
Restructuring and impairment for 2012 compared to 2011 decreased by $9 million (38%). The decrease was primarily due to the write-down of a plant to its fair value in 2011, partially offset by impairments of certain fixed assets held for sale in 2012. Restructuring and impairment charges include severance, benefits and related costs, non-cash impairment charges related to plants that have been or will be closed and related to non-cash impairment charges related to trademarks and continuing costs of closed plants and transition expenses.
Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010
Net sales for 2011 decreased by $107 million (25%) as compared to the corresponding prior year period. Cost of goods sold for 2011 decreased by $95 million (24%) as compared to 2010. Gross margin for 2011 decreased by $12 million (41%) as compared to 2010. Gross margin as a percentage of net sales was 5% for 2011 as compared to 7% for 2010. The decrease in net sales in 2011 as compared to the corresponding prior year period primarily reflects the continued weak economy and housing market and the impact of exiting certain unprofitable programs. The decrease in cost of goods sold is primarily due to lower sales volume, offset in part by higher raw material costs
SG&A for 2011 decreased by $14 million (19%) as compared to the corresponding prior year period, primarily due to lower selling expenses and fulfillment costs, related to cost-cutting initiatives and decreased sales volume.
Restructuring and impairment charges for 2011 increased by $7 million (41%). Included in 2011 results were the write-down of a plant to its fair value and impairment charges related to WPH's trademarks. In recording impairment charges related to its plant, WPH compared estimated net realizable values of property, plant and equipment to their current carrying values. In recording impairment charges related to its trademarks, WPH compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow valuation methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates. Restructuring and impairment charges include severance, benefits and related costs, non-cash impairment charges related to plants that have been or will be closed and continuing costs of closed plants and transition expenses.

Other Consolidated Results of Operations
Interest Expense
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Interest expense for Icahn Enterprises during 2012 increased by $82 million (17%) compared to 2011. Interest expense for Icahn Enterprises Holdings during 2012 increased by $82 million (17%) compared to 2011. The increase was primarily due to higher interest expense incurred on certain debt issued during the first and third quarter of 2012 and the inclusion of interest expense related to CVR's debt effective May 4, 2012, offset in part by lower interest expense incurred on due to broker balances.
Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010
Interest expense for Icahn Enterprises during 2011 increased by $45 million (10%) as compared to 2010. Interest expense for Icahn Enterprises Holdings during 2011 increased by $46 million (10%) as compared to 2010. The increase was primarily due to higher interest expense incurred on certain debt issued on January 15, 2010 and November 12, 2010 and interest incurred on our due to broker balances. Included in the increase in interest expense is interest expense related to our Gaming segment for which no comparable prior year amount exists because, as discussed elsewhere, we consolidated Tropicana effective November 15, 2010.
Income Tax Expense
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
For 2012, Icahn Enterprises recorded an income tax benefit of $81 million on pre-tax income from continuing operations of $681 million compared to an income tax expense of $34 million on pre-tax income from continuing operations of $1,834 million for 2011. Icahn Enterprises' effective income tax rate was (11.9)% and 1.9% for 2012 and 2011, respectively.
For 2012, Icahn Enterprises Holdings recorded an income tax benefit of $81 million on pre-tax income from continuing operations of $682 million compared to an income tax expense of $34 million on pre-tax income from continuing operations of $1,835 million for 2011. Icahn Enterprises Holdings' effective income tax rate was (11.9)% and 1.9% for 2012 and 2011, respectively.
The difference between the effective tax rate and statutory federal rate of 35% is principally due to changes in valuation allowances and partnership income not subject to taxation, as such taxes are the responsibility of the partners.
Icahn Enterprises and Icahn Enterprises Holdings recognized a deferred tax benefit on its pre-tax earnings in 2012 as compared to an income tax expense in 2011 on pre-tax income primarily due to a $284 million income tax benefit recorded by our Holding Company in 2012 and a $29 million income tax benefit recognized by our Automotive segment.  The income tax benefit recorded by our Holding Company during 2012 was primarily related to the reversal of $221 million of the valuation allowance on deferred tax assets by American Entertainment Properties Corp. ("AEP"), an indirect subsidiary of ours. In February, 2012, pursuant to a tax-free reorganization, WestPoint Home LLC, representing our Home Fashion segment, merged into a newly formed single member limited liability company owned by AEP. Also, on May 4, 2012, AEP acquired a controlling interest in CVR.   In recording this reversal, AEP evaluated all positive and negative evidence associated with its deferred tax assets, primarily as a result of the change in estimated future earnings from the acquisition of CVR, and concluded it was more likely than not that all of the federal net operating loss carryforward related to our Home Fashion segment would be realized.  The income tax benefit of $29 million recognized by our Automotive segment was primarily due to the recognition of approximately $300 million income tax benefit from the settlement of income tax liabilities subject to  compromise, offset in part by $278 million income tax expense related to an increase in valuation allowance pursuant to the settlement, resulting in a net income tax benefit of $22 million.  In contrast, during 2011, Icahn Enterprises and Icahn Enterprises Holdings recognized income tax expense of $34 million, primarily due to income tax expense of $17 million and $8 million recognized on the net book income of corporate entities in our Automotive segment and Holding Company, respectively.
Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010
For 2011, Icahn Enterprises recorded an income tax expense of $34 million on pre-tax income from continuing operations of $1,834 million compared to an income tax expense of $10 million on pre-tax income from continuing operations of $786 million for 2010. Icahn Enterprises' effective income tax rate was 1.9% and 1.3% for 2011 and 2010, respectively.

For 2011, Icahn Enterprises Holdings recorded an income tax expense of $34 million on pre-tax income from continuing operations of $1,835 million compared to an income tax expense of $10 million on pre-tax income from continuing operations of $789 million for 2010. Icahn Enterprises Holdings' effective income tax rate was 1.9% and 1.3% for 2011 and 2010, respectively.
The difference between the effective tax rate and statutory federal rate of 35% is principally due to changes in valuation allowances and partnership income not subject to taxation, as such taxes are the responsibility of the partners.

Liquidity and Capital Resources

Holding Company
As of December 31, 2012, the Holding Company had investments in the Investment Funds with a total fair market value of approximately $2.4 billion. As of December 31, 2012, our Holding Company had cash and cash equivalents of approximately $1.0 billion and total debt of approximately $4.1 billion.
We are a holding company. Our cash flow and our ability to meet our debt service obligations and make distributions with respect to depositary units likely will depend on the cash flow resulting from divestitures, equity and debt financings, interest income, returns on our interests in the Investment Funds and the payment of funds to us by our subsidiaries in the form of loans, dividends and distributions. We may pursue various means to raise cash from our subsidiaries. To date, such means include receipt of dividends from subsidiaries, obtaining loans or other financings based on the asset values of subsidiaries or selling debt or equity securities of subsidiaries through capital market transactions. To the degree any distributions and transfers are impaired or prohibited, our ability to make payments on our debt or distributions on our depositary units could be limited. The operating results of our subsidiaries may not be sufficient for them to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements.
As of December 31, 2012 based on covenants in the indenture governing our senior notes, we could incur approximately $1.3 billion in additional indebtedness. See Note 11, “Debt,” to the supplemental combined financial statements for additional information concerning credit facilities for us and our subsidiaries.
On January 24, 2013, the board of directors of CVR adopted a quarterly cash dividend policy. Subject to declaration by its Board of Directors, CVR's quarterly dividend is expected to be $0.75 per share, or $3.00 per share on an annualized basis, which it began paying in the second quarter of 2013. As we currently own approximately 82% of the common shares of CVR, the majority of CVR's dividend will directly upstream to us. For the six months ended June 30, 2013 we received $908 million in dividends from CVR, including two special dividends declared as discussed below. Subsequent to June 30, 2013, CVR declared a quarterly dividend of $0.75 per share which will resulted in an additional aggregate $53 million in dividends paid to us in the third quarter of 2013. In addition, subsequent to June 30, 2013, CVR Refining declared a quarterly dividend of $1.35 per share which will result in an additional aggregate $8 million in dividends paid to us in the third quarter of 2013.
As discussed in Note 3, "Acquisition" we acquired a controlling interest in CVR on May 4, 2012 for a total purchase price of $2.1 billion, which was paid for primarily in cash.
Distributions on Depositary Units
On February 11, 2013, we announced that the Board of Directors of its general partner approved a modification to our distribution policy to provide for an increase in the annual distribution from $1.40, comprised of $0.40 in cash and $1.00 in depositary units, to $4.00 per depositary unit, payable in either cash or additional depositary units, at the election of each depositary unit holder. Further, on May 29, 2013, the Board of Directors of our general partner further modified our distribution policy to increase our annual distribution from $4.00 per depositary unit to $5.00 per depositary unit.
On August 6, 2013, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $1.25 per depositary unit, which will be paid on or about October 9, 2013 to depositary unit holders of record at the close of business on August 16, 2013. Depositary unit holders had until September 6, 2013 to make an election to receive either cash or additional depositary units; if a holder did not make an election, it was automatically deemed to have elected to receive the dividend in cash. Depositary unit holders who elected to receive additional depositary units will receive units valued at the volume weighted average trading price of the units on NASDAQ during the 20 consecutive trading days ending October 4, 2013. No fractional depositary units will be issued pursuant to the dividend payment. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any holders electing to receive depositary units. Any holders that would only be eligible to receive a fraction of a depositary unit based on the above calculation will receive a cash payment.
On April 29, 2013, Icahn Enterprises declared a quarterly distribution in the amount of $1.00 per depositary unit in which each depositary unit holder had the option to make an election to receive either cash or additional depositary units. As a result, on July 5, 2013, Icahn Enterprises distributed an aggregate 1,237,191 depositary units to unit holders electing to receive depositary units in connection with this distribution.
On February 10, 2013, Icahn Enterprises declared a quarterly distribution in the amount of $1.00 per depositary unit in which each depositary unit holder had the option to make an election to receive either cash or additional depositary units. As a result, on April 15, 2013, Icahn Enterprises distributed an aggregate 1,521,946 depositary units to unit holders electing to receive depositary units in connection with this distribution.
Mr. Icahn and his affiliates elected to receive a majority of their proportionate share of these distributions in depositary units. As of August 5, 2013, Mr. Icahn and his affiliates owned 89.4% of Icahn Enterprises outstanding depositary units. Mr. Icahn and his affiliate have indicated that it is their present intention to elect to receive the increase in Icahn Enterprises’ cash distribution in additional depositary units for the foreseeable future.
On November 2, 2012, the board of directors declared a quarterly distribution of $0.35 per depositary unit, comprised of a combination of $0.10 payable in cash and $0.25 payable in depositary units. The distribution was paid on November 30, 2012 to depositary unitholders of record at the close of business on November 15, 2012. We calculated the depositary units to be distributed based on the 20 trading-day volume weighted-average price of our depositary units ended on October 31, 2012, resulting in 0.005978 of a unit to be distributed per depositary unit.  To the extent that the aggregate units distributed to any holder include a fraction of a unit, that fractional unit was settled in cash. As a result, we distributed 621,064 depositary units on November 30, 2012 in connection with this distribution.
On July 31, 2012, the board of directors declared a quarterly distribution of $0.35 per depositary unit, comprised of a combination of $0.10 payable in cash and $0.25 payable in depositary units. The distribution was paid on August 31, 2012 to depositary unitholders of record at the close of business on August 16, 2012. We calculated the depositary units to be distributed based on the 20 trading-day volume weighted-average price of our depositary units ended on July 31, 2012, resulting in 0.006277 of a unit to be distributed per depositary unit.  To the extent that the aggregate units distributed to any holder included a fraction of a unit, that fractional unit was settled in cash. As a result, we distributed 627,651 depositary units on August 31, 2012 in connection with this distribution.
On April 30, 2012, the board of directors declared a quarterly distribution of $0.35 per depositary unit, comprised of a combination of $0.10 payable in cash and $0.25 payable in depositary units. The distribution was paid on May 31, 2012 to depositary unitholders of record at the close of business on May 16, 2012. We calculated the depositary units to be distributed based on the 20 trading-day volume weighted-average price of our depositary units ended on April 27, 2012, resulting in 0.005357 of a unit being distributed per depositary unit.  To the extent that the aggregate units distributed to any holder included a fraction of a unit, that fractional unit was settled in cash. As a result, we distributed 532,190 depositary units on May 31, 2012 in connection with this distribution.
On February 28, 2012, the board of directors declared a quarterly distribution of $0.35 per depositary unit, comprised of a combination of $0.10 payable in cash and $0.25 payable in depositary units. The distribution was paid on March 30, 2012 to depositary unitholders of record at the close of business on March 15, 2012. We calculated the depositary units to be distributed based on the 20 trading-day volume weighted-average price of our depositary units ended on February 27, 2012, resulting in 0.006269 of a unit being distributed per depositary unit.  To the extent that the aggregate units distributed to any holder included a fraction of a unit, that fractional unit was settled in cash. As a result, we distributed 619,585 depositary units on March 30, 2012 in connection with this distribution.
Equity Offerings
As discussed elsewhere in this Report, in connection with a certain rights offering consummated during the first quarter of 2012, we distributed an aggregate 13,590,238 additional depositary units to unitholders that subscribed to the basic subscription rights and the over-subscription rights and we received proceeds of $500 million. In addition, as discussed elsewhere in this Report, we issued an aggregate $1,000 million principal amount of the 2012 Additional Notes during 2012.
As discussed elsewhere in this Report, on February 28, 2013, Icahn Enterprises entered into an underwriting agreement with Jefferies & Company, Inc., providing for the issuance and purchase of an aggregate of 3,174,604 depositary units representing limited partner interests in Icahn Enterprises at a price to the public of $63.00 per depositary unit. The depositary units were delivered to the unitholders on March 6, 2013.
As discussed elsewhere in this Report, on June 12, 2013, Icahn Enterprises entered into an underwriting agreement with Credit Suisse Securities (USA) LLC, UBS Securities LLC, Jefferies LLC, Citigroup Global Markets Inc., Oppenheimer & Co. Inc., Keefe, Bruyette & Woods, Inc., Wunderlich Securities, Inc. and KeyBanc Capital Markets Inc., providing for the issuance and purchase of an aggregate of 1,600,000 depositary units representing limited partner interests in Icahn Enterprises at a price to the public of $75.54 per depositary unit. The depositary units were delivered to the unitholders on June 17, 2013.
Aggregate net proceeds from the equity offerings made on February 28, 2013 and June 12, 2013 were $311 million during the six months ended June 30, 2013 after deducting underwriting discounts, commissions and other offering related fees and expenses. Additionally, in connection with these equity offerings, our general partner made aggregate contributions of $6 million to Icahn Enterprises and Icahn Enterprises Holdings during the six months ended June 30, 2013 in order to maintain its 1% general partner interest in each of Icahn Enterprises and Icahn Enterprises Holdings.
Debt Offerings
On January 17, 2012, February 6, 2012 and July 12, 2012, we issued an aggregate $1,000 million principal amount of the 2012 Additional Notes. The 2012 Additional Notes constitute the same series of securities as the 8% Senior Unsecured Notes due 2018 for purposes of the indenture governing the notes and will vote together on all matters with such series. The 2012 Additional Notes have substantially identical terms as the 8% Senior Unsecured Notes due 2018. (The 8% Senior Unsecured Notes due 2018 together with the Senior Unsecured Notes due 2016 are collectively referred to as the "Initial Notes".) See Note 11, "Debt," for further discussion.
On August 1, 2013, we issued $500 million aggregate principal amount of 2020 Notes in a private placement not registered under the Securities Act of 1933, as amended.
Borrowings
 Debt consists of the following:

	Icahn Enterprises		Icahn Enterprises Holdings
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)		(in millions)
8% senior unsecured notes due 2018 - Icahn Enterprises/Icahn Enterprises Holdings	$2,476	$1,450	$2,471	$1,444
7.75% senior unsecured notes due 2016 - Icahn Enterprises/Icahn Enterprises Holdings	1,050	1,050	1,047	1,046
Senior unsecured variable rate convertible notes due 2013 - Icahn Enterprises/Icahn Enterprises Holdings	556	556	556	556
Debt facilities - Automotive	2,738	2,737	2,738	2,737
Debt facilities - Energy	749	—	749	—
Credit facilities - Energy	125	—	125	—
Debt facilities - Gaming	—	49	—	49
Credit facilities - Gaming	171	—	171	—
Debt and credit facilities - Railcar	1,600	1,633	1,600	1,633
Senior secured notes and revolving credit facility - Food Packaging	214	214	214	214
Mortgages payable - Real Estate	70	75	70	75
Other	124	67	124	67
	$9,873	$7,831	$9,865	$7,821

See Note 11, “Debt,” to the supplemental combined financial statements contained elsewhere in this Report for additional information concerning terms, restrictions and covenants of our debt. As of December 31, 2012, we are in compliance with all debt covenants.
Contractual Commitments and Contingencies
The following table reflects, at December 31, 2012, our contractual cash obligations, subject to certain conditions, due over the indicated periods:

	2013	2014	2015	2016	2017	Thereafter	Total
	(in millions)
Debt obligations	$815	$2,635	$1,024	$1,456	$254	$3,686	$9,870
Capital lease obligations	2	2	1	2	2	45	54
Interest payments	455	410	363	256	242	54	1,780
Pension and other post-employment benefit plans	117	107	110	107	98	305	844
Operating lease obligations	75	64	50	44	31	122	386
Purchase obligations	123	110	99	92	91	931	1,446
Letters of credit	65	—	—	—	—	—	65
Total	$1,652	$3,328	$1,647	$1,957	$718	$5,143	$14,445
In addition to the amounts in the table above, there are $28 million in standby letters of credit to secure transportation services for crude oil.
As further discussed in Note 20, "Subsequent Events-Holding Company," to the supplemental combined financial statements, on January 25, 2013, Icahn Enterprises and Icahn Enterprises Holdings delivered a notice of satisfaction and discharge (the “ Notice ”) to the registered holders of our outstanding variable rate notes in accordance with the terms of the indenture dated as of April 5, 2007, among Icahn Enterprises, as issuer, Icahn Enterprises Finance Corp., as co-issuer, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee, governing the variable rate notes. The aggregate outstanding principal amount of the variable rate notes prior to the discharge was $600 million, of which $44 million was held by Icahn Enterprises Holdings. This transaction was excluded from the contractual obligations table above.
As further discussed in Note 20, "Subsequent Events-Energy," to the supplemental combined financial statements, as a result of the CVR Refining's initial public offering, a portion of the proceeds were utilized to repurchase all of the CVR Second Lien Notes, in an aggregate principle amount of approximately $223 million. This transaction was excluded from the contractual obligations table above.
As further discussed in Note 20, "Subsequent Events," to the supplemental combined financial statements, on August 1, 2013, we issued $500 million aggregate principal amount of 2020 Notes in a private placement not registered under the Securities Act of 1933, as amended. This transaction was excluded from the contractual obligations table above.
During the first half of 2013, ARI made two additional draws under its lease fleet financing, which resulted in aggregate net proceeds of $100 million, fully utilizing the capacity of the ARI Term Loan. On March 1, 2013, ARI completed a voluntary redemption of the remaining $175 million of ARI Notes outstanding at a redemption rate of 100.0% of the principal amount of the ARI Notes to be redeemed, plus any accrued and unpaid interest. These transactions were excluded from the contractual obligations table above.
In April 2013, AEP Leasing LLC ("AEP Leasing") entered into an agreement ("ACF Agreement") with ACF Industries LLC ("ACF") whereby AEP Leasing will purchase 1,050 railcars from ACF in 2013 and 2014 for an aggregate purchase price of approximately $150 million. This transaction was excluded from the contractual obligations table above. See Note 20, "Subsequent Events," to the consolidated financial statements for further discussion.
Certain of PSC Metals Inc.'s ("PSC Metals") and Federal-Mogul's facilities are environmentally impaired. Federal-Mogul and PSC Metals have estimated their liability to remediate these sites to be $29 million and $15 million, respectively, at December 31, 2012. Additionally, Federal-Mogul has identified sites with contractual obligations and sites that are closed or expected to be closed and sold in connection with its restructuring activities and has accrued $29 million as of December 31, 2012, primarily related to removing hazardous materials in buildings. For further discussion regarding these commitments, among others, see Note 19, “Commitments and Contingencies,” to the supplemental combined financial statements.
As discussed in Note 6, “Investments and Related Matters,” to the supplemental combined financial statements, we have contractual liabilities of approximately $533 million related to securities sold, not yet purchased as of December 31, 2012. This amount has not been included in the table above as their maturity is not subject to a contract and cannot be properly estimated.
Off-Balance Sheet Arrangements

We have off-balance sheet risk related to investment activities associated with certain financial instruments, including futures, options, credit default swaps and securities sold, not yet purchased. For additional information regarding these arrangements, refer to Note 8, “Financial Instruments,” to the supplemental combined financial statements contained elsewhere in this Report.
Consolidated Cash Flows
The following table summarizes cash flow information for the year ended December 31, 2012 and cash and cash equivalents as of December 31, 2012 for each of Icahn Enterprises' operating segments and the Holding Company:

	Year Ended December 31, 2012			December 31, 2012
	Net Cash Provided By (Used In)
	Operating Activities	Investing Activities	Financing Activities	Cash and Cash Equivalents
	(in millions)
Investment	$978	$—	$(17)	$14
Automotive	(53)	(427)	(22)	467
Energy(1)	465	(137)	(30)	896
Gaming	71	(39)	119	243
Railcar	206	(307)	(69)	244
Food Packaging	4	(39)	—	31
Metals	25	(29)	—	14
Real Estate	40	(2)	(5)	87
Home Fashion	11	2	—	67
Holding Company	(140)	(1,344)	1,504	1,045
	$1,607	$(2,322)	$1,480	$3,108
(1) CVR was consolidated effective May 4, 2012.

The consolidated cash flows of Icahn Enterprises Holdings and Icahn Enterprises are substantially the same. The minor differences between Icahn Enterprises Holdings' and Icahn Enterprises' consolidated statements of cash flows primarily relate to non-cash charges for interest expense which is presented in net cash flows provided by operating activities. Therefore, we discuss only the consolidated cash flows of Icahn Enterprises below.
Operating Activities
Net cash provided by operating activities for 2012 was primarily attributable to our Investment and Energy segments. Our Investment segment had a change in cash held at consolidated affiliated partnerships and restricted cash of approximately $3.6 billion primarily related to the covering of securities sold, not yet purchased. This was offset in part by net cash used in investing transactions of approximately $1.5 billion and a net $1.1 billion used in connection with settlement of realized losses on derivative contracts. Our Energy segment had net cash provided by operating activities of $465 million primarily due to net income before non-cash charges. Additionally, our Railcar segment had $177 million of net income before non-cash charges for depreciation and amortization.
Our Holding Company paid interest on our debt of $246 million during 2012.
Investing Activities
Net cash used in investing activities for 2012 was primarily due to our acquisition of CVR for approximately $1.3 billion, net of cash acquired. Additionally, capital expenditures were $936 million, of which $387 million was related to our Automotive segment and $302 million was related to our Railcar segment. Capital expenditures for our Railcar segment during 2012 included $282 million for manufacturing railcars for lease to others, which are included in property, plant and equipment, net on our consolidated balance sheets. During 2012, the Holding Company purchased investments of $210 million, offset in part by proceeds from sales of investments of $170 million.
Financing Activities

Net cash provided financing activities for 2012 was primarily due to our Holding Company which had aggregate proceeds from the issuance of senior unsecured notes of approximately $1.0 billion and proceeds from a rights offering of $510 million. In addition, our Gaming segment had net cash provided by financing activities of $119 million primarily due to the issuance of its New Term Loan Facility, offset in part by the repayment of its Exit Facility. During 2012, we paid $41 million in distributions to holders of Icahn Enterprises' depositary units. Additionally, our Investment segment distributed $17 million to a related party investor in the Investment Funds.

Discussion of Segment Liquidity and Capital Resources
Investment
The investment strategy utilized by the Investment segment is generally not heavily reliant on leverage. As of December 31, 2012, the ratio of the notional exposure of the Investment Funds' invested capital to net asset value of the Investment Funds was approximately 0.84 to 1.00 on the long side and 0.62 to 1.00 on the short side. The notional principal amount of an investment instrument is the reference amount that is used to calculate profit or loss on that instrument. The Investment Funds historically have had access to significant amounts of cash from prime brokers, subject to customary terms and market conditions.
As more fully disclosed in a letter to investors in the Investment Funds filed with the SEC on Form 8-K on March 7, 2011, the Investment Funds returned all fee-paying capital to their investors during 2011. Payments were funded through cash on hand and borrowings under existing credit lines.
Automotive
As of December 31, 2012, Federal-Mogul had $467 million of cash and cash equivalents, of which $219 million was held by foreign subsidiaries. In accordance with FASB ASC 740-30-25-17 through 19, Federal-Mogul asserts that these funds are indefinitely reinvested due to operational and investing needs of the foreign locations. Furthermore, Federal-Mogul will accrue any applicable taxes in the period when it no longer intends to indefinitely reinvest these funds. Federal-Mogul would expect that the impact on cash taxes would be immaterial due to: the availability of net operation loss carryforwards and related valuation allowances; earnings considered previously taxed; and applicable tax treaties.
As of December 31, 2012 and December 31, 2011, the borrowing availability under the revolving credit facility was $451 million and $496 million, respectively. Federal-Mogul had $37 million and $38 million of letters of credit outstanding as of December 31, 2012 and December 31, 2011, respectively, pertaining to the term loan credit facility. To the extent letters of credit associated with the revolving credit facility are issued, there is a corresponding decrease in borrowings available under this facility.
Federal-Mogul has explored in the past and continues to explore alternatives for refinancing all or a portion of the Debt Facilities.
On July 11, 2013, Federal-Mogul received $500 million in connection with its previously announced common stock registered rights offering (the “Federal-Mogul Rights Offering”). In connection with the Federal-Mogul Rights Offering, we fully exercised our subscription rights under our basic and over subscription privileges to purchase additional shares of Federal-Mogul common stock for an aggregate of $434 million, which will be eliminated in our consolidated statement of cash flows. As a result of the exercise of our subscription rights, we indirectly owned approximately 80.7% of the outstanding common stock of Federal-Mogul as of July 11, 2013.
Federal-Mogul maintains investments in several non-consolidated affiliates, which are located in China, France, Germany, Italy, Korea, Turkey and the United States. Federal-Mogul's direct ownership in such affiliates ranges from approximately 2% to 50%. The aggregate investments in these affiliates were $240 million and $228 million at December 31, 2012 and December 31, 2011, respectively.
Federal-Mogul's joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities. In general, Federal-Mogul does not extend guarantees, loans or other instruments of a variable nature that may result in incremental risk to Federal-Mogul's liquidity position. Furthermore, Federal-Mogul does not rely on dividend payments or other cash flows from its non-consolidated affiliates to fund its operations and, accordingly, does not believe that they have a material effect on Federal-Mogul's liquidity.
Federal-Mogul holds a 50% non-controlling interest in a joint venture located in Turkey. The Turkey JV was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners to original equipment and aftermarket customers. The Company purchases/sells inventory from/to the Turkey

JV. Purchases from the Turkey JV for the years ended December 31, 2012, 2011 and 2010 were $150 million, $171 million and $127 million, respectively. Sales to the Turkey JV for the years ended December 31, 2012, 2011 and 2010 were $45 million, $46 million and $36 million, respectively. Federal-Mogul had net accounts payable balances with the Turkey JV of $5 million and $6 million as of December 31, 2012 and 2011, respectively.
Federal-Mogul has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such contingencies on the future liquidity position of Federal-Mogul.
Federal-Mogul's subsidiaries in Brazil, France, Germany, Italy, Japan and the United States are party to accounts receivable factoring and securitization facilities. Gross accounts receivable transferred under these facilities were $217 million and $203 million as of December 31, 2012 and December 31, 2011, respectively. Of those gross amounts, $216 million and $202 million, respectively, qualify as sales as defined in FASB ASC Topic 860, Transfers and Servicing. The remaining transferred receivables were pledged as collateral and accounted for as secured borrowings and recorded in the consolidated balance sheets within accounts receivable, net and debt. Under the terms of these facilities, Federal-Mogul is not obligated to draw cash immediately upon the transfer of accounts receivable. As of both December 31, 2012 and December 31, 2011, Federal-Mogul had no outstanding transferred receivables for which cash had not yet been drawn. Proceeds from the transfers of accounts receivable qualifying as sales were $1.5 billion and $1.7 billion for the years ended December 31, 2012 and 2011, respectively.
Certain of the facilities contain terms that require Federal-Mogul to share in the credit risk of the sold receivables. The maximum exposures to Federal-Mogul associated with certain of these facilities' terms were $19 million and $23 million at December 31, 2012 and December 31, 2011, respectively. Based on Federal-Mogul's analysis of the creditworthiness of its customers on which such receivables were sold and outstanding as of December 31, 2012 and December 31, 2011, Federal-Mogul estimated the loss to be immaterial.
Federal-Mogul estimates its 2013 capital expenditures to be in the range of $385 to $435 million.
Energy
As of December 31, 2012, CVR had no amounts outstanding and availability of $372 million under its Amended and Restated ABL Credit Facility and had letters of credit outstanding of approximately $28 million. In addition, as of December 31, 2012, CVR Partners had $25 million availability under its revolving credit facility, with an uncommitted incremental facility of up to $50 million.
On October 23, 2012, Refining LLC and its wholly-owned subsidiary, Coffeyville Finance Inc., completed a private offering of $500 million in aggregate principal amount of 6.50% the 2022 Notes. The 2022 Notes were issued at par. Refining LLC received approximately $493 million of cash proceeds, net of the underwriting fees, but before deducting other third-party fees and expenses associated with the offering. The 2022 Notes will be secured by substantially the same assets that secure the outstanding 10.875% Second Lien Notes due 2017, subject to exceptions, until such time that the outstanding Second Lien Notes have been discharged in full. On October 23, 2012, CVR repurchased approximately $323 million of its First Lien Notes pursuant to a tender offer and issued a notice of redemption to redeem the remaining $124 million of outstanding First Lien Notes not tendered, on November 23, 2012.
See Note 11, “Debt-Energy," to our supplemental combined financial statements for further discussion regarding CVR's credit facilities, including the Amended and Restated ABL Credit Facility.
CVR Refining and CVR Partners have a distribution policy in which they will generally distribute all of their available cash each quarter, within 60 days after the end of each quarter. CVR Refining's distributions began with the quarter ended March 31, 2013 and have been adjusted to exclude the period prior to the CVR Refining IPO from January 1, 2013 through January 22, 2013 (the period preceding the closing of the CVR Refining IPO). The distributions will be made to all common unitholders. CVR currently holds approximately 71% and 53% of CVR Refining's and CVR Partner's common units outstanding, respectively. The amount of each distribution will be determined pursuant to each general partner's calculation of available cash for the applicable quarter. The general partner of each partnership, as a non-economic interest holder, is not entitled to receive cash distributions. As a result of each general partner's distribution policy, funds held by CVR Refining and CVR Partners will not be available for CVR's use, and CVR as a unitholder will receive its applicable percentage of the distribution of funds within 60 days, respectively, following each quarter. CVR Refining and CVR Partners do not have a legal obligation to pay distributions and there is no guarantee that they will pay any distributions on the units in any quarter.

On January 24, 2013, the board of directors of CVR adopted a quarterly cash dividend policy. Subject to declaration by its board of directors, CVR's quarterly dividend is expected to be $0.75 per share, or $3.00 per share on annualized basis, which CVR began paying in the second quarter of 2013. Additionally, CVR declared and paid two special cash dividends during the six months during ended June 30, 2013. CVR paid an aggregate total of approximately $1.1 billion in dividends, or $12.75 per share, during the six months ended June 30, 2013, of which $908 million was paid to us.
CVR divides the petroleum business and the nitrogen fertilizer business' capital spending needs into two categories: maintenance and growth. Maintenance capital spending includes only non-discretionary maintenance projects and projects required to comply with environmental, health and safety regulations. CVR undertakes discretionary capital spending based on the expected return on incremental capital employed. Discretionary capital projects generally involve an expansion of existing capacity, improvement in product yields, and/or a reduction in direct operating expenses. Major scheduled turnaround expenses are expensed when incurred.
CVR estimates that the total capital spending for the year ending December 31, 2013 to be approximately $283 million consisting of (i) petroleum business total capital expenditure (excluding turnaround expenditures) of $232 million, (ii) nitrogen fertilizer business total capital expenditures (excluding turnaround expenditures) of $49 million and (iii) other of $2 million.
The Wynnewood refinery completed a turnaround maintenance in the fourth quarter of 2012, incurring approximately $102 million of expenses for the period May 5, 2012 through December 31, 2012. During the fourth quarter of 2012, the nitrogen fertilizer facility's completed a previously scheduled major biennial turnaround, incurring approximately $5 million of expenses for the period May 5, 2012 through December 31, 2012.
The petroleum business and the nitrogen fertilizer business' estimated capital expenditures are subject to change due to unanticipated increases in the cost, scope and completion time for our capital projects. For example, CVR may experience increases in labor or equipment costs necessary to comply with government regulations or to complete projects that sustain or improve the profitability of the refineries or nitrogen fertilizer plant. Capital spending for the Nitrogen Fertilizer Partnership's nitrogen fertilizer business has been and will be determined by the board of directors of its general partner. Capital spending for the Refining Partnership's petroleum business will be determined by the board of directors of its general partner.
The UAN expansion, which provides the nitrogen fertilizer business with the flexibility to upgrade all of its ammonia production to UAN, was completed in February and is scheduled to be at full operating rates in March 2013. Inclusive of capital spent prior to the Nitrogen Fertilizer Partnership IPO, CVR anticipate that the total capital spend associated with the UAN expansion will approximate $130 million, excluding capitalized interest. For the period May 5, 2012 through December 31, 2012, approximately $41 million was spent for the UAN expansion. In January 2013, the nitrogen fertilizer business completed the UAN terminal project at an estimated cost of approximately $2 million. The UAN terminal project included the construction of a two million gallon UAN storage tank and related truck and rail car load-out facilities located in Phillipsburg, Kansas, to enable it to distribute up to approximately 20,000 tons of UAN fertilizer annually. The property that this terminal was constructed on is owned by a subsidiary of the Refining Partnership, Coffeyville Resources Terminal, LLC, who operates the terminal.
CVR believes that its cash flows from operations and existing cash and cash equivalents and improvements in its working capital, together with borrowings under its existing credit facilities as necessary, will be sufficient to satisfy the anticipated cash requirements associated with our existing operations for at least the next twelve months. However, its future capital expenditures and other cash requirements could be higher than CVR currently expects as a result of various factors. Additionally, CVR's ability to generate sufficient cash from its operating activities depends on its future performance, which is subject to general economic, political, financial, competitive, and other factors beyond its control. Depending on the needs of CVR's business contractual limitations and market conditions, it may from time to time seek to use equity securities, incur additional debt, modify the terms of our existing debt, issue debt securities, or otherwise refinance our existing debt. There can be no assurance that CVR will seek to do any of the foregoing or that it will be able to do any of the foregoing on terms acceptable to it or at all.
Gaming
Tropicana's cash flows are and will continue to be affected by a variety of factors, many of which are outside of its control, including regulatory restrictions, competition and other general business conditions. In March 2012, Tropicana repaid the Exit Facility with a portion of the proceeds from the New Term Loan Facility as discussed below. We believe that Tropicana will have sufficient liquidity through a combination of available cash, credit facilities and cash flow from its properties to fund its cash requirements and capital expenditures for its normal operating activities.

Part of Tropicana's overall strategy includes consideration of expansion opportunities in new gaming jurisdictions, underserved markets and acquisition and other strategic opportunities that may arise periodically. Tropicana may require additional funds in order to execute on such strategic growth, and may incur additional debt or issue additional equity to finance any such transactions. We cannot assure you that Tropicana will be able to incur such debt or issue any such additional equity on acceptable terms or at all.
In March 2012, Tropicana entered into credit facilities (the "Credit Facilities"), which consist of (i) a senior secured first lien term loan facility in an aggregate principal amount of $175 million, issued at a discount of 2% (the "New Term Loan Facility") and (ii) a cash collateralized letter of credit facility in a maximum aggregate amount of $15 million (the "Letter of Credit Facility"). Commencing on June 30, 2012, the New Term Loan Facility requires quarterly principal payments of 0.25% of the original principal amount with any remaining outstanding amounts due on the maturity date, March 16, 2018. The New Term Loan Facility is secured by substantially all of Tropicana's assets and is guaranteed by all of its domestic subsidiaries.
At the election of Tropicana and subject to certain conditions, the amount available under the New Term Loan Facility may be increased by up to $75 million, which increased amount may be comprised of additional term loans and up to $20 million of revolving loans. The Letter of Credit Facility provides for the issuance of letters of credit with an aggregate stated amount of up to $15 million, through a termination date of March 16, 2017. The letters of credit issued under the Letter of Credit Facility will be secured by cash collateral in an amount no less than 103% of the face amounts of such letters of credit.
The obligations under the New Term Loan Facility bear interest, at Tropicana's election, at an annual rate equal to either: (i) the sum of (a) the Adjusted LIBOR Rate (as defined in the New Term Loan Facility) (subject to a 1.50% floor); plus (b) a margin of 6.00%; or (ii) the sum of: (a) the alternate base rate, which is equal to the greatest of: (1) the corporate base rate of UBS AG, Stamford Branch; (2) the Federal Funds Effective Rate (as defined in the New Term Loan Facility) plus 0.50%; or (3) the Adjusted LIBOR Rate (as defined in the New Term Loan Facility) for one month plus 1.00% (all subject to a 2.50% floor); plus (b) a margin of 5.00%; such that, in either case, the applicable interest rate shall not be less than 7.50%.  An additional 2% default rate also applies in certain instances described in the New Term Loan Facility. As of December 31, 2012, the interest rate was 7.5%.
A portion of the net proceeds from the New Term Loan Facility was used to repay in full the amounts outstanding under the Exit Facility, as discussed below, which totaled $108 million in repaid principal, accrued and unpaid interest and the applicable prepayment penalty, of which $58 million was eliminated in consolidation due to the fact that we had owned a portion of the Exit Facility. In addition, the Revolving Facility was terminated when the Exit Facility was repaid in full. Our Gaming segment recognized a $2 million loss on extinguishment of debt which includes a $1 million prepayment penalty and a $1 million write-off of unamortized debt issuance costs and discounts for 2012.
Material cash requirements for Tropicana for 2013 are expected to include (i) principal and interest payments related to its New Term Facility of $15 million, (ii) maintenance capital expenditures expected to be between $30 million and $40 million, and (iii) growth capital expenditures to be approximately $10 million.
Railcar
Our Railcar segment plans to increase its railcar lease fleet in 2013 to meet customer demand for leased railcars that have been ordered. Capital expenditures for 2013 are expected to be approximately $375 million to $400 million for the purchase of additional railcars for our Railcar segment's lease fleet.
In addition, in April 2013, AEP Leasing entered into the ACF Agreement with ACF whereby AEP Leasing will purchase 1,050 railcars from ACF in 2013 and 2014 for an aggregate purchase price of approximately $150 million. Additionally, AEP Leasing has an option to purchase an additional 500 railcars in 2013 and 2014 for an aggregate additional purchase price of approximately $70 million.
Home Fashion
On October 15, 2012, upon the expiration of a certain senior secured revolving credit facility of WPH, WPH entered into a new letter of credit facility, or the LC Facility, with a nationally recognized bank ("LC Issuer").  This one-year LC Facility has a $10 million credit line.  Issuance of letters of credit under the LC Facility is subject to 0.50% annual fee on the outstanding face amount of the letters of credit issued under the LC Facility, which face amount as of December 31, 2012 was approximately $6 million.  Obligations under the LC Facility are secured by a cash collateral account pledged by WPH to LC Issuer.  The LC Facility does not contain any financial covenants.  WPH has determined that its liquidity needs are sufficiently covered by existing and projected cash resources for the foreseeable future.   In the future, WPH may explore other financing options as circumstances warrant.

Critical Accounting Policies and Estimates
Our significant accounting policies are described in Note 2, “Summary of Significant Accounting Policies,” to the supplemental combined financial statements. Our supplemental combined financial statements have been prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Among others, estimates are used when accounting for valuation of investments and pension expense. Estimates used in determining fair value measurements include, but are not limited to, expected future cash flow assumptions, market rate assumptions for contractual obligations, actuarial assumptions for benefit plans, settlement plans for litigation and contingencies, and appropriate discount rates. Estimates and assumptions are evaluated on an ongoing basis and are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates.
We believe the following accounting policies are critical to our business operations and the understanding of results of operations and affect the more significant judgments and estimates used in the preparation of our supplemental combined financial statements.
Consolidation
Our supplemental combined financial statements include the accounts of (i) Icahn Enterprises and (ii) the wholly and majority owned subsidiaries of Icahn Enterprises, in addition to those entities in which we have a controlling interest as a general partner interest or in which we are the primary beneficiary of a variable interest entity, or VIE. In evaluating whether we have a controlling financial interest in entities in which we would consolidate, we consider the following: (1) for voting interest entities, we consolidate these entities in which we own a majority of the voting interests; (2) for VIEs of which we are considered the primary beneficiary of such entities (see Note 2, "Summary of Significant Accounting Policies-Adoption of New Accounting Standards," and Note 6, “Investments and Related Matters-Investment,” for further discussion regarding the accounting and reporting of our VIEs); and (3) for limited partnership entities that are not considered VIEs, we consolidate these entities if we are the general partner of such entities and for which no substantive kick-out rights (the rights underlying the limited partners' ability to dissolve the limited partnership or otherwise remove the general partners are collectively referred to as “kick-out” rights) or participating rights exist. All material intercompany accounts and transactions have been eliminated in consolidation.
Except for our Investment segment, for those investments in which we own 50% or less but greater than 20%, we account for such investments using the equity method, while investments in affiliates of 20% or less are accounted for under the cost method.
The analysis as to whether to consolidate an entity is subject to a significant amount of judgment. Some of the criteria considered include the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders, the relation of the equity holders to each other and a determination of the primary beneficiary in entities in which we have a variable interest. These analyses involve estimates, probability weighting of subjectively determined cash flows scenarios and other estimates based on the assumptions of management.
As a result of returning fee-paying capital to its investors on March 31, 2011 as discussed elsewhere in this Report, each of the Investment Funds no longer meets the criteria of an investment company as set forth in FASB ASC Paragraph 946-10-15-2, Financial Services-Investment Companies; therefore, the application of FASB ASC Section 946-810-45, Financial Services-Investment Companies, is no longer applicable effective March 31, 2011. This change has no material effect on our supplemental combined financial statements as the Investment Funds would account for its investments as trading securities pursuant to FASB ASC Topic 320, Investments-Debt and Equity Securities, effective March 31, 2011. For those investments that fall outside the scope of FASB ASC Topic 320 or would otherwise have required the Investment Funds to account for under the equity method, the Investment Funds apply the fair value option to such investments. See Note 6, "Investments and Related Matters-Investment," to our supplemental combined financial statements for further discussion regarding this reconsideration event and its consolidation impact.
Revenue Recognition
Investment

Effective April 1, 2011, the results of our Investment segment are primarily driven by the performance of the Investment Funds and our interests therein; the General Partners will no longer receive special profits interest allocations or incentive allocations. Prior to March 31, 2011, income from our Investment segment was principally derived from three sources: (1) special profits interest allocations; (2) incentive allocations; and (3) gains and losses from our interests in the Investment Funds.
Prior to March 31, 2011, incentive allocations generally ranged from 15% to 25% of the net profits (both realized and unrealized) generated by the Investment Funds and were generally subject to a “high watermark” (whereby the General Partners did not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods were recovered). In general, these allocations had been calculated and distributed to the General Partners annually other than incentive allocations earned as a result of investor redemption events during interim periods. For the period January 1, 2008 through March 31, 2011, the Investment Fund Limited Partnership Agreements provided that the applicable General Partner was eligible to receive a special profits interest allocation at the end of each calendar year from each applicable fee-paying capital account maintained at the Investment Fund. Special profits interest allocations ranged from 1.5% to 2.5% per annum and were allocated to the General Partners to the extent the Investment Funds had sufficient profits to cover such amounts.
The General Partners waived the special profits interest allocations and incentive allocations for our interest in the Investment Funds and Mr. Icahn's direct and indirect holdings and, in their sole discretion, waived such fees with respect to any investor that is an affiliate, employee or relative of Mr. Icahn or his affiliates, or for any other investor. All of the special profits interest allocations and incentive allocations, if any, from certain consolidated entities are eliminated in consolidation; however, our share of the net income from the Investment Funds includes the amount of these eliminated allocations.
Railcar
Revenues from railcar sales are recognized following completion of manufacturing, inspection, customer acceptance and title transfer, which is when the risk for any damage or loss with respect to the railcars passes to the customer. Revenues from railcar leasing are recognized on a straight-line basis per terms of the lease. If railcars are sold under an operating lease that is less than one year old, the proceeds from the railcars sold that were on lease will be shown on a gross basis in revenues and cost of revenues at the time of sale. Sales of railcars on operating leases that have been on lease for more than one year are recognized as a net gain or loss from the disposal of the long-term asset as a component of earnings from operations. Revenues from railcar and industrial components are recorded at the time of product shipment, in accordance with ARI's contractual terms. Revenues from railcar maintenance services are recognized upon completion and shipment of railcars from our plants. ARI does not currently bundle railcar service contracts with new railcar sales. Revenues from fleet management, engineering and field services are recognized as performed.
Revenues related to consulting type contracts are accounted for under the proportional performance method. Profits expected to be realized on these contracts are based on the total contract revenues and costs based on the estimate of the percentage of project completion. Revenues recognized in excess of amounts billed are recorded to unbilled revenues and included in other assets on the consolidated balance sheets. Billings in excess of revenues recognized on in-progress contracts are recorded to unbilled costs and included in accrued expenses and other liabilities on the consolidated balance sheets. These estimates are reviewed and revised periodically throughout the term of the contracts and any adjustments are recorded on a cumulative basis in the period the revisions are made.
Valuation of Investments
The fair value of our investments, including securities sold, not yet purchased, is based on observable market prices when available. Securities owned by the Investment Funds that are listed on a securities exchange are valued at their last sales price on the primary securities exchange on which such securities are traded on such date. Securities that are not listed on any exchange but are traded over-the-counter are valued at the mean between the last “bid” and “ask” price for such security on such date. Securities and other instruments for which market quotes are not readily available are valued at fair value as determined in good faith by the applicable general partner. For some investments little market activity may exist; management's determination of fair value is then based on the best information available in the circumstances and may incorporate management's own assumptions and involves a significant degree of management's judgment.
Impairment of Long-Lived Assets and Goodwill
Long-lived assets held and used by our various operating segments and long-lived assets to be disposed of are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases and reduced production capacity, indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset an impairment loss is recognized.
Measurement of an impairment loss for long-lived assets that we expect to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
Definite-lived assets held by our various segments are periodically reviewed for impairment indicators. If impairment indicators exist, we perform the required analysis and record an impairment charge as required by applicable U.S. GAAP.
Indefinite-lived intangible assets, such as goodwill and trademarks, held by our various segments are reviewed for impairment annually, or more frequently if impairment indicators exist. Goodwill impairment testing involves a two-step process. Step 1 compares the fair value of our reporting units to their carrying values. If the fair value of the reporting unit exceeds its carrying value, no further analysis is necessary. The reporting unit fair value is based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved. If the carrying amount of the reporting unit exceeds its fair value, Step 2 must be completed to quantify the amount of impairment. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss, equal to the difference, is recognized.
Automotive
During the first half of 2012, Federal-Mogul was organized into four business units (Powertrain Energy ("PTE"), Powertrain Sealing and Bearings ("PTSB"), Vehicle Safety and Protection ("VSP") and Global Aftermarket). These four business units represented our reporting units for our goodwill impairment analysis for our Automotive segment for the periods prior and during the second quarter of 2012. During the second quarter of 2012, Federal-Mogul's board of directors approved a restructuring plan to reduce or eliminate capacity at several high cost VSP facilities and transfer production to lower cost locations. As a result, we determined that this restructuring plan indicated that an impairment may have existed in one of our Automotive reporting units, VSP, which had a balance of $720 million of goodwill allocated to it as of June 30, 2012. In assessing whether we had an impairment in our VSP reporting unit, we considered certain trends of businesses comprising our VSP reporting unit, along with other quantitative and qualitative factors, and concluded that this restructuring event did not result in a goodwill impairment charge during the second quarter of 2012 for our VSP reporting unit.
During the third quarter of 2012, the board of directors of Federal-Mogul decided to segment Federal-Mogul's operating businesses into two business units, Powertrain and Vehicle Component Solutions ("VCS"). Powertrain will focus primarily on the manufacture and sale of powertrain products to original equipment manufacturers while VCS will consist of Federal-Mogul's global aftermarket as well as its brake, chassis and wipers businesses. Federal-Mogul has initiated several actions in connection with the creation of the two business units, including the hiring of a new Chief Executive Officer for the VCS group and the identification of facilities that will be managed by each business group.
As a result of the reorganization of Federal-Mogul's operating businesses into two business units as of September 1, 2012, the reporting units for our Automotive segment have also been reorganized accordingly and now consist of Powertrain and VCS. As a result of this reorganization, we were required to reassign our Automotive segment's existing goodwill balances to the new reporting units utilizing a relative fair value allocation approach in accordance with FASB ASC Topic 350. With the assistance of a third-party appraiser, we allocated $504 million and $638 million of goodwill based on their fair values as of September 1, 2012 to the Powertrain and VCS reporting units, respectively. In addition, we evaluated the potential for goodwill impairment resulting from the reorganization of reporting units. In assessing whether we had an impairment in either of our Powertrain or VCS reporting units as a result of the reorganization, we considered certain trends of businesses comprising our Powertrain and VCS reporting units, along with other quantitative and qualitative factors, and concluded that the business reorganization did not result in a goodwill impairment charge during the third quarter of 2012.
Reporting unit fair values are based upon consideration of various valuation methodologies, one of which is projecting future cash flows discounted at rates commensurate with the risks involved (“Discounted Cash Flow” or “DCF”). Assumptions used in a DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans and for years beyond that plan, the estimates are based on assumed growth rates. We believe that our assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in a DCF are based on estimates of the weighted-average cost of capital (“WACC”) of a market participant. Such estimates are derived from our analysis of peer companies and consider the industry weighted average return on debt and equity from a market participant perspective.
In our annual goodwill impairment analysis for our Automotive segment as of October 1, 2012, we note that our Automotive segment's VCS reporting unit's fair value exceeded its carrying value by less than 1%, and accordingly is deemed to be at risk of failing “Step 1” of a goodwill impairment analysis. Because our Automotive segment's VCS reporting unit's fair value exceeded its carrying value by such a small margin, we believe that it was prudent to perform a "Step 2" goodwill impairment analysis for our Automotive segment's VCS reporting unit. "Step 2" calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in "Step 1". The implied fair value of goodwill determined in "Step 2" is compared to the carrying value of goodwill. The implied fair value of goodwill for "Step 2" for the VCS reporting unit exceeded its net book value by approximately 4% as of October 1, 2012. We finalized "Step 2" goodwill impairment assessment for the VCS reporting unit during the first quarter of 2013 and concluded that no goodwill impairment existed.
Based upon certain impairment indicators related to our Automotive segment's friction business during the second quarter of 2012, including lower than expected profits and cash flows due to continued lower aftermarket volumes, further product mix shifts and pressure on margins, our Automotive segment performed a trademarks and brand names impairment analysis in accordance with the subsequent measurement provisions of FASB ASC Topic 350. As a result of this impairment analysis, we recorded an impairment charge of $13 million during the second quarter of 2012. In addition, in conjunction with our goodwill impairment test that was precipitated by the reorganization as of September 1, 2012, as discussed above, we also performed a trademarks and brand names impairment analysis in accordance with FASB ASC 350, Intangibles-Goodwill and other, as of September 1, 2012. Our impairment analyses compare the fair values of these assets to the related carrying values, and impairment charges are recorded for any excess of carrying values over fair values. These fair values are based upon the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets. Based upon these analyses, our Automotive segment recognized a $46 million impairment charge for year ended December 31, 2012.
Based upon the results of the annual trademarks and brand names impairment analysis for our Automotive segment, the net trademarks and brand names carrying value of $232 million as of December 31, 2012 equals it fair value. All of our Automotive segment's trademarks and brand names are associated with its aftermarket sales and are further broken down by product line. The primary, and most sensitive, input utilized in determining the fair values of trademarks and brand names is aftermarket sales by product line. We performed a sensitivity analysis for our Automotive segment on its trademarks and brand names and determined that a one percentage point decrease in its projected future sales growth rates within each aftermarket product line would result in a $16 million impairment.
Energy
We are currently performing the annual goodwill impairment test for our Energy segment which will be finalized during the third quarter of 2013. Any goodwill impairment charge that results from this annual impairment test for our Energy segment will be recorded in the third quarter of 2013.
Other Segments
We perform the annual goodwill impairment test as of March 1 of each year for our Railcar segment. For purposes of goodwill impairment testing, our Railcar segment's manufacturing reporting unit is the only reporting unit with allocated goodwill. We assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is greater than its carrying amount. If, however, we had determined that it was more likely than not that the fair value of the reporting unit was less than its carrying amount, then we would perform the first step of the two-step goodwill impairment test. In evaluating whether it is more likely than not that the fair value of the reporting unit is greater than its carrying amount, we considered various qualitative and quantitative factors, including macroeconomic conditions, railcar industry trends and the fact that our railcar manufacturing reporting unit has historical positive operating cash flows that we anticipate will continue. After assessing these factors, we determined that it was more likely than not the fair value of our railcar manufacturing reporting unit was greater than its carrying amount, and therefore no further testing was necessary.
Our Metals segment performed its annual impairment review of indefinite-lived intangible assets in the fourth quarter of 2012. Because of the downturn in the scrap metals industry in 2012, along with continued challenging market conditions in the metals industry, our Metals segment determined that all of its goodwill and trade name intangible assets were impaired. As a result, our Metals segment recorded an impairment charge of $18 million in 2012.

Our Home Fashion segment recognized a $11 million impairment charge for year ended December 31, 2012 related to certain property, plant and equipment. We determined the fair value of property, plant and equipment by applying probability weighted, expected present value techniques to the estimated future cash flows using assumptions a market participant would utilize.
Commitments and Contingencies - Litigation
On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we make estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.
Environmental Matters
Due to the nature of certain of our operations, we may be subject to environmental remediation claims. Certain of our operations are subject to federal, state, local and foreign environmental laws and regulations concerning discharges to the air, soil, surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste materials and hazardous substances. Certain of our operations are also subject to other federal, state, local and foreign laws and regulations including those that require them to remove or mitigate the effects of the disposal or release of certain materials at various sites. While it is typically very difficult to determine the timing and ultimate outcome of such actions, if any, management uses its best judgment to determine if it is probable that it will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, management makes estimates of the amount of insurance recoveries, if any. Certain of our operations accrue a liability when their management believes a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that have previously been made.
It is impossible to predict precisely what effect these laws and regulations will have on our operations in the future. Compliance with environmental laws and regulations may result in, among other things, capital expenditures, costs and liabilities. Management believes, based on past experience and its best assessment of future events, that these environmental liabilities and costs will be assessed and paid over an extended period of time. Management believes that recorded environmental liabilities will be adequate to cover estimated liability for exposure in respect to such matters. In the event that such liabilities were to significantly exceed the amounts recorded, our results of operations could be materially affected.
Pension Plans and Other Post-employment Benefit Plans
Federal-Mogul sponsors defined benefit pension plans (“Pension Benefits”) and post-employment health care and life insurance benefits (“Other Post-employment Benefits” or “OPEB”) for certain employees and retirees around the world. Using appropriate actuarial methods and assumptions, Federal-Mogul's defined benefit pension plans and post-employment benefits other than pensions are accounted for in accordance with FASB ASC Topic 715, Compensation - Retirement Benefits (“FASB ASC 715”).
Actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods. Therefore, assumptions used to calculate benefit obligations as of the end of a fiscal year directly impact the expense to be recognized in future periods. The primary assumptions affecting Federal-Mogul's accounting for employee benefits as of December 31, 2012 are as follows:

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Long-term rate of return on plan assets: The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. While the development of the long-term rate of return on assets gives appropriate consideration to recent fund performance and historical returns, the assumption is designed to approximate a long-term prospective rate. The expected long-term rate of return used to calculate net periodic pension cost is 7.60% for U.S. plans and a weighted average of 5.27% for non-U.S. plans.

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Discount rate: The discount rate reflects the effective yield on high quality fixed income securities available in the marketplace as of the measurement date to settle pension and post-employment benefit obligations. In determining its pension and other benefit obligations, Federal-Mogul used a discount rate of 3.70% for its U.S. pension plans, a weighted average discount rate of 2.99% for its non-U.S. pension plans and a discount rate of 3.60% for its post-employment benefit obligations.

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Health care cost trend: For post-employment health care plan accounting, Federal-Mogul reviews external data and Federal-Mogul specific historical trends for health care costs to determine the health care cost trend rate. The assumed health care cost trend rate used to measure next year's post-employment health care benefits is 7.25% declining to an ultimate trend rate of 5.0% in 2018. The assumed drug cost trend rate used to measure next year's post-employment health care benefits is 8.38% declining to an ultimate trend rate of 5.00% in 2018.

The following table illustrates the sensitivity to a change in certain assumptions for projected benefit obligations (“PBO”), associated expense and other comprehensive loss (“OCL”). The changes in these assumptions have no impact on Federal-Mogul's funding requirements.

	Pension Benefits						Other Post-Employment Benefits
	United States Plans			Non-U.S. Plans
	Change in 2012 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2013 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2012 Pension Expense	Change in PBO
	(in millions)
25 bp decrease in discount rate	$—	$35	$(35)	$1	$15	$(15)	$—	$9
25 bp increase in discount rate	—	(34)	34	(1)	(14)	14	—	(9)
25 bp decrease in return on assets rate	2	—	—	—	—	—	—	—
25 bp increase in return on assets rate	(2)	—	—	—	—	—	—	—
The assumed health care trend rate has a significant impact on the amounts reported for non-pension plans. The following table illustrates the sensitivity to a change in the assumed health care trend rate:

	Total Service and Interest Cost	APBO
	(in millions)
100 bp increase in health care trend rate	$1	$27
100 bp decrease in health care trend rate	(1)	(23)

Asset Retirement Obligations
Federal-Mogul records asset retirement obligations, or ARO, in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations. Federal-Mogul's primary ARO activities relate to the removal of hazardous building materials at its facilities. Federal-Mogul records an ARO at fair value upon initial recognition when the amounts can be reasonably estimated, typically upon the expectation that an operating site may be closed or sold. Federal-Mogul has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold. In connection with these sites, Federal-Mogul has accrued $29 million and $22 million as of December 31, 2012 and 2011, respectively, for ARO, primarily related to anticipated costs of removing hazardous building materials, and has considered impairment issues that may result from capitalization of ARO.

In determining whether the fair value of ARO can reasonably be estimated, Federal-Mogul must determine if the obligation can be assessed in relation to the acquisition price of the related asset or if an active market exists to transfer the obligation. If the obligation cannot be assessed in connection with an acquisition price and if no market exists for the transfer of the obligation, Federal-Mogul must determine if it has sufficient information upon which to estimate the obligation using expected present value techniques. This determination requires Federal-Mogul to estimate the range of settlement dates and the potential methods of settlement, and then to assign the probabilities to the various potential settlement dates and methods.
Federal-Mogul has conditional asset retirement obligations, or CARO, primarily related to removal costs of hazardous materials in buildings, for which it believes reasonable cost estimates cannot be made at this time because Federal-Mogul does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, Federal-Mogul is currently unable to determine amounts to accrue for CARO at such sites. If new information were to become available whereby Federal-Mogul could make reasonable probability assessments for these CARO, the amount accrued for ARO could change significantly, which could materially impact our Automotive segment's statement of operations and/or financial position. Settlements of ARO in the near-future at amounts other than Federal-Mogul's best estimates as of December 31, 2012 also could materially impact our Automotive segment's future results of operations and financial condition.
Income Taxes
Except as described below, no provision has been made for federal, state, local or foreign income taxes on the results of operations generated by partnership activities as such taxes are the responsibility of the partners. Our corporate subsidiaries account for their income taxes under the asset and liability method.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Federal-Mogul and Viskase did not record taxes on its undistributed earnings of $719 million and $62 million, respectively, at December 31, 2012, since these earnings are considered to be permanently reinvested. If at some future date, these earnings cease to be permanently reinvested, Federal-Mogul and Viskase may be subject to U.S. income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.
Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is still needed. In 2012, 2011 and 2010, we concluded, based on the projections of taxable income, that certain of our corporate subsidiaries more likely than not will realize a partial benefit from their deferred tax assets and loss carry forwards. Ultimate realization of the deferred tax assets is dependent upon, among other factors, our corporate subsidiaries' ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.
Derivative Instruments
Energy
Our Energy segment uses futures contracts, options and forward contracts primarily to reduce exposure to changes in crude oil prices, finished goods product prices and interest rates to provide economic hedges of inventory positions and anticipated interest payments on long-term debt. Although our Energy segment's management considers these derivatives economic hedges, our other derivative instruments do not qualify as hedges for hedge accounting purposes under ASC Topic 815, Derivatives and Hedging, and accordingly are recorded at fair value in the balance sheet. Changes in the fair value of these derivative instruments are recorded into earnings as a component of other income (expense) in the period of change. The estimated fair values of forward and swap contracts are based on quoted market prices and assumptions for the estimated forward yield curves of related commodities in periods when quoted market prices are unavailable.
Recently Issued Accounting Standards Updates
In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income. This ASU requires an entity to provide information about amounts reclassified out of accumulated other comprehensive income by component. The guidance is effective prospectively for interim and annual periods beginning after December 15, 2012. We adopted these additional disclosure requirements effective January 1, 2013.
In February 2013, the FASB issued ASU No. 2013-04, which amends FASB ASC Topic 405, Liabilities. This ASU requires the measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of (1) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and (2) any additional amount the reporting entity expects to pay on behalf of its co-obligors. This guidance also requires the disclosure of the nature and amount of the obligation as well as other information about those obligations. The guidance is effective for interim and annual periods beginning after December 15, 2013. We anticipate that the adoption of this guidance will not have a material impact on our supplemental combined financial position, results of operations and cash flows.
In March 2013, the FASB issued ASU No. 2013-05, which amends FASB ASC Topic 830, Foreign Currency Matters. This ASU resolves the accounting for certain foreign currency matters with respect to the release of cumulative translation adjustment into net income within a foreign entity under certain circumstances. This ASU is effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. This ASU should be applied prospectively to derecognition events occurring after the effective date. Early adoption is permitted provided that if the entity early adopts this guidance, it applies it as of the beginning of the entity's fiscal year of adoption. The adoption of this ASU will not have a material impact on our supplemental combined financial position, results of operations or cash flows.
In June 2013, the FASB issued ASU No. 2013-08, which amends FASB ASC Topic 940, Financial Services - Investment Companies. This ASU clarifies the characteristics of an investment company, and provides comprehensive guidance for assessing whether an entity is an investment company. This ASU is effective for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. Earlier adoption is prohibited. The adoption of this ASU will not have any impact on our supplemental combined financial position, results of operations or cash flows.
In July 2013, the FASB issued ASU No. 2013-11, which amends FASB ASC Topic 740, Income Taxes. This ASU requires that unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operation loss carryforward, a similar tax loss, or a tax credit carryforward, except in certain cases. This ASU is effective for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. Earlier adoption is permitted. The adoption of this ASU will not have any impact on our supplemental combined financial position, results of operations or cash flows.

Forward-Looking Statements
Statements included in “Management's Discussion and Analysis of Financial Condition and Results of Operations” which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or by Public Law 104-67.
Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that may cause actual results to differ materially from trends, plans, or expectations set forth in the forward-looking statements. These risks and uncertainties may include the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2012.